     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1994


                                                       REGISTRATION NO. 33-52995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
             (Exact name of registrant as specified in its charter)

           MARYLAND                         6798                 52-6053341
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                            8401 CONNECTICUT AVENUE
                          CHEVY CHASE, MARYLAND 20815
                                 (301) 986-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                             STEPHEN R. HALPIN, JR.
                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            8401 CONNECTICUT AVENUE
                          CHEVY CHASE, MARYLAND 20815
                                 (301) 986-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                               Richard J. Parrino
                       Shaw, Pittman, Potts & Trowbridge
                              2300 N Street, N.W.
                             Washington, D.C. 20037
                                 (202) 663-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------


    If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                             CROSS REFERENCE SHEET
               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
                           LOCATION IN PROSPECTUS OF
                               ITEMS OF FORM S-4
                 ---------------------------------------------------------------

 A.        INFORMATION ABOUT THE TRANSACTION
 1.        Forepart of the Registration Statement
            and Outside Front Cover Page of
            Prospectus.............................  Facing Page of Registration Statement; Cross
                                                      Reference Sheet; Outside Front and Inside
                                                      Front Cover Pages of Prospectus
 2.        Inside Front and Outside Back Cover
            Pages of Prospectus....................  Inside Front Cover Pages of Prospectus;
                                                      Outside Back Cover Page of Prospectus
 3.        Risk Factors, Ratio of Earnings to Fixed
            Charges, and Other Information.........  Summary; Risk Factors and Other
                                                      Considerations
 4.        Terms of the Transaction................  The Exchange Offer; Description of the Notes;
                                                      Certain Federal Income Tax Considerations
 5.        Pro Forma Financial Information.........  Not Applicable
 6.        Material Contacts with the Company Being
            Acquired...............................  Not Applicable
 7.        Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters..............  Plan of Distribution
 8.        Interests of Named Experts and Counsel..  Legal Matters
 9.        Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities............................  Not Applicable
 B.        INFORMATION ABOUT THE REGISTRANT
10.        Information with Respect to
            S-3 Registrants........................  Not Applicable
11.        Incorporation of Certain Information by
            Reference..............................  Not Applicable
12.        Information with respect to S-2 or S-3
            Registrants............................  Not Applicable
13.        Incorporation of Certain Information by
            Reference..............................  Not Applicable
14.        Information with Respect to Registrants
            other Than S-3 or S-2 Registrants......  Summary; Capitalization; Management's
                                                      Discussion and Analysis of Financial
                                                      Condition and Results of Operations;
                                                      Business; Description of the Notes; Index to
                                                      Consolidated Financial Statements

 C.        INFORMATION ABOUT THE COMPANY TO BE ACQUIRED
15.        Information With Respect to
            S-3 Companies..........................  Not Applicable
16.        Information With Respect to S-2 or S-3
            Companies..............................  Not Applicable
17.        Information With Respect to Companies
            Other Than S-3 or S-2 Companies........  Not Applicable
 D.        VOTING AND MANAGEMENT INFORMATION
18.        Information if Proxies, Consents or
            Authorizations Are to Be Solicited.....  Not Applicable
19.        Information if Proxies, Consents or
            Authorizations Are Not to Be Solicited
            or in an Exchange Offer................  Trustees and Executive Officers; Executive
                                                      Compensation; Related Party Transactions

PROSPECTUS

                               OFFER TO EXCHANGE

                 11 5/8% SERIES B SENIOR SECURED NOTES DUE 2002
                                      FOR
                                ALL OUTSTANDING
                     11 5/8% SENIOR SECURED NOTES DUE 2002
                  ($175,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                       OF
                             B.F. SAUL REAL ESTATE
                                INVESTMENT TRUST
                                ---------------


                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                   ON THURSDAY, JUNE 2, 1994, UNLESS EXTENDED

                            ------------------------

    B.F. Saul Real Estate Investment Trust (the "Trust") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 11 5/8% Series B Senior Secured Notes due 2002 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus constitutes a part, for each $1,000 principal amount of the Trust's outstanding 11 5/8% Senior Secured Notes due 2002 (the "Old Notes"), of which $175,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The New Notes and the Old Notes are collectively referred to herein as the "Notes."


    Upon the terms and subject to the conditions of the Exchange Offer, the Trust will accept for exchange any and all Old Notes that are validly tendered prior to the Expiration Date, which will be 5:00 p.m., New York City time, on June 2, 1994, unless and until the Trust extends the period of time during which the Exchange Offer is open, in which case the Expiration Date will be the latest time and date to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Trust and to the terms and provisions of the Registration Rights Agreement (as defined). Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Trust has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."



    The New Notes will be obligations of the Trust entitled to the benefits of the Indenture (as defined) relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Following the completion of the Exchange Offer, none of the Notes will be entitled to contingent increases in the interest rates provided for in the Registration Rights Agreement. See "The Exchange Offer."


    SEE "RISK FACTORS AND OTHER CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO AN INVESTMENT IN THE NEW NOTES.


    The New Notes will bear interest from March 30, 1994 at a rate of 11 5/8%. Interest on the New Notes is payable semiannually on April 1 and October 1 of each year, commencing on October 1, 1994. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes, and holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 30, 1994 to the date of issuance of the New Notes.


                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
     SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 1994.

    The Trust's ability to pay interest on the Notes will depend in significant part on its receipt of payments from Chevy Chase Bank, F.S.B. ("Chevy Chase" or the "Bank"), 80% of the common stock of which is owned by the Trust. See "Risk Factors and Other Considerations -- Ability to Pay Principal and Interest on the Notes," "-- Restrictions on Dividends From the Bank" and "-- Considerations Relating to Tax Sharing Agreement." The Notes will mature on April 1, 2002. On or after April 1, 1998, the Notes will be redeemable at any time at the option of the Trust, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. See "Description of the Notes -- Optional Redemption." In addition, upon the occurrence of a Change of Control Triggering Event (as defined), each Holder (as defined) of the Notes may require the Trust to repurchase all or a portion of such Holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes -- Certain Covenants -- Change of Control Triggering Event."



    The Old Notes are, and the new Notes will be, secured, general obligations of the Trust ranking PARI PASSU with all other unsubordinated obligations of the Trust. The Old Notes are, and the New Notes will be, secured by a first priority perfected security interest in 80% (8,000 shares) of the issued and outstanding common stock of the Bank (the "Pledged Bank Stock") and by certain other assets of the Trust, as described herein. See "Risk Factors and Other Considerations -- Regulatory Considerations Affecting Enforcement of Remedies Following an Event of Default." There currently is no public market for the Bank's common stock. The Trust may substitute $25,000 of cash or U.S. Government Securities (as defined) for each share of Pledged Bank Stock (adjusted for stock splits and combinations), provided the Notes are secured at all times by at least 66 2/3% of the issued and outstanding shares of both Voting Stock (as defined) and common stock of the Bank. In addition, the Old Notes are, and the New Notes will be, secured by collateral (the "Liquidity Maintenance Collateral") consisting of cash, U.S. Government Securities, Certificates of Deposit (as defined) or Margin Securities (as defined) in an account (the "Liquidity Maintenance Account") with the Trustee. At the time of issuance of the Old Notes, the Collateral Value (as defined) of the Liquidity Maintenance Collateral was $25.8 million, which equalled the sum of (a) one year's interest payments on the Old Notes and (b) one year's estimated interest payments on the amount of Retail Notes (as defined) then outstanding. Each calendar quarter thereafter, the then current Collateral Value of the Liquidity Maintenance Collateral will be recalculated and, in addition, the required Collateral Value of the Liquidity Maintenance Collateral will be recalculated based on the estimated amount of one year's interest payments on the amount of then outstanding Notes and Retail Notes. If the required Collateral Value exceeds such current Collateral Value, the Trust will be required to make an additional deposit into the Liquidity Maintenance Account to remedy such deficit. See "Description of the Notes -- Security." The Old Notes are, and the New Notes will be, effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of subsidiaries of the Trust. At December 31, 1993, on a PRO FORMA basis after giving effect to the sale of the Old Notes, and the application of the net proceeds therefrom, the aggregate amount of indebtedness of the Trust would have been $347.3 million and the aggregate amount of indebtedness of subsidiaries of the Trust (other than the Bank and its subsidiaries) would have been $61.5 million. See "Capitalization."



    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Trust believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Trust for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Trust within the meaning of Rule 405 under the Securities Act), except as described in the following paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its
                                                        (CONTINUED ON NEXT PAGE)
ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Trust that such conditions have been met.



    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such New Notes. The Trust has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."


    The Trust believes that none of the registered holders of the Old Notes is an "affiliate" of the Trust within the meaning of Rule 405 under the Securities Act.

    Prior to the Exchange Offer, there has been no public market for the Notes. The Trust does not intend to list the New Notes on any securities exchange or to seek approval for quotation of the New Notes through any automated quotation system. The Trust has been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc., as the initial purchasers of the Old Notes (the "Initial Purchasers"), that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, neither such entity is obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors and Other Considerations -- Absence of a Public Market for the Notes."


    The Trust will not receive any proceeds from the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer.



    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE TRUST ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                    SUMMARY

    THIS SUMMARY, INCLUDING THE SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA, IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT DEFINED THEREIN HAVE THE MEANINGS ASCRIBED TO SUCH TERMS ELSEWHERE IN THIS PROSPECTUS.

    THE TRUST HAS PREPARED ITS FINANCIAL STATEMENTS AND OTHER DISCLOSURES ON A FULLY CONSOLIDATED BASIS. THE TERM "TRUST" AS USED IN THIS PROSPECTUS GENERALLY REFERS TO THE COMBINED ENTITY, WHICH INCLUDES B.F. SAUL REAL ESTATE INVESTMENT TRUST AND ITS SUBSIDIARIES, INCLUDING CHEVY CHASE BANK, F.S.B. ("CHEVY CHASE" OR THE "BANK") AND THE BANK'S SUBSIDIARIES. "REAL ESTATE TRUST" REFERS TO B.F. SAUL REAL ESTATE INVESTMENT TRUST AND ITS SUBSIDIARIES, EXCLUDING CHEVY CHASE AND CHEVY CHASE'S SUBSIDIARIES. THE OPERATIONS CONDUCTED BY THE REAL ESTATE TRUST ARE DESIGNATED AS "REAL ESTATE," WHILE THE BUSINESS CONDUCTED BY THE BANK AND ITS SUBSIDIARIES IS IDENTIFIED BY THE TERM "BANKING."

                                   THE TRUST

    The Trust has been engaged since 1964 in the ownership and development of income-producing properties. The Trust owns 80% of the issued and outstanding common stock of Chevy Chase, whose assets accounted for 95.3% of the Trust's consolidated assets at December 31, 1993. The Trust is subject to federal regulation as a thrift holding company by virtue of its ownership of a majority interest in Chevy Chase. See "Business -- Real Estate -- Holding Company Regulation." The Trust will pledge all of the common stock of the Bank which it currently owns as security for the Notes. See "Description of the Notes -- Security." The Trust's ability to pay interest on the Notes will depend in significant part on its receipt of payments from the Bank. See "Risk Factors and Other Considerations -- Ability to Pay Principal and Interest on the Notes."

    The family of B. Francis Saul II, the Trust's Chairman and Chief Executive Officer, has played a prominent role in the development and management of real estate in the Washington, D.C. area for over 100 years. The Real Estate Trust's long-term objectives are to increase cash flow from operations and to maximize capital appreciation of its real estate. The properties owned by the Real Estate Trust are located predominantly in the Mid-Atlantic and Southeastern regions of the United States and consist principally of office and industrial properties, hotels and undeveloped land parcels. The Trust terminated its status as a qualified real estate investment trust for federal income tax purposes in 1978 and is now taxable as a corporation.

    In August 1993, the Real Estate Trust consummated a series of transactions in which it transferred its 22 shopping center properties and one of its office properties and the debt associated with such properties to a newly organized limited partnership, Saul Holdings Limited Partnership ("Saul Holdings Partnership"), and one of two newly organized subsidiary limited partnerships of Saul Holdings Partnership. In exchange for the transferred properties, the Real Estate Trust received securities representing a 21.5% limited partnership interest in Saul Holdings Partnership, which it holds directly and through wholly-owned subsidiaries. Saul Centers, Inc. ("Saul Centers"), a newly organized, publicly held real estate investment trust, received a 73.0% general partnership interest in Saul Holdings Partnership in exchange for the contribution of approximately $220.7 million to Saul Holdings Partnership. The Real Estate Trust's limited partnership interest represents 3,495,713 partnership units in Saul Holdings Partnership. Beginning in August 1996, the partnership units are convertible, on a one-for-one basis, into shares of Saul Centers common stock, which are traded on the New York Stock Exchange under the symbol "BFS." Saul Centers, which is the sole general partner of Saul Holdings Partnership and each of the two subsidiary limited partnerships, generally has full, exclusive and complete responsibility and discretion in the management and control of each such partnership. B. Francis Saul II serves as Chairman of the Board of Directors and Chief Executive Officer of Saul Centers. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership" for a further discussion of this investment and certain tax considerations relating thereto.

    The principal offices of the Trust are located at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815, and the Trust's telephone number is (301) 986-6000.

                                  CHEVY CHASE

    Chevy Chase is a federally chartered and federally insured stock savings bank which at December 31, 1993 was conducting business from 76 full-service offices and 300 automated teller machines ("ATMs") in Maryland, Virginia and the District of Columbia. The Bank, which is headquartered in Montgomery County,
Maryland, a suburban community of Washington, D.C., also maintains 18 loan production offices in Maryland and Virginia which are operated by a wholly-owned mortgage banking subsidiary. At December 31, 1993, the Bank had total assets of $5.1 billion, total deposits of $3.9 billion and stockholders' equity of $293.0 million. Based on total consolidated assets at December 31, 1993, Chevy Chase is the largest savings institution operating primarily in the Washington, D.C. metropolitan area and is also the largest savings institution headquartered in Maryland.

    The Bank's tangible, core (or leverage) and total risk-based regulatory capital ratios at December 31, 1993 were 4.55%, 5.30% and 11.56%, respectively, compared to the regulatory requirements of 1.5%, 3.0% and 8.0%, respectively. At December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based regulatory capital ratios of 5.30%, 6.88% and 11.56%, respectively, were sufficient for the Bank to meet the standards of 5.0%, 6.0% and 10.0%, respectively, for classification as "well capitalized" under the "prompt corrective action" regulations of the Office of Thrift Supervision (the "OTS"), the Bank's primary regulator. On a fully phased-in basis at December 31, 1993, the Bank was in compliance with all of its regulatory capital requirements and the Bank's regulatory capital ratios would meet the ratios established for
"adequately capitalized" institutions under the prompt corrective action regulations. See "Risk Factors and Other Considerations -- Regulatory Considerations Affecting Chevy Chase."

    Chevy Chase is a consumer-oriented retail bank offering a wide range of products and services. The Bank has emphasized consumer lending programs that it believes contribute to market share growth in its local markets by attracting new depositors, promoting a high degree of customer loyalty and brand awareness and providing opportunities to cross-market other products of the Bank. At March 31, 1993, according to industry statistics, the Bank, which entered the credit card business in June 1985, was the third largest thrift issuer of credit cards in terms of outstanding receivables, including receivables owned by the Bank and receivables securitized, sold and serviced by the Bank (both types of receivables collectively referred to herein as "managed" receivables). At December 31, 1993, Chevy Chase had $1.7 billion of managed credit card receivables and approximately 890,000 cards in circulation. See "Risk Factors and Other Considerations -- Risks of Credit Card Lending by Chevy Chase." The Bank's portfolio of other consumer loans, including automobile loans, overdraft lines of credit and unsecured loans, totaled $191.7 million at December 31, 1993.

    The Bank is currently expanding the retail origination network of its mortgage banking subsidiary. Residential single-family loan originations in the three months ended December 31, 1993 and in fiscal 1993 totaled $540.4 million and $1.4 billion, respectively. In addition, at December 31, 1993, Chevy Chase serviced approximately $3.2 billion of mortgage loans for its own portfolio as well as for third-party investors. The Bank increased its servicing portfolio by purchasing the rights to service $1.2 billion and $333.1 million of mortgage loans during fiscal 1993 and fiscal 1992, respectively. During fiscal 1993, 1992 and 1991, the Bank sold the rights to service $552.2 million, $255.7 million and $1.0 billion, respectively, of mortgage loans.

    Chevy Chase was the first major Washington, D.C. metropolitan area financial institution to offer revolving home equity credit line loans, and currently is the leading originator of home equity credit lines in its primary market area. The Bank's home equity credit line loan provides revolving credit secured principally by a second mortgage on the borrower's home. At December 31, 1993, the Bank had $552.0 million of managed home equity credit line receivables and approximately 20,000 individual credit lines totaling $1.1 billion in available credit.

    Retail consumer deposits constitute the Bank's primary source of funds for its lending and other business operations. Chevy Chase has developed its branch network in furtherance of its corporate strategy to solidify its relationships with existing customers, achieve a broader retail base to support future growth and improve its ability to compete with other depository institutions in the Washington, D.C. metropolitan area. With 34 of its 76 branches located in Montgomery County, which has one of the nation's highest per capita incomes, the Bank ranks second in market share of deposits in that community. Fourteen of the Bank's branches are located in Prince George's County, Maryland, the Bank's second largest source of funds, where Chevy Chase ranks third in deposit share behind two of the area's leading commercial banks. The Bank's branch network also includes locations in Northern Virginia (18 branches), other Maryland counties (eight branches) and the District of Columbia (two branches). In addition to locations at deposit branch sites, the Bank's network of 300 ATMs includes locations bearing Chevy Chase's name and logo in shopping malls, museums, family entertainment and sports parks, and 106 stores operated by Safeway Inc., a national grocery chain.

    Chevy Chase has accessed the capital markets as an additional means of funding its operations and managing its capital ratios and asset growth. Since 1988, the Bank has securitized approximately $3.2 billion of credit card, home equity credit line and automobile loan receivables. At December 31, 1993, the Bank serviced $778.4 million, $444.0 million and $23.2 million of securitized credit card, home equity credit line and automobile loan receivables, respectively. Chevy Chase derives fee-based income from servicing these securitized portfolios.

    The deposits of Chevy Chase are insured by the Savings Association Insurance Fund (the "SAIF"), which is administered by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to comprehensive regulation, examination and supervision primarily by the OTS.

                               THE EXCHANGE OFFER


The Exchange Offer................  The  Trust  is  offering  to  exchange  $1,000 principal amount of New Notes for each $1,000 principal amount  of
                                    Old  Notes that  is properly tendered  and accepted. The
                                    Trust will  issue  the  New  Notes  promptly  after  the
                                    Expiration  Date.  As of  the  date of  this Prospectus,
                                    $175,000,000 aggregate principal amount of Old Notes  is
                                    outstanding. See "The Exchange Offer."

Resale of New Notes...............  Based   on  an  interpretation  by   the  staff  of  the
                                    Commission set  forth  in no-action  letters  issued  to
                                    third   parties,   including  "Exxon   Capital  Holdings
                                    Corporation" (available May 13, 1988), "Morgan Stanley &
                                    Co. Incorporated" (available  June 5,  1991), "Mary  Kay
                                    Cosmetics,  Inc." (available June 5, 1991) and "Warnaco,
                                    Inc." (available October 11,  1991), the Trust  believes
                                    that  New Notes issued pursuant to the Exchange Offer in
                                    exchange for Old Notes may be offered for resale, resold
                                    and otherwise transferred by  any holder thereof  (other
                                    than  (i) a  broker-dealer who purchased  such Old Notes
                                    directly from the Trust for resale pursuant to Rule 144A
                                    or any other  available exemption  under the  Securities
                                    Act or (ii) a person that is an "affiliate" of the Trust
                                    within  the  meaning of  Rule  405 under  the Securities
                                    Act), except as  described in  the following  paragraph,
                                    without  compliance with the registration and prospectus
                                    delivery provisions of the Securities Act, provided that
                                    the holder is  acquiring the New  Notes in its  ordinary
                                    course   of   business   and  has   no   arrangement  or
                                    understanding with  any  person to  participate  in  the
                                    distribution  of the  New Notes.  In the  event that the

                                    Trust's belief is inaccurate, holders of New Notes  that
                                    transfer  New  Notes  in  violation  of  the  prospectus
                                    delivery provisions of the Securities Act and without an
                                    exemption  from   registration  thereunder   may   incur
                                    liability  under the Securities Act.  The Trust does not
                                    assume or  indemnify  holders  against  such  liability,
                                    although  the  Trust  does  not  believe  that  any such
                                    liability should exist.

                                    Each broker-dealer that receives  New Notes for its  own
                                    account  pursuant to the Exchange  Offer in exchange for
                                    Old Notes that were acquired by such broker-dealer as  a
                                    result  of  market-making  activities  or  other trading
                                    activities must  acknowledge  that  it  will  deliver  a
                                    prospectus  in connection  with any  resale of  such New
                                    Notes. The  Letter  of  Transmittal states  that  by  so
                                    acknowledging   and  by   delivering  a   prospectus,  a
                                    broker-dealer will not be deemed to admit that it is  an
                                    "underwriter"  within the meaning of the Securities Act.
                                    This Prospectus, as  it may be  amended or  supplemented
                                    from  time to  time, may be  used by  a broker-dealer in
                                    connection with resales of such New Notes. The Trust has
                                    agreed  that,  for  a  period  of  180  days  after  the
                                    Expiration  Date,  it  will  make  this  Prospectus,  as
                                    amended or supplemented, available to any  broker-dealer
                                    for  use in connection with  any such resales. See "Plan
                                    of Distribution."

                                    This Exchange Offer is not  being made to, nor will  the
                                    Trust  accept surrenders  for exchange  from, holders of
                                    Old Notes  in any  jurisdiction in  which this  Exchange
                                    Offer   or  the  acceptance  thereof  would  not  be  in
                                    compliance with the securities or blue sky laws of  such
                                    jurisdiction.

Expiration Date...................  5:00  p.m., New York City time,  on June 2, 1994, unless and until the  Trust extends the  period of time  during
                                    which the Exchange Offer is open, in which case the term
                                    "Expiration  Date"  means the  latest  time and  date to
                                    which the Exchange Offer is extended. See "The  Exchange
                                    Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the New Notes
and the Old Notes.................  Interest  on the  New Notes  will accrue  from March 30,
                                    1994 at a rate  of 11 5/8%. Holders  of Old Notes  whose
                                    Old  Notes are accepted  for exchange will  be deemed to
                                    have waived the right to receive any payment in  respect
                                    of  interest on  such Old  Notes accrued  from March 30,
                                    1994 to  the date  of  the issuance  of the  New  Notes.
                                    Consequently,  holders who exchange  their Old Notes for
                                    New Notes  will receive  the  same interest  payment  on
                                    October  1, 1994  (the first interest  payment date with
                                    respect to the New Notes) that they would have  received
                                    had  they  not  accepted the  Exchange  Offer.  See "The
                                    Exchange Offer -- Interest on the New Notes."

Termination of the Exchange
Offer.............................  The  Trust  may  terminate  the  Exchange  Offer  if  it determines that (i) the Exchange Offer, or the making of
                                    any  exchange, would  violate any applicable  law or any
                                    interpretation of  applicable law  by the  staff of  the
                                    Commission or (ii) the Trust's

                                    ability  to  proceed with  the  Exchange Offer  could be
                                    materially impaired  due to  any pending  or  threatened
                                    legal  or  governmental  action  or  proceeding  or  the
                                    enactment of any law,  statute, rule or regulation.  The
                                    Trust does not expect any of the foregoing conditions to
                                    occur,  although  there  can be  no  assurances  in this
                                    regard. See "The Exchange Offer -- Termination."

Procedures for Tendering Old
Notes.............................  Each holder of Old Notes wishing to accept the  Exchange
                                    Offer  must  complete,  sign  and  date  the  Letter  of
                                    Transmittal, or a facsimile thereof, in accordance  with
                                    the  instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or such
                                    facsimile, together with the  Old Notes to be  exchanged
                                    and  any other required  documentation to Chemical Bank,
                                    as Exchange Agent, at the  address set forth herein  and
                                    therein  or effect a tender of Old Notes pursuant to the
                                    procedures  for  book-entry  transfer  as  provided  for
                                    herein.  By  executing the  Letter of  Transmittal, each
                                    holder will  represent to  the Trust  that, among  other
                                    things,  (i)  the  New Notes  acquired  pursuant  to the
                                    Exchange Offer are being obtained in the ordinary course
                                    of business  of the  person  receiving such  New  Notes,
                                    whether  or not such person  is the holder, (ii) neither
                                    the holder nor any such other person has any arrangement
                                    or understanding with any  person to participate in  the
                                    distribution  of such  New Notes  and (iii)  neither the
                                    holder nor any  such other person  is an "affiliate"  of
                                    the  Trust  within the  meaning  of Rule  405  under the
                                    Securities Act. See  "The Exchange  Offer --  Procedures
                                    for Tendering."

Special Procedures for Beneficial
Owners............................  Any  beneficial owner whose Old  Notes are registered in the name  of a  broker, dealer,  commercial bank,  trust
                                    company or other nominee and who wishes to tender in the
                                    Exchange  Offer  should contact  such  registered holder
                                    promptly and instruct such  registered holder to  tender
                                    on  behalf  of such  beneficial  owner. If  a beneficial
                                    owner  wishes  to  tender   on  its  own  behalf,   such
                                    beneficial owner must, prior to completing and executing
                                    the  Letter of Transmittal and delivering its Old Notes,
                                    either  make   appropriate  arrangements   to   register
                                    ownership  of  the Old  Notes in  such holder's  name or
                                    obtain  a  properly  completed   bond  power  from   the
                                    registered  holder. The transfer of record ownership may
                                    take considerable  time  and  may  not  be  able  to  be
                                    completed prior to the Expiration Date.

Guaranteed Delivery Procedures....  Holders  of Old Notes who wish to tender their Old Notes and (i) whose certificates  representing such Old  Notes
                                    are  not immediately available,  (ii) who cannot deliver
                                    their  Old  Notes,  a   properly  completed  Letter   of
                                    Transmittal  or  any  other  required  documents  to the
                                    Exchange Agent prior to the Expiration Date or (iii) who
                                    cannot complete the  procedures for book-entry  transfer
                                    on    a    timely   basis    may   tender    their   Old

                                    Notes according  to the  guaranteed delivery  procedures
                                    set  forth in "The Exchange Offer -- Guaranteed Delivery
                                    Procedures."

Withdrawal Rights.................  Tenders of Old Notes may be withdrawn at any time  prior to  the  Expiration  Date. See  "The  Exchange  Offer --
                                    Withdrawal of Tenders."

Acceptance of Old Notes and
Delivery of New Notes.............  Subject to certain  conditions (as  summarized above  in
                                    "Termination  of the Exchange  Offer" and described more
                                    fully in "The Exchange Offer -- Termination"), the Trust
                                    will accept for exchange any and all Old Notes which are
                                    properly tendered  in the  Exchange Offer  prior to  the
                                    Expiration  Date. The  New Notes issued  pursuant to the
                                    Exchange Offer will be delivered promptly following  the
                                    Expiration Date.

Certain Tax Considerations........  The   exchange  pursuant  to  the  Exchange  Offer  will
                                    generally not be a taxable event for federal income  tax
                                    purposes. See "Certain Federal Income Tax Considerations
                                    -- Exchange Offer."

Exchange Agent and Information
Agent.............................  Chemical   Bank  is  serving   as  exchange  agent  (the
                                    "Exchange   Agent")   and    information   agent    (the
                                    "Information  Agent")  in connection  with  the Exchange
                                    Offer. The  mailing address  of  the Exchange  Agent  is
                                    Chemical Bank, Reorganization Department, P.O. Box 3085,
                                    G.P.O. station, New York, New York 10116-3085, while the
                                    address of the Exchange Agent for hand deliveries or for
                                    deliveries  by  overnight courier  is Chemical  Bank, 55
                                    Water Street, Second  Floor -- Room  234, New York,  New
                                    York  10041,  Attention: Reorganization  Department. For
                                    information with  respect  to the  Exchange  Offer,  the
                                    telephone   number  for  the  Exchange  Agent  is  (800)
                                    648-8169 and the numbers for facsimile transmission (for
                                    Eligible Institutions only) are (212) 629-8015 and 8016.

Use of Proceeds...................  There will be no cash proceeds payable to the Trust from the issuance of the New  Notes pursuant to the  Exchange
                                    Offer.


                         SUMMARY OF TERMS OF THE NOTES


    The Exchange Offer applies to $175,000,000 aggregate principal amount of the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same indebtedness as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with the Old Notes. See "Description of the Notes -- General."


Maturity Date.....................  April 1, 2002.

Interest Payment Dates............  April 1  and  October  1 of  each  year,  commencing  on
                                    October 1, 1994.

Optional Redemption...............  The Old Notes are, and the New Notes will be, redeemable at  the option of the Trust, in  whole or in part, on or
                                    after April 1,

                                    1998,  at  the  redemption  prices  set  forth   herein,
                                    together  with accrued  and unpaid interest,  if any, to
                                    the redemption date.  See "Description of  the Notes  --
                                    Optional Redemption."

Change of Control Triggering
Event.............................  Upon  the occurrence  of a Change  of Control Triggering
                                    Event, each holder of the Notes may require the Trust to
                                    repurchase all or a portion of such holder's Notes at  a
                                    purchase  price in cash  equal to 101%  of the principal
                                    amount  thereof,  together   with  accrued  and   unpaid
                                    interest,  if  any,  to  the  date  of  repurchase.  See
                                    "Description of the Notes -- Certain Covenants -- Change
                                    of Control Triggering  Event." Failure of  the Trust  to
                                    repurchase such holder's Notes would constitute an Event
                                    of  Default. The Trust's ability to repurchase the Notes
                                    may be limited by the  amount of its available cash  and
                                    other  factors.  See  "Risk  Factors  and  Other Consid-
                                    erations -- Ability to Pay Principal and Interest on the
                                    Notes."

Mandatory Redemption..............  None.

Ranking...........................  The  Old  Notes  represent,  and  the  New  Notes   will
                                    represent,  secured,  general obligations  of  the Trust
                                    ranking  PARI  PASSU   with  all  other   unsubordinated
                                    obligations of the Trust. The Old Notes are, and the New
                                    Notes  will be, effectively subordinated to all existing
                                    and future liabilities, including indebtedness and trade
                                    payables, of subsidiaries of the Trust. At December  31,
                                    1993,  on a PRO  FORMA basis after  giving effect to the
                                    sale of the  Old Notes  and the application  of the  net
                                    proceeds therefrom, the aggregate amount of indebtedness
                                    of  the  Trust would  have been  $347.3 million  and the
                                    aggregate amount of indebtedness of the subsidiaries  of
                                    the  Trust (other  than the  Bank and  its subsidiaries)
                                    would have been $61.5 million. Under the Indenture,  the
                                    Trust  and  its  subsidiaries  will  be  able  to  incur
                                    additional indebtedness, including indebtedness  between
                                    the  Trust and its subsidiaries. See "Description of the
                                    Notes   --   Certain   Covenants   --   Limitation    on
                                    Indebtedness."  The New Notes will  rank PARI PASSU with
                                    the Old Notes if any  Old Notes remain outstanding  upon
                                    consummation of the Exchange Offer.

Security..........................  The Old Notes are, and the New Notes will be, secured by a  first  priority  perfected security  interest  in 80%
                                    (8,000 shares)  of  the issued  and  outstanding  common
                                    stock  of  the Bank  (the "Pledged  Bank Stock")  and by
                                    certain dividends, cash, instruments and other  property
                                    and  proceeds from time to  time received, receivable or
                                    otherwise distributed in respect  of or in exchange  for
                                    any  of the foregoing. So long as no Default or Event of
                                    Default has occurred  and is continuing,  the Trust  may
                                    substitute $25,000 of cash or U.S. Government Securities
                                    for each share of Pledged Bank Stock (adjusted for stock
                                    splits and combinations), provided the Notes are secured
                                    by at least 66 2/3% of the issued and outstanding shares
                                    of  both Voting Stock and common  stock of the Bank. The
                                    Trust will be required to deposit any such cash or  U.S.
                                    Government  Securities  that  are  substituted  for  the
                                    Pledged Bank Stock into a
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                                       10

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
                                    collateral account (the  "Collateral Account") with  the
                                    Trustee and, provided no Default or Event of Default has
                                    occurred  and  is  continuing  and  subject  to  certain
                                    restrictions, may direct the  Trustee to invest  amounts
                                    on  deposit in the Collateral Account in U.S. Government
                                    Securities or  Certificates  of Deposit.  The  Indenture
                                    does  not  restrict  the issuance  of  additional common
                                    stock by  the Bank,  but  the Trust  has agreed  in  the
                                    Indenture  that at  all times it  will be  the legal and
                                    beneficial owner of at least  66 2/3% of the issued  and
                                    outstanding shares of both Voting Stock and common stock
                                    of  the  Bank  and  that  the  Pledged  Bank  Stock will
                                    constitute at all times at  least 66 2/3% of the  issued
                                    and  outstanding shares of both  Voting Stock and common
                                    stock of the Bank.

Liquidity Maintenance
Requirement.......................  The Old  Notes also  are,  and the  New Notes  will  be, secured  by a first priority perfected security interest
                                    in cash,  U.S.  Government Securities,  Certificates  of
                                    Deposit or Margin Securities (the "Liquidity Maintenance
                                    Collateral")  in an  additional collateral  account (the
                                    "Liquidity Maintenance  Account") with  the Trustee.  At
                                    the  time of issuance  of the Old  Notes, the Collateral
                                    Value (as described below) of the Liquidity  Maintenance
                                    Collateral  was $25.8 million, which equalled the sum of
                                    (i) one year's  interest payments on  the Old Notes  and
                                    (ii)  one  year's  estimated  interest  payments  on the
                                    amount of  the Trust's  Retail Notes  then  outstanding.
                                    Each  calendar  quarter  thereafter,  the  then  current
                                    Collateral Value of the Liquidity Maintenance Collateral
                                    will be  recalculated  and, in  addition,  the  required
                                    Collateral Value of the Liquidity Maintenance Collateral
                                    will  be recalculated  based on the  estimated amount of
                                    one  year's   interest  payments   on  the   amount   of
                                    outstanding  Notes and Retail Notes. At the beginning of
                                    each calendar quarter, no more than 50% of the  required
                                    aggregate  Collateral Value of the Liquidity Maintenance
                                    Collateral may be represented  by Margin Securities  and
                                    the   current   Collateral   Value   of   all  Liquidity
                                    Maintenance Collateral must at least equal the  required
                                    amount thereof, as calculated for such calendar quarter.
                                    Any  excess  collateral  in  the  Liquidity  Maintenance
                                    Account will be returned to the Trust upon request,  and
                                    the Trust will be required to make an additional deposit
                                    into  the  Liquidity Maintenance  Account to  remedy any
                                    deficit. See "Description of the Notes -- Security."
                                    Provided no Default or Event of Default has occurred and
                                    is continuing and subject  to certain restrictions,  the
                                    Trust  may  require  the  Trustee  to  invest  Liquidity
                                    Maintenance Collateral  in U.S.  Government  Securities,
                                    Certificates  of  Deposit  and  Margin  Securities. Upon
                                    giving effect to any such  investment, no more than  50%
                                    of  the  required  aggregate  Collateral  Value  of  the
                                    Liquidity Maintenance Collateral  may be represented  by
                                    Margin  Securities and  the current  Collateral Value of
                                    all Liquidity Maintenance Collateral must at least equal
                                    the required  amount  thereof,  as  calculated  for  the
                                    current calendar quarter.
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                                       11

                                    The   Collateral  Value  of  the  Liquidity  Maintenance
                                    Collateral will equal, in the  case of cash, the  amount
                                    thereof,  in the case of  U.S. Government Securities and
                                    Certificates of Deposit,  the principal amount  thereof,
                                    and,  in  the case  of Margin  Securities, 50%  of their
                                    market value, determined as  provided in the  Indenture.
                                    Margin  Securities may include the  common stock of Saul
                                    Centers, an affiliate of the Trust.
                                    The Notes  may be  secured by  margin stock  within  the
                                    meaning  of the margin regulations (Regulations G, T and
                                    U) issued  by  the Board  of  Governors of  the  Federal
                                    Reserve  System. If  the Notes become  secured by margin
                                    stock, a purchaser of  Notes that is  a bank within  the
                                    meaning  of  Regulation  U  will  have  to  comply  with
                                    Regulation U and a purchaser of Notes other than a  bank
                                    subject to Regulation U or a broker or dealer subject to
                                    Regulation  T must  comply with  Regulation G, including
                                    the requirement that, if it  is purchasing Notes in  the
                                    ordinary  course  of  business  within  the  meaning  of
                                    Regulation G, it must  be registered under Regulation  G
                                    or become registered within 30 days after the end of any
                                    calendar  quarter during which (i)  the amount of credit
                                    extended  by  it  that   is  secured  by  margin   stock
                                    (including  the Notes)  equals $200,000 or  more or (ii)
                                    the amount of such credit extended by it (including  the
                                    Notes)  at any time during  such calendar quarter equals
                                    $500,000 or more. The purchase of the Old Notes did  not
                                    constitute  a  purpose  credit  within  the  meaning  of
                                    Regulation G,  T  or  U  and  was  not  subject  to  the
                                    collateral requirements of those Regulations.

Restrictive Covenants.............  The Indenture contains certain covenants, including, but not  limited to, covenants with respect to the following
                                    matters: (i) limitation on indebtedness; (ii) limitation
                                    on restricted payments; (iii) limitation on transactions
                                    with affiliates;  (iv) limitation  on asset  sales;  (v)
                                    restriction  on transfer of assets to subsidiaries; (vi)
                                    limitation on subsidiaries; (vii) limitation on dividend
                                    and other payment  restrictions affecting  subsidiaries;
                                    (viii)  limitation on issuances  and sales of subsidiary
                                    stock; (ix) required ownership of Bank common stock; (x)
                                    limitation on disposal of, or liens on, the  Collateral;
                                    (xi)  change  of  control  triggering  event;  and (xii)
                                    restrictions on merger, consolidation and sale of assets
                                    of the Trust. See "Description  of the Notes --  Certain
                                    Covenants"  and  "Description  of the  Notes  -- Merger,
                                    Consolidation or Sale of Assets."

Exchange Offer;
Registration Rights...............  In connection with the sale of the Old Notes, the  Trust agreed  in the Registration Rights Agreement to (i) file
                                    within 30 calendar days after  March 30, 1994, the  date
                                    of  original  issue  of the  Old  Notes,  a registration
                                    statement (the "Registration Statement") with respect to
                                    a registered  offer  to  exchange  the  Old  Notes  (the
                                    Exchange  Offer made hereby) for notes of the Trust with
                                    terms identical in all material respects to the terms of
                                    the Old Notes, (ii)  use its best  efforts to cause  the

                                    Registration  Statement to  become effective  within 160
                                    calendar days after  the date of  original issue of  the
                                    Old  Notes and (iii)  use its best  efforts to cause the
                                    Exchange Offer  to be  consummated within  190  calendar
                                    days  after the date of original issue of the Old Notes.
                                    The Trust  also  agreed  that, in  the  event  that  any
                                    changes in law or the applicable interpretations thereof
                                    by  the staff of the Commission  do not permit the Trust
                                    to effect the  Exchange Offer, if  for any other  reason
                                    the   Exchange  Offer  is  not  consummated  within  190
                                    calendar days after  the date of  original issue of  the
                                    Old   Notes,  if  any  holder  (other  than  an  Initial
                                    Purchaser)  is  not  eligible  to  participate  in   the
                                    Exchange  Offer or  upon the  request of  either Initial
                                    Purchaser (under certain circumstances), the Trust  will
                                    use  its best  efforts to  cause to  become effective as
                                    promptly as practicable  a shelf registration  statement
                                    with  respect to the resale of the Old Notes (the "Shelf
                                    Registration  Statement")   and   to  keep   the   Shelf
                                    Registration Statement effective until three years after
                                    the  effective date  thereof or for  such shorter period
                                    that will terminate when all of the Old Notes covered by
                                    the Shelf Registration Statement have been sold pursuant
                                    to the Shelf Registration Statement.

                                    The Trust agreed  in the  Registration Rights  Agreement
                                    that  the  interest rate  borne by  the Old  Notes would
                                    increase by an  additional one-half of  one percent  per
                                    annum  upon each of the following events: (i) failure of
                                    the  Registration  Statement  to   be  filed  with   the
                                    Commission   on  or  prior  to  the  30th  calendar  day
                                    following the date of original  issue of the Old  Notes,
                                    (ii)   failure  of  the  Registration  Statement  to  be
                                    declared effective on or prior to the 160th calendar day
                                    following the date of original issue of the Old Notes or
                                    (iii) failure of the Exchange Offer to be consummated or
                                    a Shelf Registration Statement  with respect to the  Old
                                    Notes  to be declared effective on or prior to the 190th
                                    calendar day following the date of original issue of the
                                    Old Notes. The  aggregate amount of  any such  increases
                                    from the original interest rate on the Old Notes may not
                                    exceed  1.5% per  annum. The Trust  further agreed that,
                                    upon (x) the filing of the Registration Statement in the
                                    case of clause (i) above,  (y) the effectiveness of  the
                                    Registration  Statement in the case of clause (ii) above
                                    or (z) the  consummation of  the Exchange  Offer or  the
                                    effectiveness  of a Shelf Registration Statement, as the
                                    case may  be, in  the case  of clause  (iii) above,  the
                                    interest  rate borne by the Old Notes from the date next
                                    succeeding the  date of  such filing,  effectiveness  or
                                    consummation,  as the case  may be, would  be reduced in
                                    each case by one-half of one percent per annum (but,  in
                                    any  event, not  below the  original interest  rate) and
                                    after the  Exchange  Offer  is consummated  or  a  Shelf
                                    Registration   Statement  is   declared  effective,  the
                                    interest rate borne by the Old Notes would be reduced to
                                    the original interest rate. The Registration  Statement,
                                    of  which this Prospectus is a  part, was filed on April
                                    6, 1994, within 30 calendar  days following the date  of
                                    original  issue  of  the  Old  Notes,  and  was declared
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                                       13

                                    effective by the  Commission on April  29, 1994,  within
                                    160  calendar days following the  date of original issue
                                    of the Old Notes, and  thus no increase in the  interest
                                    rate  borne by the Old Notes  has been made under clause
                                    (i) or clause (ii) above.

                                    Holders of any  Old Notes not  tendered in the  Exchange
                                    Offer  will not be entitled to require the Trust to file
                                    the Shelf Registration Statement, and the interest  rate
                                    on  such Old Notes  will remain at  the initial level of
                                    11 5/8%. Any Old Notes that remain outstanding after the
                                    consummation of the Exchange Offer and New Notes will be
                                    treated as  a  single  class  of  securities  under  the
                                    Indenture. See "Description of the Notes -- General."

Use of Proceeds...................  The  net proceeds to the Trust  from the sale of the Old
                                    Notes were estimated to be approximately $166.2  million
                                    after deduction of the amount of the Initial Purchasers'
                                    discount and estimated expenses payable by the Trust. Of
                                    this  amount,  the  Trust  applied  approximately  $83.0
                                    million to  repay certain  mortgage indebtedness  and  a
                                    working  capital  loan  of the  Real  Estate  Trust. Net
                                    proceeds in the amount  of $25.8 million were  deposited
                                    into  the Liquidity  Maintenance Account  to satisfy the
                                    initial liquidity maintenance  requirement with  respect
                                    to  the Notes. See "Description  of the Notes -- Securi-
                                    ty." The Trust will use the balance of the net  proceeds
                                    for  other general corporate purposes, which may include
                                    repayment of other mortgage indebtedness and acquisition
                                    of  income-producing   properties  and   certain   other
                                    investments. See "Use of Proceeds -- Sale of Old Notes."


                                  RISK FACTORS

    See "Risk Factors and Other Considerations" for a discussion of risk factors and other considerations relating to the Trust and an investment in the New Notes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


    The selected consolidated financial and other data of the Trust herein have been derived from the Consolidated Financial Statements of the Trust, which statements for the years ended September 30, 1993, 1992 and 1991 have been audited by Stoy, Malone & Company, P.C., independent public accountants, and for the three months ended December 31, 1993 by Arthur Andersen & Co., independent public accountants, as indicated by their reports with respect thereto which are included in this Prospectus. The Consolidated Financial Statements of the Trust for the three-month period ended December 31, 1992 are unaudited. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus. In the opinion of the management of the Trust, the amounts shown for the three months ended and as of December 31, 1992 include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the consolidated results for such period and as of such date. The results of operations for any interim period are not necessarily indicative of the results for an entire fiscal year.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                           FOR THE THREE MONTHS
                                                            ENDED DECEMBER 31,            FOR THE YEAR ENDED SEPTEMBER 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                    ---------------------  ------------------------------------------------
AND OTHER DATA)                                            1993 (1)     1992      1993 (1)    1992      1991      1990      1989
- ---------------------------------------------------------  --------  -----------  --------  --------  --------  --------  --------
                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
REAL ESTATE:
Revenues.................................................  $ 14,854  $   24,250   $ 93,245  $100,179  $102,013  $104,299  $ 99,076
Operating expenses.......................................   (25,671)    (30,673 ) (137,256) (127,936) (142,144) (143,504) (136,216)
Equity in earnings (losses) of partnership investments...       725      --           (668)     (208)     (212)      (57)     (155)
Gain (loss) on sales of property.........................     --           (539 )      184      (546)   20,308     --        1,370
                                                           --------  -----------  --------  --------  --------  --------  --------
Real estate operating loss...............................   (10,092)     (6,962 )  (44,495)  (28,511)  (20,035)  (39,262)  (35,925)
                                                           --------  -----------  --------  --------  --------  --------  --------
BANKING:
Interest income..........................................    81,656      92,144    348,814   403,033   487,572   503,507   500,998
Interest expense.........................................    42,220      44,988    167,518   214,761   325,711   361,418   361,636
                                                           --------  -----------  --------  --------  --------  --------  --------
Net interest income......................................    39,436      47,156    181,296   188,272   161,861   142,089   139,362
Provision for loan losses................................   (12,095)    (27,754 )  (62,513)  (89,062) (147,141)  (78,300)  (70,331)
                                                           --------  -----------  --------  --------  --------  --------  --------
Net interest income after provision for loan losses......    27,341      19,402    118,783    99,210    14,720    63,789    69,031
                                                           --------  -----------  --------  --------  --------  --------  --------
Other income:
  Credit card, loan servicing and deposit service fees...    27,405      24,968     91,063    92,291   105,441   134,166   102,775
  Earnings (loss) on real estate held for investment.....      (284)    (19,601 )  (12,722)  (50,649)  (47,495)  (53,290)    9,490
  Gain on sales of assets................................     3,298      12,664     40,270    44,259    81,927    99,028    42,520
  Gain on sales of mortgage servicing rights.............     2,572       1,724      4,828     3,750     9,137     --        --
  Other..................................................     2,338       1,803      7,314    10,766    12,133     9,725     8,025
                                                           --------  -----------  --------  --------  --------  --------  --------
Total other income.......................................    35,329      21,558    130,753   100,417   161,143   189,629   162,810
                                                           --------  -----------  --------  --------  --------  --------  --------
Operating expenses.......................................    56,675      39,694    185,687   156,218   181,975   200,367   181,736
                                                           --------  -----------  --------  --------  --------  --------  --------
Banking operating income (loss)..........................     5,995       1,266     63,849    43,409    (6,112)   53,051    50,105
                                                           --------  -----------  --------  --------  --------  --------  --------
TOTAL COMPANY:
Operating income (loss) before income taxes,
 extraordinary items, cumulative effect of change in
 accounting principle, and minority interest.............    (4,097)     (5,696 )   19,354    14,898   (26,147)   13,789    14,180
Provision for income taxes...............................      (708)        232     11,703     7,385     3,225    13,698    18,918
                                                           --------  -----------  --------  --------  --------  --------  --------
Income (loss) before extraordinary items, cumulative
 effect of change in accounting principle and minority
 interest................................................    (3,389)     (5,928 )    7,651     7,513   (29,372)       91    (4,738)
Extraordinary items:
  Adjustment for tax benefit of net operating loss
   carryforwards.........................................     --         --          7,738     3,817     --        --        6,192
  Loss on early extinguishment of debt, net of taxes.....    (6,333)     --          --         (132)    --        --           (6)
                                                           --------  -----------  --------  --------  --------  --------  --------
Income (loss) before cumulative effect of change in
 accounting principle and minority interest..............    (9,722)     (5,928 )   15,389    11,198   (29,372)       91     1,448
Cumulative effect of change in accounting principle......    36,260      --          --        --        --        --        --
                                                           --------  -----------  --------  --------  --------  --------  --------
Income (loss) before minority interest...................    26,538      (5,928 )   15,389    11,198   (29,372)       91     1,448
Minority interest held by affiliates.....................      (505)       (118 )   (6,582)   (5,261)    2,113    (6,013)   (7,484)
Minority interest -- other...............................    (2,438)     --         (4,334)    --        --        --        --
                                                           --------  -----------  --------  --------  --------  --------  --------
Total company net income (loss)..........................  $ 23,595  $   (6,046 ) $  4,473  $  5,937  $(27,259) $ (5,922) $ (6,036)
                                                           --------  -----------  --------  --------  --------  --------  --------
                                                           --------  -----------  --------  --------  --------  --------  --------
Net income (loss) available to common shareholders.......  $ 22,240  $   (7,401 ) $   (947) $    517  $(32,679) $ (7,277) $ (6,036)
                                                           --------  -----------  --------  --------  --------  --------  --------
                                                           --------  -----------  --------  --------  --------  --------  --------
Net income (loss) per common share:
 Income (loss) before extraordinary items, cumulative
 effect of change in accounting principle and minority
 interest................................................  $  (0.98) $    (1.51 ) $   0.46  $   0.43  $  (7.21) $  (0.26) $  (0.98)
Extraordinary items:
  Adjustment for tax benefit of net operating loss
   carryforwards.........................................     --         --           1.60      0.79     --        --         1.28
  Loss on early extinguishment of debt, net of taxes.....     (1.31)     --          --        (0.03)    --        --        --
                                                           --------  -----------  --------  --------  --------  --------  --------
Income (loss) before cumulative effect of change in
 accounting principle and minority interest..............     (2.29)      (1.51 )     2.06      1.19     (7.21)    (0.26)     0.30
Cumulative effect of change in accounting principle......      7.51      --          --        --        --        --        --
                                                           --------  -----------  --------  --------  --------  --------  --------
Income (loss) before minority interest...................      5.22       (1.51 )     2.06      1.19     (7.21)    (0.26)     0.30
Minority interest held by affiliates.....................     (0.10)      (0.02 )    (1.36)    (1.08)     0.44     (1.25)    (1.55)
Minority interest -- other...............................     (0.51)     --          (0.90)    --        --        --        --
                                                           --------  -----------  --------  --------  --------  --------  --------
Total company net income (loss)..........................  $   4.61  $    (1.53 ) $  (0.20) $   0.11  $  (6.77) $  (1.51) $  (1.25)
                                                           --------  -----------  --------  --------  --------  --------  --------
                                                           --------  -----------  --------  --------  --------  --------  --------

- ------------------------------
(1) On August 26, 1993, the Real Estate Trust transferred its 22 shopping center properties and one office property to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership in exchange for securities representing a 21.5% limited partnership interest in Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul
     Holdings Limited Partnership" and Note 2 to the Consolidated Financial Statements in this Prospectus.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                               AT OR FOR THE THREE
                                              MONTHS ENDED DECEMBER
                                                       31,                       AT OR FOR THE YEAR ENDED SEPTEMBER 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND  -----------------------  ------------------------------------------------------------
OTHER DATA)                                   1993 (1)      1992       1993 (1)      1992         1991         1990        1989
- -------------------------------------------  ----------  -----------  ----------  -----------  -----------  ----------  ----------
                                                         (UNAUDITED)
BALANCE SHEET DATA:
Assets:
Real estate assets.........................  $  254,840  $  358,059   $  220,556  $   334,378  $   346,088  $  370,564  $  366,688
  Income-producing properties, net.........     159,964     255,794      162,356      254,700      261,822     271,073     264,851
  Land parcels.............................      38,416      49,780       38,411       50,981       56,353      58,900      54,877
Banking assets.............................   5,130,599   4,736,653    4,872,771    4,998,756    4,821,407   5,219,018   4,753,667
Total company assets.......................   5,385,439   5,094,712    5,093,327    5,333,134    5,167,495   5,589,582   5,120,355
Liabilities:
Real estate liabilities....................     452,766     528,405      450,153      522,760      505,793     538,577     509,458
  Mortgage notes payable...................     264,914     431,619      264,776      429,968      350,693     369,134     347,919
  Notes payable -- unsecured...............      39,887      47,758       38,661       50,417       86,532     108,512     113,513
  Bank borrowings..........................      --          --           --          --            38,273      36,645      25,594
Banking liabilities........................   4,891,173   4,622,049    4,634,001    4,885,189    4,747,715   5,106,446   4,659,915
Redeemable preferred stock.................      --          25,000       --          --           --           --          --
Minority interest held by affiliates.......      36,646      28,031       34,495       27,912       22,651      24,764      18,750
Minority interest -- other.................      74,307      --           74,307      --           --           --          --
Total company liabilities..................   5,454,892   5,203,485    5,192,956    5,435,861    5,276,159   5,669,787   5,188,123
Shareholders' deficit......................     (69,453)   (108,773 )    (99,629)    (102,727)    (108,664)    (80,205)    (67,768)
OTHER DATA:
Hotels:
  Number of hotels.........................           9           9            9            9            9           9           8
  Number of guest rooms....................       2,415       2,409        2,409        2,356        2,400       2,418       2,289
  Average occupancy........................         57%         56%          63%          68%          63%         66%         65%
  Average room rate........................  $    53.95  $    54.78   $    54.90  $     54.02  $     56.54  $    57.88  $    58.72
Shopping centers:
  Number of properties.....................         N/A          23          N/A           23           23          23          21
  Leasable area (square feet)..............         N/A   4,408,000          N/A    4,408,000    4,416,000   4,809,000   4,707,000
  Average occupancy........................         N/A         95%          N/A          95%          95%         95%         94%
Office properties:
  Number of properties.....................           9          10            9           10           10          10           8
  Leasable area (square feet)..............   1,365,000   1,537,000    1,365,000    1,537,000    1,537,000   1,537,000   1,362,000
  Average occupancy........................         80%         83%          77%          81%          89%         90%         90%
Land parcels
  Number of parcels........................          10          10           10           12           12          13          12
  Total acreage............................         433         433          433        1,496        9,529       9,535       9,476

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                 FOR THE THREE MONTHS
                                                  ENDED DECEMBER 31,                 FOR THE YEAR ENDED SEPTEMBER 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND     ----------------------  ----------------------------------------------------------
OTHER DATA)                                     1993 (1)      1992       1993 (1)      1992         1991        1990       1989
- ----------------------------------------------  ---------  -----------  ----------  -----------  -----------  ---------  ---------
                                                           (UNAUDITED)
CASH FLOW DATA:
Net cash flows provided by (used in) operating
 activities:
  Real estate.................................  $  (5,795) $    4,709   $   (3,149) $      (884) $   (16,374) $ (17,381) $ (19,956)
  Banking.....................................     78,497     395,338    1,157,157    1,043,648    1,521,024   (296,840)    59,196
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
  Total Company...............................     72,702     400,047    1,154,008    1,042,764    1,504,650   (314,221)    39,240
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
Net cash flows provided by (used in) investing
 activities:
  Real estate.................................       (919)     (3,567 )     (2,999)      (1,333)      25,731    (11,409)   (14,443)
  Banking.....................................   (289,695)   (101,935 )   (898,649)  (1,241,043)  (1,183,033)   (16,611)  (697,227)
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
  Total Company...............................   (290,614)   (105,502 )   (901,648)  (1,242,376)  (1,157,302)   (28,020)  (711,670)
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
Net cash flows provided by (used in) financing
 activities:
  Real estate.................................      1,087      (1,584 )      3,230          169      (41,709)    12,016     32,206
  Banking.....................................    249,283    (261,051 )   (190,850)     157,183     (348,624)   413,957    554,758
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
  Total Company...............................    250,370    (262,635 )   (187,620)     157,352     (390,333)   425,973    586,964
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................  $  32,458  $   31,910   $   64,740  $   (42,260) $   (42,985) $  83,732  $ (85,466)
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
CASH FLOW -- INDENTURE (2):
a. Real estate operating loss.................  $ (10,092) $   (6,962 ) $  (44,495) $   (28,511) $   (20,035) $ (39,262) $ (35,925)
b. Depreciation and amortization expense......      2,554       3,769       15,486       15,098       17,556     16,919     17,151
c. Interest expense...........................      9,764      12,835       50,470       51,326       57,382     59,703     56,641
d. Equity in losses of partnership
   investments................................     --          --              668          208          212         57        155
e. Equity in earnings of partnership
   investments................................       (725)     --           --          --           --          --         --
f. Losses on sales of property................     --             539       --              546      --          --         --
g. Gains on sales of property.................     --          --             (184)     --           (20,308)    --         (1,370)
h. Non-cash charges...........................      1,380      --           13,104      --           --          --         --
i. Non-cash gains.............................     --          --           --          --           --          --         --
j. Cash distributions received from
   partnership investments (3)................        524      --           --          --           --          --         --
k. Tax sharing payments paid by the Bank to
   the Trust..................................      4,585      --            5,000      --            29,600     20,800     --
l. Dividends paid by the Bank to the Trust....     --          --           --          --           --          --         --
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
Cash Flow -- Indenture (2)....................  $   7,990  $   10,181   $   40,049  $    38,667  $    64,407  $  58,217  $  36,652
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
RECONCILIATION OF CASH FLOW FROM OPERATING
 ACTIVITIES TO CASH FLOW -- INDENTURE (2):
Cash flow from operating activities...........  $  (5,795) $    4,709   $   (3,149) $      (884) $   (16,374) $ (17,381) $ (19,956)
Tax sharing payments from the Bank............      4,585      --            5,000      --            29,600     20,800     --
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
  Subtotal....................................     (1,210)      4,709        1,851         (884)      13,226      3,419    (19,956)
Interest expense..............................      9,764      12,835       50,470       51,326       57,382     59,703     56,641
Cash distributions from partnerships (3)......        524      --           --          --           --          --         --
Decrease (increase) in accounts receivable and
 accrued income...............................        858          24          (98)      (2,906)       1,380     (5,645)    (2,447)
Increase (decrease) in accounts payable and
 accrued expenses.............................      1,319      (2,238 )     (7,047)     (11,594)      (5,700)        42     (2,728)
Cash payments for taxes.......................          8           3          346           32           58         38         37
Other.........................................     (3,273)     (5,152 )     (5,473)       2,693       (1,939)       660      5,105
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
  Cash Flow -- Indenture (2)..................  $   7,990  $   10,181   $   40,049  $    38,667  $    64,407  $  58,217  $  36,652
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------
                                                ---------  -----------  ----------  -----------  -----------  ---------  ---------

- ------------------------------
(2) Cash Flow -- Indenture, as defined in the Indenture, means, with respect to the Trust, for any period, all as determined in accordance with GAAP and without duplication, the sum of the following items: (a) real estate operating income (loss) PLUS (b) depreciation and amortization expense,
     PLUS (c) interest expense, PLUS (d) equity in losses of partnership investments, LESS (e) equity in earnings of partnership investments, PLUS
     (f)  losses on sales of property, LESS (g) gains on sales of property, PLUS
     (h) non-cash charges, LESS (i) non-cash gains, PLUS (j) cash distributions received from partnership investments, PLUS (k) tax sharing payments paid by the Bank to the Trust, PLUS (l) dividends paid by the Bank to the Trust. Cash Flow -- Indenture does not represent cash generated from operating activities in accordance with generally accepted accounting principles.
(3) Cash distributions from partnerships in the three months ended December 31, 1993 represent the initial distribution of Saul Holdings Partnership for the period from August 26, 1993 (inception) through September 30, 1993. The Real Estate Trust's limited partnership interest represents 3,495,713 partnership units in Saul Holdings Partnership, and the current estimated annual distribution rate is $1.56 per unit.

                     RISK FACTORS AND OTHER CONSIDERATIONS

    AN INVESTMENT IN THE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER CONSIDERATIONS RELATING TO THE TRUST AND THE NOTES BEFORE DECIDING WHETHER TO INVEST IN THE NEW NOTES.

ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES

    The Real Estate Trust had negative cash flow from operating activities of $5.8 million in the three months ended December 31, 1993, $3.1 million in fiscal 1993, $0.9 million in fiscal 1992 and $16.4 million in fiscal 1991, before tax sharing payments from the Bank of $4.6 million in the three months ended December 31, 1993, $5.0 million in fiscal 1993 and $29.6 million in fiscal 1991. The Trust's ability to pay interest on the Notes will depend in significant part on its receipt of dividends from the Bank and tax sharing payments from the Bank pursuant to a tax sharing agreement dated June 28, 1990, as amended, among the Trust, the Bank and their subsidiaries (the "Tax Sharing Agreement"). The availability and amount of dividends and tax sharing payments in future periods, however, is uncertain and dependent upon, among other things, the Bank's operating performance and income, regulatory and contractual restrictions on such payments and (in the case of tax sharing payments) the continued consolidation of the Bank and the Bank's subsidiaries with the Trust for federal income tax purposes. See "Restrictions on Dividends From the Bank" and "Considerations Relating to Tax Sharing Agreement" below. There can be no assurance that the Real Estate Trust will receive dividends or tax sharing payments in the future or, if it receives funds from these sources, that such funds will be in an amount sufficient to pay interest or other amounts on the Notes when due.

    The Trust currently anticipates that in order to pay the principal amount of the Notes at maturity or upon the occurrence of an Event of Default, to redeem the Notes or to repurchase the Notes upon a Change of Control Triggering Event, it will be required to borrow funds, sell equity securities, sell assets or seek capital contributions from affiliates. There can be no assurance that any of such actions could be effected on satisfactory terms or that any of the foregoing actions would enable the Trust to make any of the foregoing payments on the Notes. None of the affiliates of the Trust will be required to make any capital contributions or other payments, whether by loan or the purchase of equity securities or assets, to the Trust in respect of the Trust's obligations on the Notes, nor is there any assurance that any of the affiliates of the Trust would have the financial, legal or contractual ability to do so.

    The Trust currently expects that it will have to continue to rely on external funding sources to meet its cash needs for the repayment of principal on its other outstanding indebtedness and to pay capital improvement costs. Such sources would include, in addition to dividends and tax sharing payments from the Bank, sales of Retail Notes and refinancings of existing mortgage indebtedness. The Trust's ability to raise such cash will be subject to significant contingencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources
- -- Real Estate."

OPERATING LOSSES AND DEFICIT IN SHAREHOLDERS' EQUITY

    The Real Estate Trust has recorded a loss from real estate operations before gain on sale of properties in each of the last ten fiscal years. For the Real Estate Trust's operating results in the three months ended December 31, 1993 and in fiscal 1993, 1992 and 1991, see Note 37 to the Consolidated Financial Statements in this Prospectus, which presents condensed financial statements of the Trust without consolidation of the Bank and the Bank's subsidiaries. At December 31, 1993, on a PRO FORMA basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Trust's consolidated shareholders' equity would have reflected a deficit of $73.7 million. See "Capitalization."

SUBSTANTIAL LEVEL OF INDEBTEDNESS

    The Real Estate Trust employs significant amounts of indebtedness to finance its investments and operations, and the total amount of the Real Estate Trust's indebtedness outstanding has increased as a result of issuance of the Old Notes. At December 31, 1993, on a PRO FORMA basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Trust would have had $408.8 million of consolidated indebtedness, excluding indebtedness of the Bank and the Bank's subsidiaries. See "Capitalization." The high degree to which the Trust is leveraged could have important consequences to the holders of the Notes. Such consequences include, but are not limited to, the following: (i) the Trust's ability to obtain additional financing in the future for capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a significant portion of the Trust's cash flow must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Trust for its operations; (iii) certain of the Trust's borrowings are, and will continue to be, at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates that could have an adverse effect on the Trust's operating results and could adversely affect the amounts that would be available for payment of interest and principal on the Notes; and (iv) the instruments evidencing such indebtedness contain and will contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Trust.

    Substantially all of the Trust's assets consist of the assets of its subsidiaries, and 95.3% of the Trust's consolidated assets at December 31, 1993 consisted of assets of the Bank. Accordingly, the Old Notes are, and the New Notes will be, effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of subsidiaries of the Trust, except to the extent that the Trust may be a creditor with recognized claims against its subsidiaries. At December 31, 1993, on a PRO FORMA basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the aggregate amount of indebtedness of the Trust would have been $347.3 million and the aggregate amount of indebtedness of subsidiaries of the Trust (other than the Bank and its subsidiaries) would have been $61.5 million. Under the Indenture, the Trust and its subsidiaries will be able to incur additional indebtedness, including indebtedness between the Trust and its subsidiaries. See "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness."

SECURITY FOR THE NOTES

    The Trust's obligations under the Indenture and the Notes will be secured initially in part by a pledge of 80% (8,000 shares) of the issued and outstanding shares of the Bank's common stock. The Trust has agreed in the Indenture that the Pledged Bank Stock will constitute at all times at least 66 2/3% of the issued and outstanding shares of common stock of the Bank. Affiliates of the Trust currently own the remaining 20% of the issued and outstanding shares of the Bank's common stock. Upon an Event of Default under the Indenture, the Trustee would not have the power to effect a foreclosure sale of all of the issued and outstanding shares of the Bank's common stock. The inability of the Trustee to convey ownership of all of the common stock of the Bank may have an adverse effect on the sales price of the Pledged Bank Stock. There can be no assurance that the proceeds from the sale or sales of the Pledged Bank Stock will be sufficient to satisfy the amounts due on the Notes. There currently is no public market for the Bank's common stock.

    If, upon a foreclosure by the Trustee on the Pledged Bank Stock and other assets securing the Notes, such collateral were insufficient to satisfy the entire amount due on the Notes, the claim by the holders of the Notes against the Trust for such deficiency would rank PARI PASSU with the claims of the other general, unsubordinated creditors of the Trust. At December 31, 1993, the amount of such PARI PASSU liabilities, which consisted of Retail Notes and accounts payable and accrued expenses, totaled $61.4 million. There can be no assurance that the remaining assets of the Real Estate Trust would be sufficient to satisfy any such deficiency. Most of the Real Estate Trust properties will continue to be encumbered by indebtedness incurred to finance the Real Estate Trust's investments and operations, and the claims to the Real Estate Trust's assets represented by the Notes will be subject to the payment of such secured indebtedness and other prior claims. At December 31, 1993, after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Real Estate Trust had $190.4 million of secured debt (consisting of mortgage notes payable), which effectively will be prior in right of payment to the claims of general creditors.

REGULATORY CONSIDERATIONS AFFECTING ENFORCEMENT OF REMEDIES FOLLOWING AN EVENT OF DEFAULT

    The ability of the Trustee to effect a foreclosure sale of or vote the Pledged Bank Stock upon the occurrence of an Event of Default may be limited by various regulatory considerations. Under applicable OTS regulations relating to acquisition of control of savings associations and their holding companies (the "Control Regulations"), the right to effect the disposition of 25% or more of the Bank's outstanding common stock pursuant to a foreclosure sale, the right or power to vote 25% or more of the Bank's outstanding common stock or the acquisition of 25% or more of the Bank's outstanding common stock pursuant to a foreclosure sale or otherwise upon or after the occurrence of an Event of Default generally would be deemed to constitute acquisition of control of the Bank. The Control Regulations also establish certain presumptions of control which may apply to the power to dispose of, the acquisition of, or the power to vote as little as 10% of the Bank's outstanding common stock (including such power possessed by several persons acting in concert).

    Under the Control Regulations, any acquisition of control of the Bank upon or after the occurrence of an Event of Default would cause the Trustee and could cause the holders of the Notes that are companies to become "savings and loan holding companies" subject to supervision, regulation and examination by the OTS. If it was determined that the pledge was made to "secure a loan contracted for in good faith" and the loan was "made in the ordinary course of the business of the lender," the Trustee and/or the holders of the Notes could hold or vote the Pledged Bank Stock for up to one year without OTS approval. If the borrowing evidenced by the Notes were deemed to have satisfied these conditions, the Trustee and/or the holders of the Notes would be required to report to the OTS within 30 days after the acquisition of control of the Bank. Upon application by the Trustee and/or the holders of the Notes, the OTS would have the authority to approve, on an annual basis, an extension of the holding period for the Pledged Bank Stock for a maximum of an additional three years if it found that such an extension was warranted and would not be detrimental to the public interest. If, however, it was determined that the loan was not made in the ordinary course of business of the lender, the Trustee and/or the holders of the Notes could be required to file with the OTS a "change-of-control" application within 90 days after the occurrence of an Event of Default and the Trustee and/or such holders could not take any action to direct the management or policies of the Bank prior to the approval of the application. If the OTS did not approve the application, the Trustee and/or such holders would be required to divest the Pledged Bank Stock within one year after OTS action on the application or within such shorter period and in such manner as the OTS may require, and could not take any action to control the Bank during such period.

    The Control Regulations as applied to any entity acquiring control of the Bank could reduce the attractiveness of the Bank's common stock to potential purchasers and, accordingly, could adversely affect the value of the Pledged Bank Stock realized in the event of a foreclosure sale. Prospective purchasers of a controlling block of the Bank's common stock from the Trustee would be required to file with the OTS a "change-of-control" application for prior approval to acquire such shares. Any purchaser that is a company would become a "savings and loan holding company" subject to comprehensive supervision, examination and regulation by the OTS. As such a regulated entity, the purchasing company would become subject to restrictions on transactions between it and the Bank and might be required to guarantee the Bank's compliance with any capital restoration plan that would be required to be filed by the Bank if the Bank became undercapitalized. Such regulatory requirements may limit the number of potential bidders for the Pledged Bank Stock and may delay any sale, either of which events could have an adverse effect on the sale price of the Pledged Bank Stock.

    In May 1988, in connection with the merger of a Virginia thrift into the Bank, the B.F. Saul Company, a shareholder of the Trust (the "Saul Company"), and the Trust entered into an agreement (the "Capital Maintenance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC"), the FDIC's predecessor agency, under which the Trust and the Saul Company agreed to maintain the Bank's regulatory capital at the levels prescribed by applicable regulatory requirements. See "Business -- Real Estate -- Holding Company Regulation." The Capital Maintenance Agreement provides that it is binding upon the "successors and assigns" of the Trust. As a result, upon or after an acquisition of control of the Bank by the Trustee and/or the holders of the Notes, it is possible that the OTS, the Resolution Trust Corporation or the FDIC might seek to impose upon the holders of the Notes obligations under the Capital Maintenance Agreement, if it remained in effect at such time. Under the terms of the Indenture, the Trustee may not take any action that would expose holders of the Notes to liability under the Capital Maintenance Agreement.

    OTS regulations require the Trust, to the extent it remains subject to the Capital Maintenance Agreement, to file a notice with the OTS prior to "divestiture" of the Bank so that the OTS may determine if there is any outstanding obligation under the Capital Maintenance Agreement. If the OTS were to treat the acquisition of control of the Pledged Bank Stock upon or after the occurrence of an Event of Default as a "divestiture" for purposes of this regulation, the ability of the Trustee to hold a foreclosure sale or exercise voting rights with respect to the Pledged Bank Stock on behalf of the holders of the Notes would be delayed and, if the OTS were to determine that an outstanding obligation under the Capital Maintenance Agreement existed, could be conditioned upon the satisfaction of such obligation.

RESTRICTIONS ON DIVIDENDS FROM THE BANK

    To date, the Real Estate Trust has not received any cash dividends from the Bank. The Bank's ability to declare and pay cash dividends on its common stock is subject to a number of restrictions, including restrictions under regulations issued by the OTS and restrictions imposed by various agreements. Each of such restrictions, as discussed below, ties the Bank's dividend-paying ability primarily to its levels of regulatory capital and/or income. The Bank's efforts to maintain the required levels of capital and to generate the required levels of income will be subject to all of the risks affecting its business, including the risks discussed elsewhere in this section. The payment of any dividends on the Bank's common stock will be determined by the Bank's Board of Directors based on the Bank's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board of Directors, including the restrictions discussed below.

    OTS REGULATIONS. The OTS prompt corrective action regulations prohibit thrift institutions such as the Bank from making "capital distributions" (defined to include a cash distribution or a stock redemption, but excluding dividends in the form of additional shares of capital stock) unless the institution is at least "adequately capitalized" under the OTS prompt corrective action regulations. Currently, an institution is considered "adequately capitalized" for this purpose if it has a leverage (or core capital) ratio of at least 4.0%, a tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%. At December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based capital ratios of 5.30%, 6.88% and 11.56%, respectively (4.14%, 5.47% and 9.81%, respectively, on a fully phased-in basis), would meet the ratios established for "adequately capitalized" institutions. See "Business -- Regulation -- Prompt Corrective Action."

    In addition to the prompt corrective action regulations, the OTS has issued a capital distribution regulation that limits the ability of thrift institutions such as the Bank to make "capital distributions" (defined to include a cash distribution or a stock redemption, but excluding dividends in the form of additional shares of capital stock) based primarily upon the institution's regulatory capital levels and earnings. At December 31, 1993, the Bank had sufficient levels of regulatory capital to be treated as a "Tier 1" institution eligible to make capital distributions without OTS approval in amounts up to the greater of (i) 100% of its net income for the calendar year to date, plus the amount that would reduce by one-half the institution's surplus capital ratio (i.e., the excess of the institution's total risk-based capital ratio over the fully phased-in requirement) at the beginning of the calendar year in which the distribution is made or (ii) 75% of its net income for the most recent four quarters. The OTS, however, retains the discretion to treat the Bank as a "Tier 2" institution eligible to make capital distributions in amounts only up to its net income for the most recent four quarters and to impose additional restrictions, including the requirement for prior OTS approval, on capital distributions by the Bank if it were to deem the Bank to be in need of more than normal supervision. In addition, the OTS retains general discretion to prohibit any otherwise permitted capital distributions on general safety and soundness grounds, and must be given 30 days advance notice of all capital distributions, during which 30-day period it may object to any proposed distribution. See "Business -- Regulation -- Dividends and Other Capital Distributions."

    Management of the Trust believes that, in determining whether to object to any proposed payment of dividends on the Bank's common stock, the OTS will consider factors similar to those it considers in determining whether to object to payment of dividends on the Bank's outstanding 13% Noncumulative Perpetual Preferred Stock (the "13% Preferred Stock"). See Note 25 to the Consolidated Financial Statements in this Prospectus. The OTS has approved the payment by the Bank of dividends on the 13% Preferred Stock, provided that (i) immediately after giving effect to the dividend payment, the Bank's core and total risk-based regulatory capital ratios would be not less than 4.0% and 8.0%, respectively; (ii) dividends are earned and payable in accordance with the OTS's capital distribution regulation; and (iii) the Bank continues to make progress in the disposition and reduction of its nonperforming loans and real estate owned. There can be no assurance that the OTS will not consider different or additional factors in determining whether to permit the Bank to pay cash dividends on its common stock.

    REGULATORY AGREEMENTS. In the Capital Maintenance Agreement it entered into with the FSLIC (see "Business -- Real Estate -- Holding Company Regulation"), the Trust agreed not to cause the Bank without prior written approval of its federal regulator to pay "dividends" in any fiscal year in excess of 50% of the Bank's net income for that fiscal year, provided that any dividends permitted under such limitation could be deferred and paid in a subsequent year. The Capital Maintenance Agreement also provided that dividends could not be paid or stock repurchased by the Bank if such dividend or repurchase would reduce the regulatory capital of the Bank below its regulatory capital requirements.

    In 1985, in response to the FSLIC's conditional order approving the Bank's application for federal deposit insurance, the Bank submitted a letter to the FSLIC (the "1985 Letter") in which it represented that it would limit "dividends" to 50% of net income, "exclusive of all income funded through Chevy Chase loan proceeds." The 1985 Letter does not specify whether net income is to be measured over a particular period (such as a fiscal year) or whether it is to be aggregate net income from 1985 until the date of the distribution. In case net income is measured over a particular period (such as a year), the 1985 Letter does not specify whether any dividends permitted under such limitations could be deferred and paid in a subsequent period.

    INDENTURE FOR SUBORDINATED DEBENTURES. The indenture pursuant to which $150 million principal amount of the Bank's outstanding 9 1/4% Subordinated Debentures due 2005 were issued in 1993 (the "1993 Debentures") provides that the Bank may not pay cash dividends on its capital stock unless, after giving effect to the dividend, no event of default shall have occurred and be continuing and the Bank is in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of (i) $15 million, (ii) 66 2/3% of the Bank's consolidated net income (as defined in the indenture) accrued on a cumulative basis commencing on October 1, 1993 and (iii) the aggregate net cash proceeds received by the Bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments made by the Bank. Notwithstanding these restrictions on dividends, provided no default or event of default has occurred and is continuing under the indenture, the indenture does not restrict the payment of dividends on the 13% Preferred Stock.

    TERMS OF THE 13% PREFERRED STOCK. Assuming payment of the full noncumulative cash dividends accrued in respect of the four quarterly dividend periods in each year, annual dividends on the 13% Preferred Stock total $9.75 million. Such payments count against the various income limits under the OTS capital distribution regulation and the regulatory agreements discussed above in calculating amounts available for payment of cash dividends on the Bank's common stock. Such payments do not count against the dividend income limit contained in the indenture for the 1993 Debentures. If the

Board of Directors does not declare the full amount of the noncumulative cash dividend accrued in respect of any quarterly dividend period, in lieu thereof the Board of Directors will be required to declare (subject to regulatory and other restrictions) a stock dividend in the form of a new series of payment-in-kind preferred stock of the Bank (the "PIK Preferred Stock"). The material terms of any series of PIK Preferred Stock will be the same as the terms of the 13% Preferred Stock, except that (i) the annual dividend rate of the PIK Preferred Stock will be fixed at the time of its issuance by the Board of Directors in its discretion at an annual rate equal to or greater than the rate on the 13% Preferred Stock, up to a maximum annual rate of 20%, and (ii) the PIK Preferred Stock will be redeemable at any time after the date of issue at the option of the Bank. The Bank may not declare or pay any cash dividend on its common stock unless, with respect to each of the four most recent quarterly dividend periods, (i) the Bank has paid full cash dividends on the 13% Preferred Stock or (ii) the Bank has redeemed PIK Preferred Stock of any one or more series in an aggregate dollar amount at least equal to the unpaid cash dividend for such dividend period.

CONSIDERATIONS RELATING TO TAX SHARING AGREEMENT

    The Trust, the Bank and the other companies in the Trust's affiliated group filing consolidated federal income tax returns entered into the Tax Sharing Agreement on June 28, 1990. In recent years, the operations of the Trust have generated significant net operating losses for federal income tax purposes, while during the same period the Bank has reported taxable income. Under the Tax Sharing Agreement, the Bank is obligated to make payments to the Trust based on its taxable income. See "Business -- Federal Taxation -- Consolidated Tax Returns; Tax Sharing Payments."

    OTS RESTRICTIONS ON TAX SHARING PAYMENTS. Tax sharing payments by the Bank are expected to constitute one of the Trust's sources of cash to pay interest on the Notes. The Bank, however, must receive the written approval of the OTS before making any payments under the Tax Sharing Agreement. The OTS may decline to grant such approval on, among other grounds, general safety and soundness considerations. The Bank made tax sharing payments of $20.6 million and $29.6 million in fiscal 1990 and 1991, respectively, and, pursuant to the written agreement between Bank and the OTS (see "Regulatory Considerations Affecting Chevy Chase" below), did not make any further tax sharing payments until the third quarter of fiscal 1993. Following an improvement in the Bank's financial condition and the pledge by the Trust of certain Real Estate Trust assets to secure certain of its obligations under the Tax Sharing Agreement, the OTS approved, and the Bank made through the date of this Prospectus, additional tax sharing payments of $14.6 million. There can be no assurance that the OTS will approve future tax sharing payments by the Bank even if the Trust is able to pledge assets satisfactory to the OTS.

    RISK OF DECONSOLIDATION. The Indenture does not contain provisions that would restrict the Trust from taking any action that might result in a deconsolidation of the Trust and the Bank for federal income tax purposes. Upon the occurrence of any event resulting in deconsolidation, the Trust and the Bank generally would not be able to file a consolidated tax return with respect to periods beginning on or after the date of such event. In such case, no additional tax sharing payments from the Bank or its subsidiaries would arise under the Tax Sharing Agreement with respect to such periods. In certain circumstances, however, the Trust could be obligated to make payments to the Bank pursuant to the Tax Sharing Agreement with respect to Bank losses in such periods to comply with certain OTS guidelines. Among the events that would result in deconsolidation are a public offering by the Bank of its common stock, a foreclosure and sale of any of the Pledged Bank Stock and, possibly, the Trustee's exercise of, or acquisition of the right to exercise, the power to vote the Pledged Bank Stock following an Event of Default under the Indenture.

    ALLOCATION OF TAX LIABILITIES. Under the consolidated return regulations, each member of the Trust's consolidated group is jointly and severally liable for the group's entire federal income tax liability. Although such tax liability is contractually allocated among the members of the Trust's consolidated group pursuant to the Tax Sharing Agreement, the Internal Revenue Service (the "IRS") generally may seek payment from any member of the group. If the Trust (or members of the

Trust group) have tax liabilities that are not paid, the Bank could be required to pay such amounts to the IRS. Such payments could have an adverse effect on the value of the Bank and, hence, on the value of the Pledged Bank Stock. Among the transactions that may cause the Trust to recognize significant taxable income are the sale or other disposition of assets, including some or all of its partnership interest in Saul Holdings Partnership, the sale or other disposition by Saul Holdings Partnership or its subsidiary partnerships of certain of their real properties or a reduction in the amount of the total indebtedness of Saul Holdings Partnership and its subsidiary partnerships. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership -- Tax Conflicts."

    TRUST REIMBURSEMENT OBLIGATION. If in any year the Bank has net operating losses and the Trust's consolidated group uses such losses to offset taxable income of the Trust (or other members of the Trust group), the Trust generally would be required to make tax sharing payments to the Bank pursuant to the Tax Sharing Agreement. The sum of any such payments and any payments actually made to the IRS for such taxable year would not exceed the amount otherwise required to be paid to the IRS for such year if the Trust group had not been able to use the the Bank's net operating losses. In addition, to the extent that in any year the Bank has net operating losses that are not used in that year to offset taxable income of the Trust (or other members of the Trust group), the Bank generally would carry back such losses to the three immediately preceding taxable years, obtaining a refund of taxes it paid to the IRS or, pursuant to the Tax Sharing Agreement, a reimbursement of tax sharing payments it made to the Trust, or both, depending on the amount of the losses and the taxable year in which they occur. Any payments made by the Trust to the Bank pursuant to the Tax Sharing Agreement could have a material adverse effect on the Trust's liquidity.

FRAUDULENT CONVEYANCE CONSIDERATIONS

    The obligations of the Trust incurred under the Notes and the Indenture, including the security interest in the Collateral created thereunder, may be subject to review under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Trust. The requirements for establishing a fraudulent conveyance or revocatory transfer vary depending on the law of the jurisdiction which is being applied. If under relevant fraudulent conveyance statutes a court were to find that, at the time the Old Notes were issued, (i) the Trust issued the Old Notes or granted the security interest in the Collateral with the intent of hindering, delaying or defrauding current or future creditors of the Trust, or (ii) (a) the Trust received less than reasonably equivalent value or fair consideration for issuing the Old Notes or granting such security interest and
(b) the Trust (A) was insolvent or was rendered insolvent by reason of the issuance of the Old Notes, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, the judgment is unsatisfied after final judgment), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Trust, avoid the granting of the security interest in the Collateral and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, the Trust would be considered insolvent if, at the time it incurred the indebtedness constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it was incurring indebtedness beyond its ability to pay as such indebtedness matures.

    The Trust believes that at the time of issuance of the Old Notes it received reasonably equivalent value or fair consideration for issuing the Old Notes and granting the security interest in the

Collateral and that it (i) was (a) neither insolvent nor rendered insolvent thereby for purposes of the foregoing standards, (b) in possession of sufficient capital to meet its obligations as such obligations mature or become due and to operate its businesses effectively and (c) incurring obligations within its ability to pay such obligations as they mature or become due and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. No assurance can be given, however, that a court passing on such issues would reach the same conclusions.

POSSIBLE CONFLICTS OF INTEREST; LIMITATIONS ON AFFILIATE TRANSACTIONS

    The Trust may be subject to potential conflicts of interests in its business relationships with certain entities which are under the common control of B. Francis Saul II, Chairman and Chief Executive Officer of the Trust.

    Mr. Saul and his affiliates own 99.6% of the Trust's common shares of beneficial interest and thus control the Trust. See "Security Ownership." Mr. Saul also controls the Saul Company, which in turn controls B. F. Saul Advisory Company (the "Advisor") and Franklin Property Company ("Franklin"). The Advisor acts as the Real Estate Trust's investment advisor, while Franklin acts as leasing and management agent for most of the income-producing properties owned by the Real Estate Trust and plans and oversees the development of other new properties and the expansion and renovation of existing properties. The compensation received by the Advisor and Franklin is determined by the Trust's Board of Trustees, only a minority of whom are considered independent. The Indenture permits, subject to certain annual payment limits and other conditions specified therein, the payment of advisory, management, leasing, construction and development, legal and other fees to the Advisor, Franklin and other affiliates of the Trust. See "Description of the Notes -- Certain Covenants -- Limitation on Transactions with Affiliates." The Saul Company and its affiliated companies actively engage in various activities relating to the general business of real estate development and finance. No provision in the Declaration of Trust or the advisory contract with the Advisor prohibits the Advisor, Franklin, the Saul Company, their affiliates or any officer, director or employee of such companies from performing investment advisory services for parties other than the Real Estate Trust, engaging in activities similar to or competitive with the investment operations of the Real Estate Trust, or making real estate investments that might be suitable or desirable for the Real Estate Trust. The advisory contract provides that the Real Estate Trust has priority with respect to any investment made by the Saul Company, the Advisor and their directors and officers, for their account or for the account of any enterprise (other than a savings and loan institution) in which they have a beneficial interest aggregating 40% or more, although there are no procedural safeguards to ensure this priority. Potential conflicts of interest also may arise from Mr. Saul's role as Chairman and Chief Executive Officer of Saul Centers, the general partner of Saul Holdings Partnership, although Saul Centers, Saul Holdings Partnership and its subsidiary limited partnerships have entered into agreements with the Trust, which owns a 21.5% limited partnership interest in Saul Holdings Partnership, that are intended to minimize such potential conflicts. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership -- Exclusivity Agreement and Right of First Refusal."

    The Indenture provides that, with certain exceptions, transactions between the Trust and its affiliates must be on terms that are no less favorable to the Trust than those that could have been obtained in a comparable transaction in arm's-length dealings with an unaffiliated third party. The Indenture further provides that, with respect to any transaction involving aggregate payments in excess of $2.5 million, such transaction must be approved by a majority of the disinterested members of the Board of Trustees and, with respect to any transaction involving aggregate payments in excess of $10 million, the Trust must deliver to the Trustee a written opinion of a nationally recognized expert stating that such transaction is fair to the Trust from a financial point of view or, if the transaction involves real property, that the rental or sale price of such real property is the fair market value thereof. See "Description of the Notes -- Certain Covenants -- Limitation on Transactions with Affiliates."

EFFECT OF NET INTEREST SPREAD ON CHEVY CHASE OPERATING RESULTS

    The Bank's operating results depend to a large extent on its net interest income, which is the difference between the interest the Bank receives from its loans, securities and other assets and the interest the Bank pays on its deposits and other liabilities. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Bank may affect interest rates. If generally prevailing interest rates increase, the "net interest spread" of the Bank, which is the difference between the rates of interest earned and the rates of interest paid by the Bank, is likely to contract, resulting in less net interest income.

    Although the Bank pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, the Bank's liabilities have shorter terms and are more interest-sensitive than its assets. At December 31, 1993, the Bank's one-year interest-sensitivity "gap" (the sum of all interest-earning assets to be repriced within one year minus all interest-bearing liabilities to be repriced within one year, as a percentage of total assets) was negative 24.9%. As a result of its gap position, the Bank's net interest spread will narrow, and its operating results will be adversely affected, during periods of rising market interest rates if the Bank is unable to reduce its gap. There can be no assurance that the Bank will be able to adjust its gap sufficiently to offset any negative effect of changing market interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset and Liability Management." On March 22, 1994, the Federal Reserve Board decided to take action that resulted in an increase in the federal funds rate from 3 1/4% to 3 1/2% per annum. Management of the Bank does not anticipate that the Bank's operating results or financial condition will be adversely affected by the Federal Reserve Board's recent action, although there can be no assurances that interest rates will not further increase in the future.

    As part of its asset-liability management strategy, the Bank has emphasized the origination of credit card loans, which generally have shorter terms and higher yields than mortgage loans. The credit card industry is highly competitive and characterized by increasing use of pricing competition in interest rates and annual membership fees, as both established and new credit card issuers seek to expand or to enter the market. Management of the Bank anticipates that competitive pressures will continue to require adjustments from time to time to the pricing of the Bank's credit card products and could adversely affect the level of the Bank's managed credit card receivables. See "Business -- Banking -- Lending Activities -- Credit Card Lending." Such competitive pressures may adversely affect the Bank's net interest spread and, as a result, its net interest income and operating results.

FLUCTUATIONS IN CHEVY CHASE NON-INTEREST INCOME

    In recent years, the Bank's operating results have been significantly affected by non-interest income, which is reflected as "Other income" under "Banking" in the Consolidated Statements of Operations included in this Prospectus. The Bank has earned non-interest income primarily from gains on sales of credit card relationships, loans and mortgage-backed securities, and from loan servicing fees. In fiscal 1993, 1992, 1991, 1990 and 1989, the Bank recognized non-interest income of $130.8 million, $100.4 million, $161.1 million, $189.6 million and $162.8 million, respectively. Of the non-interest income in fiscal 1991 and 1990, $20.7 million and $100.3 million, respectively, resulted from sales of credit card relationships. The Bank will consider future sales of credit card relationships depending on market prices for these assets and other factors and plans to continue securitizing the receivables associated with such assets. The Bank's loan servicing fees have varied based, among other factors, on the volume of securitized receivables serviced by the Bank and on its levels of purchased mortgage servicing rights. The Bank's ability to realize these types of non-interest income will continue to be dependent upon market interest rates, the demand for mortgage and credit card loans, conditions in the loan sale market, the level of securitization activity and other factors. The amount of such income therefore is subject to substantial fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

HIGH LEVEL OF CHEVY CHASE NON-PERFORMING ASSETS

    Although Chevy Chase's non-performing assets have continued to decrease from their peak in February 1992, Chevy Chase's level of non-performing assets at December 31, 1993, after $101.3 million of valuation allowances on real estate held for sale ("REO"), totaled $367.9 million (or 7.2% of total assets). In addition, the Bank maintained $5.8 million of valuation allowances on its non-accrual loans and non-accrual real estate held for investment ("REI"). The increase in the Bank's non-performing real estate assets (consisting of REO, non-accrual loans and non-accrual REI) began in fiscal 1990 and resulted primarily from the deterioration of the real estate markets in the Washington, D.C. metropolitan area. Non-performing credit card loans as a percentage of total credit card loans also increased over a three-year period beginning in fiscal 1990 primarily as a result of adverse economic conditions in the
Washington, D.C. metropolitan area and other areas in which there is a significant concentration of holders of Chevy Chase credit cards. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset Quality."

    At December 31, 1993, the ratio of the Bank's reserves to non-performing assets was 38.0%. The Bank reviews on a quarterly basis the carrying value of its REO in order to make any adjustments required to present such assets at fair value. Although the Bank believes it has a reasonable basis for estimating reserves, no assurance can be given that the Bank will not sustain losses in any particular period that exceed the amount of the reserves at the beginning of that period, or that subsequent evaluations of the asset portfolio, in light of factors then prevailing (including economic conditions, the Bank's internal review process and the results of regulatory examinations), will not require significant increases in the reserves. In November 1990, the Commission initiated an informal investigation concerning the Bank's reserves for losses and related matters and requested documents from the Bank covering the period since October 1, 1988.

    At December 31, 1993, approximately $243.2 million (or 77.7%), after valuation allowances, of the Bank's aggregate book value of REO was attributable to its five planned unit developments (the "Communities"), four of which are under active development. Under its written agreement with the OTS, the Bank is required to make every effort to reduce its exposure on certain of its real estate development properties, including the four active Communities. The Bank from time to time obtains updated appraisals on its REO and, in the past, has been directed to do so by the OTS in connection with regulatory examinations. As a result of such updated appraisals, the Bank could be required to increase its reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset Quality."

RISKS OF CREDIT CARD LENDING BY CHEVY CHASE

    At December 31, 1993, Chevy Chase's credit card loans constituted 33.5% of the Bank's loan portfolio. Credit card loans entail greater credit risks than residential mortgage loans. Changes in credit card use and payment patterns by cardholders, including increased defaults, may result from a variety of social, legal and economic factors. Economic factors affecting credit card use include the rate of inflation and relative interest rates offered for various types of loans. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers. Default rates on credit card loans generally may be expected to exceed default rates on residential mortgage loans. As a percentage of outstanding credit card loans, credit card delinquencies, net charge-offs on credit card loans and the reserve for credit card loans increased each year from fiscal 1990 to fiscal 1992.

    In November 1990, the Bank ceased active national solicitation of new credit card accounts due in part to the significant initial cost of acquiring accounts and the Bank's desire to enhance its capital position. As a result of the improvement in the Bank's regulatory capital ratios, in June 1993 the Bank reinstated the active national solicitation of new credit card accounts in markets which the Bank considers to have favorable demographic characteristics. As a result, the Bank expects credit card loans to increase as a percentage of its total loan portfolio in future periods. Although the Bank believes it has appropriate underwriting criteria to mitigate the risks associated with such new accounts, there can be no assurance that charge-offs and delinquencies will not increase as a result of the Bank's resumption of active solicitation of new accounts. See "Business -- Banking -- Lending Activities -- Credit Card Lending."

REGULATORY CONSIDERATIONS AFFECTING CHEVY CHASE

    REGULATORY CAPITAL. As a federal savings association, Chevy Chase is subject to minimum capital requirements prescribed by federal statute and OTS regulations. At December 31, 1993, the Bank was in compliance with all of its regulatory capital requirements under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), with tangible, core (or leverage) and total risk-based regulatory capital ratios of 4.55%, 5.30% and 11.56%, respectively, compared to the regulatory requirements of 1.50%, 3.00% and 8.00%, respectively. Chevy Chase's levels of regulatory capital have been adversely affected over the past few years by the substantial increase in Chevy Chase's level of non-performing assets beginning in fiscal 1990, which was due primarily to a downturn of the real estate markets and the general deterioration of economic conditions in the Washington, D.C. metropolitan area, Chevy Chase's principal market area. Chevy Chase's regulatory capital levels also have been, and will continue to be, reduced by the required phase-out of certain assets from the calculation of regulatory capital.

    The OTS prompt corrective action regulations that took effect on December 19, 1992 establish five capital categories for thrift institutions: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. A thrift is considered "well capitalized" if it has a leverage (or core capital) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10.0% and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level. A thrift is considered at least "adequately capitalized" if it has a leverage (or core capital) ratio of at least 4.0% (3.0% if rated in the highest supervisory category), a tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%. The Bank's leverage, tier 1 risk-based and total risk-based regulatory capital ratios at December 31, 1993 of 5.30%, 6.88% and 11.56%, respectively, were sufficient to meet the standards for classification of the Bank as a "well capitalized" institution, and the Bank was not subject to any applicable written agreement, order or directive to meet and maintain a specific capital level. The OTS has the discretion to reclassify an institution from one capital category to the next lower category, for example from "well capitalized" to "adequately capitalized," if, after notice and an opportunity for a hearing, the OTS determines that the institution is being operated in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity. See "Business -- Regulation -- Prompt Corrective Action."

    The regulatory capital requirements applicable to Chevy Chase will become more stringent over time as certain deductions from regulatory capital are phased in over a period ending July 1, 1996. On the basis of its December 31, 1993 balance sheet, Chevy Chase would meet the fully phased-in capital requirements under FIRREA that will apply in future periods as certain deductions from capital are phased in and, after giving effect to those deductions, would meet the capital standards for "adequately capitalized" institutions under the prompt corrective action regulations.

    Chevy Chase's levels of non-performing assets may result in reductions in capital to the extent losses are recognized as a result of deteriorating collateral values or general economic conditions. In addition, OTS capital regulations provide a five-year holding period (or such longer period approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If REO is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the Bank is unable to dispose of an REO property (through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of that REO property from risk-based capital. There can be no assurance that the Bank will be able to dispose of all of its REO properties within the applicable five-year period or obtain any necessary extensions. Accordingly, there can be no assurances that Chevy Chase will be able to maintain compliance with the fully phased-in FIRREA capital requirements or maintain levels of capital sufficient to meet the standards for classification as at least "adequately capitalized" under the prompt corrective action regulations. See "Business -- Regulation -- Regulatory Capital."

    REGULATORY RESTRICTIONS. On September 30, 1991, after it failed to meet certain regulatory capital requirements, Chevy Chase entered into a written agreement with the OTS designed to expedite its return to full capital compliance. Among the areas addressed by the agreement were transactions with affiliates, capital enhancement, profitability enhancement, reduction of existing levels of REO, asset quality and various internal controls, policies and procedures. Among other things, the Bank agreed that it would not increase its investment in certain of its real estate development properties, including the four active Communities, beyond specified levels without OTS approval, would make every effort to reduce its exposure in those properties and would notify the OTS 15 days before rejecting any written purchase offers for those properties. In addition, Chevy Chase agreed to provide the OTS with 15 days notice before selling significant business assets and to make every effort to obtain an infusion of capital in an amount sufficient to meet its fully phased-in capital requirements by June 30, 1992 and, if necessary, to seek a merger or acquisition partner. As a result of improved operating results and the receipt of $71.9 million in net proceeds from the sale of the 13% Preferred Stock in April 1993, the Bank met its fully phased-in FIRREA capital requirements at September 30, 1993.

    In October 1993, the OTS amended the written agreement to remove the provisions relating to capital enhancement, profitability enhancement, and various internal controls, policies and procedures. Among other things, the OTS removed the provisions requiring the Bank to make every effort to obtain an infusion of capital in an amount sufficient to meet its fully phased-in capital requirements and, if necessary, to seek a merger or acquisition partner. The provisions of the agreement relating to transactions with affiliates and to asset quality were not materially modified, except that a provision was removed that required prior OTS approval before the Bank could pay common stock dividends to the Trust, and the threshold for notifying the OTS prior to the sale of any asset was increased from $5 million to $20 million.

    The Bank is subject to growth restrictions, the highest levels of OTS assessments, higher FDIC insurance premiums and a requirement to obtain OTS approval for changes in directors and senior executive officers. The Bank has received a limited waiver of restrictions on its growth pursuant to which it is authorized to increase its total assets up to $500 million during the period from July 1, 1993 through June 30, 1994. See "Business -- Regulation -- Regulatory Capital" and "-- Growth Restrictions."

    The OTS prompt corrective action regulations require appointment of an conservator or receiver for "critically undercapitalized" institutions. An institution is considered critically undercapitalized if its ratio of "tangible equity" (generally defined by the OTS as core capital plus cumulative perpetual preferred stock) to total assets is 2.0% or below. At December 31, 1993, Chevy Chase's tangible equity ratio was 5.30%. Appointment of a conservator or receiver for the Bank would be likely to have a material adverse effect on the value of the Pledged Bank Stock.

RELIANCE ON B. FRANCIS SAUL II


    The success of the Trust is largely dependent upon the efforts and skills of
B. Francis Saul II, the Trust's Chairman and Chief Executive Officer. The family of Mr. Saul has played a prominent role in the development and management of real estate in the Washington, D.C. area for over 100 years. The loss of Mr. Saul's services could materially and adversely affect the Trust.


ABSENCE OF A PUBLIC MARKET FOR THE NOTES

    There has previously been no public market for the Notes. Although the Initial Purchasers have informed the Trust that they currently intend to make a market in the Old Notes and, if issued, the

New Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Trust does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes through any automated quotation system.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Untendered Old Notes which are not exchanged for New Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144 under the Securities Act. Old Notes will continue to be subject to the following restrictions on transfer: (i) Old Notes may be resold only if registered pursuant to the Securities Act, or if an exemption from registration is available thereunder, and (ii) Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom.

                                USE OF PROCEEDS

ISSUANCE OF NEW NOTES


    The Trust will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Trust will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the terms of the New Notes, except that the New Notes will not bear legends restricting the transfer thereof. The Old Notes surrendered in exchange for New Notes will be retired and canceled and may not be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Trust.


SALE OF OLD NOTES

    The net proceeds to the Trust from the sale of the Old Notes were estimated to be approximately $166.2 million after deduction of the amount of the Initial Purchasers' discount and estimated expenses payable by the Trust. Of this amount, the Trust applied approximately $83.0 million to repay certain mortgage indebtedness and a working capital loan of the Real Estate Trust. Net proceeds in the amount of $25.8 million were deposited into the Liquidity Maintenance Account to satisfy the initial liquidity maintenance requirement with respect to the Notes. See "Description of the Notes -- Security." The Trust will use the balance of the net proceeds for corporate purposes, which may include repayment of other mortgage indebtedness and acquisition of income-producing properties and certain other investments.

    Of the $83.0 million in net proceeds applied to outstanding indebtedness, the Trust used $8.9 million to repay two loans from affiliates. Certain of the loans that were repaid accrued interest at fixed annual interest rates ranging from 9.0% to 15.0%. Other loans that were repaid had variable interest rates that adjusted periodically based on changes in the applicable interest rate index. At December 31, 1993, such variable-rate loans accrued interest at annual rates ranging from 4.88% to 7.50%. The loans had maturity dates ranging from January 1997 to December 1999.

    The following table summarizes the estimated sources and uses of the proceeds from the sale of the Old Notes:

                                                                   (IN MILLIONS)
Sources:
        Sale of Old Notes..............................................   $175.0
                                                                          ------
                                                                          ------
Uses:
        Repayment of third-party mortgage indebtedness (1).............   $ 74.1
        Repayment of affiliate indebtedness............................      8.9
        General corporate purposes (2).................................     83.2
        Offering expenses..............................................      8.8
                                                                          ------
                Total..................................................   $175.0
                                                                          ------
                                                                          ------

- ------------------------------
(1)   Includes prepayment costs of $4.0 million.
(2) Includes proceeds of $25.8 million deposited into the Liquidity Maintenance Account to satisfy the initial liquidity maintenance requirement with respect to the Notes. See "Description of the Notes -- Security."

    Concurrently with the application of the net proceeds of the sale of the Old Notes, the terms of certain of the loans that were repaid in part were modified to waive deferred interest, reduce interest rates and extend maturities. After the application of such net proceeds and the modification of such loans, the final maturity of loans with total balances of $111.1 million was 12 years and the final maturity of a loan with a balance of $15.1 million was 15 years. The following table presents, at December 31, 1993, certain information regarding the loans repaid with the net proceeds of the sale of the Old Notes, the application of such proceeds and, on a PRO FORMA basis after giving effect to such application and the concurrent modification of the related loan agreements, the principal balance, weighted average maturity and accrual rate of such loans.
                             (DOLLARS IN THOUSANDS)

                                       PRIOR TO SALE OF OLD NOTES
                                 --------------------------------------
                                                  WEIGHTED                 OFFERING      DEFERRED
                                    LOAN          AVERAGE      ACCRUAL     PROCEEDS      INTEREST
                                   BALANCE      MATURITY (1)   RATE (2)    APPLIED    ADJUSTMENTS (3)
                                 -----------    ------------   --------    --------   ---------------
Third-Party Lenders...........   $234,295       3 yrs 2 mos      12.26%    $74,093          $8,706
Affiliated Lenders............      8,900(5)       1 mo           7.06%      8,900         --
                                 -----------                   --------    --------        -------
                                 $243,195                        12.07%    $82,993          $8,706
                                 -----------                   --------    --------        -------
                                 -----------                   --------    --------        -------

                                      AFTER SALE OF OLD NOTES
                                 ----------------------------------
                                              WEIGHTED
                                   LOAN       AVERAGE      ACCRUAL      ECONOMIC
                                 BALANCE    MATURITY (1)   RATE (2)    BENEFIT (4)
                                 --------   ------------   --------    -----------
Third-Party Lenders...........   $151,496   9 yrs 10 mos      7.61%        $17,196
Affiliated Lenders............      --           --          --               628
                                 --------                      ---     -----------
                                 $151,496                     7.61%        $17,824
                                 --------                      ---     -----------
                                 --------                      ---     -----------

- ------------------------------
(1) Weighted Average Maturity represents (i) the sum of the products of scheduled principal payments on each loan and the period between (a) December 31, 1993, in the case of Prior to Sale of Old Notes, and (b) the date of issuance of the Old Notes, in the case of After Sale of Old Notes, and the date such scheduled payment is to be made, divided by (ii) the sum of the applicable Loan Balances.
(2) Accrual Rate represents (i) the sum of the products of the interest rate of each loan and the outstanding Loan Balance of such loan divided by (ii) the sum of the outstanding Loan Balances of all loans.
(3) Represents the waiver of deferred interest in the amount of $11.7 million resulting from the modification of loans with a single lender, PLUS the application of $1.0 million of cash held in escrow by such lender, LESS costs of $4.0 million related to the prepayment in full of a loan to another lender.
(4) Economic Benefit represents the difference between (i) the product of Loan Balance Prior to Sale of Old Notes and Accrual Rate Prior to Sale of Old Notes and (ii) the product of Loan Balance After Sale of Old Notes and Accrual Rate After Sale of Old Notes.
(5) Reflects aggregate payments of $2.0 million made by the Trust to an affiliated lender after December 31, 1993 and before the sale of Old Notes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Trust at December 31, 1993 and as adjusted to give effect to (i) the sale of the Old Notes and
(ii) the application of the net proceeds of the sale of the Old Notes to payment of certain outstanding indebtedness of the Trust. See "Use of Proceeds -- Sale of Old Notes." The table should be read in conjunction with the Consolidated Financial Statements and related notes thereto of the Trust included elsewhere in this Prospectus.

                                                                                                                 AS
                                                                                                 ACTUAL     ADJUSTED (1)
                                                                                                ---------  --------------
                                                                                                     (IN THOUSANDS)
Real Estate
  11 5/8% Senior Secured Notes due 2002.......................................................  $  --       $ 175,000
  Mortgage notes payable......................................................................    264,914     190,411
  Notes payable -- unsecured..................................................................     39,887      39,887
  Working capital loan........................................................................      3,900      --
  Deferred interest...........................................................................     16,796       3,500
                                                                                                ---------  --------------
      Total Real Estate.......................................................................    325,497     408,798
                                                                                                ---------  --------------
Banking
  Capital Notes -- subordinated...............................................................    160,000     160,000
                                                                                                ---------  --------------
Minority Interest.............................................................................    110,953     110,953
                                                                                                ---------  --------------
Shareholders' Equity (Deficit)
  Preferred shares of beneficial interest.....................................................        516         516
  Common shares of beneficial interest........................................................      6,642       6,642
  Paid-in-surplus.............................................................................     92,943      92,943
  Deficit.....................................................................................   (134,287)   (138,576)
  Net unrealized holding gains................................................................      6,581       6,581
                                                                                                ---------  --------------
                                                                                                  (27,605)    (31,894)
Less cost of common shares of beneficial interest in treasury.................................    (41,848)    (41,848)
                                                                                                ---------  --------------
  Total shareholders' equity (deficit)........................................................    (69,453)    (73,742)(2)
                                                                                                ---------  --------------
Total capitalization..........................................................................  $ 526,997   $ 606,009
                                                                                                ---------  --------------
                                                                                                ---------  --------------

- ------------------------
(1) Does not include a deferred gain of $11.7 million which will result from the modification of loans from one lender with aggregate balances at December 31, 1993 of $145.9 million, accounted for in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The amount of this deferred gain will be recognized using the level-yield interest method over the lives of the affected loans.
(2) Total shareholders' deficit will increase by $4.3 million as a result of the modification and repayment of certain loans as follows:

                                                                      (IN THOUSANDS)
Prepayment costs....................................................    $    4,000
Write-off of unamortized debt issuance costs........................         3,148
                                                                           -------
  Subtotal..........................................................         7,148
Related income tax effect...........................................        (2,859)
                                                                           -------
                                                                        $    4,289
                                                                           -------
                                                                           -------

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


    On March 30, 1994, the date of original issuance of the Old Notes, the Trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc., as the initial purchasers of the Old Notes (the "Initial Purchasers"), entered into an agreement governing registration rights with respect to the Old Notes (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Trust agreed to (i) file with the Commission the Registration Statement of which this Prospectus is a part with respect to the New Notes within 30 calendar days after the date of original issuance of the Old Notes, (ii) use its best efforts to cause the Registration Statement to become effective within 160 calendar days after the date of original issuance of the Old Notes and (iii) use its best efforts to cause the Exchange Offer to be consummated within 190 calendar days after the date of original issuance of the Old Notes. The Trust agreed in the Registration Rights Agreement that the interest rate borne by the Old Notes would increase by an additional one-half of one percent per annum upon each of the following events: (i) failure of the Registration Statement to be filed with the Commission on or prior to the 30th calendar day following the date of original issue of the Old Notes, (ii) failure of the Registration Statement to be declared effective on or prior to the 160th calendar day following the date of original issue of the Old Notes or (iii) failure of the Exchange Offer to be consummated or a Shelf Registration Statement with respect to the Old Notes to be declared effective on or prior to the 190th calendar day following the date of original issue of the Old Notes. The aggregate amount of any such increases from the original interest rate on the Old Notes may not exceed 1.5% per annum. The Trust further agreed that, upon
(x)  the filing of the  Registration Statement in the  case of clause (i) above,
(y) the effectiveness of the Registration Statement in the case of clause (ii) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, in the case of clause (iii) above, the interest rate borne by the Old Notes from the date next succeeding the date of such filing, effectiveness or consummation, as the case may be, would be reduced in each case by one-half of one percent per annum (but, in any event, not below the original interest rate) and after the Exchange Offer is consummated or a Shelf Registration Statement is declared effective, the interest rate borne by the Old Notes would be reduced to the original interest rate. The Registration Statement was filed on April 6, 1994, within 30 calendar days following the date of original issue of the Old Notes, and was declared effective by the Commission on April 29, 1994, within 160 calendar days following the date of original issue of the Old Notes, and thus no increase in the interest rate borne by the Old Notes has been made under clause (i) or clause (ii) above.



    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991) and "Warnaco, Inc." (available October 11, 1991), the Trust believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Trust for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Trust within the meaning of Rule 405 under the Securities Act), except as described in the following paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes. In the event that the Trust's belief is inaccurate, holders of New Notes that transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Trust does not assume or indemnify holders against such liability, although the Trust does not believe that any such liability should exist. If any holder does not satisfy the conditions set forth in the no-action letters referred to above, it may not rely on the Commission staff position enunciated in such no-action letters or interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of New Notes.



    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such New Notes. The Trust has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."


    In the event the Exchange Offer is consummated, the Trust will not be required to file a Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 11 5/8%. Holders of any Old Notes remaining outstanding after the Exchange Offer seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act, in connection with any proposed transfer of such Old Notes. See "Risk Factors and Other Considerations -- Consequences of Failure to Exchange."


    This Exchange Offer is not being made to, nor will the Trust accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


TERMS OF THE EXCHANGE OFFER


    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Trust will accept any and all Old Notes that are validly tendered prior to the Expiration Date. The Trust will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. As of the date of this Prospectus, $175,000,000 aggregate principal amount of Old Notes is outstanding.



    The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same indebtedness as the Old Notes and will be issued under, and will be entitled to the benefits of, the Indenture.



    The term "Holder" with respect to the Exchange Offer means (i) any person in whose name Old Notes are registered on the Trust's books or any other person who has obtained a properly completed bond power from the registered Holder or (ii) any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Old Notes.



    The Trust will be deemed to have accepted validly tendered Old Notes when, as and if the Trust has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving New Notes from the Trust and delivering New Notes to such Holders. See "Exchange Agent and Information Agent" below.



    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Subject to the instructions in the Letter of Transmittal, Holders who tender in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Trust will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses" below.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 2, 1994, unless and until the Trust, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest time and date to which the Exchange Offer is extended.



    The Trust reserves the absolute right in its sole discretion, at any time or from time to time, to extend the Expiration Date. In order to extend the Expiration Date, the Trust will notify the Exchange Agent of any extension by oral or written notice, and will issue a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Trust is extending the Exchange Offer for a specified period of time.



    The Trust reserves the absolute right in its sole discretion to amend the terms of the Exchange Offer in any manner by giving oral or written notice of such amendment to the Exchange Agent. Any such amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Trust to constitute a material change, the Trust will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment.



    Without limiting the manner in which the Trust may choose to make public announcements of any extension or amendment of the Exchange Offer, or of any other matters relating to the Exchange Offer, the Trust shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.


INTEREST ON THE NEW NOTES

    Interest on the New Notes will accrue from March 30, 1994, payable semiannually on April 1 and October 1 of each year, commencing on October 1, 1994, at the rate of 11 5/8% per annum. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 30, 1994 until the date of the issuance of the New Notes. Consequently, Holders who exchange their Old Notes for New Notes will receive the same interest payment on October 1, 1994 (the first interest payment date with respect to the New Notes) that they would have received had they not accepted the Exchange Offer.

PROCEDURES FOR TENDERING


    Only a Holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent at its address set forth herein and in the Letter of Transmittal prior to the Expiration Date.



    Any financial institution that is a participant in The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") may make book-entry delivery of Old Notes by causing the applicable Book-Entry Transfer Facility to transfer such Old Notes to the account maintained by the Exchange Agent at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the applicable Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein and in the Letter of Transmittal prior to the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.



    The tender of Old Notes by a Holder will constitute an agreement between such Holder and the Trust in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.



    THE METHOD OF DELIVERY OF TENDERED OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE TRUST.


    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If a beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.


    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder (including any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (ii) for the account of an Eligible Institution.


    If the Letter of Transmittal is signed by a person other than the registered Holder listed therein, the applicable Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered Holder, in either case signed as the name of the registered Holder or Holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Trust, evidence satisfactory to the Trust of their authority so to act must be submitted with the Letter of Transmittal.


    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of the tendered Old Notes pursuant to the procedures described herein and in the Letter of Transmittal will be determined in the sole discretion of the Trust, whose determination will be final and binding. The Trust reserves the absolute right in its sole discretion to reject any and all Old Notes not properly tendered or any Old Notes the Trust's acceptance of which would, in the opinion of counsel for the Trust, be unlawful. The Trust also reserves the absolute right in its sole discretion to waive any conditions of the Exchange Offer or any defect or irregularity in any tender with respect to particular Old Notes. The Trust's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Trust shall determine. None of the Trust, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to tenders of Old Notes, nor will any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.



    The Trust reserves the absolute right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers may differ from the terms of the Exchange Offer.


    By tendering, each Holder will represent to the Trust that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor any such other person is an "affiliate" of the Trust within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURES


    Holders who wish to tender their Old Notes and (i) whose certificates representing such Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date, may effect a tender if:



        (a) the tender is made by or through an Eligible Institution;



        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of
    Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of such Holder's Old Notes and the principal amount of such Old
    Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry delivery of Old Notes into the Exchange Agent's account at the applicable Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and



        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry delivery of Old Notes into the Exchange Agent's account at the applicable Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Date.


WITHDRAWAL OF TENDERS


    Tenders of Old Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. No tenders of Old Notes may be withdrawn after the Expiration Date.



    To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn
(including the certificate number or numbers, if applicable, and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such

Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the registrar and transfer agent with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor, and (v) contain a statement that the Depositor is withdrawing the election to have the Old Notes exchanged. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.



    All questions as to the form and validity (including time of receipt) of withdrawal notices will be determined by the Trust, whose determination will be final and binding. None of the Trust, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give such notification.


TERMINATION


    Notwithstanding any other term of the Exchange Offer, the Trust will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if it determines that (i) the Exchange Offer, or the making of any exchange, would violate any applicable law or any interpretation of applicable law by the staff of the Commission or (ii) the Trust's ability to proceed with the Exchange Offer could be materially impaired due to any pending or threatened legal or governmental action or proceeding or the enactment of any law, statute, rule or regulation. The Trust does not expect any of the foregoing conditions to occur, although there can be no assurances in this regard.



    If the Trust determines that it may terminate the Exchange Offer, as set forth above, the Trust may (i) delay acceptance of any Old Notes, (ii) refuse to accept any Old Notes and return to the Holders thereof any Old Notes that have been tendered, (iii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject to the rights of the Holders of tendered Old Notes to withdraw their tendered Old Notes prior to the Expiration Date, or
(iv) waive the termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Trust will disclose such change by means of a supplement to this Prospectus that will be distributed to each Holder or by any other means permitted by law which is reasonably calculated to inform the Holders of such change, and if the Exchange Offer would otherwise expire during such period, the Trust will extend the Exchange Offer. The length of any such extension will depend upon the significance of the waiver and the manner in which the waiver is disclosed to the Holders.



EXCHANGE AGENT AND INFORMATION AGENT


    Chemical Bank has been appointed as Exchange Agent and Information Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent and Information Agent addressed as follows:

                           FOR INFORMATION TELEPHONE:
                                 (800) 648-8169



        BY MAIL:                 BY FACSIMILE TRANSMISSION         BY HAND OR OVERNIGHT DELIVERY:
      Chemical Bank          (FOR ELIGIBLE INSTITUTIONS ONLY):              Chemical Bank
Reorganization Department              (212) 629-8015                      55 Water Street
      P.O. Box 3085                    (212) 629-8016                 Second Floor -- Room 234
     G.P.O. station                CONFIRM BY TELEPHONE:                 New York, NY 10041
 New York, NY 10116-3085               (212) 613-7137              Attn: Reorganization Department


FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Trust. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Trust and their affiliates in person, by telegraph, telephone or telecopier.


    The Trust has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Trust, however, will pay Chemical Bank reasonable and customary fees for its services as Exchange Agent and Information Agent and will reimburse the Exchange Agent and Information Agent for its reasonable out-of-pocket expenses in connection therewith. The Trust also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.



    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Information Agent and the Trustee and accounting and legal fees, will be paid by the Trust.


    The Trust will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Trust upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Trust over the term of the New Notes under generally accepted accounting principles.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term "Trust" as used in "Management's Discussion and Analysis of Financial Condition and Results of Operations" generally refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase's subsidiaries. "Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by the Bank and its subsidiaries is identified by the term "Banking."

    The financial data on Banking reflect certain purchase accounting adjustments made by the Trust in connection with its acquisition of the Bank and therefore differ in certain respects from the comparable financial data set forth in the unconsolidated financial statements of the Bank.

RESULTS OF OPERATIONS

    The Real Estate Trust's ability to generate revenues from property ownership and development is significantly influenced by a number of factors, including national and local economic conditions, the level of mortgage interest rates, governmental actions (such as changes in real estate tax rates) and the type, location, size and stage of development of the Trust's properties. Most of the operating expenses and virtually all of the debt service payments associated with income-producing properties are not decreased by reductions in occupancy or rental income. Therefore, the ability of the Trust to produce net income in any year from its income-producing properties is highly dependent on the Real Estate Trust's ability to maintain or increase the properties' levels of rental income and hotel sales revenues. The relative illiquidity of real estate investments tends to limit the ability of the Real Estate Trust to vary its portfolio promptly in response to changes in economic, demographic, social, financial and investment conditions.

    The Bank's operating results historically have depended primarily on its net interest spread, which is the difference between the rates of interest earned on its loans and securities investments and the rates of interest paid on its deposits and borrowings. The deterioration of the real estate market and other adverse economic conditions in the Washington, D.C. metropolitan area in fiscal 1990 and 1991 caused the Bank to rely on alternative sources of income in addition to net interest spread, including sales of credit card relationships, loans and mortgage-backed securities, and securitizations of credit card and home equity credit line receivables. During fiscal 1991, non-interest income from gains on sales of credit card relationships, loans and mortgage-backed securities had a significant effect on net income. The Bank's income from such sources decreased in fiscal 1992 and 1993 from the levels of such income in fiscal 1991. See "Risk Factors and Other Considerations -- Fluctuations in Chevy Chase Non-Interest Income." In addition to interest paid on its interest-bearing liabilities, the Bank's principal expenses are operating expenses.

THREE MONTHS ENDED DECEMBER 31, 1993 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1992

    The Trust recorded net income of $23.6 million for the three months ended December 31, 1993, compared to a net loss of $6.0 million for the three months ended December 31, 1992. Net income for the three-month period ended December 31, 1993 reflected the effect of a change in the method of accounting for income taxes to implement Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The cumulative effect of the adoption of this change in accounting principle was to increase net income by approximately $36.3 million. The Real Estate Trust's operating loss increased to $10.1 million in the December 1993 quarter from $7.0 million in the prior corresponding quarter. The Bank recorded operating income before income taxes, extraordinary items and cumulative effect of change in accounting principle of $6.0 million in the December 1993 quarter, compared to operating income before income taxes, extraordinary items and cumulative effect of change of accounting principle of $1.3 million in the prior corresponding quarter.

REAL ESTATE

    The following table sets forth, for the three-month periods ended December 31, 1993 and 1992, respectively, direct operating results for the Real Estate Trust's (i) shopping center and office properties, (ii) commercial properties portfolio, which presents the shopping center and office property results on a combined basis, and (iii) hotel properties. On August 26, 1993, the Real Estate Trust transferred its 22 shopping center properties and one of its office properties to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership in exchange for securities representing a 21.5% limited partnership interest in Saul Holdings Partnership (the "Saul Centers Transaction"). See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership" and Note 2 to the Consolidated Financial Statements in this Prospectus. As a result of the Saul Centers Transaction, the operating results of commercial properties for the current quarter are not entirely comparable to the prior period's results, which included the operations of the transferred properties.

                                                                 THREE MONTHS
                                                                ENDED DECEMBER
                                                                      31,
                                                               -----------------
                                                               1993(1)    1992
                                                               -------   -------
                                                                (IN THOUSANDS)
SHOPPING CENTERS
Revenue
  Base rent.................................................   $ --      $ 5,502
  Expense recoveries........................................     --        1,286
  Percentage rent...........................................     --          828
  Other.....................................................     --          204
                                                               -------   -------
    Total revenues..........................................     --        7,820
                                                               -------   -------
Direct operating expenses
  Real estate taxes.........................................     --          527
  Repairs and maintenance...................................     --          245
  Utilities.................................................     --          252
  Payroll...................................................     --          257
  Insurance.................................................     --           90
  Ground rent...............................................     --          139
  Other.....................................................     --          250
                                                               -------   -------
    Total direct operating expense..........................     --        1,760
                                                               -------   -------
Income after direct operating expenses......................   $ --      $ 6,060
                                                               -------   -------
                                                               -------   -------
OFFICE PROPERTIES
Revenue
  Base rent.................................................   $ 3,478   $ 4,658
  Expense recoveries........................................       151       417
  Other.....................................................        94       102
                                                               -------   -------
    Total revenues..........................................     3,723     5,177
                                                               -------   -------
Direct operating expenses
  Real estate taxes.........................................       375       483
  Repairs and maintenance...................................       385       411
  Utilities.................................................       578       569
  Payroll...................................................       137       143
  Insurance.................................................        65        76
  Other.....................................................       165       209
                                                               -------   -------
    Total direct operating expenses.........................     1,705     1,891
                                                               -------   -------
Income after direct operating expenses......................   $ 2,018   $ 3,286
                                                               -------   -------
                                                               -------   -------

- ------------------------
(1) Reflects the Real Estate Trust's transfer, in August 1993, of its 22 shopping center properties and one of its office properties to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership."

                                                                 THREE MONTHS
                                                                ENDED DECEMBER
                                                                      31,
                                                               -----------------
                                                               1993(1)    1992
COMMERCIAL PROPERTIES                                          -------   -------
(COMBINED RESULTS OF
SHOPPING CENTER AND OFFICE PROPERTIES)                          (IN THOUSANDS)
Revenue
  Base rent.................................................   $ 3,478   $10,160
  Expense recoveries........................................       151     1,703
  Percentage rent...........................................     --          828
  Other.....................................................        94       306
                                                               -------   -------
    Total revenues..........................................     3,723    12,997
                                                               -------   -------
Direct operating expenses
  Real estate taxes.........................................       375     1,010
  Repairs and maintenance...................................       385       656
  Utilities.................................................       578       821
  Payroll...................................................       137       400
  Insurance.................................................        65       166
  Ground rent...............................................     --          139
  Other.....................................................       165       459
                                                               -------   -------
    Total direct operating expenses.........................     1,705     3,651
                                                               -------   -------
Income after direct operating expenses......................   $ 2,018   $ 9,346
                                                               -------   -------
                                                               -------   -------
HOTELS
Revenue
  Room sales................................................   $ 6,794   $ 6,715
  Food sales................................................     2,254     2,385
  Beverage sales............................................       766       898
  Other.....................................................       868       783
                                                               -------   -------
    Total revenues..........................................    10,682    10,781
                                                               -------   -------
Direct operating expenses
  Payroll...................................................     3,555     3,556
  Cost of sales.............................................     1,069     1,222
  Utilities.................................................       677       689
  Repairs and maintenance...................................       564       550
  Advertising and promotion.................................       532       593
  Property taxes............................................       230       289
  Insurance.................................................       140       139
  Other.....................................................     1,138       990
                                                               -------   -------
    Total direct operating expenses.........................     7,905     8,028
                                                               -------   -------
Income after direct operating expenses......................   $ 2,777   $ 2,753
                                                               -------   -------
                                                               -------   -------

- ------------------------
(1) Reflects the Real Estate Trust's transfer, in August 1993, of its 22 shopping center properties and one of its office properties to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership."

    The Real Estate Trust recorded a loss before depreciation, amortization and non-cash charges of $6.2 million and an operating loss of $10.1 million for the three-month period ended December 31, 1993, compared to a loss before depreciation, amortization and non-cash charges of $3.2 million and an operating loss of $7.0 million for the prior corresponding period. In addition, the Real Estate Trust received a tax sharing payment of $4.6 million from the Bank in the December 1993 quarter. Cash flow from operations before interest expense and after such tax sharing payment was $8.6 million for the three months ended December 31, 1993, compared to $17.5 million for the prior corresponding period.

    Income after direct operating expenses in the three months ended December 31, 1993 from commercial properties, which includes only office properties, decreased $7.3 million (78.4%), compared to such income in the three months ended December 31, 1992, which includes income from both shopping center and office properties. Because of the Saul Centers Transaction, the Real Estate Trust received no income from shopping centers in the current period. Income after direct operating expenses from commercial properties held during both periods declined $825,000 (29.0%). The performance of the office portfolio was adversely affected by a reduction in the leasing rate, to 79% at December 31, 1993 from 83% at December 31, 1992. The lower leasing rate generally reflected recessionary economic conditions in the markets in which these properties are located, including the effects of the termination at March 31, 1993 of a lease for 134,000 square feet of space in one of the Trust's office buildings located in Atlanta.

    Income after direct operating expenses from hotel properties increased $24,000 (0.9%) in the December 1993 quarter. Room sales increased by $79,000 (1.2%), while food and beverage sales declined by $263,000 (8.0%). The net decline in total revenues of $99,000 (0.9%) was more than offset by reductions of $123,000 (1.5%) in operating costs.

    Interest expense decreased by $3.1 million (23.9%) in the current period primarily as a result of the transfer of the mortgage debt associated with the properties conveyed in the Saul Centers Transaction. Average balances of the Real Estate Trust's outstanding borrowings declined to $297.2 million in the three months ended December 31, 1993 from $477.9 million in the prior corresponding period. The decline was primarily a result of the transfer of the mortgage debt associated with the properties conveyed in the Saul Centers Transaction.

    Depreciation declined $1.1 million (33.8%) primarily as a result of the transfer of properties in the Saul Centers Transaction.

    Advisory, management and leasing fees-related parties declined $151,000 (9.0%) from the level in the three months ended December 31, 1992. The monthly advisory fee in the December 1993 quarter was $250,000, compared to $97,000 in the prior period. The effect of this increase was offset by decreases in management and leasing fees, primarily because of the transfer of properties in the Saul Centers Transaction and, to a lesser extent, reductions in rental and sales income on which these fees are based.

    Higher legal and accounting expense in the current quarter contributed to an increase of $167,000 (50.0%) in general and administrative expenses.

    Writedown of real estate to net realizable value reflects a $1.4 million reduction in the carrying value of a hotel property. Although this hotel has produced satisfactory operating results in the past, the Real Estate Trust reduced the carrying value of the asset based on management's evaluation of the hotel's location, recent operating history and unlikely prospects for a near-term recovery.

BANKING

    OVERVIEW. The Bank recorded operating income before income taxes, extraordinary items and cumulative effect of change in accounting principle of $6.0 million during the three months ended December 31, 1993, compared to operating income before income taxes, extraordinary items and cumulative effect of change in accounting principle of $1.3 million for the corresponding period in fiscal 1993. The increase in the December 1993 quarter was attributable to a $15.7 million decrease in the provision for loan losses and a $13.8 million increase in other (non-interest) income. The positive effect of these items was offset in part by a $7.7 million decrease in net interest income before provision for loan losses and by a $17.0 million increase in operating expenses. A substantial portion of the increase in operating expenses was attributable to increased advertising and other expenses incurred in connection with the resumption of active national solicitation of credit card accounts. At December 31, 1993, the Bank had $1.7 billion of managed credit card receivables and approximately 890,000 cards in circulation.

    The Bank's net income in the current quarter reflected a $6.3 million extraordinary loss, net of related income taxes, resulting from the Bank's redemption of $128.5 million principal amount of outstanding subordinated capital debentures in December 1993. See "Financial Condition -- Banking -- General" and Note 24 to the Consolidated Financial Statements in this Prospectus.

    The Bank adopted SFAS 109 effective October 1, 1993. The cumulative effect of this change in accounting principle of $5.1 million was recognized as a benefit in the operating results for the December 1993 quarter.

    NET INTEREST INCOME. Net interest income, before the provision for loan losses, decreased $7.7 million (or 16.4%) in the three months ended December 31, 1993, as the average yield on interest-earning assets decreased at a rate greater than the decrease in the average rate on interest-bearing liabilities. See "Financial Condition -- Banking -- Asset and Liability Management."

    The Bank would have recorded interest income of $3.2 million for the three months ended December 31, 1993 if non-accrual assets and restructured loans had been current in accordance with their original terms. Interest income of $0.6 million was actually recorded on non-accrual assets and restructured loans for the three months ended December 31, 1993. The Bank's net interest income in future periods will continue to be adversely affected by the Bank's non-performing assets.

    The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resulting yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net yield on interest-earning assets.

                          NET INTEREST MARGIN ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                                THREE MONTHS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------------
                                                                            1993                               1992
                                                              ---------------------------------  ---------------------------------
                                              DECEMBER 31,     AVERAGE                 YIELD/     AVERAGE                 YIELD/
                                            1993 YIELD/ RATE   BALANCES   INTEREST      RATE      BALANCES   INTEREST      RATE
                                            ----------------  ----------  ---------  ----------  ----------  ---------  ----------
Assets:
  Interest-earning assets:
    Loans receivable, net (1).............          9.67%     $2,483,114  $  59,164       9.53%  $2,113,138  $  62,135      11.76%
    Mortgage-backed securities (2)........          5.84       1,457,544     20,769       5.70    1,590,149     25,906       6.52
    Federal funds sold....................          3.00          17,487        131       3.00       18,533        138       2.98
    Investment securities.................          4.33           4,688         81       6.91      173,333      2,789       6.44
    Other interest-earning assets.........          3.42         208,643      1,511       2.90      162,334      1,176       2.90
                                                              ----------  ---------              ----------  ---------
      Total...............................          8.24       4,171,476     81,656       7.83    4,057,487     92,144       9.08
                                                     ---                  ---------      -----               ---------      -----
  Non-interest earning assets:
    Cash..................................                       113,301                            101,089
    Real estate held for investment or
     sale.................................                       391,983                            524,555
    Property and equipment, net...........                       136,011                            144,788
    Cost in excess of net assets acquired,
     net..................................                         9,333                             12,225
    Other assets..........................                       163,340                            158,757
                                                              ----------                         ----------
      Total assets........................                    $4,985,444                         $4,998,901
                                                              ----------                         ----------
                                                              ----------                         ----------
Liabilities and stockholders' equity:
  Interest-bearing liabilities:
    Deposit accounts:
      Demand deposits.....................          2.92      $  800,230      5,376       2.69   $  719,725      4,377       2.43
      Savings deposits....................          3.46       1,053,995      8,710       3.31      770,053      6,311       3.28
      Time deposits.......................          4.16         804,299      8,041       4.00    1,077,711     12,530       4.65
      Money market deposits...............          3.28       1,181,021      9,256       3.13    1,287,366     10,364       3.22
                                                              ----------  ---------              ----------  ---------
      Total deposits......................          3.43       3,839,545     31,383       3.27    3,854,855     33,582       3.48
    Borrowings............................          4.75         792,038     10,837       5.47      919,306     11,406       4.96
                                                              ----------  ---------              ----------  ---------
      Total...............................          3.67       4,631,583     42,220       3.65    4,774,161     44,988       3.77
                                                     ---                  ---------      -----               ---------      -----
  Non interest-bearing items:
    Non-interest bearing deposits.........                        55,742                             34,374
    Other liabilities.....................                        37,186                             38,335
    Stockholders' equity..................                       260,933                            152,031
                                                              ----------                         ----------
      Total liabilities and stockholders'
       equity.............................                    $4,985,444                         $4,998,901
                                                              ----------                         ----------
                                                              ----------                         ----------
Net interest income.......................                                $  39,436                          $  47,156
                                                                          ---------                          ---------
                                                                          ---------                          ---------
Net interest spread (3)...................                                                4.18%                              5.31%
                                                                                         -----                              -----
                                                                                         -----                              -----
Net yield on interest-earning assets
 (4)......................................                                                3.78%                              4.65%
                                                                                         -----                              -----
                                                                                         -----                              -----
Interest-earning assets to
 interest-bearing liabilities.............                                               90.07%                             84.99%
                                                                                         -----                              -----
                                                                                         -----                              -----

- ------------------------------
(1) Includes loans held for sale and/or securitization. Interest on non-accruing loans has been included only to the extent reflected in the Consolidated Statements of Operations; however, the loan balance is included in the average amount outstanding until transferred to real estate acquired in settlement of loans.
(2) Includes mortgage-backed securities held for sale for the three months ended December 31, 1992.
(3) Equals weighted average yield on total interest-earning assets less weighted average rate on total interest-bearing liabilities.
(4) Equals net interest income divided by the average balances of total interest-earning assets.

    The following table presents certain information regarding changes in interest income and interest expense of the Bank during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (change in volume multiplied by old rate); changes in rate (change in rate multiplied by old volume); and changes in rate and volume.

                 VOLUME AND RATE CHANGES IN NET INTEREST INCOME
                                 (IN THOUSANDS)

                                                                               THREE MONTHS ENDED DECEMBER 31,
                                                                             1993 COMPARED TO THREE MONTHS ENDED
                                                                                 DECEMBER 31, 1992 INCREASE
                                                                               (DECREASE) DUE TO CHANGE IN (1)
                                                                             -----------------------------------
                                                                              VOLUME       RATE     TOTAL CHANGE
                                                                             ---------  ----------  ------------
Interest income:
  Loans (2)................................................................  $  43,811  $  (46,782)  $   (2,971)
  Mortgage-backed securities (3)...........................................     (2,048)     (3,089)      (5,137)
  Federal funds sold.......................................................        (13)          6           (7)
  Investment securities....................................................     (4,035)      1,327       (2,708)
  Other interest-earning assets............................................        335      --              335
                                                                             ---------  ----------  ------------
    Total interest income..................................................     38,050     (48,538)     (10,488)
                                                                             ---------  ----------  ------------
Interest expense:
  Deposit accounts.........................................................       (136)     (2,063)      (2,199)
  Borrowings...............................................................     (5,707)      5,138         (569)
                                                                             ---------  ----------  ------------
    Total interest expense.................................................     (5,843)      3,075       (2,768)
                                                                             ---------  ----------  ------------
Increase (decrease) in net interest income.................................  $  43,893  $  (51,613)  $   (7,720)
                                                                             ---------  ----------  ------------
                                                                             ---------  ----------  ------------

- ------------------------
(1) The net change attributable to the combined impact of volume and rate has been allocated in proportion to the absolute value of the change due to volume and the change due to rate.
(2)   Includes loans held for sale and/or securitization.
(3)   Includes mortgage-backed securities held for sale.

    Interest income for the three months ended December 31, 1993 decreased $10.5 million from the level in the prior corresponding period, primarily as a result of lower average yields earned by the Bank on the principal categories of its interest-earning assets. The effect of the lower average yields on interest income was offset in part by higher average balances of certain interest-earning assets, principally loans receivable and, to a lesser extent, interest-bearing deposits.

    The Bank's net interest spread declined to 4.18% from 5.31%, reflecting in part the effect of the Bank's actions to restructure its balance sheet as part of its capital maintenance program. As described below, in order to reduce its overall risk-based capital requirement, the Bank invested the proceeds from the securitization and sale of home equity credit line and credit card receivables in lower-yielding securities. In view of its improved capital position, the Bank does not currently anticipate that it will be required in future periods to continue to pursue comparable asset reallocations that could adversely affect its net interest spread, although other factors, including the continued impact of the prior reallocations, may adversely affect the net interest spread in such periods.

    The Bank securitizes and sells credit card, home equity credit line and automobile loan receivables through asset-backed securitizations as a means of managing its assets and regulatory capital levels. The Bank continues to service the underlying loans and receives significant fee income from such servicing. The effect of securitizations is to reduce net interest income and provision for loan losses and increase fee income. An additional effect of the securitization program is to reduce the overall yield on the Bank's remaining net assets because the higher yielding receivables are initially replaced with lower-yielding short-term assets pending investment into more receivables.

    Interest income on loans, the largest category of interest-earning assets, declined by $3.0 million (or 4.8%), compared to interest income on loans in the December 1992 quarter. The decline in interest income was attributable to lower average yields on the loan portfolio, which reflected a decline in market interest rates. The average yield on the portfolio in the current quarter decreased by 223 basis points (to 9.53% from 11.76%) from the average yield in the three months ended December 31, 1992. Special introductory and promotional interest rates to new and existing credit card holders contributed to a decline in the average yield on credit card loans to 15.1% from 18.2% and a decline of $7.8 million in interest income on these loans. The average yield on single-family residential loans declined to 6.83% from 7.72%, while the average yield on home equity credit line loans decreased to 6.59% from 7.25%. Both of these loan types generally bear interest at variable rates that adjust based on specified market interest rates, which declined significantly from levels prevailing in the three months ended December 31, 1992. The effect of these lower yields was offset in part by an increase in the average yield on construction and ground loans of 165 basis points (from 6.02% to 7.67%).

    An increase in average loan balances partially offset the effects of lower average yields. Average balances of single-family residential permanent loans increased $407.5 million as a result of increased origination of such loans during the December 1993 quarter. Interest income on these loans increased $4.9 million from the prior period. An increase of $1.8 million (or 107.8%) in interest income on consumer loans (other than credit card loans) was attributable to increased originations of automobile loans. Average balances of commercial permanent loans increased $33.1 million (or 55.8%) primarily as a result of an increase in loans made to purchasers of certain of the Bank's REO in connection with the sales of such REO. Average balances of credit card and home equity credit line loans declined during the current quarter, largely as a result of the Bank's loan securitization and sale activity. The Bank securitized and sold $150.0 million and $200.0 million of credit card receivables in March 1993 and August 1993, respectively, but experienced an increase in new account originations in connection with the Bank's resumption of active national solicitation of new credit card accounts. As a net result, average balances of credit card loans decreased $30.2 million (or 3.5%). The securitization and sale of $194.2 million and $146.2 million of home equity credit line receivables in December 1992 and September 1993, respectively, resulted in a decline of $134.6 million (or 61.3%) in average balances of home equity credit line receivables, which contributed to a $2.6 million decline in interest income. Average loan balances in the construction and ground loan categories decreased $19.9 million (or 24.4%) from the level in the prior corresponding period primarily as a result of loan principal repayments and the acquisition of the underlying collateral through foreclosure.

    Interest income on mortgage-backed securities decreased $5.1 million because of lower average interest rates and, to a lesser extent, lower average balances resulting from the sale of $127.8 million of mortgage-backed securities in March 1993. Average interest rates declined to 5.70% from 6.52%, reflecting a decline in market interest rates. The Bank's mortgage-backed securities principally bear interest at variable rates that adjust based on market interest rates.

    Interest income on investment securities decreased $2.7 million as the result of the sale in June 1993 of U.S. Government securities with a book value of $172.9 million, which resulted in lower average balances of such securities.

    Interest expense decreased $2.8 million (or 6.2%) for the three months ended December 31, 1993 primarily because of a decline of $2.2 million in interest expense on deposits, the largest category of interest-bearing liabilities. Interest expense on deposits decreased principally as a result of a decrease in average rates (to 3.27% from 3.48%), which reflected a decline in market interest rates, and, to a lesser extent, a decrease of $15.3 million in average deposit balances.

    Interest on borrowings decreased $0.6 million in the December 1993 quarter primarily because of a decrease in interest expense on repurchase transactions. The decrease was offset in part by increased interest expense on Federal Home Loan Bank advances and on the Bank's subordinated debentures. The Bank paid interest on its outstanding 13 1/2% Subordinated Capital Debentures due July 15, 2002 and 15% Subordinated Capital Debentures due November 15, 2003 through December 23, 1993 and December 24, 1993, respectively, when it redeemed those securities with the proceeds of the 1993 Debentures, which were issued on November 23, 1993. See "Financial Condition -- Banking -- General."

    PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses decreased to $12.1 million in the December 1993 quarter from $27.8 million in the prior period. The provision for losses on credit card loans decreased $11.7 million primarily as a result of a decline in net charge-offs of credit card loans in fiscal 1993. The provision for losses on real estate loans decreased $3.9 million, reflecting the Bank's implementation of Statement of Position 92-3, "Accounting for Foreclosed Assets" ("SOP 92-3") in the December 1992 quarter. See "Financial Condition -- Banking -- Asset Quality -- Reserves for Losses" and "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    OTHER INCOME. The increase in other income (to $35.3 million in the December 1993 quarter from $21.6 million in the December 1992 quarter) was primarily attributable to an increase in earnings on real estate held for investment or sale and an increase in loan and deposit servicing fees. These increases were partially offset by decreased gains on sales of credit card relationships, loans and mortgage-backed securities.

    The $19.3 million increase in earnings on real estate held for investment or sale was primarily attributable to a decrease of $18.8 million in the provision for losses on such assets. The Bank's implementation of SOP 92-3 in the three months ended December 31, 1992 resulted in additional provisions for real estate losses in that period. See "Financial Condition -- Banking -- Asset Quality -- Reserves for Losses." The decreased provision was partially offset by a $1.1 million decrease in the operating income generated by the Bank's REO properties.

    An increase of $4.2 million in excess servicing fees earned by the Bank in servicing its portfolios of securitized credit card loans contributed to an increase of $2.5 million (or 14.3%) in loan and deposit servicing fees. Excess servicing fees represent the contractual interest and fees paid by credit card holders less certificate interest paid to holders of certificates in the trusts, administrative fees paid to providers of services to the trusts and the portion of the charge-offs allocated to the holders of the certificates. The $4.2 million increase in excess servicing fees earned from servicing the credit card portfolios resulted from increased securitization activity by the Bank in recent periods. The higher level of securitized credit card receivables also resulted in increased credit card servicing fees of $0.7 million. As the Bank securitizes and sells assets, purchases mortgage servicing rights, or sells mortgage loans and retains the servicing rights on those loans, servicing fee income levels increase. The level of servicing fee income declines upon repayment of assets previously securitized and sold and upon prepayment of mortgage loans serviced for others. The positive effect of these items on loan and deposit servicing fees was offset in part by a $1.6 million increase in rebate expenses on credit card retail purchases, which the Bank incurred in connection with repricing activities undertaken beginning in 1993. The amortization of the excess servicing assets related to home equity credit line securitizations increased $2.2 million during the three months ended December 31, 1993 from the prior corresponding period. The increase was primarily attributable to the securitization and sale of $194.2 million and $146.2 million of home equity credit line receivables in December 1992 and September 1993, respectively.

    Gain on sales of credit card relationships, loans and mortgage-backed securities in the three months ended December 31, 1993 totaled $2.5 million, which represented a decrease of $10.2 million from the prior corresponding period. The prior period's results were affected by the sale of $194.2 million of home equity credit line receivables in the December 1992 quarter, which resulted in a gain of $10.4 million.

    OPERATING EXPENSES. Operating expenses in the quarter ended December 31, 1993 increased $17.0 million primarily as a result of increases in advertising expenses, salaries and employee benefits and loan expenses. The $5.9 million increase in advertising expenses was primarily attributable to increased solicitation by the Bank of its credit card products and services in connection with the resumption of active national solicitation of new credit card accounts. The $5.1 million increase in salaries and employee benefits resulted primarily from staffing increases and discretionary bonuses paid to substantially all employees in December 1993. The $3.8 million increase in loan expenses was primarily attributable to the accelerated amortization of purchased mortgage servicing rights, which resulted from increased prepayments of the underlying loans. In order to take advantage of additional opportunities to enhance profitability, the Bank may be required to incur increased expenditures for salaries and employee benefits, loan expenses and advertising expenses, which will contribute to higher operating expenses in future periods.

FISCAL YEAR 1993 COMPARED TO FISCAL YEAR 1992
    The Trust recorded net income of $4.5 million in the fiscal year ended September 30, 1993, compared to net income of $5.9 million in the fiscal year ended September 30, 1992. The Real Estate Trust's operating loss increased to $44.5 million in fiscal 1993 from $28.5 million in fiscal 1992. The Bank recorded operating income of $63.8 million in fiscal 1993, compared to operating income of $43.4 million in the prior year.

REAL ESTATE
    The following table sets forth, for the fiscal years ended September 30, 1993, 1992 and 1991, direct operating results for the Real Estate Trust's (i) shopping center and office properties, (ii) commercial properties portfolio, which presents the shopping center and office property results on a combined basis, and (iii) hotel properties. On August 26, 1993, the Real Estate Trust transferred its 22 shopping center properties and one of its office properties to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership in exchange for securities representing a 21.5% limited partnership interest in Saul Holdings Partnership. See "Business -- Real Estate
- --  Investment  in  Saul  Holdings  Limited  Partnership"  and  Note  2  to  the
Consolidated Financial Statements in this Prospectus. As a result of the Saul Centers Transaction, the fiscal 1993 operating results of commercial properties, which included the transferred properties, are not entirely comparable to the prior year's results.

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------
                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
SHOPPING CENTERS
Revenue
  Base rent....................................................................  $  19,635  $  21,284  $  21,446
  Expense recoveries...........................................................      4,488      4,857      5,259
  Percentage rent..............................................................      2,231      2,608      2,762
  Other........................................................................        725      1,157        386
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................     27,079     29,906     29,853
                                                                                 ---------  ---------  ---------
Direct operating expenses
  Real estate taxes............................................................      1,977      2,053      2,384
  Repairs and maintenance......................................................      1,186      1,152      1,304
  Utilities....................................................................        929        951        976
  Payroll......................................................................        891        924        925
  Insurance....................................................................        304        347        397
  Ground rent..................................................................        429        467        452
  Other........................................................................        769        818        856
                                                                                 ---------  ---------  ---------
    Total direct operating expenses............................................      6,485      6,712      7,294
                                                                                 ---------  ---------  ---------
Income after direct operating expenses.........................................  $  20,594  $  23,194  $  22,559
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------
                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
OFFICE PROPERTIES
Revenue
  Base rent....................................................................  $  16,975  $  19,101  $  20,823
  Expense recoveries...........................................................      1,272      1,916      2,658
  Other........................................................................        410        566        701
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................     18,657     21,583     24,182
                                                                                 ---------  ---------  ---------
Direct operating expenses
  Real estate taxes............................................................      1,508      1,733      2,210
  Repairs and maintenance......................................................      1,718      1,695      1,785
  Utilities....................................................................      2,261      2,326      2,363
  Payroll......................................................................        548        549        551
  Insurance....................................................................        282        296        328
  Other........................................................................        906      1,105      1,431
                                                                                 ---------  ---------  ---------
    Total direct operating expenses............................................      7,223      7,704      8,668
                                                                                 ---------  ---------  ---------
Income after direct operating expenses.........................................  $  11,434  $  13,879  $  15,514
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
COMMERCIAL PROPERTIES
(COMBINED RESULTS OF
SHOPPING CENTER AND OFFICE PROPERTIES)
Revenues
  Base rent....................................................................  $  36,610  $  40,385  $  42,269
  Expense recoveries...........................................................      5,760      6,773      7,917
  Percentage rent..............................................................      2,231      2,608      2,762
  Other........................................................................      1,135      1,723      1,087
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................     45,736     51,489     54,035
                                                                                 ---------  ---------  ---------
Direct operating expenses
  Real estate taxes............................................................      3,485      3,786      4,594
  Repairs and maintenance......................................................      2,904      2,847      3,089
  Utilities....................................................................      3,190      3,277      3,339
  Payroll......................................................................      1,439      1,473      1,476
  Insurance....................................................................        586        643        725
  Ground rent..................................................................        429        467        452
  Other........................................................................      1,675      1,923      2,287
                                                                                 ---------  ---------  ---------
    Total direct operating expenses............................................     13,708     14,416     15,962
                                                                                 ---------  ---------  ---------
Income after direct operating expenses.........................................  $  32,028  $  37,073  $  38,073
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------
                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
                                                                                         (IN THOUSANDS)
HOTELS
Revenue
  Room sales...................................................................  $  30,517  $  31,715  $  31,105
  Food sales...................................................................      8,885      8,703      9,056
  Beverage sales...............................................................      2,985      3,258      3,064
  Other........................................................................      2,998      2,952      2,544
                                                                                 ---------  ---------  ---------
    Total revenues.............................................................     45,385     46,628     45,769
                                                                                 ---------  ---------  ---------
Direct operating expenses
  Payroll......................................................................     14,887     15,145     15,882
  Cost of sales................................................................      4,729      4,862      4,826
  Utilities....................................................................      3,027      2,957      2,892
  Repairs and maintenance......................................................      2,426      2,447      2,685
  Advertising and promotion....................................................      2,301      2,331      2,168
  Property taxes...............................................................      1,194      1,084      1,382
  Insurance....................................................................        543        544        700
  Other........................................................................      4,390      4,593      4,564
                                                                                 ---------  ---------  ---------
    Total direct operating expenses............................................     33,497     33,963     35,099
                                                                                 ---------  ---------  ---------
Income after direct operating expenses.........................................  $  11,888  $  12,665  $  10,670
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    The Real Estate Trust recorded a loss before depreciation, amortization and non-cash charges of $15.9 million and an operating loss of $44.5 million for the fiscal year ended September 30, 1993, compared to a loss before depreciation, amortization and non-cash charges of $13.4 million and an operating loss of $28.5 million for the prior corresponding period. In addition, the Real Estate Trust received a tax sharing payment of $5.0 million from the Bank in fiscal 1993. The operating results for fiscal 1993 reflected a non-cash charge of $13.1 million resulting from the write-off of previously capitalized costs on development projects which management has determined have no continuing value to the Real Estate Trust. Cash flow from operations before interest expense and after tax sharing payments received from the Bank was $52.3 million for fiscal 1993, compared to $50.4 million for fiscal 1992.

    Income after direct operating expenses from commercial properties, which include both shopping center and office properties, decreased $5.0 million (13.6%) in fiscal 1993 from the prior fiscal year. Income from shopping centers after direct operating expenses declined by $2.6 million (11.2%) from the fiscal 1992 level, while income from office buildings declined by $2.4 million (17.6%). The decline in shopping center income and, to a lesser extent, office property income was primarily attributable to the transfer of 22 shopping centers and one office property to Saul Holdings Partnership and a subsidiary limited partnership in the Saul Centers Transaction, which effectively limited fiscal 1993 operating results for the major part of the commercial property portfolio to approximately 11 months of operations. The performance of the office property portfolio also was adversely affected by a decline in the leasing rate, to 77% at September 30, 1993 from 81% at September 30, 1992. The lower leasing rate generally reflected the recessionary economic conditions in the markets in which these properties are located, including the effects of the termination on March 31, 1993 of a lease for 134,000 square feet of space in one of the Trust's office buildings located in Atlanta.

    Income after direct operating expenses from hotel properties decreased $0.8 million (6.1%) in fiscal 1993 from the prior fiscal year. Room sales declined $1.2 million (3.8%), reflecting continued softness in some of the hotel markets and a significant decrease in occupancy rates at one of the nine properties. Direct operating expenses, which include a number of variable costs tied to occupancy, decreased $0.5 million (1.4%) in the current year.

    Interest expense declined $0.9 million (1.7%) in fiscal 1993 as a result of lower interest rates and lower average total indebtedness. Average balances of the Real Estate Trust's outstanding borrowings declined to $452.7 million in fiscal 1993 from $478.9 million in fiscal 1992, primarily as a result of the transfer of the mortgage debt associated with the properties conveyed in the Saul Centers Transaction.

    Advisory, management and leasing fees-related parties increased $0.2 million (2.2%) in fiscal 1993 primarily as the result of an increase, effective January 1, 1993, in the monthly advisory fee to $157,000 from $97,000. The effect of this increase was partially offset by a decrease of $0.4 million in management and leasing fees as a result of lower rental and sales income on which these fees are based.

    General and administrative expense decreased $2.1 million (49.9%) in fiscal 1993 from the level in the prior fiscal year. Such expense in fiscal 1992 reflected payment of $1.3 million in connection with a litigation judgment awarded against the Trust and associated costs and expenses. Most of the balance of the decreased expenses in the current fiscal year was attributable to lower legal expense.

    The $13.1 million write-off of abandoned development costs, which were incurred primarily before fiscal 1990, represents the expensing of costs capitalized in previous years by the Real Estate Trust on projects for various types of income-producing properties located in Georgia, Virginia, Kansas and Florida. Because of changed economic circumstances in those locations, management has determined that it would not be in the best interests of the Real Estate Trust to continue development and that the costs expended to date have no continuing value to the Real Estate Trust.

BANKING

    OVERVIEW. The Bank recorded operating income of $63.8 million for the year ended September 30, 1993, compared to operating income of $43.4 million for fiscal 1992. The increase in operating income for the year ended September 30, 1993 was primarily attributable to a $26.5 million decrease in the provision for loan losses, a $7.0 million increase in loan and deposit servicing fees, an $8.9 million increase in gain on sales of securities and a $37.9 million decrease in loss on real estate held for investment or sale. The positive effect of these items was offset in part by a $7.0 million decrease in net interest income before provision for loan losses, an $8.2 million decrease in credit card fees, a $12.9 million decrease in gains on sales of credit card relationships, loans and mortgage-backed securities and a $29.5 million increase in operating expenses.

    NET INTEREST INCOME. Net interest income, before the provision for loan losses, decreased $7.0 million (or 3.7%) for the year ended September 30, 1993, as the average yield on interest-earning assets decreased at a rate greater than the decrease in the average rate on interest-bearing liabilities. See "Financial Condition -- Banking -- Asset and Liability Management."

    The Bank would have recorded additional net interest income of $7.4 million for the year ended September 30, 1993 if the Bank's non-accrual assets and restructured loans had been current in accordance with their original terms.

    The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resulting yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net yield on interest-earning assets.

                          NET INTEREST MARGIN ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                         YEAR ENDED SEPTEMBER 30,                  YEAR ENDED SEPTEMBER 30,
                                          ------------------------------------------------------  --------------------------
                                                     1993                        1992                        1991
                             SEPTEMBER    --------------------------  --------------------------  --------------------------
                              30, 1993     AVERAGE            YIELD/   AVERAGE            YIELD/   AVERAGE            YIELD/
                             YIELD/RATE    BALANCES  INTEREST  RATE    BALANCES  INTEREST  RATE    BALANCES  INTEREST  RATE
                            ------------  ---------- -------- ------  ---------- -------- ------  ---------- -------- ------
Assets:
  Interest-earning assets:
    Loans receivable, net
     (1)...................     9.93%     $2,136,157 $240,443 11.26%  $2,411,405 $307,740 12.76%  $3,111,735 $391,176 12.57%
    Mortgage-backed
     securities (2)........     5.95       1,508,948   95,085  6.30    1,115,975   83,504  7.48      680,382   62,429  9.18
    Federal Funds sold.....    --             14,283      427  2.99       25,919    1,063  4.10       65,337    4,608  7.05
    Trading securities.....    --             --        --     --         --        --     --        158,638   14,283  9.00
    Investment
     securities............     4.21         125,255    8,086  6.46       64,569    4,159  6.44      117,710    7,658  6.51
    Other interest-earning
     assets................     3.27         168,432    4,773  2.83      163,453    6,567  4.02      112,737    7,418  6.58
                                          ---------- --------         ---------- --------         ---------- --------
      Total................     8.19       3,953,075  348,814  8.82    3,781,321  403,033 10.66    4,246,539  487,572 11.48
                                 ---                 -------- ------             -------- ------             -------- ------
  Non-interest earning
   assets:
    Cash...................                  104,195                     106,297                     123,295
    Real estate held for
     investment or sale....                  466,717                     564,325                     447,960
    Property and equipment,
     net...................                  141,690                     151,350                     159,338
    Cost in excess of net
     assets acquired,
     net...................                   11,117                      14,161                      17,434
    Other assets...........                  172,178                     172,888                     190,454
                                          ----------                  ----------                  ----------
      Total assets.........               $4,848,972                  $4,790,342                  $5,185,020
                                          ----------                  ----------                  ----------
                                          ----------                  ----------                  ----------
Liabilities and
 stockholders' equity:
  Interest-bearing
   liabilities:
    Deposit accounts:
      Demand deposits......     2.89      $  750,816   18,569  2.47   $  714,736   22,523  3.15   $  681,785   35,169  5.16
      Savings deposits.....     3.46         860,280   27,980  3.25      689,882   27,800  4.03      483,985   27,313  5.64
      Time deposits........     4.32         964,926   41,813  4.33    1,347,438   75,914  5.63    1,675,588  120,905  7.22
      Money market
       deposits............     3.28       1,242,175   39,430  3.17    1,332,776   55,384  4.16    1,571,634   97,323  6.19
                                          ---------- --------         ---------- --------         ---------- --------
      Total deposits.......     3.48       3,818,197  127,792  3.35    4,084,832  181,621  4.45    4,412,992  280,710  6.36
    Borrowings.............     5.81         755,111   39,726  5.26      484,377   33,140  6.84      545,722   45,001  8.25
                                          ---------- --------         ---------- --------         ---------- --------
      Total................     3.83       4,573,308  167,518  3.66    4,569,209  214,761  4.70    4,958,714  325,711  6.57
                                 ---                 -------- ------             -------- ------             -------- ------
  Non interest-bearing
   items:
    Non-interest bearing
     deposits..............                   46,670                      38,489                      23,435
    Other liabilities......                   36,145                      46,534                      63,403
    Stockholders' equity...                  192,849                     136,110                     139,468
                                          ----------                  ----------                  ----------
      Total liabilities and
       stockholders'
       equity..............               $4,848,972                  $4,790,342                  $5,185,020
                                          ----------                  ----------                  ----------
                                          ----------                  ----------                  ----------
Net interest income........                          $181,296                    $188,272                    $161,861
                                                     --------                    --------                    --------
                                                     --------                    --------                    --------
Net interest spread (3)....                                    5.16%                       5.96%                       4.91%
                                                              ------                      ------                      ------
                                                              ------                      ------                      ------
Net yield on
 interest-earning assets
 (4).......................                                    4.59%                       4.98%                       3.81%
                                                              ------                      ------                      ------
                                                              ------                      ------                      ------
Interest-earning assets to
 interest-bearing
 liabilities...............                                   86.44%                      82.76%                      85.44%
                                                              ------                      ------                      ------
                                                              ------                      ------                      ------

- ------------------------------
(1) Includes loans held for sale and/or securitization. Interest on non-accruing loans has been included only to the extent reflected in the Consolidated Statements of Operations; however, the loan balance is included in the average amount outstanding until transferred to real estate acquired in settlement of loans. Includes $19, $2,315 and $5,673 of amortized loan fees, premiums and discounts in interest income for the years ended September 30, 1993, 1992 and 1991.
(2)   Includes mortgage-backed securities held for sale.
(3) Equals weighted average yield on total interest-earning assets less weighted average rate on total interest-bearing liabilities.
(4) Equals net interest income divided by the average balances of total interest-earning assets.

    The following table presents certain information regarding changes in interest income and interest expense of the Bank during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (change in volume multiplied by old rate); changes in rate (change in rate multiplied by old volume); and total changes in rate and volume.

                 VOLUME AND RATE CHANGES IN NET INTEREST INCOME
                                 (IN THOUSANDS)

                                                   YEAR ENDED SEPTEMBER 30, 1993       YEAR ENDED SEPTEMBER 30, 1992
                                                  COMPARED TO YEAR ENDED SEPTEMBER    COMPARED TO YEAR ENDED SEPTEMBER
                                                  30, 1992 INCREASE (DECREASE) DUE    30, 1991 INCREASE (DECREASE) DUE
                                                          TO CHANGE IN (1)                    TO CHANGE IN (1)
                                                 ----------------------------------  ----------------------------------
                                                                           TOTAL                               TOTAL
                                                   VOLUME       RATE       CHANGE      VOLUME       RATE       CHANGE
                                                 ----------  ----------  ----------  ----------  ----------  ----------
Interest income:
  Loans (2)....................................  $  (33,153) $  (34,144) $  (67,297) $  (89,265) $    5,829  $  (83,436)
  Mortgage-backed securities (3)...............      26,187     (14,606)     11,581      34,290     (13,215)     21,075
  Federal funds sold...........................        (397)       (239)       (636)     (2,093)     (1,452)     (3,545)
  Trading securities...........................      --          --          --         (14,283)     --         (14,283)
  Investment securities........................       3,914          13       3,927      (3,406)        (93)     (3,499)
  Other interest-earning assets................         196      (1,990)     (1,794)      2,636      (3,487)       (851)
                                                 ----------  ----------  ----------  ----------  ----------  ----------
    Total interest income......................      (3,253)    (50,966)    (54,219)    (72,121)    (12,418)    (84,539)
                                                 ----------  ----------  ----------  ----------  ----------  ----------
Interest expense:
  Deposit accounts.............................     (11,245)    (42,584)    (53,829)    (19,666)    (79,423)    (99,089)
  Borrowings...................................      15,490      (8,904)      6,586      (4,706)     (7,155)    (11,861)
                                                 ----------  ----------  ----------  ----------  ----------  ----------
    Total interest expense.....................       4,245     (51,488)    (47,243)    (24,372)    (86,578)   (110,950)
                                                 ----------  ----------  ----------  ----------  ----------  ----------
Increase (decrease) in net interest income.....  $   (7,498) $      522  $   (6,976) $  (47,749) $   74,160  $   26,411
                                                 ----------  ----------  ----------  ----------  ----------  ----------
                                                 ----------  ----------  ----------  ----------  ----------  ----------

- ------------------------
(1) The net change attributable to the combined impact of volume and rate has been allocated in proportion to the absolute value of the change due to volume and the change due to rates.
(2)   Includes loans held for sale and/or securitization.
(3)   Includes mortgage-backed securities held for sale.

    Interest income in fiscal 1993 decreased $54.2 million from the level in fiscal 1992 as a result of lower average yields on the loan portfolio and lower average balances of loans. The effect of the lower average yields on loans, which reflected a decline in market interest rates, and lower average loan balances was partially offset by higher average balances of certain interest-earning assets, principally mortgage-backed securities and, to a lesser extent, U.S. Government securities.

    The Bank's net interest spread declined to 5.16% from 5.96%, reflecting in part the effect of the Bank's actions to restructure its balance sheet as part of its capital enhancement program. See "Liquidity and Capital Resources -- Banking -- Capital." As described below, in order to reduce its overall risk-based capital requirement, the Bank invested the proceeds from the securitization and sale of home equity credit line and credit card receivables in lower-yielding securities. In view of its improved capital position, the Bank does not currently anticipate that it will be required in future periods to continue to pursue comparable asset reallocations that could adversely affect its net interest spread, although other factors, including the continued impact of the prior reallocations, may adversely affect the net interest spread in such periods.

    Interest income on loans, the largest category of the Bank's interest-earning assets, declined by $67.3 million (or 21.9%) due to lower average balances and decreased yields. The Bank's loan securitization and sale activity was the single largest factor in reducing loan balances. The securitization and sale of $194.2 million and $146.2 million of home equity credit line receivables in the first and fourth quarters of fiscal 1993, respectively, were reflected in a decrease of $27.5 million (or 15.0%) in average balances of this loan type. A decrease of $259.5 million in average credit card loan balances resulting from the securitization and sale of $200.0 million of credit card receivables in the fourth quarter of fiscal 1993 and $150.0 million and $280.0 million of credit card receivables in the March 1993 and 1992 quarters, respectively, contributed to a $51.9 million decrease in interest income from this category of loans. Average loan balances in the construction and ground loan categories decreased $49.6 million (or 42.5%) from the level in fiscal 1992 primarily as a result of loan principal repayments and the acquisition of the underlying collateral through foreclosure or categorization of the loans as in-substance foreclosed. Average loan balances of residential permanent loans increased $10.1 million as a result of the Bank's increased origination of single-family residential loans during fiscal 1993.

    A decrease of 150 basis points in the average yield on the loan portfolio for the year ended September 30, 1993 resulted primarily from a decrease to 7.33% from 8.62% in the average yield on residential permanent loans and a decrease to 7.05% from 8.51% in the average yield on home equity credit line loans. The Bank's residential permanent loans and home equity credit line loans generally bear interest at variable rates that adjust based on specified market interest rates, which declined from levels prevailing in fiscal 1992. See "Business -- Banking -- Lending Activities -- Single-Family Residential Real Estate Lending."

    Interest  income  on  mortgage-backed  securities  increased  $11.6  million primarily as a result of higher average balances of these assets. Average balances increased $393.0 million (or 35.2%) from the level in fiscal 1992 primarily as a result of increased purchases of mortgage-backed securities during the year. Mortgage-backed security balances increased primarily as result of management's desire to reduce its overall risk-based capital requirement. Management accomplished this objective by reinvesting proceeds from the securitization and sale of home equity credit line and credit card receivables securitizations, and to a lesser extent, early curtailments on its residential loans into government and mortgage-backed securities. The effects of the higher average balances were offset in part by lower average yields on these securities resulting from lower market interest rates.

    Interest income on securities increased $3.9 million as a result of higher average balances of U.S. Government securities. As discussed above, the Bank's higher balances in U.S. Government securities was a result of management's desire to reduce risk-based capital requirements. Other interest income decreased $2.4 million during the year ended September 30, 1993 primarily because of lower average yields of interest bearing deposits, which declined to 4.3% from 4.9% (or 12.2%), and lower average yields and balances of federal funds sold, which declined to 3.0% from 4.1% and to $14.3 million from $25.9 million (or 44.9%), respectively. The Bank's decrease in federal funds sold, resulted primarily from the immediate reinvestment of various securitization proceeds into agency mortgage-backed securities rather than into federal funds.

    Interest expense decreased $47.2 million (or 22.0%) for the year ended September 30, 1993 because of a decline of $53.8 million in interest expense on deposits, the largest category of interest-bearing liabilities. Interest expense on deposits decreased primarily as a result of a decrease in average rates (to 3.35% from 4.45%), which reflected a decline in market interest rates, and secondarily to a decline of $266.6 million in average deposit balances. The decline in average deposit balances, which began in fiscal 1992, has been primarily attributable to two factors. First, thrifts and banks generally experienced a net outflow of deposits in 1992 and 1993 as a result of low market interest rates and the relative strength and attractiveness of bonds and equity securities as alternate investments. Second, the Bank pursued a more conservative strategy in fiscal 1992 than certain of its competitors in setting interest rates on deposits, particularly on more costly certificates of deposit and money market deposits. Interest on borrowings increased by $6.6 million, primarily because of higher average balances of short-term borrowings which replaced decreased deposit balances. The higher average balances of such borrowings were offset in part by lower average interest rates.

    PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses decreased to $62.5 million in the year ended September 30, 1993 from $89.1 million in the prior fiscal year. The decrease was primarily attributable to a decrease of
$23.7  million  in  the  provision  for   losses  on  credit  card  loans.   The
securitization and sale of $200.0 million of credit card receivables in the fourth quarter of fiscal 1993 and of $150.0 million and $280.0 million of credit card receivables in the March 1993 and 1992 quarters, respectively, reduced the amount of such receivables against which the Bank maintains the reserve. See "Financial Condition -- Banking -- Asset Quality -- Reserves for Losses."

    OTHER INCOME. The increase in other (non-interest) income to $130.8 million for the year ended September 30, 1993 from $100.4 million for fiscal 1992 was primarily attributable to an increase in loan servicing fees, an increase in the gain on sales of investment securities and a decrease in the loss on real estate held for investment or sale. These items were partially offset by decreases in credit card fees and in gain on sales of credit card relationships, loans and mortgage-backed securities.

    Credit card fees, consisting of membership fees, late charges, interchange fees and cash advance charges, decreased $8.2 million for the year ended September 30, 1993 from the level in fiscal 1992. The decrease was attributable to a decrease in interchange fees, a decrease in late charges collected and a decrease in annual membership fees as a result of a lower number of accounts due primarily to credit card securitization activity.

    Loan servicing fees increased $6.2 million for the year ended September 30, 1993. Higher levels of securitized receivables serviced by the Bank contributed to an increase of $6.9 million in credit card servicing fees, and higher levels of purchased mortgage servicing rights contributed to an increase of $2.6 million in residential single-family mortgage servicing fees. As the Bank securitizes and sells assets, purchases mortgage servicing rights, or sells mortgage loans and retains the servicing rights on those loans, servicing fee income levels increase. The level of servicing fee income declines upon repayment of assets previously securitized and sold and upon prepayment of mortgage loans serviced for others. The amortization of the excess servicing assets related to home equity credit line securitizations increased $3.5 million, primarily due to an increase in the average prepayment rate of the underlying receivables, which reflected continued high levels of loan prepayment activity.

    The gain on sales of investment securities increased to $8.9 million as a result of the Bank's sale in June 1993 of its portfolio of five-year U.S. Government securities with a book value of $172.9 million. The Bank sold these securities primarily to permit increased mortgage loan origination activity which would otherwise have been limited under the asset growth limitations imposed on the Bank by the OTS. See "Liquidity and Capital Resources -- Banking
- -- Capital -- Regulatory Action and Requirements."

    The $37.9 million decrease in the loss on real estate held for investment or sale was primarily attributable to a decrease in the provision for losses on these assets of $30.2 million. See "Financial Condition -- Banking -- Asset Quality -- Reserves for Losses."

    Gain on sales of credit card relationships, loans and mortgage-backed securities decreased $12.9 million to $31.4 million in fiscal 1993 from $44.3 million in fiscal 1992, primarily because of a decrease in the amount of mortgage-backed securities sold and, to a lesser extent, because no credit card relationships were sold in fiscal 1993. During fiscal 1992, the Bank sold $438.4 million of long-term fixed-rate mortgage-backed securities, which resulted in a gain of $21.0 million, in order to mitigate the effects on the Bank's capital levels of an increase in the Bank's reserves for losses on real estate and real estate-related charge-offs taken during the period. The decrease in the gain on sales of credit card relationships, loans and mortgage-backed securities was partially offset by a $4.8 million gain recognized on the sale of the Bank's portfolio of seven-year balloon fixed-rate mortgage-backed securities, totaling $127.8 million, in the March 1993 quarter. These securities were sold primarily to provide the Bank with flexibility under existing regulatory growth limits and to reduce the Bank's exposure to possible future increases in long-term interest rates. In addition, the Bank recognized aggregate gains of $16.8 million on its securitization and sale of home equity credit line receivables in fiscal 1993 compared to gains of $15.1 million in fiscal 1992. See "Liquidity and Capital Resources -- Banking -- Capital -- Regulatory Action and Requirements."

    OPERATING  EXPENSES.   Operating expenses for  the year  ended September 30,
1993 increased $29.5 million (18.9%) from the level in fiscal 1992. This increase was primarily attributable to increases in salaries and employee benefits, loan expenses and advertising expenses. Salaries and employee benefits increased $7.0 million, of which $5.5 million resulted from staffing increases, primarily in the asset workout, loan origination support and telemarketing areas. The remaining increase was attributable to the increase in the level of the Bank's contributions to its employee profit sharing plan. The $8.5 million increase in advertising expenses was primarily attributable to increased direct mail solicitation by the Bank of its credit card products and services in connection with the resumption of active national solicitation of new credit card accounts. See "Business -- Banking -- Lending -- Credit Card Lending." The $14.2 million increase in loan expenses was due primarily to a $10.5 million increase in the amortization of purchased mortgage servicing rights, which resulted from the amortization of the purchase price of approximately $1.2 billion principal amount of residential single-family mortgage servicing rights acquired by the Bank during fiscal 1993 and the increased prepayments of the underlying loans. See "Business -- Banking -- Lending Activities -- Loan Servicing."

FISCAL YEAR 1992 COMPARED TO FISCAL YEAR 1991

    The Trust recorded net income of $5.9 million for the fiscal year ended September 30, 1992, compared to a net loss of $27.3 million for the fiscal year ended September 30, 1991. The Real Estate Trust's operating loss increased to $28.5 million in fiscal 1992 from $20.0 million in fiscal 1991. The Bank recorded operating income of $43.4 million in fiscal 1992, compared to an operating loss of $6.1 million in the prior year.

REAL ESTATE

    The Real Estate Trust recorded an operating loss of $28.5 million for the fiscal year ended September 30, 1992, which represented an $8.5 million increase from the $20.0 million operating loss recorded for fiscal 1991. The operating results for fiscal 1991 included a $20.3 million gain on the sale of a shopping center, while fiscal 1992 results reflected a $0.5 million loss on property sales. Excluding the effect of property sales in the two years, the Real Estate Trust's operating loss declined to $28.0 million in fiscal 1992 from $40.3 million in fiscal 1991. This decreased operating loss was principally attributable to lower interest expense as a result of declining market interest rates and lower average indebtedness, a reduction in advisory fee payments and a decrease in general and administrative costs. Of the loss recorded in fiscal 1992, $15.1 million consisted of depreciation and amortization charges, compared to $17.6 million of such charges in fiscal 1991. In addition the Real Estate Trust received tax sharing payments from the Bank totaling $29.6 million during fiscal 1991.

    Income after direct operating expenses from commercial properties, which include both shopping center and office properties, decreased $1.0 million (2.6%) in fiscal 1992 from the prior fiscal year. The decrease was attributable to a decline of $1.6 million (or 10.5%) in income from the office portfolio. Base rent and expense recoveries, which declined 4.5% and 14.5%, respectively, from the previous year, were adversely affected in fiscal 1992 by a reduction in the leasing rate for the office portfolio. The level of leased office space decreased to 81% at September 30, 1992 from 89% at September 30, 1991. The lower leasing rate reflected the general recessionary economic conditions in the markets in which these properties are located. Income from shopping centers increased $0.6 million (or 2.8%) in fiscal 1992. An increase in lease termination payments in fiscal 1992 more than offset slight declines in base rent, expense recoveries and percentage rent.

    Income after direct operating expenses from hotel properties increased $2.0 million (18.7%) in fiscal 1992 from the prior fiscal year. Approximately $0.9 million of the increase was attributable to a

1.9% increase in income, which resulted primarily from higher room sales, while $1.1 million of the increase reflected a 3.2% reduction in operating costs, which consisted principally of lower employment costs, property taxes and maintenance costs.

    Lower interest rates and lower average total indebtedness contributed to a decrease of $6.1 million (10.6%) in interest expense. Average balances of the Real Estate Trust's outstanding borrowings declined to $478.9 million in fiscal 1992 from $492.9 million in fiscal 1991, primarily as the result of scheduled amortization. A decrease in market interest rates, on which adjustments to the interest rates of the Real Estate Trust's mortgage notes are based, was reflected in a decline in the average interest rate paid on borrowings to 11.1% in fiscal 1992 from 11.9% in fiscal 1991.

    Advisory, management and leasing fees-related parties decreased $1.9 million (21.5%) in fiscal 1992, primarily as the result of a reduction in the monthly advisory fee, effective April 1, 1991, to $97,000 from $318,000.

    General and administrative expense decreased $847,000 (16.7%) in fiscal 1992 from the level in the prior year. Fiscal 1991 general and administrative expense reflected the inclusion of a $2.1 million write-off of costs associated with an abandoned securities offering. Legal expenses increased in fiscal 1992 by $1.3 million as a result of the payment of a litigation judgment awarded against the Trust and payment of associated costs and expenses.

BANKING

    OVERVIEW. The Bank recorded operating income of $43.4 million for the year ended September 30, 1992, compared to a operating loss of $6.1 million for fiscal 1991. The increase in operating income for the year ended September 30, 1992 was primarily due to an increase in the Bank's net interest spread (from 4.91% to 5.96%), which generated higher profits in the Bank's core businesses of mortgage banking, home equity credit line lending and credit card lending, reductions in operating expenses and a decrease in the provision for loan losses. The increase in net interest income after provision for loan losses during the current period was offset by a significant decrease in other income resulting primarily from reduced gains on sales of credit card relationships, loans and mortgage-backed securities.

    NET INTEREST INCOME. Net interest income, before the provision for loan losses, increased $26.4 million (or 16.3%) for the year ended September 30, 1992, reflecting an increase of 105 basis points in the Bank's net interest spread. Because market interest rates generally declined in fiscal 1992, the Bank's interest sensitivity gap contributed to the higher net interest spread, as the average rate on interest-bearing liabilities (primarily deposits) decreased at a rate greater than the decrease in the average yield on interest-earning assets. See "Financial Condition -- Banking -- Asset and Liability Management."

    The Bank would have recorded additional net interest income of $11.3 million for the year ended September 30, 1992 if the Bank's non-accrual assets and restructured loans had been current in accordance with their original terms.

    During fiscal years 1990 and 1991, the Bank's non-interest income had a significant effect on net income, because the Bank pursued a strategy of generally selling all of its long-term fixed-rate mortgage production and securitizing and selling credit card and home equity credit line receivables, in part in furtherance of its asset-liability management strategy. See "Financial Condition -- Banking -- Asset and Liability Management." Sales of such assets by the Bank reduce the Bank's level of interest-earning assets, which will contribute to lower interest income in the future. Such sales also may contribute to an increase in other income, as a result of increased servicing fees earned by the Bank on portfolios of home equity credit line and credit card receivables securitized and sold by the Bank.

    Interest income decreased $84.5 million in fiscal 1992 from the level in fiscal 1991. Lower average balances of loans and, to a lesser extent, reduced yields on mortgage-backed securities resulting from lower market interest rates contributed to the decrease.

    Interest income on loans, the largest category of interest-earning assets, declined by $83.4 million due primarily to lower average balances. The Bank's loan securitization and sale activity was the single largest factor in reducing loan balances, although interest income on commercial permanent, construction and ground loans decreased $13.2 million due to the increase in the level of the Bank's real estate acquired in settlement of loans. Interest income on residential permanent loans decreased $21.1 million due in part to lower loan balances in that category resulting from the exchange of $616.4 million of single-family mortgages for private label, AA-rated mortgage-backed securities in the March 1992 quarter. Interest income on home equity credit line loans decreased $22.1 million due primarily to decreases in average balances of $159.4 million resulting from the securitization and sale of $600.1 million and $253.6 million of these types of loans in the first quarter of fiscal 1991 and the first quarter of 1992, respectively. Interest income on other consumer loans decreased $16.5 million primarily because average balances on these loans decreased $143.4 million as the result of the securitization and sale of $113.9 million of automobile loan receivables in the fourth quarter of fiscal 1991. Interest income on credit card loans decreased $7.9 million primarily due to reduced average balances resulting from the securitization and sale of $280.0 million of credit card receivables in March 1992.

    A yield increase of 19 basis points on the loan portfolio for the year ended September 30, 1992 resulted primarily from an increase in the yield on credit card loans, from 17.80% to 18.24%. Partially offsetting this increase was a decrease in the yield on residential permanent loans of 77 basis points, from 9.39% to 8.62%. The Bank's residential permanent loans generally bear interest at variable rates that adjust based on specified market interest rates, which declined from levels prevailing in fiscal 1991.

    Interest income on mortgage-backed securities increased $21.1 million primarily as the result of higher average balances due to the $616.4 million exchange in the March 1992 quarter. The increase was partially offset by lower average yields on these securities resulting from lower market interest rates.

    Interest income on trading securities declined $14.3 million, as the Bank did not hold trading securities during fiscal 1992.

    Interest income on investment securities decreased $3.5 million as the result of lower average balances of U.S. Government securities.

    Other interest income decreased $4.4 million from fiscal 1991 primarily due to a decline in income on federal funds sold. Interest income on federal funds sold decreased $3.5 million as average balances decreased $39.4 million and the average yield declined by 295 basis points.

    Interest expense decreased $111.0 million (or 34.1%) for the year ended September 30, 1992 primarily because of a decline of $99.1 million in interest expense on deposits, the largest category of interest-bearing liabilities. Interest expense on deposits decreased primarily due to a decrease in average rates (from 6.36% to 4.45%), which reflected a decline in market interest rates, and secondarily to a decline of $328.2 million in average deposit balances. Interest on borrowings decreased $11.9 million because of lower average interest rates and, to a lesser extent, lower average balances.

    PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $58.1 million in fiscal 1992 from the provision in fiscal 1991. The provision for credit card and other consumer loans decreased $35.7 million, primarily because the March 1992 securitization and sale of $280.0 million of credit card receivables reduced the amount of receivables against which the Bank maintains the reserve. The provision for losses on real estate loans decreased by $22.4 million, as corresponding balances on real estate construction and ground loans decreased by $41.6 million.

    OTHER INCOME. The significant decrease in other income (to $100.4 million for the year ended September 30, 1992 from $161.1 million for the year ended September 30, 1991) was primarily attributable to (i) a decline in loan servicing fee income, (ii) a decline in credit card fees, (iii) an increase in the loss on real estate held for investment and (iv) a decrease in gains on sales of credit card relationships, loans and mortgage-backed securities.

    Loan servicing fees decreased $7.7 million (or 16.2%) in fiscal 1992 compared to fiscal 1991. The decline was partially attributable to a net decrease of $3.4 million in home equity credit line and automobile loan servicing fees. A decrease of $10.8 million related to changes in the method of amortizing gains previously recognized on the securitization and sale of home equity credit line and automobile loan receivables, and a decrease of $6.6 million in credit card servicing fees, which was related to temporary subservicing agreements on credit card relationships previously sold, was partially offset by an increase of $7.4 million in fees earned by the Bank in servicing portfolios of home equity credit line receivables securitized in December 1990 and December 1991. In addition, credit card servicing fees increased by $3.6 million due to the securitization and sale of $280.0 million of credit card receivables in March 1992. As the Bank securitizes and sells assets, purchases mortgage servicing rights, or sells mortgage loans and retains the servicing rights on those loans, the level of servicing fee income increases. Servicing fee income declines upon repayment of assets previously securitized and sold and repayment of mortgage loans serviced for others.

    Credit card fees, consisting of membership fees, late charges, interchange fees and cash advance charges, decreased $7.2 million (or 17.3%) for the year ended September 30, 1992, compared to fiscal 1991. The decline was primarily attributable to lower volumes of cardholder purchases on which the Bank receives fees.

    The increase of $3.2 million in the loss on real estate held for investment or sale in fiscal 1992 resulted primarily from an increase in the provision for losses on real estate of $12.6 million. The increased provision was partially offset by a $9.4 million increase in operating income and gains on sales attributable to the Bank's real estate held for investment or sale.

    The gain on sales of credit card relationships, loans and mortgage-backed securities decreased $24.9 million from the gain recorded for fiscal 1991 to $44.3 million. During the year ended September 30, 1992, the Bank sold long-term fixed-rate mortgage-backed securities with a book value of $817.5 million, of which $387.7 million constituted sales of mortgage-backed securities from the Bank's mortgage banking operations, and recognized net gains of $16.7 million, securitized and sold $253.6 million of home equity credit line receivables and recognized a gain of $15.1 million, and sold credit card relationships with related receivables balances of $14.9 million and recognized a gain of $1.5 million. During fiscal 1991, mortgage-backed securities with a book value of $815.9 million were sold, of which $189.2 million constituted mortgage-backed securities from the Bank's mortgage banking operations, $600.1 million of home equity credit line receivables were securitized and sold and credit card relationships with $273.4 million of credit card receivable balances were sold, resulting in gains of $20.0 million, $25.8 million and $20.7 million, respectively. See "Business -- Banking -- Lending Activities -- Sales of Mortgage-Backed Securities."

    The $3.8 million gain on sales of mortgage servicing rights during the year ended September 30, 1992 resulted from the sale of $255.7 million of such rights. The $9.1 million gain in fiscal 1991 resulted from the sale of $1.0 billion of mortgage servicing rights. The Bank will continue to sell mortgage servicing rights related to mortgage loans which are originated for sale to third parties.

    OPERATING EXPENSES. Operating expenses decreased $25.8 million (or 14.2%) in fiscal 1992 from the level in the previous year. The decrease reflects the effects of the Bank's program to reduce operating expenses, which was initiated in the latter half of fiscal 1990 and was reflected in the Bank's capital plan. The principal components of the overall decline were a decrease of $15.6 million in salaries and employee benefits (primarily as a result of reduced staffing levels), a decrease of $5.1 million in computer expenses and a decrease of $2.2 million in advertising expenses. The lower computer and advertising expenses were achieved primarily by the curtailment of the Bank's credit card account solicitation activities.

FINANCIAL CONDITION
REAL ESTATE

    The Real Estate Trust's investment portfolio at December 31, 1993, which consisted primarily of office properties, hotels and undeveloped land parcels, was relatively unchanged from September 30, 1993. On August 26, 1993, the Real Estate Trust transferred its 22 shopping center properties and one of its office properties, together with the debt associated with such properties, to Saul Holdings Partnership and a subsidiary limited partnership in exchange for securities representing a 21.5% limited partnership interest in Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership" and Note 2 to the Consolidated Financial Statements in this Prospectus.

    Office space in the Real Estate Trust's office property portfolio was 80% leased at December 31, 1993, compared to a leasing rate of 77% at September 30, 1993 and 83% at December 31, 1992. The decline in the leasing rate from the December 1992 quarter reflected adverse economic conditions in the metropolitan areas in which the Trust maintains office properties. At December 31, 1993, the Real Estate Trust's office property portfolio had a total gross leasable area of 1,365,000 square feet. Of the gross leasable area at December 31, 1993, 155,000 square feet (11.3%), 432,000 square feet (31.7%) and 194,000 square feet (14.2%)
are subject to leases whose terms expire in the balance of fiscal 1994 and in fiscal 1995 and 1996, respectively. Due to a decline in lease rates for office space in the markets served by these properties, the terms of certain of the new leases to be entered into in fiscal 1994 are expected to be less favorable to the Real Estate Trust than the terms of the expiring leases. The ability of the Real Estate Trust to re-lease office space subject to leases expiring in fiscal 1995 and fiscal 1996, and the terms of any such new leases, will depend on conditions in the markets for the applicable properties during such periods.

    For the three months ended December 31, 1993, the nine hotel properties owned by the Real Estate Trust experienced an average occupancy rate of 57% and a $53.95 average room rate, compared to an average occupancy rate of 56% and a $54.78 average room rate in the first three months of fiscal 1992. Five of the hotels showed improved occupancy rates over the prior corresponding period, while occupancy rates at four properties declined from the rates in the December 1992 quarter.

BANKING

    GENERAL. The Bank recorded operating income before income taxes, extraordinary items and cumulative effect of change in accounting principle of $6.0 million for the three months ended December 31, 1993, compared to operating income before income taxes, extraordinary items and cumulative effect of change in accounting principle of $1.3 million in the prior corresponding period. The increase for the December 1993 quarter was primarily attributable to a decrease in the provision for loan losses, a decrease in losses on real estate held for investment or sale and an increase in loan and deposit servicing fees. The positive effect of these items was offset by a decrease in net interest income before the provision for loan losses, and an increase in operating expenses.

    On November 23, 1993, the Bank sold $150.0 million principal amount of 9 1/4% Subordinated Debentures due 2005 (the "1993 Debentures"). On December 23, 1993 and December 24, 1993, the Bank redeemed its outstanding 13 1/2% Subordinated Capital Debentures due July 15, 2002 (the "1987 Debentures") and 15% Subordinated Capital Debentures due November 15, 2003 (the "1988 Debentures"), respectively. The Bank received net proceeds of $143.6 million from the sale of the 1993 Debentures, of which approximately $134.2 million was used to redeem the 1987 Debentures and the 1988 Debentures. The remaining net proceeds were used for general corporate purposes. The Bank incurred a loss of $6.3 million, after related income taxes, in connection with the redemption of the 1987 Debentures and the 1988 Debentures. The OTS has approved the inclusion of the principal amount of the 1993 Debentures in the Bank's supplementary capital for regulatory capital purposes.

    At December 31, 1993, the Bank remained in compliance with all of its regulatory capital requirements under FIRREA. The Bank's tangible, core (or leverage) and risk-based regulatory capital ratios were 4.55%, 5.30% and 11.56%, respectively, compared to the requirements of 1.5%, 3.0% and 8.0%, respectively. Additionally, at December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based capital ratios of 5.30%, 6.88% and 11.56%, respectively, exceeded the corresponding ratios of 5.0%, 6.0% and 10.0% established under the prompt corrective action regulations for "well capitalized" institutions. On the basis of its balance sheet at December 31, 1993, the Bank met the FIRREA-mandated fully phased-in capital requirements.

    During the first quarter of fiscal 1994, the Bank adopted three new Statements of Financial Accounting Standards: SFAS 109, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

    SFAS 109 changes the manner in which companies record deferred tax liabilities or assets and requires ongoing adjustments for enacted changes in tax rates and regulations. The cumulative effect of this change in accounting principle amounted to an increase in the Bank's net income and deferred tax asset of $5.1 million.

    Effective October 1, 1993, the Bank adopted, on a prospective basis, SFAS 114, which was issued in May 1993. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price, or the fair value of the collateral, if the loan is collateral-dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. A subsequent change in the fair value of the impaired loan is reported as an increase in or reduction to the provision for loan losses. In addition, SFAS 114 requires impaired loans for which foreclosure is probable to be accounted for as loans instead of REO. Two such loans, with aggregate principal balances of $15.0 million, were reclassified from real estate held for sale to loans receivable during the quarter ended December 31, 1993. No additional reserves were required by adoption of this pronouncement. Impaired loans that are also nonperforming are included in nonperforming assets. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    SFAS 115 requires companies to classify certain equity securities and all debt securities into one of three categories on the date of acquisition and the date of all subsequent financial statements. Under SFAS 115, securities are categorized as either "held-to-maturity," "available-for-sale" or "trading." As a result of implementing SFAS 115, the Bank determined that both its investment security and mortgage-backed security portfolios should be classified as available-for-sale. The Bank implemented SFAS 115 effective October 1, 1993 and recorded $16.3 million of net unrealized holding gains, net of related income taxes, as a separate component of stockholders' equity as of that date. At December 31, 1993, net unrealized holding gains of $8.2 million are reported as a separate component of stockholders' equity. This net unrealized holding gain, which will fluctuate based on market interest rates and the composition of the Bank's investment security and mortgage-backed security portfolios, is fully includable in tier 1 capital for regulatory capital purposes pursuant to interim guidance issued by the OTS. The OTS has announced its intention to issue a proposed rule on this subject and has stated that any final rule may differ from the interim guidance based on consideration of any comments received on the proposal and consultations with the other federal bank regulatory agencies. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    ASSET QUALITY. The Bank's asset quality has improved in recent periods as a result of a number of significant actions taken by management to resolve problem real estate assets and enhance risk management efforts. The Bank has committed substantial resources to problem asset resolution and has reorganized its staff in order to facilitate the resolution and workout of problem real estate assets.

    NON-PERFORMING ASSETS. The following table sets forth information concerning the Bank's non-performing assets at the dates indicated. The figures shown are after charge-offs and, in the case of real estate acquired in settlement of loans ("real estate held for sale" or "REO"), all valuation allowances.

                  NON-PERFORMING AND POTENTIAL PROBLEM ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                                      SEPTEMBER 30,
                                                    DECEMBER 31,  -----------------------------------------------------
                                                        1993        1993       1992       1991       1990       1989
                                                    ------------  ---------  ---------  ---------  ---------  ---------
Non-performing assets:
  Non-accrual loans:
    Residential...................................   $   8,830    $   9,108  $  12,865  $  17,913  $   8,119  $   5,945
    Commercial and multifamily....................       3,066(1)    --          3,694     --         --         --
    Residential construction and ground...........       --          --         11,196     30,469     45,622     --
    Commercial construction and ground............      11,942(1)    --          3,412     15,629     31,661     16,663
                                                    ------------  ---------  ---------  ---------  ---------  ---------
      Total non-accrual real estate loans.........      23,838        9,108     31,167     64,011     85,402     22,608
    Credit card...................................      21,657       20,557     26,780     33,682     23,798     21,761
    Consumer and other............................         258          314      3,572      3,331      1,207        145
                                                    ------------  ---------  ---------  ---------  ---------  ---------
      Total non-accrual loans (2).................      45,753       29,979     61,519    101,024    110,407     44,514
                                                    ------------  ---------  ---------  ---------  ---------  ---------
  Non-accrual real estate held for investment
   (2)............................................       8,898        8,898      8,893      8,892     17,236     --
                                                    ------------  ---------  ---------  ---------  ---------  ---------
  Real estate acquired in settlement of loans.....     414,507(1)   434,616    541,352    537,490    338,999     16,367
  Reserve for losses on real estate acquired in
   settlement of loans............................    (101,275)    (101,462)   (94,125)   (53,337)   (10,078)    --
                                                    ------------  ---------  ---------  ---------  ---------  ---------
    Real estate acquired in settlement of loans,
     net..........................................     313,232      333,154    447,227    484,153    328,921     16,367
                                                    ------------  ---------  ---------  ---------  ---------  ---------
      Total non-performing assets.................   $ 367,883    $ 372,031  $ 517,639  $ 594,069  $ 456,564  $  60,881
                                                    ------------  ---------  ---------  ---------  ---------  ---------
                                                    ------------  ---------  ---------  ---------  ---------  ---------
Potential problem assets:
  Commercial and multifamily......................   $  28,743    $  28,004  $  48,272  $  59,779  $  68,132  $  18,973
  Residential construction and ground.............      27,887       28,003      9,768     12,709     12,569      9,341
  Commercial construction and ground..............       9,424       10,701     37,598     25,977     39,307     --
  Other...........................................       6,763        6,931     13,390     15,632     --         --
                                                    ------------  ---------  ---------  ---------  ---------  ---------
      Total potential problem assets..............   $  72,817    $  73,639  $ 109,028  $ 114,097  $ 120,008  $  28,314
                                                    ------------  ---------  ---------  ---------  ---------  ---------
                                                    ------------  ---------  ---------  ---------  ---------  ---------
Reserve for losses on loans.......................   $  66,940    $  68,040  $  78,818  $  89,745  $  58,339  $  41,934
Reserve for losses on real estate held for
 investment (3)...................................      10,188       10,182     14,919      4,161      2,800     --
Reserve for losses on real estate acquired in
 settlement of loans (3)..........................     101,275      101,462     94,125     53,337     10,078     --
                                                    ------------  ---------  ---------  ---------  ---------  ---------
    Total reserves for losses.....................   $ 178,403    $ 179,684  $ 187,862  $ 147,243  $  71,217  $  41,934
                                                    ------------  ---------  ---------  ---------  ---------  ---------
                                                    ------------  ---------  ---------  ---------  ---------  ---------

- ------------------------------
(1) As a result of implementation of SFAS 114, the Bank transferred these loans from Real estate acquired in settlement of loans to Non-accrual loans. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.
(2)   Before deduction of reserves for losses.
(3) The Bank initially established its reserve for losses on real estate held for investment or sale in fiscal year 1990.

                             (DOLLARS IN THOUSANDS)

                                                                                            SEPTEMBER 30,
                                                       DECEMBER 31,   ----------------------------------------------------------
                                                           1993          1993        1992        1991        1990        1989
                                                      --------------  ----------  ----------  ----------  ----------  ----------
Ratios:
  Non-performing assets to total assets (1).........        7.17%          7.63%      10.36%      12.32%       8.75%       1.28%
  Reserve for losses on real estate loans to
   non-accrual real estate loans (2)................       80.29%(5)     219.29%      53.16%      23.72%      22.38%       6.62%
  Reserve for losses on credit card loans to
   non-accrual credit card loans (2)................      216.49%        228.08%     214.96%     209.73%     151.03%     185.63%
  Reserve for losses on consumer and other loans to
   non-accrual consumer and other loans (2).........      354.65%        376.11%     131.10%     117.68%     272.08%      28.97%
  Reserve for losses on loans to non-accrual loans
   (2)..............................................      146.31%(5)     226.96%     128.12%      88.84%      52.84%      94.20%
  Reserve for losses on real estate held for
   investment to non-accrual real estate held for
   investment (2)(3)................................      114.50%        114.43%     167.76%      46.79%      16.25%      --
  Reserve for losses on real estate held for
   investment or sale to non-performing real estate
   held for investment or sale (2)(3)...............       26.33%(5)      25.17%      19.82%      10.52%       3.62%      --
  Reserve for losses on loans to total loans
   receivable (2)(4)................................        2.35%          2.83%       3.52%       2.79%       1.83%       1.27%
  Reserve for losses on real estate held for
   investment to real estate held for investment
   (2)(3)...........................................       15.77%         15.55%      16.65%       4.95%       2.95%      --
  Potential problem assets to total
   assets (2).......................................        1.42%          1.51%       2.18%       2.37%       2.30%       0.60%

- ------------------------------
(1) Non-performing assets is presented after valuation allowances on real estate acquired in settlement of loans but before reserves for losses on non-accrual loans and non-accrual real estate held for investment.
(2)   Before deduction of reserves for losses.
(3) The Bank initially established its reserve for losses on real estate held for investment or sale in fiscal year 1990.
(4) Includes loans receivable and loans held for sale and/or securitization, before deduction of reserve for losses.
(5) Reflects the implementation of SFAS 114. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    Non-performing assets include non-accrual loans (loans contractually past due 90 days or more or with respect to which other factors indicate that full payment of principal and interest is unlikely), non-accrual real estate held for investment ("non-accrual REI"), and real estate acquired in settlement of loans, either pursuant to in-substance foreclosure (prior to the adoption of SFAS 114 in the December 1993 quarter) or through foreclosure or deed-in-lieu of foreclosure.

    Non-performing assets totaled $367.9 million, after valuation allowances on REO of $101.3 million, or 7.2% of total assets at December 31, 1993, compared to $372.0 million, after valuation allowances on REO of $101.5 million, or 7.6% of total assets at September 30, 1993. In addition to the valuation allowances on REO, the Bank maintained $5.8 million and $4.5 million of valuation allowances on its non-accrual loans and non-accrual real estate held for investment at December 31, 1993 and September 30, 1993, respectively. The decrease in non-performing assets was primarily attributable to the sale of one REO property with a book balance of $5.5 million. As a result of implementation of SFAS 114, the Bank transferred $15.0 million of non-performing assets from REO to non-accrual loans. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    The Bank's non-performing real estate assets, which include non-accrual real estate loans, non-accrual real estate held for investment and REO, totaled $346.0 million at December 31, 1993 or 94.0% of total non-performing assets at that date. As shown in the following table, the Bank's non-performing real estate assets, after valuation allowances on such assets, have declined from their peak of $567.6 million in February 1992 to $342.5 million at December 31, 1993, reflecting both additional write-downs on non-performing assets during that period and, in more recent periods, asset sales.

                                                           TOTAL
                                                         VALUATION                              CUMULATIVE
                                         TOTAL         ALLOWANCES ON          TOTAL            DECLINE FROM
                                     NON-PERFORMING   NON-ACCRUAL REAL   NON-PERFORMING     FEBRUARY 29, 1992
                                      REAL ESTATE     ESTATE LOANS AND     REAL ESTATE     --------------------
                                       ASSETS (1)    NON-ACCRUAL REI(2)    ASSETS, NET      AMOUNT      PERCENT
                                     --------------  ------------------  ---------------   ---------    -------
                                                               (DOLLARS IN THOUSANDS)
December 31, 1991..................   $    559,665       $    6,692       $     552,973       --         --
February 29, 1992..................        574,321            6,712             567,609       --         --
March 31, 1992.....................        551,960            5,490             546,470    ($ 21,139)    (3.7)%
June 30, 1992......................        512,729           10,224             502,505      (65,104)   (11.5)%
September 30, 1992.................        487,287            7,147             480,140      (87,469)   (15.4)%
December 31, 1992..................        427,113            2,332             424,781     (142,828)   (25.2)%
March 31, 1993.....................        394,672            2,635             392,037     (175,572)   (30.9)%
June 30, 1993......................        382,657            2,634             380,023     (187,586)   (33.1)%
September 30, 1993.................        351,160            2,427             348,733     (218,876)   (38.6)%
December 31, 1993..................        345,968            3,493             342,475     (225,134)   (39.7)%

- ------------------------
(1) Represents total non-accrual real estate loans and non-accrual REI before deduction of valuation allowances and REO, after deduction of valuation allowances.
(2) Represents valuation allowances on non-accrual real estate loans and non-accrual REI. At December 31, 1993, valuation allowances on non-accrual real estate loans and non-accrual REI were $1.5 million and $2.0 million, respectively.

    A larger portion of the affected properties financed by the Bank involves residential rather than commercial properties. In general, the residential real estate market has been less significantly affected by the downturn in recent years than the commercial real estate market. At December 31, 1993, $298.0 million or 86.1% of the Bank's total non-performing real estate assets related to residential real estate properties, including the Communities.

    NON-ACCRUAL LOANS. The Bank's non-accrual loans totaled $45.8 million at December 31, 1993, an increase of $15.8 million from $30.0 million at September 30, 1993. At December 31, 1993, non-accrual loans consisted primarily of $23.8 million of non-accrual real estate loans and $21.7 million of non-accrual credit card loans. Non-accrual loans increased primarily because of the reclassification from REO to non-accrual real estate loans of two loans with aggregate principal balances of $15.0 million as a result of the implementation of SFAS 114. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus. A slight increase in non-accrual credit card loans of $1.1 million was partially offset by net principal repayments and reductions of non-accrual residential loans and other consumer loans of $0.2 million and $0.1 million, respectively.

    At December 31, 1993, the Bank had $21.7 million of credit card loans which were classified for regulatory purposes as substandard and disclosed as non-performing assets because they were 90 days or more past due. At that date, the Bank also had $8.7 million of credit card loans classified for regulatory purposes as substandard and $115.4 million of credit card loans classified for regulatory purposes as special mention which were not disclosed as either non-performing assets (i.e., credit card loans which are 90 days or more past due) or potential problem assets. The amount classified as substandard but not disclosed as non-performing assets ($8.7 million) primarily related to accounts for which the customers have agreed to modified payment terms, but which were 60-89 days past due. Of the $8.7 million, $1.0 million was current, $0.3 million was 30-59 days past due and $7.4 million was 60-89 days past due at December 31, 1993. The amount classified as special mention ($115.4 million) primarily related to accounts which have had purchasing privileges suspended, including accounts for which the customers have agreed to modified payment terms and which were less than 60 days past due. Of the $115.4 million reported as special mention, $90.1 million was current, $15.5 million was 30-59 days past due and $9.8 million was 60-89 days past due at December 31, 1993. All delinquent amounts are included in the table of delinquent loans. See "Delinquent Loans."

    NON-ACCRUAL REAL  ESTATE HELD  FOR INVESTMENT.   At  December 31,  1993  and
September 30, 1993, a participating loan to a developer with a balance of $8.9 million, before valuation allowances of $2.0 million, was non-performing.

    REO. In the past, the Bank was an active lender on residential real estate development projects and, to a lesser extent, commercial buildings and land. The majority of the amount of loans originated were to developers for the acquisition and development of residential planned unit developments. The majority of the loans contained provisions that entitled the Bank to a portion of the profits generated by the underlying properties. Beginning in mid-1990 and extending through 1992, as a result of the slowdown in the Washington, D.C. area economy, the Bank took active control, either through foreclosure or deed-in-lieu of foreclosure, of most of the properties securing these loans. The Bank decided that completing the infrastructure of the properties, implementing an aggressive marketing program, and then selling building lots to home builders represented the most effective method of recovering the Bank's investment in these properties.

    At December 31, 1993, the Bank's REO totaled $313.2 million, after valuation allowances on such assets of $101.3 million. The principal component of REO is five planned unit developments ("Communities") with an aggregate book value of $243.2 million at that date. Four of the Communities are under active development.

    During the three months ended December 31, 1993, REO decreased $19.9 million primarily due to the sale of one commercial construction property with a book value of $5.5 million after valuation allowances, and the reclassification from REO to non-accrual real estate loans of two loans with an aggregate book value of $13.9 after valuation allowances of $1.1 million, as a result of implementing SFAS 114. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    The Bank capitalizes costs relating to development and improvement of REO. Interest costs are capitalized on real estate properties under development. See "Disposition of REO." The Bank capitalized interest in the amount of $2.3 million during the three months ended December 31, 1993, all of which related to the Bank's four active Communities.

    DISPOSITION OF REO. During the three months ended December 31, 1993, the Bank received proceeds of approximately $28.2 million upon the disposition of REO consisting of one industrial building ($5.7 million), 225 residential lots or units in the Communities and other smaller residential properties ($19.5 million), various single-family residential properties ($1.4 million) and 2.5 acres of land in two of its Communities ($1.6 million).

    The Bank's objective with respect to its REO is to sell such properties as expeditiously as possible and in an orderly manner which will best preserve the value of the Bank's assets. The Bank's ability to achieve this objective will depend on a number of factors, some of which are beyond its control, including continued improvement in general economic conditions in the Washington, D.C. metropolitan area and increased availability of financing for the potential purchasers of these properties. In addition, under its written agreement with OTS, the Bank is required to make every effort to reduce its exposure in certain of its real estate development properties, including the four active Communities. In accordance with this requirement, management of the Bank is pursuing several strategies. First, the Bank has focused its efforts on marketing building lots directly to home builders. The Bank is proceeding with lot finishing to meet the requirements of existing and new contracts with builders and is accelerating the record plat process so that individual lots can be sold at the earliest possible time. Second, the Bank continues to seek and negotiate with potential purchasers of retail and commercial ground in the Communities. Finally, the Bank continues to engage in discussions with potential investors concerning the possibility of larger scale or bulk purchases of ground at the Communities.

    The following table sets forth the Bank's REO at December 31, 1993.

                                                                               BALANCE                   BALANCE
                                                                               BEFORE         ALL         AFTER
                                                                              VALUATION    VALUATION    VALUATION
                                                                             ALLOWANCES   ALLOWANCES   ALLOWANCES
                                                                             -----------  -----------  -----------
                                                                                        (IN THOUSANDS)
Communities................................................................  $   318,054  $    74,828  $   243,226
Residential ground and construction........................................       62,669       19,334       43,335
Retail centers.............................................................        2,765          608        2,157
Commercial land............................................................       21,161        4,948       16,213
Office buildings...........................................................        7,161        1,424        5,737
Single-family residential properties.......................................        2,697          133        2,564
                                                                             -----------  -----------  -----------
  Total REO................................................................  $   414,507  $   101,275  $   313,232
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Approximately $243.2 million (or 77.7%), after valuation allowances, of the Bank's aggregate book value of REO at December 31, 1993 was attributable to the five Communities. At December 31, 1993, the Bank's remaining 22.3% of REO consisted of various types of properties, including residential ground and construction (13.8%), retail centers (0.7%), commercial land (5.2%), office buildings (1.8%) and single-family residential properties (0.8%). These properties had an aggregate book value of $70.0 million, after valuation allowances, at December 31, 1993. At December 31, 1993, the Bank had executed contracts to sell seven of these properties at their aggregate book value of $16.9 million at that date.

    The four active Communities consist primarily of 13,425 residential lots or units and 172.5 acres of land designated for retail use. At December 31, 1993, 8,493 residential units (63.3%) had been sold to builders, consisting of 6,077 units (45.3%) which had been settled and 2,416 units (18.0%) which were under contract and pending settlement, and approximately 89.0 acres (51.6%) of retail land had been sold to developers, including 21.1 acres (12.2%) which were under contract and pending settlement. In addition, at December 31, 1993, the Bank was engaged in discussions with potential purchasers regarding the sale of additional residential units and retail land.

    The rate of home sales at the Bank's four active Communities has increased in recent periods. Home sales at these Communities increased slightly from 308 units during the three months ended December 31, 1992 to 318 units during the three months ended December 31, 1993. In addition, home sales increased 43.5% from 1,061 units during fiscal 1992 to 1,522 units during fiscal 1993.
Management believes that the positive trend in home sales activity indicates that the demand for the Bank's lots will increase, because builders generally will not purchase a lot from the Bank until the home is under contract with the home purchaser and because inventories of lots previously purchased by builders are being depleted. There can be no assurance, however, that home sales will remain at these levels in future periods.

    The Bank in some cases has made financing available in an attempt to facilitate sales of lots in the four Communities under active development. The following table presents, at the periods indicated, the outstanding balances of loans provided by the Bank (subsequent to its acquisition of title to the properties) to facilitate sales of lots in such Communities.


                                                                                               SEPTEMBER 30,
                                                                              DECEMBER 31,  --------------------
                                                                                  1993        1993       1992
                                                                              ------------  ---------  ---------
                                                                                        (IN THOUSANDS)
Residential construction loans..............................................   $    9,344   $  10,386  $   3,138
Single-family permanent loans (1)...........................................       68,916      79,104     93,856
                                                                              ------------  ---------  ---------
  Total.....................................................................   $   78,260   $  89,490  $  96,994
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

- ------------------------
(1) Includes $9.6 million, $8.8 million and $13.3 million of loans classified as held for sale at December 31, 1993 and September 30, 1993 and 1992, respectively, in the Consolidated Financial Statements in this Prospectus.


    The Bank anticipates that it will provide construction financing for approximately 20% of the remaining unsold lot inventory in the Communities. The Bank also anticipates that it will provide permanent financing for approximately 25% of the homes to be sold in the Communities. The Bank retains in its portfolio certain single-family permanent loans for which the date of initial application is prior to October 1, 1991. The Bank's policy is to sell all such single-family permanent loans for which the date of initial application is subsequent to September 30, 1991. At December 31, 1993, the Bank had originated $128.0 million and sold $118.4 million of such loans with application dates subsequent to September 30, 1991. The remaining $9.6 million of such loans are classified as held for sale and generally are expected to be sold in the second quarter of fiscal 1994. Certain of the single-family permanent loans made by the Bank to purchasers of homes in the Communities have terms which are more favorable to the borrower than the terms of other single-family permanent loans made by the Bank. The total pre-tax cost to the Bank of granting more favorable terms to the borrowers was approximately $1.9 million, or 1.5% of the $128.0 million principal amount of the loans made. The estimated cost is generally recognized by the Bank as a cost of sale at the time that the Bank sells building lots to developers.

    In furtherance of its objective of facilitating sales, the Bank in the past has elected to use its own funds to continue development of some of the Communities to the extent proceeds generated by sales of lots or housing units at the Communities have been insufficient to fund development costs, and may do so again in the future. The following table presents net funds provided or used by the Bank to continue development at the four active Communities for the years indicated.

                                                                              THREE MONTHS  YEAR ENDED SEPTEMBER
                                                                                 ENDED              30,
                                                                              DECEMBER 31,  --------------------
                                                                                  1993        1993       1992
                                                                              ------------  ---------  ---------
                                                                                               (IN THOUSANDS)
Sales proceeds..............................................................   $   13,978   $  66,291  $  39,594
Development costs...........................................................       15,976      51,649     35,803
                                                                              ------------  ---------  ---------
Net funds (used for) provided by development................................   $   (1,998)  $  14,642  $   3,791
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

    Sales proceeds were insufficient to fund development costs for the three months ended December 31, 1993 as a result of the seasonal decline in lot sales during the quarter. The Bank currently anticipates that sales proceeds will exceed the significant development costs expected in future periods. In the event development costs exceed sales proceeds in future periods, the Bank believes that adequate funds will be available from its primary liquidity sources to fund such costs. See "Liquidity and Capital Resources -- Banking -- Liquidity."

    In addition to the four active Communities, REO includes a fifth Community, consisting of approximately 2,900 acres in Loudoun County, Virginia, which is in the pre-development stage. At December 31, 1993, this property had a book value of $36.1 million, after valuation allowances. The Bank continues to assess various strategies for the ultimate disposition of the property.

    Under its written agreement with the OTS, the Bank may not increase its investments in certain of its large REO properties beyond levels existing at September 30, 1991 without OTS approval. The Bank had submitted to the OTS budgets for additional investments in these properties, and the OTS did not object to the implementation of those budgets through September 30, 1993. The Bank has submitted to the OTS project budgets for fiscal 1994.

    The Bank will continue to monitor closely its major non-performing and potential problem assets in light of current and anticipated market conditions. The Bank's asset workout group focuses its efforts in resolving these problem assets as expeditiously as possible. While the Bank does not anticipate any significant increases in non-performing and potential problem assets, additional charge-offs or reserves could be required absent a continued recovery of the local real estate markets.

    POTENTIAL PROBLEM ASSETS. Although not considered non-performing assets, primarily because the loans are not 90 or more days past due and the borrowers have not abandoned control of the properties, potential problem assets are experiencing problems sufficient to cause management to have serious doubts as to the ability of the borrowers to comply with present repayment terms. The majority of the Bank's potential problem assets involve borrowers or properties experiencing cash flow problems due primarily to the downturn in recent years of the real estate markets in which the properties are located.

    At December 31, 1993, potential problem assets totaled $72.8 million before valuation allowances of $14.5 million, as compared to $73.6 million, before valuation allowances of $15.4 million at September 30, 1993.

    DELINQUENT LOANS. At December 31, 1993, delinquent loans totaled $62.9 million or 2.2% of gross loans compared to $49.1 million or 2.0% of gross loans at September 30, 1993. The following table sets forth information regarding the Bank's delinquent loans at December 31, 1993.

                                         PRINCIPAL BALANCE           TOTAL AS A
                                 ---------------------------------   PERCENTAGE
                                 MORTGAGE   NON-MORTGAGE              OF GROSS
                                  LOANS        LOANS        TOTAL     LOANS (1)
                                 --------   ------------   -------   -----------
                                             (DOLLARS IN THOUSANDS)
Loans delinquent for:
30-59 days....................    $ 7,133        $27,825   $34,958          1.2%
60-89 days....................     11,803        16,166     27,969          1.0%
                                 --------   ------------   -------        -----
  Total.......................    $18,936        $43,991   $62,927          2.2%
                                 --------   ------------   -------        -----
                                 --------   ------------   -------        -----

- ------------------------
(1) Includes loans held for sale and/or securitization, before deduction of reserves.

    Total delinquent mortgage loans increased to $18.9 million at December 31, 1993 from $8.9 million at September 30, 1993. The $10.0 million increase was primarily attributable to a residential construction loan with a principal balance of $9.7 million which became 60-89 days delinquent during the quarter. Subsequent to December 31, 1993, this loan, which is a troubled debt restructuring, became current in accordance with its restructured payment terms. The 30-59 day delinquency category and the balance of the 60-89 day delinquency category consists of single-family permanent residential mortgage loans and home equity credit line loans.

    Non-mortgage loans (principally credit card loans) delinquent 30-89 days increased slightly to $44.0 million at December 31, 1993 from $40.2 million at September 30, 1993, but decreased as a percentage of total non-mortgage loans outstanding to 3.8% at December 31, 1993 from 4.5% at September 30, 1993, as a result of an increase in the balance of the Bank's portfolio of non-mortgage loans during the period.

    TROUBLED DEBT RESTRUCTURINGS. A troubled debt restructuring occurs when the Bank agrees to modify significant terms of a loan in favor of the borrower, when the borrower is experiencing financial difficulties. The following table sets forth loans accounted for as troubled debt restructurings, before deduction of valuation allowances, at the dates indicated.

                                                                       DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,
                                                                           1992          1993           1992
                                                                       ------------  -------------  ------------
                                                                                    (IN THOUSANDS)
Troubled debt restructurings.........................................   $   36,238    $    36,729    $   39,685
                                                                       ------------  -------------  ------------
                                                                       ------------  -------------  ------------

    At December 31, 1993, loans accounted for as troubled debt restructurings included three commercial permanent loans with principal balances totaling $17.2 million, two residential construction loans with principal balances totaling $9.8 million and a residential ground loan with a principal balance of $9.2 million. One residential construction loan with a principal balance of $9.7 million became delinquent 60-89 days during the quarter. Subsequent to December 31, 1993, this loan became current in accordance with its present repayment terms. Since becoming restructured, the remaining loans are paying principal and interest in accordance with their present repayment terms. Loans accounted for as troubled debt restructurings with principal balances totaling $36.0 million were classified as potential problem assets at December 31, 1993; the remaining $0.2 million represents the principal balance of one residential construction loan which, other than an extension of its maturity date, was performing in accordance with its original terms. At December 31, 1993, the Bank had commitments to lend $3.5 million of additional funds on loans that have been restructured.

    REAL ESTATE HELD FOR INVESTMENT. At December 31, 1993, real estate held for investment consisted of seven properties with an aggregate book value of $54.5 million, net of accumulated depreciation of $11.6 million and valuation allowances of $10.2 million. This category includes one office building (which was approximately 89% leased at such date) and two apartment buildings (which were approximately 98% and 99% leased at such date and are financed with bonds issued by a local housing finance agency). These properties are owned and operated by subsidiaries of the Bank. Also included is a loan to a developer with a book value of $8.9 million at December 31, 1993, before valuation allowances of $2.0 million, which has a profit participation feature. The loan, which is secured by commercial land, is included in non-performing assets. The Bank has discussions from time to time with potential investors concerning the possible sale of certain of its real estate.

    RESERVES FOR LOSSES. The following tables show loss experience by asset type and the components of the reserve for losses on loans and the reserve for losses on real estate held for investment or sale. These tables reflect charge-offs taken against assets during the periods indicated and may include charge-offs taken against assets which the Bank disposed of during such periods.

            ANALYSIS OF RESERVE BALANCES ON AND CHARGE-OFFS OF LOANS
                             (DOLLARS IN THOUSANDS)

                                               THREE MONTHS
                                                   ENDED                       YEAR ENDED SEPTEMBER 30,
                                               DECEMBER 31,   ----------------------------------------------------------
                                                   1993          1993        1992        1991        1990        1989
                                               -------------  ----------  ----------  ----------  ----------  ----------
Balance at beginning of year.................   $  68,040     $  78,818   $  89,745   $  58,339   $  41,934   $  26,189
                                               -------------  ----------  ----------  ----------  ----------  ----------
Provision for loan losses....................      12,095        62,513      89,062     147,141      78,300      70,331
                                               -------------  ----------  ----------  ----------  ----------  ----------
Charge-offs:
  Residential................................         660            45         581          78       --          --
  Commercial and multifamily.................       --              766       1,855       1,500       1,622       --
  Ground.....................................       --            4,274       1,650      16,899       2,375       --
  Residential construction...................       --            --          1,971       3,564         517       --
  Commercial construction....................       --            --          1,431      13,421       1,944       --
  Credit card................................      15,806        78,445     103,158      89,294      64,493      59,586
  Consumer and other.........................         134         3,664       1,898       1,695         560         284
                                               -------------  ----------  ----------  ----------  ----------  ----------
    Total charge-offs........................      16,600        87,194     112,544     126,451      71,511      59,870
                                               -------------  ----------  ----------  ----------  ----------  ----------
Recoveries:
  Ground.....................................           8         --          --          --            120          20
  Credit card................................       3,324        13,601      12,196      10,618       8,732       4,939
  Other......................................          73           302         359          98         764         325
                                               -------------  ----------  ----------  ----------  ----------  ----------
    Total recoveries.........................       3,405        13,903      12,555      10,716       9,616       5,284
                                               -------------  ----------  ----------  ----------  ----------  ----------
Charge-offs, net of recoveries...............      13,195        73,291      99,989     115,735      61,895      54,586
                                               -------------  ----------  ----------  ----------  ----------  ----------
Balance at end of year.......................   $  66,940     $  68,040   $  78,818   $  89,745   $  58,339   $  41,934
                                               -------------  ----------  ----------  ----------  ----------  ----------
                                               -------------  ----------  ----------  ----------  ----------  ----------
Provision for loan losses to average loans
 (1)(2)......................................        1.95%         2.93%       3.69%       4.72%       2.36%       2.06%
Net loan charge-offs to average loans
 (1)(2)......................................        2.13%         3.43%       4.15%       3.72%       1.86%       1.60%
Ending reserve for losses on loans to total
 loans (2)(3)................................        2.35%         2.83%       3.52%       2.79%       1.83%       1.27%

- ------------------------------
(1)   Annualized.
(2)   Includes loans held for sale and/or securitization.
(3)   Before deduction of reserves.

               COMPONENTS OF RESERVE FOR LOSSES ON LOANS BY TYPE
                             (DOLLARS IN THOUSANDS)

                                                                                    SEPTEMBER 30,
                                                     ----------------------------------------------------------------------------
                              DECEMBER 31, 1993                1993                      1992                      1991
                           ------------------------  ------------------------  ------------------------  ------------------------
                                       PERCENT OF                PERCENT OF                PERCENT OF                PERCENT OF
                                        LOANS TO                  LOANS TO                  LOANS TO                  LOANS TO
                            AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS
                           ---------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
Balance at end of period
 allocated to:
Residential permanent....  $   2,874        49.9%    $   4,235        53.6%    $   2,335        41.6%    $   2,326        41.7%
Home equity..............        377         3.8           250         2.5           504         9.9           597         9.0
Commercial and
 multifamily.............      9,812         3.5         9,606         3.9         5,907         2.7         4,655         2.1
Residential
 construction............      3,452         1.2         4,125         1.5         4,470         2.6         3,683         2.2
Commercial construction..      1,178         0.8           345         0.4           729         0.5         1,754         0.7
Ground...................      1,446         0.6         1,412         0.7         2,624         1.0         2,168         1.3
Credit card..............     46,886        33.5        46,886        31.4        57,566        38.9        70,642        40.4
Consumer and other.......        915         6.7         1,181         6.0         4,683         2.8         2,997         2.6
                           ---------                 ---------                 ---------                 ---------
  Subtotal...............     66,940                    68,040                    78,818                    88,822
  Unallocated............     --                        --                        --                           923
                           ---------                 ---------                 ---------                 ---------
    Total................  $  66,940                 $  68,040                 $  78,818                 $  89,745
                           ---------                 ---------                 ---------                 ---------
                           ---------                 ---------                 ---------                 ---------

                                             SEPTEMBER 30,
                           --------------------------------------------------

                                     1990                      1989
                           ------------------------  ------------------------
                                       PERCENT OF                PERCENT OF
                                        LOANS TO                  LOANS TO
                            AMOUNT     TOTAL LOANS    AMOUNT     TOTAL LOANS
                           ---------  -------------  ---------  -------------
Balance at end of period
 allocated to:
Residential permanent....  $   1,263        32.2%    $   1,155        27.1%
Home equity..............        470        22.2        --           --
Commercial and
 multifamily.............      3,960         2.8        --           --
Residential
 construction............      1,708         2.2        --           --
Commercial construction..      1,407         1.9           341         9.4
Ground...................     10,305         4.5        --           --
Credit card..............     35,942        27.6        40,396        37.9
Consumer and other.......      1,132         6.6            42         4.4
                           ---------                 ---------
  Subtotal...............     56,187                    41,934
  Unallocated............      2,152                    --
                           ---------                 ---------
    Total................  $  58,339                 $  41,934
                           ---------                 ---------
                           ---------                 ---------

               ANALYSIS OF RESERVE BALANCES ON AND CHARGE-OFFS OF
                    REAL ESTATE HELD FOR INVESTMENT OR SALE
                                 (IN THOUSANDS)

                                                   THREE MONTHS
                                                      ENDED                      SEPTEMBER 30,
                                                   DECEMBER 31,  ----------------------------------------------
                                                       1993         1993         1992        1991      1990(1)
                                                   ------------  -----------  -----------  ---------  ---------
Balance at beginning of period:
  Real estate held for investment................   $   10,182   $    14,919  $     4,161  $   2,800  $  --
  Real estate held for sale......................      101,462        94,125       53,337     10,078     --
                                                   ------------  -----------  -----------  ---------  ---------
    Total........................................      111,644       109,044       57,498     12,878     --
                                                   ------------  -----------  -----------  ---------  ---------
Provision for real estate losses:
  Real estate held for investment................            6         1,470       12,673      4,724     45,586
  Real estate held for sale......................        3,861        28,945       47,923     43,259     10,078
                                                   ------------  -----------  -----------  ---------  ---------
    Total........................................        3,867        30,415       60,596     47,983     55,664
                                                   ------------  -----------  -----------  ---------  ---------
Charge-offs:
  Real estate held for investment:
    Residential construction.....................       --           --           --          --            117
    Residential ground...........................       --           --           --          --         41,585
    Commercial ground............................       --           --             1,550      3,363      1,084
    Commercial permanent.........................       --           --               365     --         --
    Commercial construction......................       --             6,207      --          --         --
                                                   ------------  -----------  -----------  ---------  ---------
      Total......................................       --             6,207        1,915      3,363     42,786
                                                   ------------  -----------  -----------  ---------  ---------
  Real estate held for sale:
    Residential..................................       --           --             3,002     --         --
    Residential construction.....................       --                79      --          --         --
    Residential ground...........................       --               259          348     --         --
    Commercial ground............................       --             1,353        3,785     --         --
    Commercial permanent.........................        4,048           761      --          --         --
    Commercial construction......................       --            19,156      --          --         --
                                                   ------------  -----------  -----------  ---------  ---------
      Total......................................        4,048        21,608        7,135     --         --
                                                   ------------  -----------  -----------  ---------  ---------
  Total charge-offs on real estate held for
   investment or sale............................        4,048        27,815        9,050      3,363     42,786
                                                   ------------  -----------  -----------  ---------  ---------
Balance at end of period:
  Real estate held for investment................       10,188        10,182       14,919      4,161      2,800
  Real estate held for sale......................      101,275       101,462       94,125     53,337     10,078
                                                   ------------  -----------  -----------  ---------  ---------
    Total........................................   $  111,463   $   111,644  $   109,044  $  57,498  $  12,878
                                                   ------------  -----------  -----------  ---------  ---------
                                                   ------------  -----------  -----------  ---------  ---------

- ------------------------
(1) The Bank initially established its reserve for losses on real estate held for investment or sale in fiscal year 1990.

                        COMPONENTS OF RESERVE FOR LOSSES
                   ON REAL ESTATE HELD FOR INVESTMENT OR SALE
                                 (IN THOUSANDS)

                                                                                 SEPTEMBER 30,
                                                 DECEMBER 31,  --------------------------------------------------
                                                     1993         1993         1992         1991        1990(1)
                                                 ------------  -----------  -----------  -----------  -----------
Reserve for losses on real estate held for
 investment:
  Commercial and multifamily...................   $    7,945   $     7,945  $     8,037  $     2,389  $       839
  Commercial construction......................       --           --             4,995          506          506
  Ground.......................................        1,972         1,972        1,682        1,266        1,455
  Other........................................          271           265          205      --           --
                                                 ------------  -----------  -----------  -----------  -----------
    Total......................................       10,188        10,182       14,919        4,161        2,800
                                                 ------------  -----------  -----------  -----------  -----------
Reserve for losses on real estate held for
 sale:
  Residential..................................           81           102          447        2,813        1,906
  Home equity..................................           52            53           21            4            3
  Commercial and multifamily...................        1,424         4,678        1,705        1,564           96
  Commercial construction......................          608         1,387       15,439        6,899        2,115
  Residential construction.....................        3,002         2,924        2,294        1,664          307
  Ground.......................................       96,108        92,318       74,219       40,393        5,651
                                                 ------------  -----------  -----------  -----------  -----------
    Total......................................      101,275       101,462       94,125       53,337       10,078
                                                 ------------  -----------  -----------  -----------  -----------
    Total reserve for losses on real estate
     held for investment or
     sale......................................   $  111,463   $   111,644  $   109,044  $    57,498  $    12,878
                                                 ------------  -----------  -----------  -----------  -----------
                                                 ------------  -----------  -----------  -----------  -----------

    The Bank maintains reserves for estimated losses on loans and real estate. The Bank's total reserves for losses on loans and real estate held for investment or sale decreased by $1.3 million from the level at September 30, 1993 to $178.4 million at December 31, 1993. The $1.3 million decrease was primarily attributable to decreased reserves on real estate assets. During the three months ended December 31, 1993, the Bank recorded net charge-offs of $4.7 million on loans secured by real estate and real estate held for investment or sale and provided an additional $3.7 million in valuation allowances on these assets.

    The   following  table   shows  reserves   for  losses   on  performing  and
non-performing assets at the dates indicated.

                                                                                     DECEMBER 31, 1993
                                                                          ----------------------------------------
                                                                          PERFORMING   NON-PERFORMING     TOTAL
                                                                          -----------  --------------  -----------
                                                                                       (IN THOUSANDS)
Reserves for losses on:
Loans:
  Real estate...........................................................   $  17,618    $      1,521   $    19,139
  Credit card...........................................................      44,720           2,166        46,886
  Consumer and other....................................................         787             128           915
                                                                          -----------  --------------  -----------
    Total reserve for losses on loans...................................      63,125           3,815        66,940
                                                                          -----------  --------------  -----------
Real estate held for investment.........................................       8,216           1,972        10,188
Real estate held for sale...............................................      --             101,275       101,275
                                                                          -----------  --------------  -----------
Total reserve for losses on real estate held for investment or sale.....       8,216         103,247       111,463
                                                                          -----------  --------------  -----------
Total reserves for losses...............................................   $  71,341    $    107,062   $   178,403
                                                                          -----------  --------------  -----------
                                                                          -----------  --------------  -----------

                                                                                     SEPTEMBER 30, 1993
                                                                          ----------------------------------------
                                                                          PERFORMING   NON-PERFORMING     TOTAL
                                                                          -----------  --------------  -----------
                                                                                       (IN THOUSANDS)
Reserves for losses on:
Loans:
  Real estate...........................................................   $  19,518    $        455   $    19,973
  Credit card...........................................................      44,830           2,056        46,886
  Consumer and other....................................................       1,125              56         1,181
                                                                          -----------  --------------  -----------
    Total reserve for losses on loans...................................      65,473           2,567        68,040
                                                                          -----------  --------------  -----------
Real estate held for investment.........................................       8,210           1,972        10,182
Real estate held for sale...............................................      --             101,462       101,462
                                                                          -----------  --------------  -----------
Total reserve for losses on real estate held for investment or sale.....       8,210         103,434       111,644
                                                                          -----------  --------------  -----------
Total reserves for losses...............................................   $  73,683    $    106,001   $   179,684
                                                                          -----------  --------------  -----------
                                                                          -----------  --------------  -----------

    Reserves for losses on loans secured by real estate and real estate held for investment or sale totaled $130.6 million at December 31, 1993, which constituted 29.2% of total non-performing real estate assets, before valuation allowances. This amount represented a $1.0 million decrease from the September 30, 1993 level of $131.6 million, or 29.1% of total non-performing real estate assets, before valuation allowances, at that date.

    When real estate collateral securing an extension of credit is initially recorded as REO, it is written down to fair value on the basis of an appraisal. Such initial write-downs represent management's best estimate of exposure to the Bank at the time that the collateral becomes REO and in effect substitutes for reserves that would otherwise be recorded if the collateral had not become REO. As circumstances change, it may be necessary to provide additional reserves based on new information. Depending on the nature of the information, these new reserves may be valuation allowances, which reflect additional impairment with respect to a specific asset, or may be unallocated reserves, which provide protection against changes in management's perception of overall economic factors. Accordingly, the Bank believes that relatively lower levels of reserves are initially required for REO because of the Bank's policy of adjusting the book basis of its REO to reflect the fair value of the collateral.

Reserves for losses on real estate held for sale at December 31, 1993 are in addition to approximately $62.2 million of cumulative charge-offs previously taken against assets remaining in the Bank's portfolio at December 31, 1993.

    The Bank from time to time obtains updated appraisals on its real estate acquired in settlement of loans. As a result of such updated appraisals, the Bank could be required to increase its reserves.

    Net charge-offs of credit card loans for the three months ended December 31, 1993 were $12.5 million, compared to $19.2 million for the three months ended December 31, 1992. The decrease in net charge-offs resulted primarily from a decline in payment defaults. The allowance at any balance sheet date relates only to receivable balances that exist as of that date. Because of the nature of a revolving credit card account, however, the cardholder may enter into transactions (such as retail purchases and cash advances) subsequent to a balance sheet date, which increases the outstanding balance of the account. Accordingly, charge-offs in any fiscal period relate both to balances that existed at the beginning of the period and to balances created during the period and may therefore exceed the levels of reserves established at the beginning of the fiscal period.

    The reserve for losses on credit card loans remained constant from September 30, 1993 to December 31, 1993 at $46.9 million. The ratios of the reserve for such losses to non-performing credit card loans and to outstanding credit card loans decreased to 216.5% and 4.9%, respectively, at December 31, 1993 from 228.1% and 6.2%, respectively, at September 30, 1993.

    The reserve for losses on consumer and other loans decreased to $0.9 million at December 31, 1993 from $1.2 million at September 30, 1993. The ratios of the reserves for losses on consumer and other loans to non-performing consumer and other loans and to outstanding consumer and other loans declined to 354.7% and 0.5%, respectively, at December 31, 1993 from 376.1% and 0.8%, respectively, at September 30, 1993.

    In November 1990, the Commission initiated an informal investigation concerning the Bank's reserves for losses and related matters and has requested documents from the Bank covering the period since October 1, 1988. Based upon the information available to it at this time, management believes that the matter should be resolved in a manner that will not result in a material adverse financial impact on the Bank.

    ASSET AND LIABILITY MANAGEMENT. A key element of banking is the monitoring and management of liquidity risk and interest-rate risk. The process of planning and controlling asset and liability mixes, volumes and maturities to stabilize the net interest spread is referred to as asset and liability management. The objective of asset and liability management is to maximize the net interest yield within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

    The Bank is pursuing an asset-liability management strategy to control its risk from changes in market interest rates principally by originating interest-sensitive loans for its portfolio. In furtherance of this strategy, the Bank emphasizes origination and retention of ARMs, adjustable-rate home equity credit line loans and credit card loans, which generally have shorter terms and higher yields than mortgage loans. At December 31, 1993, ARMs and home equity credit line loans with rates adjustable in one year or less accounted for 16.0% of total loans, and credit card loans accounted for 33.5% of total loans.

    In recent periods, the Bank's policy has generally been to sell all of its long-term fixed-rate mortgage production, thereby avoiding the exposure to market interest rate fluctuations typically associated with long-term fixed-rate lending. The Bank retains in its portfolio the majority of its variable-rate mortgage production.

    A traditional measure of interest-rate risk within the savings industry is the interest sensitivity "gap," which is the sum of all interest-earning assets minus all interest-bearing liabilities to be repriced within the same period. A negative gap like that shown below for the Bank implies that, if market interest rates rise, the Bank's average cost of funds will increase more rapidly than the concurrent increase in the average yield on interest-earning assets. In a period of rising market interest rates, the differential effect on the average yield on interest-earning assets and the average cost of interest-bearing liabilities will decrease the Bank's net interest spread and thereby adversely affect the Bank's operating results. Conversely, in a period of declining interest rates, a negative gap would result in an increase in the Bank's net interest spread.

    The Bank views control over interest rate sensitivity as a key element in its financial planning process and monitors its interest rate sensitivity through its forecasting system. The Bank manages its interest rate exposure and will narrow or widen its gap, depending on its perception of interest rate movements and the composition of its balance sheet. For the reasons discussed above, the Bank might take action to narrow its gap if it believes that market interest rates will experience a significant prolonged increase, and might widen its gap if it believes that market interest rates will decline or remain relatively stable. A number of asset and liability management strategies are available to the Bank in structuring its balance sheet. These include selling or retaining certain portions of the Bank's current residential mortgage loan production; altering the Bank's pricing on certain deposit products to emphasize or de-emphasize particular maturity categories; altering the type and maturity of securities acquired for the Bank's investment portfolio when replacing securities following normal portfolio maturation and turnover; lengthening or shortening the maturity or repricing terms for any current period asset securitizations; and altering the maturity or interest rate reset profile of borrowed funds, if any, including funds borrowed from the Federal Home Loan Bank ("FHLB") of Atlanta.

    The following table presents the contractual maturities of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1993, as adjusted for estimated prepayments and amortization and provisions for adjustable interest rates. Adjustable and floating rate loans are included in the period in which their interest rates are next scheduled to adjust, and the prepayment rates assumed in each period for the Bank's loans are those rates published most recently by the FHLB of Atlanta. Statement savings and passbook accounts with balances under $20,000 are classified based upon management's assumed attrition rate of 17.5%, and those with balances of $20,000 or more, as well as all NOW accounts, are assumed to be subject to repricing within six months or less.

                        INTEREST RATE SENSITIVITY (GAP)
                             (DOLLARS IN THOUSANDS)

                                                  MORE THAN SIX   MORE THAN     MORE THAN
                                                     MONTHS        ONE YEAR    THREE YEARS
                                   SIX MONTHS OR   THROUGH ONE     THROUGH     THROUGH FIVE   MORE THAN
                                       LESS           YEAR       THREE YEARS      YEARS       FIVE YEARS     TOTAL
                                   -------------  -------------  ------------  ------------  ------------  ----------
As of December 31, 1993
Mortgage loans:
  Adjustable-rate................  $   386,224    $   162,898    $  290,410    $  301,396    $   36,278    $1,177,206
  Fixed-rate.....................       16,934         16,369        60,761        52,410        54,916       201,390
  Loans held for sale............      211,476         --             --            --            --          211,476
  Home equity credit lines and
   second mortgages..............      113,645             62         --            --            --          113,707
Credit card and other............      694,073         21,324        76,528        50,365         3,328       845,618
Loans held for securitization and
 sale............................      300,000         --             --            --            --          300,000
Mortgage-backed securities.......      305,464        275,611       421,683       348,308         --        1,351,066
Other investments................      129,461         --             4,394           102         --          133,957
                                   -------------  -------------  ------------  ------------  ------------  ----------
    Total interest-earning
     assets......................    2,157,277        476,264       853,776       752,581        94,522     4,334,420
Total non-interest earning
 assets..........................       --             --             --            --          796,179       796,179
                                   -------------  -------------  ------------  ------------  ------------  ----------
    Total assets.................  $ 2,157,277    $   476,264    $  853,776    $  752,581    $  890,701    $5,130,599
                                   -------------  -------------  ------------  ------------  ------------  ----------
                                   -------------  -------------  ------------  ------------  ------------  ----------
Deposits:
  Fixed maturity deposits........  $   386,386    $   149,414    $  164,420    $   73,072    $    --       $  773,292
  NOW, statement and passbook
   accounts......................    1,494,957         37,692       125,539        85,445       182,093     1,925,726
  Money market deposit accounts..    1,164,091         --             --            --            --        1,164,091
Borrowings:
  Capital notes --
   subordinated..................       10,000         --             --            --          150,000       160,000
  Other..........................      594,079         75,409        24,178           622         6,598       700,886
                                   -------------  -------------  ------------  ------------  ------------  ----------
Total interest-bearing
 liabilities.....................    3,649,513        262,515       314,137       159,139       338,691     4,723,995
Total non-interest bearing
 liabilities.....................       --             --             --            --          167,178       167,178
Stockholders' equity.............       --             --             --            --          239,426       239,426
                                   -------------  -------------  ------------  ------------  ------------  ----------
    Total liabilities &
     stockholders' equity........  $ 3,649,513    $   262,515    $  314,137    $  159,139    $  745,295    $5,130,599
                                   -------------  -------------  ------------  ------------  ------------  ----------
                                   -------------  -------------  ------------  ------------  ------------  ----------
Gap..............................  ($1,492,236)   $   213,749    $  539,639    $  593,442    $ (244,169)
Cumulative gap...................  $(1,492,236)   $(1,278,487)   $ (738,848)   $ (145,406)   $ (389,575)
Cumulative gap as a percentage of
 total assets....................        (29.1)%        (24.9)%       (14.4)%        (2.8)%        (7.6)%

    The one-year gap, as a percentage of total assets, was a negative 24.9% at December 31, 1993, compared to a negative 26.3% at September 30, 1993. As noted above, the Bank's negative one-year gap would adversely affect the Bank's net interest spread and earnings if interest rates rise and the Bank is unable to take steps to reduce its gap.

    In addition to gap measurements, the Bank measures and manages interest-rate risk with the extensive use of computer simulation. This simulation includes calculations of Market Value of Portfolio Equity and Net Interest Margin as promulgated by the OTS's Thrift Bulletin 13.

    Effective January 1, 1994, the OTS's risk-based capital requirements were amended to incorporate interest-rate risk measures to complement those already established for credit risk. Under the amendments, an institution that would experience a decrease in "portfolio equity" in an amount in excess of 2.0% of the market value of the institution's assets as a result of an increase or decrease in the general level of interest rates of as much as 200 basis points is required to maintain additional amounts of risk-based capital. Additional capital will have to be maintained by affected institutions beginning July 1, 1994 based on interest rate exposure as of December 31, 1993. Although the OTS analysis of the Bank's interest rate exposure at December 31, 1993 is not yet available, based upon management's internal analysis at December 31, 1993 and an OTS analysis of the Bank's exposure at September 30, 1993, management believes that the Bank would not experience a decrease in "portfolio equity" in an amount in excess of 2.0% of its assets under this test and therefore believes that the Bank will not be required to maintain additional amounts of risk-based capital beginning July 1, 1994.

    DEFERRED TAX ASSET. At December 31, 1993, the Bank's net deferred tax asset was $38.6 million, which generally represents the cumulative temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities. This net deferred tax asset is reported on the Bank's financial statements in accordance with SFAS 109.

    In January 1993, the OTS issued Thrift Bulletin 56 ("TB 56") setting forth additional guidance regarding the treatment of net deferred tax assets for regulatory reporting and capital purposes. For purposes of the Reports of Condition and Income and the Thrift Financial Reports and other regulatory reporting, TB 56 provides that thrift institutions are required to report their net deferred tax assets in accordance with SFAS 109.

    For regulatory capital purposes, TB 56 generally sets forth a limitation on the amount of a thrift's net deferred tax asset reported under SFAS 109 that can be included in a thrift's regulatory capital. TB 56 provides that deferred tax assets which "can be realized from taxes paid in prior carryback years are generally not limited." To the extent realization of deferred tax assets depends on an institution's future taxable income, such deferred tax assets are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date or (ii) 10% of core capital. For regulatory capital purposes, the amount of the Bank's deferred tax asset is not affected by the above limitations of TB 56.

LIQUIDITY AND CAPITAL RESOURCES
REAL ESTATE

    GENERAL. The Real Estate Trust's primary cash requirements fall into four categories: operating expenses (exclusive of interest on outstanding debt), capital improvements, interest on outstanding debt and repayment of outstanding debt.

    Historically, the Real Estate Trust's total cash requirements have exceeded the cash generated by its operations. As described below, this condition currently exists and is expected to continue to exist for the foreseeable future. The Real Estate Trust's internal sources of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes ("Retail Notes") sold to the public, and the payment of capital improvement costs. In the past, the Real Estate Trust has funded such shortfalls through a combination of external funding sources, primarily new financings (including the sale of Retail Notes), refinancings of maturing mortgage debt, asset sales and tax sharing payments from the Bank. See
Note 4 to the Consolidated Financial Statements in this Prospectus.

    The Real Estate Trust's current program of Retail Note sales was initiated in the 1970's as a vehicle for supplementing other external funding sources. Retail Note sales were suspended in June 1990, but resumed in November 1992. During the period from the date of resumption of Retail Note sales through January 31, 1994, the Real Estate Trust sold $18.4 million of Retail Notes.

    RECENT LIQUIDITY TRENDS. The Real Estate Trust's liquidity position was positively affected by two developments in fiscal 1993. Short-term liquidity constraints were eased as a result of OTS approval of the resumption of tax sharing payments by the Bank to the Real Estate Trust following a significant improvement in the Bank's regulatory capital ratios and overall financial condition. See "Business -- Federal Taxation." The Real Estate Trust's long-term liquidity prospects improved as a result of the transfer to Saul Holdings
Partnership and a subsidiary limited partnership of the mortgage debt encumbering the 22 shopping centers and one office property conveyed by the Real Estate Trust to such partnerships in August 1993. A substantial portion of such mortgage debt was scheduled to mature in fiscal years 1993 to 1997. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership" and Note 2 to the Consolidated Financial Statements in this Prospectus.


    Application of the net proceeds of the sale of the Old Notes will enable the Real Estate Trust to achieve a further improvement in its liquidity position. The Real Estate Trust applied $83.0 million of such proceeds to repay a working capital loan and certain mortgage indebtedness. Concurrently with the application of such proceeds, the terms of certain of the mortgage loans repaid in part were modified to waive deferred interest, reduce interest rates and extend maturities. See "Use of Proceeds."

    The following table sets forth the maturity schedule for Real Estate Trust's outstanding mortgage and Retail Note debt at December 31, 1993, as adjusted to give effect to the sale of the Old Notes and the application of the net proceeds therefrom.

               FISCAL                  MORTGAGE    NOTES PAYABLE --
                YEAR                     NOTES        UNSECURED          TOTAL
- ------------------------------------   ---------   ----------------    ---------
                                                    (IN THOUSANDS)
1994 (1)............................   $  5,073          $11,077        $ 16,150
1995................................     11,744            7,034          18,778
1996................................      8,056            5,553          13,609
1997................................     19,068            2,904          21,972
1998................................      6,908            7,990          14,898
Thereafter..........................    139,562            5,329         144,891

- ------------------------
(1)   January 1, 1994 to September 30, 1994.

    The Real Estate Trust expects that its capital improvements costs in the next several fiscal years for its existing property portfolio will be in the range of $2.0 to $3.0 million per year.

    The Real Estate Trust believes that the proceeds of the sale of the Old Notes remaining after application to the specific uses identified in "Use of Proceeds -- Sale of Old Notes," together with cash generated by operations, sales of Retail Notes, refinancings of existing mortgage debt and tax sharing payments and dividends from the Bank will be sufficient to fund both debt amortization and capital improvement costs in 1994 and future years. The Real Estate Trust's ability to generate cash from such sources will be subject to significant contingencies. In order to pay the principal amount of the Notes at maturity or upon the occurrence of an Event of Default, to redeem the Notes or to repurchase the Notes upon a Change of Control Triggering Event, the Real Estate Trust will be required to borrow funds, sell equity securities, sell assets or seek capital contributions from its affiliates. See "Risk Factors and Other Considerations -- Ability to Pay Principal and Interest on the Notes."

    The Real Estate Trust's ability to refinance its existing mortgage debt will depend on the value and types of properties in its portfolio as well as the availability of long-term mortgage financing for such types of properties. In recent periods, the availability of long-term fixed-rate mortgage financing for income-producing properties on satisfactory terms or at acceptable interest rates has been significantly curtailed. The unavailability of such financing has impaired the Real Estate Trust's ability to refinance income-producing properties in its portfolio. No assurance can be given as to the availability of financing for income-producing properties at acceptable terms and interest rates in the future.

    The Real Estate Trust is currently selling Retail Notes principally to pay outstanding Retail Notes as they mature. In paying maturing Retail Notes with proceeds of Retail Note sales, the Real Estate Trust effectively is refinancing its outstanding Retail Notes with similar new unsecured debt at the lower interest rates currently prevailing in today's market. To the degree that the Real Estate Trust does not sell new Retail Notes in an amount sufficient to finance completely the scheduled repayment of outstanding Retail Notes as they mature, which was the case in fiscal 1993, it believes it will be able to finance such repayments from other sources of funds.

    The Real Estate Trust believes that the improved financial condition and operating results of the Bank in recent periods should enhance the Real Estate Trust's prospects to receive tax sharing payments and dividends from the Bank, but there can be no assurances in this regard. The Trust's ability to pay interest on the Notes will depend in significant part on its receipt of tax sharing payments and dividends. The Bank must receive the written approval of the OTS before making any payments to the Real Estate Trust under the Tax Sharing Agreement. The OTS may decline to grant such approval on, among other grounds, general safety and soundness considerations. Further, OTS regulations tie the Bank's ability to pay dividends and make other capital distributions primarily to its levels of regulatory capital and earnings. See "Risk Factors and Other Considerations -- Restrictions on Dividends From the Bank" and "-- Considerations Relating to Tax Sharing Agreement." Management believes that the Bank's ability to make tax sharing payments and pay dividends to the Real Estate Trust will depend on the Bank's financial condition and operating performance. See "Risk Factors and Other Considerations" for a discussion of certain factors that may adversely affect the Bank's future operations.

    As the owner, directly and through two wholly-owned subsidiaries, of a 21.5% limited partnership interest in Saul Holdings Partnership, the Real Estate Trust will share in cash distributions from operations and from capital transactions involving the sale or refinancing of the properties of Saul Holdings Partnership. The partnership agreement of Saul Holdings Partnership provides for quarterly distributions to the partners out of net cash flow. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership." In October 1993, the Real Estate Trust received its first cash distribution, which was for a partial period, in the amount of $524,000, from Saul Holdings Partnership. In February 1994, the Real Estate Trust received its second cash distribution, in the amount of $1,363,000.

BANKING

    LIQUIDITY. The standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. Government and other specified securities to net withdrawable accounts and borrowings payable in one year or less.

    The OTS has established a minimum liquidity requirement, which may vary from time to time depending upon economic conditions and deposit flows. The required liquidity level is currently 5.0%. The Bank's liquidity ratio at December 31, 1993 was 24.1%, compared to 24.3% at September 30, 1993.

    The Bank's primary sources of funds historically have consisted of (i) principal and interest payments on loans and mortgage-backed securities, (ii) savings deposits, (iii) sales of loans, mortgage-backed securities and investments and (iv) borrowed funds. The Bank's holdings of readily marketable securities constitute another important source of liquidity. At December 31, 1993, the Bank's portfolio included mortgage loans, U.S. Government securities and mortgage-backed securities with outstanding principal balances of $676.5 million, $4.7 million and $1.3 billion, respectively. The amount which the Bank could have borrowed from the FHLB of Atlanta and various securities brokers against its unpledged mortgage loans, U.S. Government securities and mortgage-backed securities totaled $1.0 billion at December 31, 1993, after market-value and broker adjustments of the collateral.

    In recent periods, the proceeds from sales of credit card relationships and other assets and securitization and sale of credit card, home equity credit line and automobile loan receivables have been significant sources of liquidity for the Bank. At December 31, 1993, the Bank was considering the securitization and sale of approximately $300.0 million of credit card receivables during the second and third quarters of fiscal 1994. As part of its operating strategy, the Bank will continue to explore opportunities to sell assets and to securitize and sell credit card and home equity credit line receivables to meet liquidity and other balance sheet objectives.

    The ability of the Bank to securitize and sell assets in the future will depend on a number of factors, including conditions in the market for asset-backed securities and competitive pressures in the credit card industry. The Bank does not currently anticipate relying upon securitizations of receivables other than credit card and home equity credit line receivables. The Bank's currently projected levels of securitization of credit card and home equity credit line receivables reflect in part a reduction in the pool of receivables eligible for such securitizations. The reduction in the amount of eligible receivables has resulted from prior securitization and sales activities. Management believes that to support future securitization activity, a sufficient pool of eligible receivables will be provided by the existing portfolio of receivables, the amortization of existing credit card trusts, increased usage of existing accounts and originations of new accounts.

    The Bank uses its liquidity primarily to meet its commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, repay borrowings and meet operating expenses. For the three months ended December 31, 1993, the Bank used the cash provided by operating, investing and financing activities primarily to meet its commitments to fund maturing savings certificates and deposit withdrawals of $2.8 billion, repay borrowings of $1.5 billion, fund existing and continuing loan commitments (including real estate held for investment or sale) of $766.5 million, purchase investments and loans of $146.1 million and meet operating expenses, before depreciation and amortization, of $43.2 million. These commitments were funded primarily through proceeds from customer deposits and sales of certificates of deposit of $2.9 billion, proceeds from borrowings of $1.7 billion, proceeds from sales of loans, securities and real estate of $409.2 million, and principal and interest collected on investments, loans and mortgage-backed securities of $335.3 million.

    The Bank is obligated under various recourse provisions related to the securitization and sale of credit card, home equity credit line and automobile loan receivables. Of the $1.2 billion of outstanding trust certificate balances at December 31, 1993, the primary recourse to the Bank was approximately $77.0 million.

    The Bank also is obligated under various recourse provisions related to the swap of single-family residential loans for participation certificates and mortgage-backed securities issued to the Bank by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). At December 31, 1993, recourse to the Bank under these arrangements was approximately $6.0 million.

    The Bank's commitments at December 31, 1993 are set forth in the following table:

                                                                                                    (IN THOUSANDS)
Commitments to originate loans....................................................................   $     54,440
                                                                                                    --------------
Loans in process (collateralized loans):
  Home equity.....................................................................................        524,174
  Real estate construction........................................................................         25,626
  Commercial and multifamily......................................................................          1,406
  Residential ground..............................................................................          2,679
                                                                                                    --------------
                                                                                                          553,885
                                                                                                    --------------
Loans in process (unsecured loans):
  Credit cards....................................................................................      2,980,576
  Overdraft lines.................................................................................         36,012
  Commercial......................................................................................             20
                                                                                                    --------------
                                                                                                        3,016,608
                                                                                                    --------------
    Total commitments to extend credit............................................................      3,624,933
Letters of credit.................................................................................         74,387
Recourse arrangements on asset-backed securitizations.............................................         77,019
Recourse arrangements on mortgage-backed securities...............................................          5,991
                                                                                                    --------------
    Total commitments.............................................................................   $  3,782,330
                                                                                                    --------------
                                                                                                    --------------

    Based on historical experience, the Bank expects to fund substantially less than the total amount of its outstanding credit card and home equity credit line commitments, which together accounted for 92.7% of commitments at December 31, 1993.

    At December 31, 1993, repayments of borrowed money scheduled to occur during the next 12 months were $564.5 million. Certificates of deposit maturing during the next 12 months amounted to $535.8 million, of which a substantial portion is expected to remain with the Bank.

    There were no material commitments for capital expenditures at December 31, 1993.

    The Bank's liquidity requirements in fiscal 1994 and for years subsequent to fiscal 1994 will continue to be affected both by the asset size of the Bank, the growth of which will be constrained by capital and other regulatory requirements, and the composition of the asset portfolio. Management believes that the Bank's primary sources of funds, described above, will be sufficient to meet the Bank's foreseeable long-term liquidity needs. The mix of funding sources utilized from time to time will be determined by a number of factors, including capital planning objectives, lending and investment strategies and market conditions.

    CAPITAL. At December 31, 1993, the Bank was in compliance with all of its regulatory capital requirements under FIRREA, including FIRREA-mandated fully phased-in capital requirements. The following table shows the Bank's regulatory capital levels at December 31, 1993, in relation to the regulatory requirements in effect at that date. The information below is based upon the Bank's understanding of the regulations and interpretations currently in effect and may be subject to change.

                               REGULATORY CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                       ACTUAL               CAPITAL REQUIRED
                                                              ------------------------  -------------------------
                                                                            AS A % OF                 AS A % OF      EXCESS
                                                                AMOUNT       ASSETS       AMOUNT        ASSETS       CAPITAL
                                                              -----------  -----------  -----------  ------------  -----------
Capital per the Bank's financial statements.................  $   292,982
Adjustments for tangible and core capital:
  Intangible assets.........................................      (54,234)
  Non-includable subsidiaries (1)...........................       (6,412)
                                                              -----------
    Total tangible capital..................................      232,336       4.55%   $    76,651        1.50%   $   155,685
                                                                               -----    -----------         ---    -----------
                                                                               -----    -----------         ---    -----------
  Supervisory goodwill......................................       38,325
                                                              -----------
    Total core capital (2)(3)...............................      270,661       5.30%   $   153,301        3.00%   $   117,360
                                                              -----------      -----    -----------         ---    -----------
                                                                               -----    -----------         ---    -----------
    Total tier 1 risk-based capital (2).....................      270,661       6.88%       N/A          N/A           N/A
                                                              -----------      -----    -----------         ---    -----------
                                                                               -----    -----------         ---    -----------
Adjustments for risk-based capital:
  Subordinated capital debentures...........................      154,300
  Reserve for general loan losses...........................       59,068
                                                              -----------
    Total supplementary capital.............................      213,368
  Excess loan loss reserves.................................       (9,782)
                                                              -----------
  Adjusted supplementary capital............................      203,586
                                                              -----------
    Total available capital.................................      474,247
  Equity investments (1)....................................      (19,584)
                                                              -----------
    Total risk-based capital (2)(3).........................  $   454,663      11.56%   $   314,651        8.00%   $   140,012
                                                              -----------      -----    -----------         ---    -----------
                                                              -----------      -----    -----------         ---    -----------

- ------------------------
(1) Reflects an aggregate offset of $6.3 million representing the amount of general reserves maintained against the Bank's equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a "credit" against the deductions from capital otherwise required for such investments.
(2) Under the OTS prompt corrective action regulations, the standards for classification as "well capitalized" are a leverage (or "core capital") ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.
(3) Effective January 1, 1994, the amount of supervisory goodwill includable as core capital under OTS regulations decreased from 0.75% to 0.375% of tangible assets. If the 0.375% limit had been in effect on December 31, 1993, the Bank's core and total risk-based regulatory capital ratios would have been 4.92% and 11.12%, respectively, and the Bank's core and total risk-based capital would have been $98.2 million and $122.2 million, respectively, above the FIRREA-mandated regulatory requirements.

    REGULATORY ACTION AND REQUIREMENTS. The Bank is subject to a written agreement, dated September 30, 1991 as amended in October 1993, with the OTS which imposes certain restrictions on the Bank's operations and requires certain affirmative actions by the Bank. Primarily because of its level of non-performing assets, the Bank is also subject to restrictions on asset growth. Under the applicable OTS requirements, the Bank may not increase its total assets during any calendar quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter without prior written approval from OTS. In September 1993, the Bank received OTS approval, subject to certain conditions, to increase incrementally its total assets during the period from July 1, 1993 through June 30, 1994 by an amount up to $500 million. The Bank is also subject to a requirement to obtain OTS approval for changes in directors and senior executive officers and the imposition of increased OTS assessments and FDIC insurance premiums. In January 1994, the OTS approved the appointment of three additional directors to the Bank's Board of Directors. The OTS has approved the payment of dividends on the 13% Preferred Stock provided certain conditions are met. In the future, if the Bank is unable to maintain
capital   compliance,  the  Bank  could  be  subject  to  additional  regulatory sanctions.

    CAPITAL MAINTENANCE STRATEGIES. The regulatory capital requirements applicable to the Bank will continue to increase over time as a result of the gradual phase-out of various assets from regulatory capital. On the basis of its balance sheet at December 31, 1993, the Bank met the FIRREA-mandated fully phased-in capital requirements. On a fully phased-in basis, at December 31, 1993 the Bank's tangible, core (or leverage) and total risk-based capital ratios were 4.14%, 4.14% and 9.81%, respectively, compared with the requirements of 1.5%, 3.0% and 8.0%, respectively. At December 31, 1993, the Bank had $30.4 million, after subsequent valuation allowances, of extensions of credit to, and investments in, subsidiaries engaged in activities impermissible for national banks ("non-includable subsidiaries") which are currently subject to a 25% phase-out from all three FIRREA capital requirements. This phase-out will gradually increase to 100% on July 1, 1996, in accordance with a delayed phase-in period approved by the OTS pursuant to legislation enacted in October 1992. At December 31, 1993, the Bank also had one equity investment with a balance, after subsequent valuation allowances, of $41.2 million which is currently subject to a 60% phase-out from total capital for risk-based capital purposes. This phase-out will increase to 100% on July 1, 1994. Pursuant to OTS guidelines, $6.3 million of general reserves maintained against the Bank's non-includable subsidiaries and equity investments is available as a "credit" against the deduction from capital otherwise required for such investments. The OTS adopted a rule, effective April 19, 1993, eliminating the capital deduction for equity investments that are permissible for national banks.

    The Bank will continue to attempt to reduce the level of its investments in non-includable subsidiaries and its level of equity investments. The level of the Bank's investments in non-includable subsidiaries is a key factor in the capital calculation because, under the fully phased-in capital requirements, those investments represent dollar-for-dollar reductions in core capital, which in turn limit the amount of supplementary capital which may be included for risk-based capital purposes. The Bank does not anticipate entering into any new transactions that would result in an increase in its investments in non-includable subsidiaries, and is attempting to reduce the existing level of those investments over the next several years.

    OTS capital regulations provide a five-year holding period (or such longer period as may be approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the Bank is unable to dispose of any REO property (through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of such REO property from risk-based capital. The following table sets forth the Bank's REO at December 31, 1993, after valuation allowances of $101.3 million, by the fiscal year in which the property was acquired through foreclosure.

FISCAL YEAR                                                           (IN THOUSANDS)
- --------------------------------------------------------------------  --------------
1990 (1)............................................................   $    145,141
1991................................................................        125,547
1992................................................................         21,255
1993................................................................         14,451
1994................................................................          6,838
                                                                      --------------
Total REO...........................................................   $    313,232
                                                                      --------------
                                                                      --------------

- ------------------------
(1) Includes one property with a net book value of $36.1 million, which the Bank agreed in fiscal 1991 to treat as an equity investment for regulatory capital purposes.

    At December 31, 1993, the Bank had $51.3 million in supervisory goodwill, of which $38.3 million was includable in core capital pursuant to statutory provisions limiting the includable amount of supervisory goodwill to an amount not to exceed 0.75% of tangible assets beginning January 1, 1993, 0.375% beginning January 1, 1994 and 0% beginning January 1, 1995.

    The Bank's ability to maintain capital compliance will be subject to general economic conditions, particularly in the Bank's local markets. Continued softness in general economic conditions or a renewed downturn in local real estate markets could require further additions to the Bank's reserves for losses and further charge-offs. Any such developments would adversely affect the Bank's earnings and thus its ability to maintain capital compliance. The failure of the Bank to maintain capital compliance could result in further regulatory sanctions.

    PROMPT CORRECTIVE ACTION. Under the OTS prompt corrective action regulations which became effective on December 19, 1992, an institution is categorized as "well capitalized" if it has a leverage (or core capital) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10.0% and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level. An institution is considered "adequately capitalized" if such capital ratios are at least 4.0% (3.0% if rated in the highest supervisory category), 4.0% and 8.0%, respectively. At December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based capital ratios were 5.30%, 6.88% and 11.56%, respectively, which exceeded the ratios established for "well capitalized" institutions, and the Bank was not subject to any applicable written agreement, order or directive to meet and maintain a specific capital level. The OTS has the discretion to reclassify an institution from one category to the next lower category, for example from "well capitalized" to "adequately capitalized," if, after notice and an opportunity for a hearing, the OTS determines that the institution is in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity. The Bank's levels of non-performing assets may result in reductions in capital to the extent losses are recognized as a result of deteriorating collateral value or economic conditions. Further, under the OTS's regulatory capital requirements, the Bank is required to phase out from regulatory capital supervisory goodwill and loans to and investments in non-includable subsidiaries and equity investments. On a fully phased-in basis at December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based capital ratios of 4.14%, 5.47% and 9.81%, respectively, would meet the ratios established for "adequately capitalized" institutions.

                                    BUSINESS

    The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term "Trust" as used in "Business" generally refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase's subsidiaries. "Real Estate Trust" refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase's subsidiaries. The operations conducted by the Real Estate Trust are designated as "Real Estate," while the business conducted by the Bank and its subsidiaries is identified by the term "Banking."

                                  REAL ESTATE

REAL ESTATE INVESTMENTS

    The following tables set forth, at and for the periods indicated, certain information regarding the properties in the Real Estate Trust's investment portfolio at December 31, 1993.

                               OFFICE PROPERTIES

                                                             LEASING PERCENTAGES
                                                      ---------------------------------
                                             GROSS                     SEPTEMBER 30,
                                           LEASABLE   DECEMBER 31,   ------------------
    LOCATION                NAME           AREA (SF)      1993       1993   1992   1991
- -----------------  ----------------------  ---------  ------------   ----   ----   ----
FLORIDA
  Fort Lauderdale  Commerce Center --
                    Phase II                  64,000         67%      53%    62%    56%
GEORGIA
  Atlanta          900 Circle 75 Parkway     346,000         92%      85%    82%    93%
                   1000 Circle 75 Parkway     88,000         98%      97%    82%    88%
                   1100 Circle 75 Parkway    267,000         49%      49%    84%    98%
                   Perimeter Way              58,000         42%      50%    52%    57%
LOUISIANA
  Metairie         Metairie Tower             91,000         91%      90%    90%    93%
VIRGINIA
  Chantilly        Dulles South (1)           38,000         54%      55%    49%    39%
  McLean           8201 Greensboro Drive     354,000         91%      90%    87%    96%
  Sterling         Dulles North (2)           59,000        100%      86%    84%    83%
                                           ---------
                                           1,365,000         80%      77%    81%    89%
                                           ---------
                                           ---------


                                EXPIRING LEASES (SF)
                   ----------------------------------------------
                   JANUARY 1994-   OCTOBER 1994-   OCTOBER 1995-
    LOCATION       SEPTEMBER 1994  SEPTEMBER 1995  SEPTEMBER 1996
- -----------------  --------------  --------------  --------------
FLORIDA
  Fort Lauderdale
                         5,000           5,000           3,000
GEORGIA
  Atlanta               19,000         116,000          83,000
                        20,000          11,000          22,000
                        35,000          46,000          14,000
                        14,000           9,000           2,000
LOUISIANA
  Metairie              33,000          25,000          10,000
VIRGINIA
  Chantilly              3,000           4,000           8,000
  McLean                16,000         216,000          36,000
  Sterling              10,000         --               16,000
                   --------------  --------------  --------------
                       155,000         432,000         194,000
                   --------------  --------------  --------------
                   --------------  --------------  --------------

- ------------------------------
(1)   A Trust subsidiary owns a 50% interest in this office building.
(2)   A Trust subsidiary owns a 99% interest in this office building.

                                     HOTELS

                                                                                                 AVERAGE OCCUPANCY (1)
                                                                                          ------------------------------------
                                                                                          THREE MONTHS         YEAR ENDED
                                                                                             ENDED           SEPTEMBER 30,
                                                                              AVAILABLE   DECEMBER 31,    --------------------
   LOCATION                                 NAME                                ROOMS         1993        1993    1992    1991
- --------------   ----------------------------------------------------------   ---------   ------------    ----    ----    ----
COLORADO
  Pueblo         Holiday Inn -- Pueblo                                             193           70%       76%     78%     75%
MARYLAND
  Gaithersburg   Holiday Inn -- Gaithersburg                                       304           50%       59%     66%     60%
NEW YORK
  Rochester      Holiday Inn -- Rochester                                          282           59%       69%     74%     77%
OHIO
  Cincinnati     Holiday Inn -- Sharonville                                        274           41%       52%     51%     49%
VIRGINIA
  Arlington      Howard Johnsons -- National Airport                               279           65%       73%     69%     69%
  McLean         Holiday Inn -- Tysons Corner                                      314           74%       78%     77%     68%
  Norfolk        Howard Johnsons -- Hotel Norfolk                                  344           41%       33%     69%     51%
  Sterling       Hampton Inn -- Dulles Airport (2)                                 128           68%       81%     71%     64%
                 Holiday Inn -- Dulles Airport                                     297           55%       66%     62%     60%
                                                                              ---------
                 TOTALS                                                          2,415           57%       63%     68%     63%
                                                                              ---------
                                                                              ---------

- ------------------------
(1) Average occupancy is calculated by dividing the rooms occupied by the rooms available.
(2)   A Trust subsidiary owns a 99% interest in this hotel.

                         OTHER REAL ESTATE INVESTMENTS

        LOCATION                                NAME
- ------------------------  ------------------------------------------------
PURCHASE -- LEASEBACK PROPERTIES (1)
                                                               Number
APARTMENTS                                                    of Units
                                                           ---------------
Louisiana                 Metairie         Chateau Dijon            336
Tennessee                 Knoxville        Country Club             232
                                                           ---------------
                                           Total                    568
                                                           ---------------
                                                           ---------------

                                                           Gross Leasable
SHOPPING CENTERS                                              Area (sf)
                                                           ---------------
Georgia                   Atlanta          Old National         160,000
                          Warner Robbins   Houston Mall         264,000
Wyoming                   Casper           Beverly Plaza        150,000
                                                           ---------------
                                           Total                574,000
                                                           ---------------
                                                           ---------------
   APARTMENT PROJECT
                                                               Number
                                                              of Units
                                                           ---------------
Texas                     Dallas           San Simeon               124
                                                           ---------------
                                                           ---------------
MISCELLANEOUS PROPERTY (RETAIL)
                                                           Gross Leasable
                                                              Area (sf)
                                                           ---------------
Maryland                  Oxon Hill        Wheeler Road          24,000
                                                           ---------------
                                                           ---------------

- ------------------------
(1) The Trust owns the ground under certain income-producing properties and receives fixed ground rent, which is subject to periodic escalation, from the owners of the improvements. In certain instances, the Trust also receives percentage rent based upon the income generated by the properties.

                                  LAND PARCELS

        LOCATION                           NAME                       ACRES                   ZONING
- ------------------------  ---------------------------------------     -----     ----------------------------------
FLORIDA
  Boca Raton              Arvida Park of Commerce (1)                      20   Mixed Use
  Fort Lauderdale         Commerce Center                                  14   Office & Warehouse
GEORGIA
  Atlanta                 Circle 75                                       128   Office & Industrial
                          Perimeter Way                                     2   Office & Industrial
KANSAS
  Overland Park           Overland Park                                   162   Residential, Office and Retail
MARYLAND
  Gaithersburg            Avenel Business Park                              8   Commercial
  Rockville               Flagship Centre                                   8   Commercial
NEW YORK
  Rochester               Holiday Inn -- Rochester Airport                  3   Commercial
VIRGINIA
  Loudoun County          Church Road                                      40   Office & Industrial
                          Sterling Boulevard (2)                           48   Industrial
                                                                          ---
                          Total                                           433
                                                                          ---
                                                                          ---

- ------------------------
(1)   A Trust subsidiary owns a 50% interest in 11 acres of this parcel.
(2)   A Trust subsidiary owns a 99% interest in this parcel.

    The investment portfolio consists principally of seasoned operating properties. The Real Estate Trust expects to hold its properties as long-term investments and has no maximum period for retention of any investment. It may acquire additional income-producing properties, expand and improve its properties, or sell such properties, as and when circumstances warrant. The Real Estate Trust also may participate with other entities in property ownership, through joint ventures or other types of co-ownership.

    Real estate development in certain areas of the country suffers from overbuilding or adverse local economic conditions, or both. In recent periods, the Real Estate Trust's office building leasing rates have experienced a decline due to recessionary economic conditions in the metropolitan areas in which the office properties are located. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Real Estate."

INVESTMENT IN SAUL HOLDINGS LIMITED PARTNERSHIP

    On August 26, 1993, the Real Estate Trust consummated a series of transactions (together with related transactions, the "Formation Transactions") in which it transferred its 22 shopping center properties and one of its office properties (the "Transferred Properties"), together with the debt associated with such properties, to Saul Holdings Partnership and one of two newly organized subsidiary limited partnerships of Saul Holdings Partnership (the "Subsidiary Partnerships" and, collectively with Saul Holdings Partnership, the "Partnerships"). In exchange for the Transferred Properties, the Real Estate Trust received securities representing a 21.5% limited partnership interest in Saul Holdings Partnership, which it holds directly and through two wholly-owned subsidiaries. Saul Centers, a newly organized, publicly held real estate investment trust, received a 73.0% general partnership interest in Saul Holdings Partnership in exchange for the contribution of approximately $220.7 million to Saul Holdings Partnership. Entities under common control with the Trust (the "Trust Affiliates") received limited partnership interests collectively representing a 5.5% partnership interest in Saul Holdings Partnership in exchange for the transfer of property management functions (the "Management Functions") and certain other properties to the Partnerships. In addition, the

Trust Affiliates received certain cash distributions from Saul Holdings Partnership and purchased 4.0% of the common stock of Saul Centers in a private offering consummated concurrently with the initial public offering of such common stock.

    Saul Centers, which is the sole general partner of each of the Partnerships, generally has full, exclusive and complete responsibility and discretion in the management and control of each Partnership. B. Francis Saul II, the Chairman of the Board of Trustees and Chief Executive Officer of the Trust, serves as Chairman of the Board of Directors and Chief Executive Officer of Saul Centers.

    The Transferred Properties accounted for revenues of $29.1 million in fiscal 1993 prior to the Formation Transactions (31.3% of the Real Estate Trust's total revenues), $32.1 million in fiscal 1992 (32.1% of total revenues) and $32.1 million in fiscal 1991 (31.4% of total revenues). Because the Real Estate Trust does not allocate its expenses to different classes of properties in its real estate portfolio, it is unable to provide comparable data on the relative contribution of the Transferred Properties to its operating profit (loss).

    In determining the percentage interest in Saul Holdings Partnership allocated to the Real Estate Trust in exchange for the contribution of the Transferred Properties, the Real Estate Trust considered "funds from operations" historically generated by the Transferred Properties and currently projected increases or decreases therein. Funds from operations was defined to mean net income (loss), as computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructurings and property sales, plus depreciation, amortization of financing costs and property writedowns. Independent third-party appraisals were not used in the determination of such percentage.

    The Real Estate Trust disposed of the Transferred Properties in exchange for an interest in Saul Holdings Partnership because of management's belief that such disposition provided the best strategy under current and reasonably foreseeable market conditions for maximizing the Real Estate Trust's return on this portion of its investment portfolio and providing for the repayment or refinancing of the mortgage debt encumbering the Transferred Properties. The Transferred Properties were contributed subject to mortgage debt of $184.9 million at June 30, 1993, which constituted 43.3% of the Real Estate Trust's total mortgage debt at such date. A substantial portion of such mortgage debt at the date of transfer was scheduled to mature in fiscal years 1993 to 1997.

    As a limited partner of Saul Holdings Partnership, the Real Estate Trust will share in cash distributions from operations and capital transactions involving the sale or refinancing of the properties of Saul Holdings Partnership. The annual cash flow anticipated to be received by the Real Estate Trust in the form of distributions from Saul Holdings Partnership could be less initially than the annual cash flow (after debt service, capital improvements and maintenance) generated by the Transferred Properties prior to this transaction. However, because the mortgage debt encumbering the Transferred Properties is no longer a direct obligation of the Real Estate Trust, the transaction is expected overall to have a positive effect on the Real Estate Trust's long-term liquidity position. See "Reimbursement Agreement" below for a discussion of the Real Estate Trust's contingent liability with respect to a portion of such mortgage debt.

    CONSEQUENCES OF FORMATION TRANSACTIONS. As a result of consummation of the Formation Transactions:

    - Saul Holdings Partnership currently owns, directly or indirectly through the Subsidiary Partnerships, 26 community and neighborhood shopping centers (including the 22 shopping centers transferred by the Real Estate Trust) located in seven states and the District of Columbia, one office property and one office/retail property located in the District of Columbia and one research park located in the Maryland suburbs of Washington, D.C. (the "Portfolio Properties").

    - Saul Centers is the sole general partner of, and owns a 73.0% interest in, Saul Holdings Partnership and is the sole general partner of, and owns a 1.0% interest in, each of the Subsidiary Partnerships.

    - Saul Holdings Partnership holds directly the Management Functions and the Portfolio Properties not held by the Subsidiary Partnerships and holds a 99.0% limited partnership interest in each of the Subsidiary Partnerships.

    - The purchasers of common stock in the Saul Centers public offering own 96.0% of the Saul Centers common stock.

    - The Trust Affiliates own 4.0% of the Saul Centers common stock and a 5.5% limited partnership interest in Saul Holdings Partnership. The Real Estate Trust owns a 21.5% limited partnership interest (and 3,495,713 partnership units corresponding thereto) in Saul Holdings Partnership. At December 31, 1993, the Trust and one of its wholly-owned subsidiaries had pledged 495,713 partnership units in Saul Holdings Partnership to Chevy Chase to secure certain of the Trust's obligations under the Tax Sharing Agreement and a second wholly-owned subsidiary of the Trust had pledged 3,000,000 partnership units to a lender. The loan from such lender was repaid in full with the proceeds of the sale of the Old Notes.

    - The Real Estate Trust and the Trust Affiliates own rights (the "Rights") enabling them to convert their limited partnership interests in Saul Holdings Partnership into shares of Saul Centers common stock on the basis of one share of Saul Centers common stock for each partnership unit at the end of a 36-month period commencing after the initial public offering, provided that they do not own Rights to the extent that they collectively would be treated as owning, directly or indirectly, more than 24.9% of the value of the outstanding equity securities of Saul Centers. The shares of Saul Centers common stock are listed on the New York Stock Exchange (trading symbol "BFS").

    SAUL CENTERS. Saul Centers has announced that it intends to make an election to be treated as a real estate investment trust ("REIT") for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code commencing with the year ending December 31, 1993. If Saul Centers so qualifies, it generally will not be subject to federal income tax, provided it makes certain distributions to its stockholders and meets certain organizational and other requirements. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements. Saul Centers has announced that it intends to make regular quarterly dividend distributions to its stockholders.

    MANAGEMENT OF THE PROPERTIES. The Partnerships will manage the Portfolio Properties and any subsequently acquired properties through the Management Functions, which include personnel and such functions as property management, leasing, design, renovation, development and accounting. The Management Functions provide the Partnerships with a fully integrated property management capability through approximately 150 employees and with an extensive and mature network of relationships with tenants and potential tenants as well as with members of the brokerage and property owners' communities.

    Saul Centers will share with the Real Estate Trust and the Trust Affiliates certain ancillary functions at cost, such as computer and payroll services, benefits administration and in-house legal services, and will share insurance expense on a pro rata basis. The Real Estate Trust and the Trust Affiliates will sublease office space to Saul Centers at their cost. The terms of all sharing arrangements, including payments related thereto, will be reviewed periodically by the independent directors of Saul Centers, who constitute five of the nine members of the Board of Directors.

    EXCLUSIVITY AGREEMENT AND RIGHT OF FIRST REFUSAL. The Trust has entered into an Exclusivity Agreement (the "Exclusivity Agreement") with, and has granted a right of first refusal (the "Right of First Refusal") to, Saul Centers and the Partnerships (collectively, the "Company"). The purpose of these agreements is to minimize potential conflicts of interest between the Real Estate Trust and the Company. The Exclusivity Agreement and Right of First Refusal generally require the Real Estate Trust to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites that become available to the Real Estate Trust in the District of Columbia or adjacent suburban Maryland. Subject to the Exclusivity Agreement and Right of First Refusal, the Real Estate Trust will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties.

    ALLOCATIONS AND DISTRIBUTIONS OF SAUL HOLDINGS PARTNERSHIP. The net income or net loss of Saul Holdings Partnership for tax purposes generally will be allocated to Saul Centers and the limited partners in accordance with their percentage interests, subject to compliance with the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder. Net cash flow after reserves of Saul Holdings Partnership and after reimbursement of specified expenses will be distributed quarterly to the partners in proportion to their respective partnership interests.

    REIMBURSEMENT AGREEMENT.   Pursuant to a  reimbursement agreement among  the
partners of the Partnerships, the Real Estate Trust and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse Saul Centers and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships' debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations. At the date of the Formation Transactions, the maximum potential obligations of the Real Estate Trust and its subsidiaries under this agreement totalled $116.1 million. See Note 2 to the Consolidated Financial Statements in this Prospectus. The Real Estate Trust believes that the Partnerships will be able to make all payments due with respect to their debt obligations.

    TAX CONFLICTS. The fair market value of each of the properties contributed to the Partnerships by the Real Estate Trust and its subsidiaries at the date of the Formation Transactions (the "FMV" of each such property) exceeded the tax basis of such property (with respect to each property, such excess is referred to as the "FMV-Tax Difference"). In the event Saul Centers, as general partner of the Partnerships, causes the Partnerships to dispose of, or there is an involuntary disposition of, one or more of such properties, a disproportionately large share of the total gain for federal income tax purposes would be allocated to the Real Estate Trust or its subsidiaries as a result of the property disposition. In general, if the gain recognized by the Partnerships on such a property disposition is less than or equal to the FMV-Tax Difference for such property (as previously reduced by the amounts of special tax allocations of depreciation deductions to the partners), all such gain will be allocated to the Real Estate Trust or its subsidiaries. To the extent the gain recognized by the Partnerships on the property disposition exceeds the FMV-Tax Difference (as adjusted), such excess generally will be allocated among all partners in Saul Holdings based on their relative percentage interests. In general, the amount of federal income tax liability in respect of gain allocated to the Real Estate Trust or its subsidiaries in the event of such a property disposition is likely to exceed, perhaps substantially, the amount of cash, if any, distributable to the Real Estate Trust or its subsidiaries as a result of the property disposition. In addition, future reductions in the level of the Partnerships' debt, any release of the guarantees of such debt by the Real Estate Trust or its subsidiaries (described above under "Reimbursement Agreement") or any refinancings in which the Real Estate Trust or its subsidiaries do not assume a comparable obligation to that contained in the Reimbursement Agreement could cause the Real Estate Trust or its subsidiaries to have taxable constructive distributions without the receipt of any corresponding amounts of cash. See Note 2 to the Consolidated Financial Statements in this Prospectus.

    SAUL CENTERS REGISTRATION RIGHTS. Saul Centers has granted the Real Estate Trust and the Trust Affiliates certain "demand" and "piggyback" registration rights (collectively, the "Saul Centers Registration Rights") with respect to the shares of Saul Centers common stock acquired in connection with the Formation Transactions or as a consequence of exercise of the Rights (the "Saul Centers Registration Shares"). Subject to certain limitations, the Saul Centers Registration Rights grant the holders of Saul Centers Registration Shares the opportunity to register all or any portion of their respective Saul Centers Registration Shares once in each calendar year and to have such Shares registered incidentally to any registration, by Saul Centers, of shares of common stock or other securities substantially similar to common stock. Except with respect to the Saul Centers Registration Rights incident to a pledge of Saul Centers Registration Shares or Saul Holdings Partnership interests, the demand Saul Centers Registration Rights may be exercised only after the transfer restrictions imposed in connection with the Saul Centers initial public offering have lapsed and prior to such time, if any, as the holder is permitted to sell the Saul Centers Registration Shares pursuant to Rule 144(k) under the Securities Act. Saul Centers will bear expenses incident to its registration obligations upon exercise of the Saul Centers Registration Rights, except that it will not bear any underwriting discounts or commissions, Commission or state Blue Sky registration fees, or transfer taxes relating to registration of Saul Centers Registration Shares.

COMPETITION

    As an owner of, or investor in, commercial real estate properties, the Real Estate Trust is subject to competition from a variety of other owners of similar properties in connection with their sale, lease or other disposition and use. Management believes that success in such competition is dependent upon the geographic location of the property, the performance of property managers, the amount of new construction in the area and the maintenance and appearance of the property. Additional competitive factors with respect to commercial and industrial properties are the ease of access to the property, the adequacy of related facilities such as parking, and the ability to provide rent concessions and additional tenant improvements without increasing rent. Management believes that general economic circumstances and trends and new properties in the vicinity of each of the Real Estate Trust's properties also will be competitive factors.

ENVIRONMENTAL MATTERS

    The Real Estate Trust's properties are subject to various laws and regulations relating to environmental and pollution controls. Although the effect upon the Real Estate Trust of the application of such laws and regulations cannot be predicted with certainty, management believes that their application either prospectively or retrospectively will not have a material adverse effect on the Real Estate Trust's property operations. As a matter of policy, the Real Estate Trust requires an environmental study to be performed with respect to a property that may be subject to possible environmental hazards prior to its acquisition to ascertain there are no material environmental hazards associated with such property.

RELATIONSHIPS WITH B. F. SAUL COMPANY

    The Real Estate Trust has significant relationships with the Saul Company and two of the Saul Company's subsidiaries, B.F. Saul Advisory Company (the "Advisor") and Franklin Property Company ("Franklin"). The Saul Company, founded in 1892, specializes in real estate investment, financing and management services, including acquisitions, management and leasing and insurance. B. Francis Saul II, Chairman of the Board of Trustees and Chief Executive Officer of the Trust, is Chairman and President of the Saul Company.

    The Advisor acts as the Real Estate Trust's investment advisor and carries on the day-to-day general management, financial, accounting, legal and administrative affairs of the Real Estate Trust. Franklin acts as leasing and management agent for most of the income-producing properties owned by the Real Estate Trust, and plans and oversees the development of new properties and the expansion and renovation of existing properties.

    The Trustees, including the two independent Trustees, review the fees and compensation arrangements between the Trust and the Saul Company and its related entities and affiliates and believe that such fees and compensation arrangements are as favorable to the Trust as would be obtainable from unaffiliated sources. See "Related Party Transactions."

HOLDING COMPANY REGULATION

    The Trust and the Saul Company, by virtue of their direct and indirect control of the Bank (see "Security Ownership"), are "savings and loan holding companies" subject to comprehensive regulation, examination and supervision by the OTS. The Bank is prohibited from making or guaranteeing loans or advances to or for the benefit of the Trust, the Saul Company or other affiliates engaged in activities beyond those permissible for bank holding companies and from investing in the securities of the Trust, the Saul Company or other affiliates. Further, transactions between Chevy Chase and the Trust or the Saul Company must be on terms substantially the same, or at least as favorable to Chevy Chase, as those that would be available to non-affiliates.

    The Trust and the Saul Company must obtain the prior approval of the OTS before acquiring any federally insured savings institution or any savings and loan holding company by merger, consolidation or purchase of assets. As unitary savings and loan holding companies, the Trust and the Saul Company are virtually unrestricted in the types of business activities in which they may engage, provided the Bank continues to meet the qualified thrift lender test. See "Regulation -- Qualified Thrift Lender ("QTL") Test." If the Trust and the Saul Company were to acquire one or more federally insured institutions and operate them as separate subsidiaries rather than merging them into Chevy Chase, the Trust and the Saul Company would become "multiple" savings and loan holding companies. As multiple savings and loan holding companies, the Trust and the Saul Company would be subject to limitations on the types of business activities in which they would be permitted to engage, unless the additional thrifts were troubled institutions acquired pursuant to certain emergency acquisition provisions and all subsidiary thrifts met the QTL test. The Trust and the Saul Company may acquire and operate additional savings institution subsidiaries outside of Maryland and Virginia only if the laws of the target institution's state specifically permit such acquisitions or if the acquisitions are made pursuant to emergency acquisition provisions.

    In 1988, the Trust and the Saul Company entered into the Capital Maintenance Agreement with the FDIC's predecessor agency, the FSLIC, in which they agreed to maintain Chevy Chase's regulatory capital at the required levels and, if necessary, to infuse additional capital to enable Chevy Chase to meet those requirements. The agreement provides that it is binding on the "successors and assigns" of the Trust and the Saul Company. Since the execution of that agreement, the OTS has changed its policy and now accepts more limited agreements from those acquiring thrift institutions. In addition, the regulatory capital requirements applicable to Chevy Chase have changed significantly as a result of FIRREA. The OTS has stated that capital maintenance agreements entered into prior to such modification of OTS policy and the enactment of FIRREA were not affected by such changes. The Trust and the Saul Company have not sought to modify or terminate the existing agreement.

    Following the Bank's failure to meet its risk-based capital requirement in June 1991, the OTS advised the Trust that, based on the Trust's liquidity position, the OTS did not plan to enforce the Trust's obligations under the Capital Maintenance Agreement at that time. Subsequently, at September 30, 1992, the Bank returned to capital compliance. However, to the extent the Bank is unable to meet its regulatory capital requirements in the future, the OTS could seek to enforce the Trust's obligations under the Agreement. The Bank's business plan does not contemplate any future capital contributions from the Trust.

    OTS regulations require the Trust and Saul Company, as parties to a capital maintenance agreement, to file a notice with the OTS prior to "divestiture" of the Bank for the purpose of determining whether there is any outstanding obligation under such agreement. If the OTS were to determine that an outstanding obligation existed, approval of the divestiture likely would be conditioned upon the satisfaction of such obligation.

    If the Bank becomes "undercapitalized" under the OTS prompt corrective action regulations, it would be required to file a capital restoration plan with OTS setting forth, among other things, the steps the Bank would take to become "adequately capitalized." The OTS could not accept the plan unless the Trust and the Saul Company guaranteed in writing the Bank's compliance with that plan. The aggregate liability of the Trust and the Saul Company under such a commitment would be limited to the lesser of (i) an amount equal to 5.0% of the Bank's total assets at the time the Bank became undercapitalized and (ii) the amount necessary to bring the Bank into compliance with all applicable capital standards as of the time the Bank fails to comply with its capital plan. If either of the holding companies did not provide the guarantee, the Bank would be subject to the more restrictive supervisory actions applicable to significantly undercapitalized institutions.

    In the event of a bankruptcy proceeding involving the Trust, any outstanding obligations of the Trust under either the Capital Maintenance Agreement or a guarantee, if any, of the Bank's capital restoration plan, as discussed above, would have priority in such a proceeding over the claims of the Trust's general unsecured creditors (other than certain tax, wage and employee benefit and other claims that are given priority in bankruptcy proceedings), including the claims of secured creditors to the extent that the collateral securing their claims were insufficient to satisfy the entire amount of their claim.

    In a bankruptcy under Chapter 11 of the Bankruptcy Code, the Trust, as debtor-in-possession, or its bankruptcy trustee would be required to cure immediately any deficit under the Capital Maintenance Agreement or any capital restoration plan guarantee and thereafter to perform all of the Trust's obligations with respect thereto, and any subsequent breach of such obligations would give rise to a priority claim in favor of the OTS in the Trust's bankruptcy proceedings. The United States Court of Appeals for the Fourth Circuit (the federal jurisdiction in which the Trust and the Bank are headquartered and conduct substantial business activities) has held that a company must fulfill its obligations under any net worth maintenance commitments before it may reorganize under Chapter 11.

                                    BANKING

MARKET AREA

    The Bank's principal deposit and lending markets are located in the Washington, D.C. metropolitan area. Service industries and federal, state and local governments employ a significant portion of the Washington, D.C. area labor force, while a substantial number of the nation's 500 largest corporations have some presence in the area. The Washington, D.C. area's seasonally unadjusted unemployment rate is generally below the national rate and was 4.1% in November 1993, compared to the national rate of 6.1%.

    Chevy Chase historically has relied on retail deposits originated in its branch network as its primary funding source. See "Deposits and Other Sources of Funds." Chevy Chase's principal market for deposits consists of Montgomery and Prince George's Counties in Maryland and, to a lesser extent, Fairfax County in Virginia. Approximately 25.3% of the Bank's deposits at December 31, 1993 were obtained from depositors residing outside of Maryland, primarily in Northern Virginia. Chevy Chase ranked second to a commercial bank for the largest market share of deposits in Montgomery County at June 30, 1993, according to published industry statistics. The per capita income of Montgomery and Fairfax Counties ranks among the highest of counties and equivalent jurisdictions nationally. These two counties are also the Washington, D.C. area's largest suburban employment centers, with a substantial portion of their labor force consisting of federal, state and local government employees. Private employment is concentrated in services and retail trade centers. Unemployment in both Montgomery and Fairfax Counties in November 1993 (3.2% and 2.9%, respectively) was below the national and state rates for the same month.

    The Bank historically has concentrated its lending activities in the Washington, D.C. metropolitan area. See "Lending Activities."

INVESTMENTS AND OTHER SECURITIES

    The Bank is required by OTS regulations to maintain a specific minimum amount of liquid assets and short-term liquid assets invested in certain qualifying types of investments. See "Regulation -- Liquidity Requirements." To meet these requirements, the Bank maintains a portfolio of cash, federal funds and Agency mortgage-backed securities with final maturities of five years or less. The balance of investments in excess of regulatory requirements reflects management's objective of maintaining liquidity at a level sufficient to assure adequate funds to meet expected and unexpected balance sheet fluctuations.

    Effective October 1, 1993, the Bank adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1993, all investment securities and mortgage-backed securities held by the Bank are classified as available-for-sale and reported at fair value. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    The OTS has adopted guidelines governing investment securities held by SAIF-insured institutions. The guidelines require that investments in securities be accounted for in accordance with GAAP, summarize the applicable accounting principles and provide guidance regarding the application of GAAP in determining whether securities are properly classified as held-to-maturity, available-for-sale or trading.

LENDING ACTIVITIES


    LOAN PORTFOLIO COMPOSITION. At December 31, 1993, the Bank's loan portfolio totaled $2.8 billion, which represented 54.2% of its total assets. (All references in this Prospectus to the Bank's "loan portfolio" refer to loans, whether they are held for sale and/or securitization or for investment, unless the context otherwise indicates.) Loans collateralized by single-family residences constituted 53.7% of the loan portfolio at that date.


    The following table sets forth information concerning the Bank's loan portfolio (net of unfunded commitments) for the periods indicated.

                                 LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                                                                   SEPTEMBER 30,
                                                 ---------------------------------------------------------------------------------
                            DECEMBER 31, 1993           1993                 1992                 1991                 1990
                            ------------------   ------------------   ------------------   ------------------   ------------------
                                         % OF                 % OF                 % OF                 % OF                 % OF
                             BALANCE    TOTAL     BALANCE    TOTAL     BALANCE    TOTAL     BALANCE    TOTAL     BALANCE    TOTAL
                            ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
Residential (1)...........  $1,418,708   49.9%   $1,287,333   53.6%   $  933,867   41.6%   $1,345,409   41.7%   $1,031,628   32.2%
Home equity (1)...........     107,972    3.8        60,549    2.5       223,148    9.9       289,976    9.0       711,363   22.2
Commercial and
 multifamily..............      99,037    3.5        94,079    3.9        61,522    2.7        69,097    2.1        89,759    2.8
Real estate construction
 and ground...............      73,095    2.6        62,637    2.6        92,215    4.1       133,852    4.2       277,061    8.6
Credit card (1)...........     953,647   33.5       754,520   31.4       872,672   38.9     1,302,008   40.4       883,722   27.6
Automobile................     150,899    5.3       106,725    4.4        19,910    0.9        16,924    0.5       115,083    3.6
Other.....................      40,802    1.4        38,048    1.6        42,019    1.9        67,659    2.1        96,476    3.0
                            ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
                             2,844,160  100.0     2,403,891  100.0%    2,245,353  100.0%    3,224,925  100.0%    3,205,092  100.0%
                            ----------  ------   ----------  ------   ----------  ------   ----------  ------   ----------  ------
                                        ------               ------               ------               ------               ------
Less:
  Unearned premiums and
   discounts..............       1,636                1,543                2,589                6,002                7,037
  Deferred loan
   origination fees
   (costs),net............      (6,521)              (3,472)               1,889                6,612                7,721
  Reserve for loan
   losses.................      66,940               68,040               78,818               89,745               58,339
                            ----------           ----------           ----------           ----------           ----------
                                62,055               66,111               83,296              102,359               73,097
                            ----------           ----------           ----------           ----------           ----------
    Total loans
     receivable...........  $2,782,105           $2,337,780           $2,162,057           $3,122,566           $3,131,995
                            ----------           ----------           ----------           ----------           ----------
                            ----------           ----------           ----------           ----------           ----------

                              SEPTEMBER 30,
                            ------------------

                                   1989
                            ------------------
                                         % OF
                             BALANCE    TOTAL
                            ----------  ------
Residential (1)...........  $  900,528   27.1%
Home equity (1)...........     602,447   18.1
Commercial and
 multifamily..............     103,413    3.1
Real estate construction
 and ground...............     312,958    9.4
Credit card (1)...........   1,262,388   37.9
Automobile................      60,468    1.8
Other.....................      84,834    2.6
                            ----------  ------
                             3,327,036  100.0%
                            ----------  ------
                                        ------
Less:
  Unearned premiums and
   discounts..............       9,354
  Deferred loan
   origination fees
   (costs),net............      13,534
  Reserve for loan
   losses.................      41,934
                            ----------
                                64,822
                            ----------
    Total loans
     receivable...........  $3,262,214
                            ----------
                            ----------

- ------------------------------
(1)   Includes loans held for sale and/or securitization.

    The Bank will continue to adjust the composition of its loan portfolio in response to regulatory capital and qualified thrift lender requirements.

    CONTRACTUAL PRINCIPAL REPAYMENTS OF LOANS. The following table shows the scheduled contractual principal repayments of the Bank's loans at September 30, 1993. The entire balance of loans held for sale and/or securitization is shown in the year ending September 30, 1994 because such loans are expected to be sold in less than one year.

                        CONTRACTUAL PRINCIPAL REPAYMENTS
                                 (IN THOUSANDS)

                                    PRINCIPAL                          APPROXIMATE PRINCIPAL REPAYMENTS
                                     BALANCE                           DUE IN YEARS ENDING SEPTEMBER 30,
                                   OUTSTANDING   -----------------------------------------------------------------------------
                                  AT SEPTEMBER                                      1997-      1999-      2004-     2009 AND
                                  30, 1993 (1)     1994       1995       1996       1998       2003       2008     THEREAFTER
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Residential.....................   $ 1,111,306   $  16,271  $  25,756  $  28,912  $  55,125  $ 150,179  $ 138,564   $ 696,499
Home equity.....................        60,549       2,277      1,045      3,296      9,370        274     10,631      33,656
Commercial and multifamily......        94,079      71,655      3,328      3,064      3,555      6,022      6,455      --
Real estate construction and
 ground.........................        62,637      33,842     27,610      1,185     --         --         --          --
Credit card (2).................       454,520      82,442     67,489     59,372     83,607    103,181     36,949      21,480
Other...........................       144,773      44,651     34,427     35,092     23,453          2          2       7,146
Loans held for sale.............       176,027     176,027     --         --         --         --         --          --
Loans held for securitization
 and sale.......................       300,000     300,000     --         --         --         --         --          --
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
    Total loans receivable
     (3)........................   $ 2,403,891   $ 727,165  $ 159,655  $ 130,921  $ 175,110  $ 259,658  $ 192,601   $ 758,781
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
Fixed-rate loans................   $   308,389   $  43,374  $  40,045  $  44,931  $  47,028  $  64,054  $  17,557   $  51,400
Adjustable-rate loans...........     1,619,475     207,764    119,610     85,990    128,082    195,604    175,044     707,381
Loans held for sale.............       176,027     176,027     --         --         --         --         --          --
Loans held for securitization
 and sale.......................       300,000     300,000     --         --         --         --         --          --
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
    Total loans receivable
     (3)........................   $ 2,403,891   $ 727,165  $ 159,655  $ 130,921  $ 175,110  $ 259,658  $ 192,601   $ 758,781
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

- ------------------------------
(1) Of the total amount of loans outstanding at September 30, 1993 which were due after one year, an aggregate principal balance of approximately $265.0 million had fixed interest rates and an aggregate principal balance of approximately $1.4 billion had adjustable interest rates.
(2) Estimated repayments of credit card loans reflect the required minimum payments.
(3) Before deduction of reserve for loan losses, unearned discounts and deferred loan origination fees (costs).

    Actual payments may not reflect scheduled contractual principal repayments due to the effect of loan refinancings, prepayments and enforcement of due-on-sale clauses, which give the Bank the right to declare a "conventional loan," one that is neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Veterans' Administration ("VA"), immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. Although the Bank's single-family residential loans historically have had stated maturities of generally 30 years, such loans normally have remained outstanding for substantially shorter periods because of these factors. At September 30, 1993, $43.4 million of fixed-rate loans and $207.8 million of adjustable-rate loans were contractually due to be repaid within one year.

    ORIGINATION, PURCHASE AND SALE  OF REAL ESTATE LOANS.   The following  table
shows changes in the composition of the Bank's real estate loan portfolio and the net change in mortgage-backed securities.

              ORIGINATION, PURCHASE AND SALE OF REAL ESTATE LOANS
                                 (IN THOUSANDS)

                                                      THREE MONTHS
                                                         ENDED            FOR THE YEAR ENDED SEPTEMBER 30,
                                                      DECEMBER 31,  ---------------------------------------------
                                                          1993           1993           1992            1991
                                                      ------------  --------------  -------------  --------------
Real estate loan originations and purchases: (1)
Residential and home equity.........................   $  615,578   $    1,758,484  $   1,246,367  $    1,120,461
Commercial and multifamily..........................        4,958           42,718          5,350        --
Real estate construction and ground.................        8,662           41,675         40,943          44,302
                                                      ------------  --------------  -------------  --------------
Total originations and purchases....................      629,198        1,842,877      1,292,660       1,164,763
                                                      ------------  --------------  -------------  --------------
Principal repayments................................     (114,540)        (346,645)      (251,865)       (284,519)
Sales (2)...........................................     (178,777)        (785,255)      (568,955)       (795,993)
Loans transferred to real estate acquired in
 settlement of loans or in-substance foreclosures...       13,808          (23,158)       (43,046)       (177,582)
Other...............................................       --             --               (1,809)         (2,685)
                                                      ------------  --------------  -------------  --------------
                                                         (279,509)      (1,155,058)      (865,675)     (1,260,779)
Transfers to mortgage-backed securities (3).........     (155,475)        (493,973)      (954,567)       (175,461)
                                                      ------------  --------------  -------------  --------------
Increase (decrease) in real estate loans............   $  194,214   $      193,846  $    (527,582) $     (271,477)
                                                      ------------  --------------  -------------  --------------
                                                      ------------  --------------  -------------  --------------

- ------------------------
(1)   Excludes unfunded commitments.
(2) Includes securitization and sale of home equity credit line receivables of $340.4 million, $253.6 million and $600.1 million for the years ended September 30, 1993, 1992 and 1991, respectively.
(3) Represents real estate loans which were pooled and exchanged for FHLMC, FNMA, GNMA and private label, AA-rated mortgage-backed securities.

    As a federally chartered savings institution, the Bank has general authority to make loans secured by real estate located throughout the United States. Although in the past the Bank has made loans secured by properties located outside of its primary market area, approximately 94.0% of the Bank's real estate loans at December 31, 1993 by principal balance were secured by properties located in Maryland, Virginia or the District of Columbia.

    The Bank originates VA, FHA and a wide variety of conventional residential mortgage loans through its wholly-owned mortgage banking subsidiary, B. F. Saul Mortgage Company. Commercial, real estate construction and ground and home equity credit line loans are originated directly by the Bank.

    In the latter part of fiscal 1990, the Bank began developing a wholesale network of correspondents, including loan brokers and financial institutions, in order to supplement its direct origination of single-family adjustable-rate residential mortgage loans in the Washington, D.C. metropolitan area. The loans are originated or purchased on a "flow" basis, with some loans settling directly in the Bank's name and some loans purchased by the Bank after settlement in the name of the correspondents. The Bank determines the specific loan products and rates under which the correspondents originate the loans, and subjects the loans to the Bank's underwriting criteria and review. During the three months ended December 31, 1993 and the year ended September 30, 1993, approximately $97.5 million and $259.8 million, respectively, of loans settled under the correspondent program. The Bank intends to continue to develop its wholesale network.

    Loan sales provide the Bank with liquidity and additional funds for lending, enabling the Bank to increase the volume of loans originated and thereby increase loan interest and fee income, and in recent periods have produced additional non-interest income in the form of gains on sales of loans. In the three months ended December 31, 1993 and in fiscal 1993, sales of mortgage loans originated or purchased for sale by the Bank totaled $324.5 million and $853.0 million, respectively. The marketability of loans, loan participations and mortgage-backed securities depends on purchasers' investment limitations, general market and competitive conditions, mortgage loan demand and other factors. The Bank originates fixed-rate, single-family, long-term loans on terms which conform to the FHLMC and the FNMA guidelines in order to ensure their saleability in the public secondary mortgage market. In order to manage its interest-rate exposure, the Bank hedges its fixed-rate mortgage loan pipeline by entering into whole loan and mortgage-backed security forward sale commitments. Sales of residential mortgage loans are generally made without recourse to the Bank. At December 31, 1993 and September 30, 1993, the Bank had $211.5 million and $176.0 million, respectively, of single-family residential loans held for sale to investors.

    When the Bank sells a whole loan or loan participation and retains servicing, or purchases mortgage servicing rights from third parties, it continues to collect and remit loan payments, inspect the properties, make certain insurance and tax payments on behalf of borrowers and otherwise service the loans. The normal servicing fee, generally ranging from 0.25% to 0.50% of the outstanding loan principal amount per annum, is recognized as income over the life of the loans. The Bank also typically derives income from temporary investment for its own account of loan collections pending remittance to the participation or whole loan purchaser. At December 31, 1993, the Bank was servicing residential permanent loans totaling $1.8 billion for other investors.

    SALES OF MORTGAGE-BACKED SECURITIES. A significant portion of the Bank's sales of mortgage-backed securities involve sales pursuant to the Bank's normal mortgage banking operations. In accordance with SFAS 115, effective October 1, 1993, such mortgage-backed securities are classified as trading securities. Generally, the Bank's policy is to sell its fixed-rate mortgage production which, in the case of most conforming fixed-rate loans, is accomplished by first pooling such loans into mortgage-backed securities. The mortgage-backed securities sold as part of the Bank's mortgage banking operations are generally issued in the same month as the sale of such securities. The securities are formed from conforming fixed-rate loans originated for sale or from fixed-rate loans resulting from the borrower's election to convert from a variable-rate loan to a fixed-rate loan. As a result, prior to October 1, 1993, the Consolidated Statements of Cash Flows in this Prospectus reflect significant proceeds from the sales of mortgage-backed securities held for sale even though there are no balances of mortgage-backed securities to report as held for sale. In addition, for the three months ended December 31, 1993, the Consolidated Statements of Cash Flows reflect proceeds from sales of trading securities even though there are no balances of trading securities to report as held for sale. Instead, these fixed-rate loans are designated as held for sale in the Consolidated Balance Sheets in this Prospectus.

    Sales of mortgage-backed securities from the Bank's investment portfolio during fiscal years 1991, 1992 and 1993 generally were effected in connection with the Bank's restructuring of its balance sheet in response to a variety of factors. Prior to October 1, 1993, when management determined that certain securities would be sold, such securities were reclassified from the investment category to the held for sale category. Such transfers are shown as supplemental information in the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements in this Prospectus. In March 1991, the Bank sold $323.3 million of variable-rate mortgage-backed securities, which constituted all variable-rate mortgage-backed securities then owned by the Bank. The sale of these securities occurred primarily to offset the regulatory capital impact of the Bank's decision to increase its reserves for losses by $29.9 million in the March 1991 quarter and to permit the Bank to remain in compliance with its minimum risk-based capital requirement.

    In September 1991, the Bank sold $303.3 million of mortgage-backed securities acquired in June 1991. The securities had been acquired with borrowed funds in anticipation of a contemplated sale of assets designed to improve the Bank's regulatory capital levels. The contemplated sale subsequently was determined not to be in the best long-term interests of the Bank.

    In the June 1992 quarter, the Bank sold its remaining $438.4 million of long-term fixed-rate mortgage-backed securities. The sale was designed to mitigate the effects on the Bank's capital levels of an increase in the Bank's reserves for losses on real estate and real estate-related charge-offs taken in the same quarter. The Bank subsequently classified the securities sold in June 1992 as held for sale as of March 31, 1992.

    In the second quarter of fiscal 1993, the Bank sold its entire portfolio of seven-year balloon fixed-rate mortgage-backed securities, totaling $127.8 million, primarily to provide the Bank with flexibility under the Bank's previous asset growth limitations imposed by its various agreements with the OTS to permit increased mortgage loan origination activity resulting from low market interest rates and in order to reduce its exposure to possible future increases in long-term interest rates. The Bank subsequently classified such mortgage-backed securities as held for sale as of December 31, 1992.

    The earlier sales of mortgage-backed securities from the Bank's investment portfolio were for reasons related to its capital position and growth limitations and in furtherance of its asset and liability management objectives.

    SINGLE-FAMILY RESIDENTIAL REAL ESTATE LENDING. The Bank originates a variety of loans secured by single-family residential structures, which are structures consisting of up to four separate dwelling units. At December 31, 1993, $1.5 billion (or 53.7%) of the Bank's loan portfolio consisted of loans secured by first or second mortgages on such properties, including $66.6 million of FHA-insured or VA-guaranteed loans.

    Chevy Chase currently offers fixed-rate loans with maturities of 15 to 30 years and adjustable-rate residential mortgage loans ("ARMs"), principally with maturities of 30 years. At December 31, 1993, 16.0% of the Bank's loans consisted of ARMs and home equity credit line loans scheduled to have interest rate adjustments within one year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking
- -- Asset and Liability Management." The interest rates on these loans (other than the interest rates on home equity credit line loans) generally are adjusted annually based on changes in the applicable interest rate index. Interest rates on the majority of the Bank's ARMs are adjusted based on changes in yields on U.S. Treasury securities of varying maturities, primarily one year. The interest rate adjustment provisions of the Bank's ARMs contain limitations on the frequency and maximum amount of interest rate adjustments, although such limitations are not required by law. These limitations are determined by a variety of factors, including mortgage loan competition in the Bank's markets. The ARMs currently offered by the Bank are generally subject to a limitation on the annual increase in the interest rate of 2.0% and a limitation on the increase over the term of the loan of from 6.0% to 9.0%.

    In the past, the Bank has originated six-month ARMs with a negative amortization feature. Interest is accrued at the coupon rate (which adjusts every six months), with differences between interest computed at the coupon rate and interest computed at the payment rate capitalized to the loan balance. At December 31, 1993, the balance of such loans was $73.8 million, of which $1.9 million represented deferred interest capitalized to the loan balance. The Bank does not currently originate loans which have a negative amortization feature.

    Consistent with its commitment to serve local communities, including low-and moderate-income areas and borrowers, the Bank established the Chevy Chase Community Development Loan Fund in March 1993. The fund provided $25.0 million of below-market rate mortgage financing to low-income and moderate-income families in the Washington, D.C. metropolitan area. In October 1993, the Bank committed $1.0 million to the Prince George's County Revitalization Fund, a fund dedicated to providing assistance to small businesses located inside the Washington, D.C. Beltway. In December 1993, the Bank committed $20.0 million to the First Time Home Buyers Program to be implemented in conjunction with Washington, D.C.'s Home Purchase Assistance Program and Employer Assisted Housing Program. This fund provides assistance with closing costs to first-time home buyers.

    The Bank's home equity credit line loan provides revolving credit secured principally by a second mortgage on the borrower's home. Home equity credit line loans bear interest at a variable rate that adjusts quarterly based on changes in the applicable interest rate index and generally are subject to a maximum annual interest rate of between 18.0% and 24.0%. In order to promote its home equity credit line loan program, the Bank currently offers prospective borrowers a below-market interest rate for an introductory period and settlement without closing costs.

    Securitizations of home equity credit line receivables have been an integral element of the Bank's strategies to enhance liquidity, to further asset and liability management objectives and to maintain compliance with regulatory capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking." The Bank transferred $340.4 million, $253.6 million and $600.1 million of home equity credit line receivables in fiscal 1993, fiscal 1992 and fiscal 1991, respectively, to trusts for securitization and sale to investors. Gains of $16.8 million, $15.1 million and $25.8 were recognized by the Bank as a result of these transactions. The Bank continues to service the underlying accounts.

    COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING. In its past four fiscal years, the Bank has deemphasized permanent commercial real estate loans, land acquisition and land development loans, and loans for construction of commercial income-producing properties. This type of lending generally is considered to involve a higher level of risk than single-family mortgages or other consumer lending due to the concentration of principal in a limited number of loans and borrowers. However, beginning in fiscal 1993, the Bank provides financing generally at market rates, to certain purchasers of its commercial REO. Additionally, the Bank continues to finance the construction of residential real estate, principally single-family detached homes and townhouses, but generally only after a home is sold by the builder to a consumer.

    Aggregate balances of residential construction, commercial construction, ground and commercial and multifamily loans increased 9.8% in the three months ended December 31, 1993 to $172.1 million from $156.7 million at September 30, 1993.

    CREDIT CARD LENDING. Since June 1985, Chevy Chase has been providing retail credit through its credit card program, which offers VISA-R- and MasterCard-R-credit cards. Chevy Chase's credit card loan portfolio accounted for 33.5% of Chevy Chase's total loans at December 31, 1993. According to statistics published in AMERICAN BANKER, Chevy Chase is the third largest issuer of credit cards among thrift institutions, based on total credit card loans outstanding. At December 31, 1993, credit card loans outstanding totaled $953.6 million and managed credit card receivables, including receivables owned by the Bank and receivables securitized, sold and serviced by the Bank, totaled $1.7 billion. The Bank's revenue related to the credit card portfolio is derived primarily from interest income, fees on its credit card accounts and interchange income.

    The Bank has emphasized credit card lending in recent years because the shorter term and normally higher interest rates on such loans help it maintain a profitable spread between its average loan yield and its cost of funds. In addition, credit card accounts typically may be sold at a premium over their receivables balances, thus further enhancing their potential value to the Bank. Chevy Chase also believes its credit card program contributes to market share growth in its local markets by attracting new depositors, promoting a high degree of customer loyalty and providing opportunities to cross-market other products of the Bank. For this reason, the Bank has not sold any credit card accounts maintained by cardholders having addresses in Maryland, Virginia or the District of Columbia, the Bank's primary market area.

    The Bank historically has obtained new credit card accounts through direct mailings and telemarketing. In November 1990, the Bank ceased active national solicitation of new credit card accounts due in part to the significant initial cost of acquiring accounts and the Bank's desire to enhance its capital position. As a result of the improvement in the Bank's regulatory capital ratios, in June 1993 the Bank reinstated the active national solicitation of new credit card accounts in markets which the Bank considers to have favorable demographic characteristics.

    Chevy Chase's pricing methodology reflects a risk-based pricing approach pursuant to which customers with better credit qualifications generally receive more favorable pricing. Pricing parameters include a combination of the annual percentage rate, annual membership fees and a rebate on sales exceeding specified threshold levels. The Bank also offers promotional rates to certain customers to encourage increased usage of the Bank's credit cards.

    The credit card industry is highly competitive and characterized by increasing use of advertising, target marketing, pricing competition in interest rates and annual membership fees, and other features (such as buyer protection plans), as both established and new credit card issuers seek to expand or to enter the market. Management anticipates that competitive pressures will continue to require adjustments from time to time to the pricing of the Bank's credit card products.

    Chevy Chase services the credit card portfolio from its offices located in Maryland. Until May 1993, certain data processing and administrative functions associated with the servicing of the credit card accounts were performed on behalf of the Bank by the Atlantic States Bankcard Association ("ASBA") from its facilities in Raleigh, North Carolina. In May 1993, ASBA was acquired by First Data Resources Incorporated ("First Data Resources"). In October 1993, the Bank converted its credit card processing to First Data Resources, which provides a variety of data processing and administrative services to the Bank, including processing and settlement of transactions, maintenance of individual cardholder accounts, processing of cardholder statements and issuance of plastic cards. The fee per account charged by First Data Resources to perform such services on behalf of the Bank will generally be less than the fee per account formerly charged by ASBA for comparable services.

    Securitizations of credit card receivables and, in prior years, sales of credit card relationships have been integral elements of the Bank's strategies to enhance liquidity, to further asset and liability management objectives and to maintain compliance with regulatory capital and "qualified thrift lender" requirements. The Bank transferred $350.0 million, $280.0 million and $450.0 million of credit card receivables in fiscal 1993, fiscal 1992 and fiscal 1990, respectively, to trusts for securitization and sale to investors. No gain or loss was recognized by the Bank as a result of these transactions; however, the Bank continues to service the underlying accounts, and excess servicing fees are recognized over the related lives of the transactions. These excess servicing fees represent the contractual interest and fees paid by the cardholders less certificate interest paid to the certificateholders and administrative fees paid to providers of services to the trusts. In fiscal 1992, 1991 and 1990, the Bank sold, at a premium over their receivables balances of $14.9 million, $273.4 million and $646.0 million, respectively, 367,897 credit card relationships. No such sales occurred during the three months ended December 31, 1993 or in fiscal 1993.

    From time to time, regulation of credit card interest rates has been the subject of legislative debate and concern among various consumer interest groups. Although no interest rate caps have been enacted into law, publicity resulting from these congressional actions could lead to increased consumer demand for reduced credit card interest rates and interest rate regulation provisions could be enacted in future legislation.

    Changes in credit card use and payment patterns by cardholders, including increased defaults, may result from a variety of social, legal and economic factors. Economic factors affecting credit card use include the rate of inflation and relative interest rates offered for various types of loans. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers. During times of economic recession, default rates on credit card loans generally may be expected to increase more rapidly than the default rates on residential mortgage loans. See "Management's Discussion and Analysis of Financial Condition and
Results of Operations -- Financial Condition -- Banking -- Asset Quality -- Delinquent Loans" and "-- Reserves for Losses."

    Credit card loans are not subject to those provisions of federal laws and regulations that limit to 35% of an institution's total assets the amount of consumer loans that a federally chartered savings institution may make.

    CONSUMER AND OTHER LENDING. Federal laws and regulations permit a federally chartered savings institution to make secured and unsecured consumer loans up to 35% of the institution's total assets. In addition, a federally chartered savings institution has lending authority above the 35% limit for certain consumer loans which include, in addition to credit card loans, home improvement, secured deposit account and educational loans.

    Chevy Chase currently offers a variety of consumer loans other than credit card loans, including automobile loans, overdraft lines of credit and unsecured loans for traditional consumer purchases and needs. The Bank's portfolio of such consumer loans totaled $191.7 million at December 31, 1993. Consumer and other loans (other than credit card loans) accounted for 6.7% of total loans at September 30, 1993.

    REAL ESTATE LOAN UNDERWRITING. In the loan approval process, Chevy Chase assesses both the borrower's ability to repay the loan and, in appropriate cases, the adequacy of the proposed security. Credit approval is vested with the Board of Directors and delegated to the Executive Loan Committee and certain senior officers in accordance with the credit authorizations approved by the Board of Directors. All construction and commercial real estate loans are reviewed and approved by the Executive Loan Committee. Any significant loan not conforming to the Bank's approved policies must be approved by the Executive Loan Committee or the Chief Executive Officer. All loans of $15 million or more are presented to the Board of Directors for final approval.

    The approval process for all types of real estate loans includes on-site appraisals of the properties securing such loans and a review of the applicant's financial statements and credit, payment and banking history, financial statements of any guarantors, and tax returns of guarantors of construction and commercial real estate loans. Appraisals supporting major construction and commercial loans are generally performed by independent appraisers selected by the Bank.

    In an effort to minimize the increased risk of loss associated with construction and development loans, Chevy Chase considers the reputation of the borrower and the contractor, reviews pre-construction sale and leasing information, and requires an independent inspecting engineer or architect to review the progress of multifamily and commercial real estate projects. In addition, the Bank generally requires personal guarantees of developers for all development loans and, if a general contractor is used by the developer, may require the posting of a performance bond.

    The Bank generally lends up to 95% of the appraised value of single-family residential dwellings to be owner-occupied. The Bank also lends up to 85% of the appraised value of the completed project to finance the construction of such dwellings, and, on a case-by-case basis, the Bank may, on occasion, lend up to 90% of such appraised value when such financing is limited to pre-sold units. The loan-to-value ratio generally applied by the Bank to commercial real estate loans and multifamily residential loans has been 80% of the appraised value of the completed project. In December 1992, the Bank reduced its acceptable loan-to-value ratios for many types of commercial real estate loans and increased the required preleasing levels and equity investment by the developer. Currently, the Bank generally does not originate a second mortgage loan (including a home equity credit line loan) if the aggregate loan-to-value ratio of the second loan and the related first mortgage loan exceeds 80% of the appraised value of the property. Loan-to-value ratios are determined at the time a loan is originated. Consequently, subsequent declines in the values of the security properties could expose the Bank to losses.

    OTS regulations issued pursuant to FDICIA require savings institutions to adopt internal real estate lending policies, including loan-to-value limitations conforming to specific guidelines established by the OTS. The Bank's current lending policies conform to these new regulations.

    Under current OTS regulations, certain "high ratio" land loans and non-residential construction loans are considered "equity investments." The amount of the loan which exceeds an 80% loan-to-value ratio must be deducted from capital. See "Regulation -- Regulatory Capital."

    On all loans secured by real estate (other than certain home equity credit line loans), Chevy Chase requires title insurance policies protecting the priority of the Bank's liens. The Bank requires fire and casualty insurance for permanent loans (including home equity credit line loans) and fire, casualty and builders' risk insurance for construction loans. The borrower selects the insurance carrier, subject to Chevy Chase's approval. Generally, for any residential loan in an amount exceeding 80% of the appraised value of the security property, Chevy Chase currently requires mortgage insurance from an independent mortgage insurance company. The majority of the Bank's mortgage insurance is placed with four carriers.

    Substantially all fixed-rate mortgage loans originated by the Bank contain a "due on sale" clause providing that the Bank may declare a loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without the consent of the Bank. The Bank's ARMs generally are assumable.

    CREDIT CARD LOAN UNDERWRITING. Prior to February 1993, the Bank generally did not pre-approve accounts for its credit card loans. However, beginning with the resumption of active solicitation of new accounts in February 1993, the Bank generates new accounts through direct-mail and telemarketing solicitation campaigns directed at individuals who have been preapproved. The Bank identifies potential cardholders for preapproved solicitations by supplying a list of credit criteria to a credit bureau, which generates a list of individuals who meet such criteria. When the Bank receives an acceptance certificate from an individual that received a preapproved solicitation, the Bank obtains a credit report on such individual issued by an independent credit reporting agency, and the credit limit and terms of the account are subject to certain post-screening underwriting reviews performed by the Bank.

    The Bank's underwriting approach to account approval supplements a computerized credit scoring system with an individual evaluation of each completed application for creditworthiness. In the underwriting process, the Bank considers the prospective cardholder's income, credit history, outstanding debt as a percentage of gross income and other factors intended to provide a general indication of the applicant's willingness and ability to repay his obligations. The Bank also reviews a credit report on each applicant issued by an independent credit reporting agency and, for certain applicants, independently verifies employment, income or other information contained in the credit application.

    If an application is approved, the Bank establishes an initial credit limit on the cardholder's account based on the limit requested in the credit application and the Bank's evaluation of the cardholder's creditworthiness. This credit limit is adjusted from time to time based on the Bank's continuing evaluation of the cardholder's repayment ability as evidenced by the cardholder's payment history and other factors. The Bank also may increase the credit limit at the cardholder's request after completion of an evaluation comparable to that performed during the initial underwriting.

    Management reviews credit losses on a monthly basis and adjusts its underwriting standards as appropriate.

    LOAN SERVICING. In addition to interest earned on loans, the Bank receives income through servicing of loans and fees in connection with loan origination, loan modification, late payments, changes of property ownership and for miscellaneous services related to its loans. Loan servicing income, principally servicing income earned on the Bank's securitized credit card, home equity credit line and other consumer receivables portfolios, has been a source of substantial earnings for the Bank in recent periods. At December 31, 1993, the Bank serviced $778.4 million, $444.0 million and $23.2 million of securitized credit card, home equity credit line and automobile loan receivables, respectively. Income from these activities varies with the volume and type of loans made and sold.

    The following table sets forth certain information relating to the Bank's servicing income as of or for the periods indicated.

                                                        AS OF OR FOR THE     AS OF OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                       THREE MONTHS ENDED   -------------------------------------------
                                                        DECEMBER 31, 1993       1993           1992           1991
                                                       -------------------  -------------  -------------  -------------
                                                                                          (IN THOUSANDS)
Amounts of loans serviced for others at end of period
 (1).................................................     $   3,072,430     $   3,423,578  $   2,379,095  $   2,771,534
Loan servicing fee income (2)........................     $      15,111     $      46,083  $      39,924  $      47,632

- ------------------------
(1) The Bank's basis in its servicing rights at December 31, 1993, September 30, 1993, 1992 and 1991 was $40.6 million, $48.0 million, $42.6 million and $46.8 million, respectively.
(2) In the three months ended December 31, 1993 and each of the years ended September 30, 1993, 1992 and 1991, loan servicing fee income as a percentage of net interest income before provision for loan losses was 38.3%, 25.4%, 21.2% and 29.4%, respectively.

    The Bank earns fees in connection with the servicing of home equity credit line loans, credit card loans, automobile loans and single-family residential mortgage loans. The Bank's level of servicing fee income increases or decreases with increases or decreases in securitized and/or serviced balances of these loan types. The Bank's level of servicing income for the fiscal year ended September 30, 1992 reflected a decrease of $8.3 million related to a change in the method of amortizing gains previously recognized on the securitization and sale of home equity credit line receivables. The Bank's level of servicing fee income declines upon repayment of assets previously securitized and sold and repayment of mortgage loans serviced for others. As the Bank securitizes and sells assets, purchases mortgage servicing rights, or sells mortgage loans and retains the servicing rights on those loans, the level of servicing fee income increases. During fiscal 1993, the Bank securitized and sold $340.4 million of home equity credit line receivables and $350.0 million of credit card receivables. Pursuant to these transactions, the Bank will continue to service the underlying loans. The Bank did not securitize and sell any such receivables during the three months ended December 31, 1993.

    During the three months ended December 31, 1993 and in fiscal 1993, the Bank purchased the rights to service approximately $0.1 million and $1.2 billion principal amount of fixed-rate FHLMC and FNMA mortgages. During fiscal 1993, the Bank sold approximately $1.2 million of previously purchased rights to service mortgage loans with an aggregate principal balance of approximately $76.1 million. There were no sales of purchased mortgage servicing rights during the three months ended December 31, 1993.

    For the three months ended December 31, 1993 and the year ended September 30, 1993, the Bank sold the rights to service mortgage loans with an aggregate principal balance of $151.5 million and $476.1 million, respectively, which were originated by the Bank in connection with its mortgage banking activities.

    The Bank's investment in loan servicing rights (including purchased mortgage servicing rights and excess loan servicing assets), and the amortization of such rights, are evaluated quarterly based on the discounted value of estimated future net cash flows to be generated by the underlying loans. Changes in the discounted value are recorded as amortization expense (in the case of purchased mortgage servicing rights) or as a reduction of fee income (in the case of excess loan servicing assets) in the period in which the change occurs. Several estimates are used when determining the discounted value, the most significant of which is the estimated rate of repayment of the underlying loans.

    Interest rates charged on new mortgage loans have declined in recent years, resulting in high levels of mortgage refinance activity. This activity has caused significant declines in loans serviced by the Bank as well as increases in the estimated rates at which loans will repay in the future. As a result, the rate of amortization of these rights was accelerated in fiscal 1993.

    In addition to the Bank's acquisition of $1.2 billion principal amount of mortgage loans, the Bank securitized and sold $340.4 million of home equity credit lines during fiscal 1993. Because of these transactions and also because of the increased repayment activity referred to above, during fiscal 1993, purchased mortgage servicing rights amortization expense increased $10.5 million and home equity credit line receivable servicing income decreased $3.8 million. While management believes that its estimates of future repayment rates are reasonable, there can be no assurance that future adjustments to the rate of amortization will not be necessary.

    The Bank's current origination fees on its single-family mortgage loans generally range from 1.0% to 3.0% of the principal amount of the loan. Its current origination fees on construction and multifamily residential and commercial real estate loans generally range from 0.5% to 2.0% of the principal amount of the loan.

    Loan origination and commitment fees, and the related costs associated with making the loans, are deferred in accordance with Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." For fully amortizing loans originated for the Bank's portfolio, the net deferred fees are accreted to interest income over the estimated life of the loans using the level-yield method. Fees deferred on revolving credit lines or loans which have no scheduled amortization originated for the Bank's portfolio are accreted to income over the estimated lives of the underlying loans using the straight-line method, which is not materially different from the level-yield method.

    Fees deferred on loans originated and held for sale are not accreted to income but instead are used in determining the gain or loss on the sale of the loans.

DELINQUENCIES, FORECLOSURES AND RESERVES FOR LOSSES

    DELINQUENCIES AND FORECLOSURES. When a borrower fails to make a required payment on a mortgage loan, the loan is considered delinquent and, after expiration of the applicable cure period, the borrower is charged a late fee. The Bank follows practices customary in the banking industry in attempting to cure delinquencies and in pursuing remedies upon default. Generally, if the borrower does not cure the delinquency within 90 days, the Bank initiates foreclosure action. If the loan is not reinstated, paid in full or refinanced, the security property is sold. In some instances, the Bank may be the purchaser. Thereafter, such acquired property is listed in the Bank's account for real estate acquired in settlement of loans until the property is sold. Deficiency judgments generally may be enforced against borrowers in Maryland, Virginia and the District of Columbia, but may not be available or may be subject to limitations in other jurisdictions in which loans are originated by the Bank.

    The total outstanding balances of credit card loans (the largest category of the Bank's consumer loans) are contractually delinquent if the minimum payment indicated on the cardholder's statement is not received by the due date indicated on such statement. Efforts to collect contractually delinquent credit card receivables currently are made by the Bank's service center personnel or the Bank's designees. Collection activities include statement messages, formal collection letters and telephone calls. The Bank may, at its option, enter into arrangements with cardholders to extend or otherwise change payment schedules. Delinquency levels are monitored by collection managers and information is reported regularly to senior management. Accounts are charged off when they become 180 days contractually delinquent, although the Bank continues to attempt to collect balances due and, in some cases, may refer the accounts to outside collection agencies.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset Quality -- Delinquent Loans" for a discussion of the Bank's delinquent loan portfolio at December 31, 1993.

    RESERVES FOR LOSSES. It is the Bank's policy to maintain adequate reserves for estimated losses on loans and real estate. Generally, the reserves are based on, among other things, historical loan loss experience, evaluation of economic conditions in general and in various sectors of the Bank's customer base, and periodic reviews of loan portfolio quality by Bank personnel. Reserves for losses on loans and real estate are based on estimates of future losses. Actual losses may vary from current estimates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition
- -- Banking -- Asset Quality -- Reserves for Losses."

    The Bank's specific methods for establishing the appropriate levels of reserves vary depending upon the assets involved. The Bank's reserve for credit card loans is based on a number of factors, including historical charge-off and repayment experience and the age of the portfolio. The Bank has developed a static pool model to extrapolate its reserve needs based on an analysis of the characteristics of the portfolio and trends at any particular time. In this regard, the Bank considers historical charge-off information relative to origination date, borrower profiles, age of accounts, delinquencies, bankruptcies and other factors. Although industry standards are considered, they are given comparatively less weight due to management's belief that comparisons among different institutions' portfolios are potentially misleading because of significant differences in underwriting standards, curing and re-aging procedures and charge-off policies. Chevy Chase's policy is to charge off credit card receivables when they become 180 days contractually delinquent. The Bank's actual charge-off experience for credit card loans may vary from the levels forecasted by the Bank's static pool model because credit card loans typically are more sensitive to general economic conditions than certain other types of loans. For example, an unforeseen decline in economic activity may result in increased bankruptcy losses which the model is unable to forecast. Nevertheless, because the Bank's model employs a rolling 12-month base, such unforeseen losses are incorporated into the model as they occur and reserves are adjusted accordingly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset Quality -- Reserves for Losses."

    The Bank's methods for determining the reserve for loans secured by real estate vary depending on whether the loans are secured by residential homes or by other real estate. For residential mortgage loans, management computes the reserve by stratifying residential permanent loans on a state by state and ownership (i.e., investor or homeowner) basis. After the residential permanent portfolio has been stratified by state, historical loss ratios (as adjusted for predictable or quantifiable trends, if known) for the specific states are applied to delinquent loans. The sum of these calculations is the component assigned to residential permanent loans. In the Bank's experience, this approach has resulted in timely recognition of necessary reserves, which has been supported by the Bank's favorable results on the ultimate disposition of the underlying collateral.

    The Bank assesses the adequacy of its general reserves for non-residential (i.e., other than single-family residential) mortgage loans, REO and real estate held for investment based primarily on an ongoing evaluation of individual assets. This evaluation takes into consideration a variety of factors, including cash flow analyses, independent appraisals, market studies, economic trends and management's knowledge of the market and experience with particular borrowers. The Bank obtains current appraisals when properties are classified as REO. The Bank periodically reviews appraisals and orders new appraisals as appropriate based on a number of factors, including the date of the previous appraisal, changes in market conditions and regulatory requirements.

    The  Bank  regularly  reviews  its  overall  loan  portfolio  consisting  of
performing   non-classified  assets  and,  based  on  such  review,  establishes additional reserves for losses.

    In addition to the general reserves described above, valuation allowances are provided for individual loans where the ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security of the loan or guarantees, if applicable.

    To date, sales of REO, non-residential mortgage loans and loans classified as investments in real estate have resulted in no material additional aggregate loss to the Bank above the amounts already reserved. However, these results do not necessarily assure that the Bank will not suffer losses in the future beyond its level of reserves.

    The Bank's individualized asset review takes place within its Loan Review Group and the Asset Classification Committee (the "Committee"). The Loan Review Group is part of the Credit Department and accumulates and analyzes data relating to assets of $1.0 million or more and makes appropriate recommendations regarding asset classifications to the Committee. The Committee meets on a regular basis to discuss classifications of such assets and to review the reserves for losses. The Committee generally reviews the status of various projects, including, for example, data on recent lot sales for residential development projects and leasing activity on commercial projects. Actual progress is compared to pro forma projections made when the related loan was underwritten. Local economic conditions and known trends are also reviewed. The Committee also considers steps being taken by borrowers to address problems, and reviews financial information relating to borrowers and guarantors as well as reports by loan officers who are responsible for continually evaluating the projects. The actions of the Committee are reported to the Board of Directors.

    REO is carried at the lower of cost or fair value. In January 1993, the OTS adopted a rule effective December 31, 1992 which (i) required savings associations to use fair value, rather than net realizable value, in determining appropriate write-downs of foreclosed assets and (ii) permitted savings associations to reduce the risk-weighting for all repossessed assets, equity investments and assets more than 90 days past due from 200% to 100%, thus reducing the amount of capital that an association was required to maintain against such assets. The effect of this change was to conform OTS policy to Statement of Position 92-3, "Accounting for Foreclosed Assets," issued by the American Institute of Certified Public Accountants ("SOP 92-3"). See Summary of Significant Accounting Policies in the Consolidated Financial Statements in this Prospectus. In connection with this rule and the Bank's adoption of SOP 92-3, the Bank recorded valuation allowances against its foreclosed assets of $40.5 million for the quarter ended December 31, 1992, of which $21.5 million had been previously provided during the year ended September 30, 1992. In August 1993, the OTS adopted a new policy, effective September 30, 1993, for the valuation and classification of troubled, collateral-dependent loans. The impact of the new policy on the Bank is not material.

    Effective October 1, 1993, the Bank adopted, on a prospective basis, SFAS 114, which was issued in May 1993. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price, or the fair value of the collateral, if the loan is collateral-dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. A change in the fair value of the impaired loan is reported as an increase in or reduction of the provision for loan losses. In addition, SFAS 114 requires that impaired loans for which foreclosure is probable be accounted for as loans. Such loans, with aggregate principal balances of $15.0 million were reclassified from real estate held for sale to loans receivable during the quarter ended December 31, 1993. No additional reserves were required by adoption of this pronouncement. See "Summary of Significant Accounting Policies -- The Bank" in the Notes to the Consolidated Financial Statements in this Prospectus.

    The OTS, together with the other federal bank regulatory agencies, has issued a policy statement concerning the maintenance of general reserves by all federally-insured financial institutions. The policy statement addresses general reserves for loans and leases but not for other assets such as REO.

The policy statement provides that examiners will rely on management's evaluation of the adequacy of general reserves when management has established effective systems and controls to identify, monitor, and address asset quality problems; analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and established an acceptable reserve evaluation process that meets objectives discussed in the policy statement. The policy statement sets forth quantitative and qualitative factors for reviewing management's analysis and calculating the appropriate level of general reserves. Based on its review of the policy statement, the Bank believes that its evaluation of the adequacy of the general reserves complies with the policy statement and that its levels of general reserves at December 31, 1993 generally meet the standards contained therein, although there can be no assurances that the OTS will not seek to require the Bank to increase its levels of general reserves.

    The Bank's assets are also subject to review and classification by the OTS and the FDIC upon examination. Based on such examinations, the Bank could be required to establish additional reserves or incur additional charge-offs.

DEPOSITS AND OTHER SOURCES OF FUNDS

    GENERAL. Deposits are the primary source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, Chevy Chase receives funds from loan repayments and loan sales. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced by general interest rates and money-market conditions. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels or deposit outflows, or to support the Bank's operating or investing activities.

    DEPOSITS. Chevy Chase currently offers a variety of deposit accounts with a range of interest rates and maturities designed to attract both long-term and short-term deposits. Its deposit programs include Super Statement Savings, Super NOW, Insured Money Fund, Checking, Simple Statement Savings, Young Savers, Certificate, and special programs for Individual Retirement and Keogh self-employed retirement accounts. All jumbo certificates of deposit are sold directly by the Bank to depositors, either through its branches or through its money desk operation.

    Chevy Chase attracts deposits through its branch network and advertisements, and offers depositors access to their accounts through 300 ATMs, including 106 ATMs located in Safeway Inc. stores. The Bank is a member of the regional "MOST"-R- ATM network which offers over 2,500 locations. The Bank is also a member of the "PLUS"-R- ATM network, which offers over 50,000 locations worldwide. In addition, the Bank has the right to install ATMs in Safeway stores in the greater Washington, D.C./ Baltimore/Richmond area which do not currently have ATM service. The acquisition of these ATMs and installation rights in April 1992 significantly expanded both the number of ATMs and the number of locations in the Bank's ATM network and enhanced the Bank's position as a leading provider of convenient ATM service in its primary market area.

    The Bank obtains deposits primarily from customers residing in Montgomery and Prince George's Counties in Maryland and Northern Virginia. Approximately 25.3% of the Bank's deposits at December 31, 1993 were obtained from depositors residing outside of Maryland, with approximately 11.0% of the Bank's deposits being obtained from depositors residing in Northern Virginia. The following table shows the amounts of Chevy Chase's deposits by type of account at the dates indicated.

                                DEPOSIT ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                            SEPTEMBER 30,
                                    ---------------------------------------------------------------------------------------------
                   DECEMBER 31,
                       1993               1993               1992               1991               1990               1989
                 -----------------  -----------------  -----------------  -----------------  -----------------  -----------------
                             % OF               % OF               % OF               % OF               % OF               % OF
                  BALANCE   TOTAL    BALANCE   TOTAL    BALANCE   TOTAL    BALANCE   TOTAL    BALANCE   TOTAL    BALANCE   TOTAL
                 ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
Demand and NOW
 accounts....... $  898,589  22.8%  $  835,084  21.6%  $  743,214  19.0%  $  729,559  17.1%  $  574,016  13.1%  $  511,160  12.0%
Money market
 deposit
 accounts.......  1,164,091  29.5    1,196,690  30.9    1,292,779  33.0    1,364,390  32.0    1,702,699  38.9    1,686,304  39.5
Statement
 savings
 accounts.......  1,058,638  26.8      941,289  24.3      690,328  17.6      595,181  14.0      390,710   8.9      459,405  10.8
Jumbo
 certificate
 accounts.......     55,610   1.4       56,218   1.5       42,423   1.1      128,288   3.0      206,496   4.7      197,210   4.6
Other
 certificate
 accounts.......    717,682  18.2      790,465  20.4    1,099,833  28.1    1,400,853  32.9    1,461,632  33.4    1,371,244  32.1
Other deposit
 accounts.......     51,662   1.3       50,277   1.3       47,381   1.2       44,759   1.0       43,034   1.0       42,862   1.0
                 ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------  ---------- ------
    Total
     deposits...  3,946,272 100.0%   3,870,023 100.0%   3,915,958 100.0%   4,263,030 100.0%   4,378,587 100.0%   4,268,185 100.0%
                            ------             ------             ------             ------             ------             ------
                            ------             ------             ------             ------             ------             ------
Deferred premium
 on certificate
 accounts.......     --                 --                 --                      3                  7                 20
                 ----------         ----------         ----------         ----------         ----------         ----------
    Total....... $3,946,272         $3,870,023         $3,915,958         $4,263,033         $4,378,594         $4,268,205
                 ----------         ----------         ----------         ----------         ----------         ----------
                 ----------         ----------         ----------         ----------         ----------         ----------

                            AVERAGE COST OF DEPOSITS

                                                                                              YEAR ENDED SEPTEMBER 30,
                                                                   THREE MONTHS ENDED   -------------------------------------
                                                                    DECEMBER 31, 1993      1993         1992         1991
                                                                   -------------------  -----------  -----------  -----------
Demand and NOW accounts..........................................           2.69%            2.47%        3.15%        5.16%
Money market accounts............................................           3.13%            3.17%        4.16%        6.19%
Statement savings and other deposit accounts.....................           3.31%            3.25%        4.03%        5.64%
Certificate accounts.............................................           4.00%            4.33%        5.63%        7.22%
    Total deposit accounts.......................................           3.27%            3.35%        4.45%        6.36%

    The range of deposit account products offered by the Bank through its extensive branch and ATM network allows the Bank to be competitive in obtaining funds from its local retail deposit market. At the same time, however, as customers have become increasingly responsive to changes in interest rates and the Bank has become relatively more conservative in its pricing, the Bank has experienced a net outflow of deposit balances. Chevy Chase's ability to attract and maintain deposits and its cost of funds will continue to be significantly affected by market conditions and its pricing strategy. The Bank does not solicit brokered deposits.

    The following table sets forth Chevy Chase's deposit flows during the periods indicated.

                                 DEPOSIT FLOWS

                                                                           YEAR ENDED SEPTEMBER 30,
                                          THREE MONTHS ENDED   -------------------------------------------------
                                           DECEMBER 31, 1993        1993             1992             1991
                                          -------------------  ---------------  ---------------  ---------------
                                                                      (IN THOUSANDS)
Deposits................................    $     2,903,083    $    10,801,085  $    11,173,419  $    13,544,669
Withdrawals from accounts...............         (2,860,037)       (10,985,541)     (11,721,253)     (13,959,696)
                                          -------------------  ---------------  ---------------  ---------------
Net cash to (from) accounts.............             43,046           (184,456)        (547,834)        (415,027)
Interest credited to accounts...........             33,203            138,521          200,759          299,466
                                          -------------------  ---------------  ---------------  ---------------
Net increase (decrease) in deposit
 balances...............................    $        76,249    $       (45,935) $      (347,075) $      (115,561)
                                          -------------------  ---------------  ---------------  ---------------
                                          -------------------  ---------------  ---------------  ---------------

    Deposit growth may be moderated by the Bank from time to time either to take advantage of lower cost funding alternatives or in response to more modest expectations for loan and other asset growth.

    The following table sets forth, by weighted average interest rates, the types and amounts of deposits as of December 31, 1993 maturing during the fiscal years indicated.

                  WEIGHTED AVERAGE INTEREST RATES OF DEPOSITS
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

                             DEMAND, NOW AND          STATEMENT            PASSBOOK
                           MONEY MARKET DEPOSIT        SAVINGS             AND OTHER         CERTIFICATE
                                 ACCOUNTS              ACCOUNTS          CORE ACCOUNTS         ACCOUNTS              TOTAL
                           --------------------  --------------------  -----------------  ------------------  --------------------
MATURING DURING                        WEIGHTED              WEIGHTED           WEIGHTED            WEIGHTED              WEIGHTED
PERIOD ENDING                          AVERAGE               AVERAGE            AVERAGE             AVERAGE               AVERAGE
SEPTEMBER 30,                AMOUNT      RATE      AMOUNT      RATE    AMOUNT     RATE     AMOUNT     RATE      AMOUNT      RATE
- -------------------------  ----------  --------  ----------  --------  -------  --------  --------  --------  ----------  --------
                                                                   (DOLLARS IN THOUSANDS)
1994.....................  $2,062,680    3.01  % $1,058,638    3.48  % $51,662    2.99  % $454,269    3.95  % $3,627,249    3.26  %
1995.....................      --        --          --        --        --       --       198,979    4.00       198,979    4.00
1996.....................      --        --          --        --        --       --        42,681    4.77        42,681    4.77
1997.....................      --        --          --        --        --       --        24,407    5.60        24,407    5.60
1998.....................      --        --          --        --        --       --        36,785    5.42        36,785    5.42
1999.....................      --        --          --        --        --       --        16,171    5.23        16,171    5.23
                           ----------            ----------            -------            --------            ----------
Total....................  $2,062,680    3.01  % $1,058,638    3.48  % $51,662    2.99  % $773,292    4.16  % $3,946,272    3.36  %
                           ----------            ----------            -------            --------            ----------
                           ----------            ----------            -------            --------            ----------

    The following table summarizes maturities of certificate accounts in amounts of $100,000 or greater as of December 31, 1993.

PERIOD ENDING SEPTEMBER 30,                                    AMOUNT     WEIGHTED AVERAGE RATE
- ------------------------------------------------------------  ---------  -----------------------
                                                                    (DOLLARS IN THOUSANDS)
1994........................................................  $  32,327            3.68 %
1995........................................................      8,774            4.11
1996........................................................      2,646            4.73
1997........................................................      1,656            5.88
1998 and thereafter.........................................      5,861            5.33
                                                              ---------
    Total...................................................  $  51,264            4.07 %
                                                              ---------
                                                              ---------

    The following table represents the amounts of deposits by various interest rate categories as of December 31, 1993 maturing during the periods indicated.

                    MATURITIES OF DEPOSITS BY INTEREST RATES
                            AS OF DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                    ACCOUNTS MATURING DURING PERIOD ENDING SEPTEMBER 30,
                                    -------------------------------------------------------------------------------------
INTEREST RATE                           1994          1995        1996       1997       1998       1999         TOTAL
- ----------------------------------  -------------  -----------  ---------  ---------  ---------  ---------  -------------
Demand deposits (0%)..............  $      83,163  $   --       $  --      $  --      $  --      $  --      $      83,163
0.00% to 1.99%....................            299      --          --             20     --             14            333
2.00% to 2.99%....................        162,702      --          --         --         --         --            162,702
3.00% to 3.99%....................      3,188,567      140,973     --         --         --         --          3,329,540
4.00% to 4.99%....................        127,656       38,295     30,237      2,776        839     --            199,803
5.00% to 5.99%....................         16,362       17,020      2,222     10,676     35,897     16,157         98,334
6.00% to 7.99%....................         41,851        2,124     10,214     10,935          4     --             65,128
8.00% to 9.99%....................          6,649          567          8     --             45     --              7,269
                                    -------------  -----------  ---------  ---------  ---------  ---------  -------------
    Total.........................  $   3,627,249  $   198,979  $  42,681  $  24,407  $  36,785  $  16,171  $   3,946,272
                                    -------------  -----------  ---------  ---------  ---------  ---------  -------------
                                    -------------  -----------  ---------  ---------  ---------  ---------  -------------

    BORROWINGS. The FHLB system functions as a central reserve bank providing credit for member institutions. As a member of the FHLB of Atlanta, Chevy Chase is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances on the security of such stock and certain of its mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States or its agencies), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different credit programs, and the granting of advances is subject to the discretion of the FHLB of Atlanta.

    Each credit program has its own interest rate and range of maturities. The FHLB of Atlanta prescribes the acceptable uses for the funds advanced pursuant to each program, as well as limitations on the amount of advances. Limitations on the amount of advances generally are based on the FHLB's assessment of the institution's creditworthiness. The Bank had outstanding FHLB advances of $474.5 million at December 31, 1993.

    From time to time, the Bank enters into repurchase agreements, which are treated as financings. The Bank sells securities (usually U.S. Government or mortgage-backed securities) to a dealer and agrees to buy back the same securities at a specified time (generally within seven to 90 days). The Bank pays a stated interest rate for the use of the funds for the specified time period to the dealer. The obligation to repurchase the securities sold is reflected as a liability and the securities underlying the agreements are included in assets in the Consolidated Balance Sheets in this Prospectus. These arrangements are, in effect, borrowings by the Bank secured by the securities sold. The Bank had $189.2 million of repurchase agreements outstanding at December 31, 1993.

    The following table sets forth a summary of the repurchase agreements of the Bank as of the dates and for the periods indicated.

                                                                                              SEPTEMBER 30,
                                                                           DECEMBER 31,  ------------------------
                                                                               1993         1993         1992
                                                                           ------------  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Securities sold under repurchase agreements:
Balance at period-end....................................................   $  189,157   $    83,151  $   446,367
Average amount outstanding during the period.............................      141,626       265,176      123,480
Maximum amount outstanding at any month-end..............................      189,157       478,534      485,067
Weighted average interest rate during period (1).........................         3.34%         3.28%        3.64%
Weighted average interest rate on period-end balances....................         3.41%         3.23%        3.36%

- ------------------------
(1) The weighted average interest rate during the period is computed daily using a daily rate and balance.

    On November 23, 1993, the Bank sold $150 million 9 1/4% Subordinated Debentures due 2005. Interest on the Debentures is payable semiannually on December 1 and June 1 of each year. The OTS has approved the inclusion of the principal amount of the 1993 Debentures in the Bank's supplementary capital for regulatory capital purposes. On or after December 1, 1998, the Debentures will be redeemable, in whole or in part, at any time at the option of the Bank. Under the OTS capital regulations, redemption of the Debentures prior to their stated maturity would be subject to prior approval of the OTS unless the Debentures were redeemed with the proceeds of, or replaced by, a like amount of "a similar or higher quality" capital instrument.

    In December 1986, the Bank issued an unsecured ten-year subordinated capital note in the original principal amount of $10.0 million to BACOB Savings Bank, s.c., a foreign private savings bank. Unless the note is earlier redeemed, the note principal is payable in one payment on December 31, 1996. Interest is payable in arrears on May 15 and November 15 of each year at a variable rate of 3% over the six-month London Interbank Offered Rate ("LIBOR"). The note may be redeemed at the Bank's option, at par, without premium or penalty, together with accrued interest.

SUBSIDIARIES

    OTS regulations generally permit the Bank to make investments in service corporation subsidiaries in an amount not to exceed 3.0% of the Bank's assets, provided that any investment in excess of 2.0% of assets serves primarily community, inner city or community development purposes. Such regulations also permit the Bank to make "conforming loans" to such subsidiaries and joint ventures in an amount not to exceed 50% of the Bank's regulatory capital. At December 31, 1993, 2.0% and 3.0% of the Bank's assets was equal to $102.9 million and $154.3 million, respectively, and the Bank had $54.9 million invested in its subsidiaries, $36.0 million of which was in the form of conforming loans. The Bank may establish operating subsidiaries to engage in any activities that the Bank may engage in directly.

    Chevy Chase engages in significant activities through B.F. Saul Mortgage Company. See "Lending Activities." The Bank engages in other activities through its subsidiaries, including those described below.

    REAL ESTATE DEVELOPMENT ACTIVITIES. Manor Investment Company ("Manor") is in the business of real estate development. In the past, its real estate development activities consisted of the construction of income-producing properties, the purchase, and in some cases, improvement of land for resale without project construction and participation in joint ventures with other developers. As a result of the stringent capital requirements that FIRREA applies to investments in subsidiaries, such as Manor, that engage in activities impermissible for national banks, Manor has not entered, and does not intend to enter, into any new real estate development activities.

    SECURITIES BROKERAGE SERVICES.   Chevy  Chase Securities,  Inc., a  licensed
broker-dealer, is in the business of selling securities on a retail basis to the general public, including customers and depositors of the Bank.

    INSURANCE SERVICES. Chevy Chase Insurance Agency, Inc. is a licensed insurance broker offering a variety of "personal line" insurance programs in the property and casualty field (primarily homeowner and automobile insurance) and in the life insurance field (primarily mortgage and credit card life and disability programs).

    SPECIAL PURPOSE SUBSIDIARIES. At December 31, 1993, Chevy Chase owned 29 active subsidiaries that were formed for the sole purpose of acquiring title to various real estate projects pursuant to foreclosure or deed-in-lieu of foreclosure. The Bank's investment in the active subsidiaries was $337.7 million at December 31, 1993. The Bank's investments in these subsidiaries are not subject to the 3.0% service corporation investment limit discussed above. See "Regulation -- Regulatory Capital." FIRREA generally requires the Bank to provide 30 days advance notice to the OTS and to the FDIC before establishing a new subsidiary or conducting a new activity in an existing subsidiary.

EMPLOYEES

    The Bank and its subsidiaries had 2,115 full-time and 555 part-time employees at December 31, 1993. The Bank provides its employees with a comprehensive range of employee benefit programs, including group health benefits, life insurance, disability insurance, paid sick leave and an employee loan program. The Bank offers home mortgage and credit card loans to employees at prevailing market rates, but waives up to one point of any loan origination fees on home mortgage and the annual fee on credit card loans, and provides a yearly rebate equal to 0.5% of the outstanding loan balance of home mortgage loans at calendar year-end. The Bank also offers employees a one percent discount on the interest rate on overdraft lines of credit. None of the Bank's employees is represented by a collective bargaining agent. The Bank believes that its employee relations are good.

COMPETITION

    Chevy Chase encounters strong competition both in attracting deposits and making real estate and other loans in its markets. The Bank's most direct competition for deposits has come from other thrift institutions, commercial banks and credit unions, as well as from money market funds and corporate and government securities. In addition to offering competitive interest rates, Chevy Chase offers a variety of services, convenient ATM locations and convenient office locations and hours to attract deposits. Competition for real estate and other loans comes principally from other thrifts, banks, mortgage banking companies, insurance companies and other institutional lenders. Chevy Chase competes for loans through interest rates, loan fees and the variety and quality of services provided to borrowers and brokers.

    The Bank's major competition historically has come from local depository institutions, but deregulation of the financial services industry and changing market demands in recent years have eroded distinctions between providers of financial services. In addition, both depository and non-depository institutions have greater nationwide access to attractive markets, such as the Washington, D.C. area, than they have had in past years. Chevy Chase now competes with regional financial institutions and national providers of investment alternatives, as well as a number of large money center and regional banks that have acquired subsidiary institutions in the area.

    The Bank estimates that it competes principally with approximately 15 depository institutions in its deposit-taking activities, with approximately seven institutions in the origination of single-family residential mortgage loans (other than home equity credit line loans) and with approximately ten depository institutions in the origination of home equity credit line loans. At June 30, 1993, according to published industry statistics, Chevy Chase, ranked second in market share (approximately 18.5%) of deposits in Montgomery County, Maryland, and Chevy Chase ranked third in market share of deposits in Prince George's County, Maryland. Based on publicly available information, Chevy Chase estimates that, in the Washington, D.C. metropolitan area, it maintains a significant market share of single-family residential mortgage loans and the leading market share of home equity credit line loans.

    Interstate banking laws enacted by state legislatures have intensified the competition faced by the Bank in attracting deposits and making loans. A number of large out-of-state financial institutions have established or acquired banking operations in Maryland, Virginia and the District of Columbia pursuant to these provisions.

                                FEDERAL TAXATION

    The Trust terminated its status as a real estate investment trust for federal income tax purposes in 1978 and is now taxable as a corporation. The Trust's real estate operations have generated sizeable depreciation, interest and other deductions in excess of its income, and as a result the Trust has had substantial net operating loss carryovers for federal income tax purposes ("NOLs"). The Trust and its affiliated subsidiaries join in the filing of a consolidated federal income tax return using the accrual method of accounting on the basis of a fiscal year ending September 30.

    Since June 28, 1990, the Bank and its subsidiaries have joined in the consolidated federal income tax returns filed by the Trust on a fiscal year basis. Prior to June 28, 1990, the Bank and its subsidiaries filed consolidated federal income tax returns on a calendar year basis.

    Savings institutions such as the Bank generally are taxed in the same manner as other corporations. There are, however, several special rules that apply principally to savings institutions (and, in some cases, other financial institutions). Certain significant aspects of the federal income taxation of the Bank are discussed below.

    The IRS has completed audits of the federal income tax returns of the Bank for the taxable years ended December 31, 1988, December 31, 1989 and June 27, 1990, and is auditing the Bank's return for the taxable year ended September 30, 1990. The Trust is included in the audit for the taxable year ended September 30, 1990.

    BAD DEBT RESERVE. Savings institutions that satisfy certain requirements (so-called "qualifying institutions" as defined by the Internal Revenue Code) are permitted to establish reserves for bad debts and to deduct each year reasonable additions to those reserves in lieu of taking a deduction for bad debts actually sustained during the taxable year. To be treated as a qualifying institution, at least 60% of a savings institution's assets must be "qualifying assets," which include cash, certain U.S. Government and state government securities, obligations of certain deposit insurance corporations, loans secured by interests in residential real property and loans made for the improvement of residential real property.

    A qualifying institution may deduct in each taxable year the sum of (i) an addition to a reserve for losses on "qualifying real property loans" (generally, loans secured by interests in real property) and (ii) an addition to a reserve for losses on "nonqualifying loans" (such as credit card loans). A qualifying institution generally may compute the amount of the addition to the reserve for losses on qualifying real property loans under the more favorable of the "experience method," which is based on the institution's actual loan loss experience over a prescribed period, or the "percentage of taxable income method," which is based on a fixed percentage (i.e., 8%) of the institution's taxable income. The Bank has calculated the bad debt deduction for tax purposes under the experience method since calendar year 1988.

    An institution's addition to the reserve for losses on qualifying real property loans is determined by special rules. The amount of the addition is generally limited to an amount necessary to increase the reserve to the greater of (i) the reserve determined under the experience method or (ii) the reserve allowed at the end of the institution's base year, which for the Bank is 1987.

    For fiscal 1994 and prior years, the Bank is a qualifying institution permitted to use the reserve method to determine the amount of its bad debt deduction for federal income tax purposes. If the Bank were not treated as a qualifying institution for any taxable year, it would be required to recapture its bad debt reserve (for 1993, approximately $81.8 million) into taxable income. Under certain proposed regulations, the bad debt reserve generally would be recaptured into taxable income over six taxable years. In addition, the Bank would be allowed to deduct only those bad debts that actually were sustained during the taxable year. The Bank believes it will be a qualifying institution for the foreseeable future.

    CONSOLIDATED TAX RETURNS; TAX SHARING PAYMENTS. On June 28, 1990, the Trust increased its interest in Chevy Chase from 60% to 80% of its common stock. As a result of the Trust's 80% ownership of the Bank's common stock, for federal income tax purposes Chevy Chase became a member of the Trust's affiliated group filing consolidated federal income tax returns for taxable years beginning on and after June 28, 1990. In recent years, the operations of the Trust have generated significant net operating losses, while during the same period Chevy Chase has reported taxable income. The Trust's net operating loss ("NOL") carryovers to its taxable year beginning October 1, 1993 are approximately $11.5 million. It is anticipated that, because Chevy Chase's operations will be included in the Trust's consolidated returns, these NOLs, and any other operating losses generated by the Trust or its other subsidiaries, will be available to reduce the federal income taxes that otherwise would be payable by Chevy Chase (and the other members of the Trust's affiliated group that have taxable income). Under the terms of the Tax Sharing Agreement, Chevy Chase is obligated to make payments to the Trust based on its taxable income, as explained more fully below. However, under the written agreement between Chevy Chase and the OTS (see "Regulation -- Regulatory Capital"), Chevy Chase has agreed not to make tax sharing payments without the prior approval of the OTS.

    The Tax Sharing Agreement generally provides that each member of the Trust's affiliated group is required to pay the Trust an amount equal to 100% of the tax liability that the member would have been required to pay to the IRS if the member had filed on a separate return basis. These amounts generally must be paid even if the affiliated group has no tax liability or the group's tax liability is less than the sum of such amounts. Under the Tax Sharing Agreement, the Trust, in turn, is obligated to pay to the applicable taxing authorities the overall tax liability, if any, of the group. In addition, to the extent the net operating losses or tax credits of a particular member reduce the overall tax liability of the group, the Trust is required to reimburse such member on a dollar-for-dollar basis, thereby compensating the member for the group's use of its net operating losses or tax credits.

    The Bank made tax sharing payments of $20.6 million and $29.6 million in fiscal 1990 and 1991, respectively, and pursuant to the written agreement between the Bank and the OTS, did not make any further tax sharing payments until the third quarter of fiscal 1993. Following an improvement in the Bank's financial condition and the pledge by the Trust of certain Real Estate Trust assets to secure certain of its obligations under the Tax Sharing Agreement, the OTS approved, and the Bank made through the date of this Prospectus, additional tax sharing payments of $14.6 million. It is expected that the Bank will have taxable income over the next several years and that the Trust's NOLs and any additional operating losses will be utilized to reduce the overall tax liability of the group which would otherwise arise from such taxable income of the Bank (or from the taxable income of other members of the Trust's affiliated group). At December 31, 1993, the amount of tax sharing payments due to the Trust, but then unpaid, was $20.1 million, of which $5.0 million was paid by the Bank to the Trust subsequent to that date.

    If the Bank has net operating losses or unused tax credits in the current or any future year, under the Tax Sharing Agreement the Trust would be obligated to reimburse the Bank in an amount generally equal to (i) the tax benefit to the group of using such tax losses or unused tax credits in the group's consolidated federal income tax return for such year, plus (ii) to the extent such losses or credits are not used by the group in such year, the amount of the tax refunds which the Bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group (but not in excess of the net amount paid by the Bank to the Trust pursuant to the

Tax Sharing Agreement). There is no assurance that the Trust would be able to fulfill this obligation. If the Trust did not make the reimbursement, the OTS could attempt to characterize such nonpayment as an unsecured extension of credit by the Bank to the Trust which, as described under "Real Estate -- Holding Company Regulation," is prohibited under current law. The Tax Sharing Agreement itself does not provide for any remedies upon a breach by any party of its obligations under the agreement. As noted above, at December 31, 1993, $20.1 million of tax sharing payments were due to the Trust, of which $5.0 million was paid to the Trust after such date. Any reimbursement obligation of the Trust should be available to be offset against any obligation of the Bank to the Trust under the Tax Sharing Agreement that is unpaid at the time the reimbursement obligation arises.

                                 STATE TAXATION

    Maryland law does not provide for the filing of consolidated income tax returns, and thus the Real Estate Trust, the Bank and the subsidiaries of the Real Estate Trust and the Bank all file separately in Maryland. Under Maryland law, the Real Estate Trust and the Bank and their respective subsidiaries are each subject to a 7% tax on "taxable income." "Taxable income," for purposes of Maryland taxation, is based on federal taxable income, subject to certain modifications and apportionment. The Real Estate Trust, the Bank and their respective subsidiaries are also subject to income taxes in other states.

                                   PROPERTIES

    REAL ESTATE. A list of the investment properties of the Real Estate Trust is set forth under "Real Estate -- Real Estate Investments."

    At December 31, 1993, the Trust conducted its business from its executive offices at 8401 Connecticut Avenue, Chevy Chase, Maryland. The Trust sells its Retail Notes from a sales office located at 7200 Wisconsin Avenue, Suite 903, Bethesda, Maryland. The Saul Company leases both of such office facilities on behalf of the Trust.

    BANKING. At December 31, 1993, the Bank conducted its business from its executive offices at 8401 Connecticut Avenue, Chevy Chase, Maryland; its operations centers at 6200 Chevy Chase Drive, Laurel, Maryland and 7215 Corporate Court, Frederick, Maryland; its office facilities at 7700 Old Georgetown Road, Bethesda, Maryland; and 76 full-service offices located in Maryland, Virginia and the District of Columbia. On that date, the Bank owned the building and land for 13 of its branch offices and leased its remaining 63 branch offices. Chevy Chase leases the office facilities at 8401 Connecticut Avenue, 6200 Chevy Chase Drive and 7215 Corporate Court and owns the land and building at 7700 Old Georgetown Road. In addition, the Bank leases office space in which its subsidiaries are housed. The leases have various terms expiring from 1994 to 2029. See Note 17 to the Consolidated Financial Statements in this Prospectus for lease expense and commitments.

    Subsequent to September 30, 1993, the Bank received OTS approval to open five additional branches. During the three months ended December 31, 1993, two branches were opened in Maryland. The remaining branches, one in Maryland and two in Virginia, are scheduled to open in fiscal 1994.

    At December 31, 1993, the net book value of the Bank's office facilities (including leasehold improvements) was $90.8 million. See Note 16 to the Consolidated Financial Statements in this Prospectus.

    The Bank has plans to build a facility in Frederick, Maryland to house some of the Bank's employees and operations. At December 31, 1993, the Bank had invested $2.5 million for the purchase of the land and $1.4 million for capital expenditures.

    In fiscal 1991, the Bank purchased an historic office building and the underlying land in downtown Washington, D.C. with plans to establish a deposit branch office and a trust office in the building. Although the Bank terminated its trust business in fiscal 1991, it still plans to establish a branch in the building.

    The Bank owns additional assets, including furniture and data processing equipment. At December 31, 1993, these other assets had a net book value of $48.1 million. The Bank also has operating leases, primarily for certain automobiles and data processing equipment and software. The leases for automobiles are generally for periods of less than four years; the leases for the data processing equipment and software have month-to-month or year-to-year terms.

                               LEGAL PROCEEDINGS

    In November 1990, the Trust was notified that the Commission had initiated an informal inquiry concerning the Bank's reserves for losses and related matters, and the Bank was requested to provide the Commission with certain documents relating to the Bank covering the period since October 1, 1988. The Trust and the Bank cooperated fully with the Commission's inquiry and, pursuant to the Commission's original request, the last set of documents was produced on February 6, 1991. On March 27, 1992, the Trust received a letter from the Commission staff seeking additional documents in connection with the inquiry. The last documents responsive to this additional request were produced on July 31, 1992. The Commission has not taken any additional action to date with respect to the inquiry. Based upon the information available to it at this time, management believes that the matter should be resolved in a manner that will not result in a material adverse financial impact on the Bank.

    In the normal course of business, the Trust is involved in certain litigation, including litigation arising out of the collection of loans, the enforcement or defense of the priority of its security interests, and the continued development and marketing of certain of its real estate properties. In the opinion of management, litigation which is currently pending will not have a material adverse impact on the financial condition or future operations of the Trust.

                                   REGULATION

    Chevy Chase's operations have been significantly affected in recent years by substantial changes in applicable banking laws and regulations. The most significant changes resulted from the FIRREA and FDICIA.

    FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Atlanta. The 12 FHLBs are administered by the Federal Housing Finance Board, an independent agency within the executive branch of the federal government. The FHLBs serve as a central credit facility for member institutions. Their primary credit mission is to enhance the availability of residential mortgages.

    Under the credit policies of the FHLB of Atlanta, credit may be extended to any creditworthy member bank based on financial condition and the adequacy of collateral pledged to secure the credit. Requests for advances with an original term to maturity of less than five years may be approved for any sound business purpose in which a borrower is authorized to engage. Requests for longer term advances may be approved only for the purpose of enabling the borrower to provide funds for residential housing finance. Such borrowings may be obtained pursuant to several different credit programs, each of which has its own rate and range of maturities. Advances from the FHLB of Atlanta must be secured by certain types of collateral with a value, as determined by the FHLB of Atlanta, at

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least equal to  100% of  the borrower's  outstanding advances.  At December  31,
1993, the interest rates on the advances from the FHLB of Atlanta ranged from 3.32% to 4.13%, depending on the maturity of the advance. See Note 23 to the Consolidated Financial Statements in this Prospectus.

    As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in that bank in an amount equal to the greater of: (i) 1.0% of mortgage-related assets (i.e., home mortgage loans, home-purchase contracts and similar obligations); (ii) 0.3% of total assets; or (iii) 5.0% of outstanding advances. Pursuant to this requirement, the Bank had an investment of $31.5 million in FHLB stock at December 31, 1993. The earnings of the FHLBs have been reduced as a result of legislation requiring contributions from the FHLBs to the Resolution Funding Corporation and the provision of subsidies to certain low income housing projects, thereby reducing the dividends paid by the FHLBs to member institutions. The Bank earned dividends of $0.4 million, $1.7 million and $1.9 million during the three months ended December 31, 1993 and years ended September 30, 1993 and 1992, respectively, at a weighted average rate of 5.04%, 5.63% and 6.68% per annum during such periods, respectively.

    LIQUIDITY REQUIREMENTS. The Bank is required to maintain a daily average balance of liquid assets (including cash, federal funds, certain time deposits, certain bankers' acceptances, certain corporate debt securities and commercial paper, securities of certain mutual funds and specified U.S. Government, state government and federal agency obligations) equal to a specified percentage of its average daily balance of deposits (based upon the preceding month's average balances), plus borrowings (or portions thereof) payable in one year or less. This liquidity requirement is currently 5.0%. Federal regulations also require that each institution maintain an average daily balance of short-term liquid assets equal to at least 1.0% of its average daily balance of deposits, plus borrowings payable in one year or less. If an institution's liquid assets at any time do not at least equal (on an average daily basis for the month) the amount required by the OTS, the institution could be subject to various monetary penalties imposed by the OTS. At December 31, 1993, the Bank was in compliance with both requirements, with a liquid assets ratio of 24.1% and a short-term liquid assets ratio of 7.2%.

    DEPOSIT INSURANCE PREMIUMS. Under FDIC insurance regulations, the Bank is required to pay premiums to SAIF for insurance of its accounts. FIRREA established the following levels of premiums for SAIF members expressed as a percentage of deposits: 0.23% through December 31, 1993, 0.18% through December 31, 1997 and 0.15% thereafter. However, amendments to FIRREA's deposit insurance provisions enacted in November 1990 and December 1991 gave the FDIC broad authority to increase SAIF premiums beyond the levels established by FIRREA and require that the FDIC convert to a risk-based assessment system. Pursuant to this authority, the FDIC adopted a transitional risk-based premium system, which took effect January 1, 1993, that increased the premiums for all but the healthiest institutions. Under this system, an institution paid premiums for deposit insurance ranging from 0.23% to 0.31% based on supervisory evaluations and on the institution's capital category under the OTS prompt corrective action regulations. See "Prompt Corrective Action." On June 25, 1993, the FDIC established a permanent risk-based premium system that became effective October 1, 1993 based substantially on the transitional system then in effect.

    The deposit insurance premium rate for the semi-annual periods beginning January 1, 1993 and July 1, 1993 were based in part on the Bank's capital ratios at June 30, 1992 and December 31, 1992, respectively. Although the Bank's capital levels met the standards for classification as well capitalized under the prompt corrective action regulations at September 30, 1993, the Bank's capital ratios did not meet the standard for classification as adequately capitalized at June 30, 1992 or at December 31, 1992. As a result, the Bank's deposit insurance premium for the semi-annual periods between January 1, 1993 and June 30, 1993 and between July 1, 1993 and December 31, 1993 was increased to 0.31% of total deposits. Based on the Bank's June 30, 1993 regulatory capital ratios, the Bank's premium for the semi-annual period between January 1, 1994 and June 30, 1994 decreased to 0.29% of total deposits.

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    SAIF  insurance may  be terminated  by the FDIC,  after notice  and a 30-day corrective period, upon a finding by the FDIC that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The 30-day period may be eliminated by the FDIC with the approval of the OTS.

    REGULATORY CAPITAL. FIRREA imposed significantly more stringent capital requirements upon federally insured savings associations than those previously in effect. The requirements, as implemented by OTS regulations, contain three elements: a minimum tangible capital requirement, a minimum core (or leverage) capital requirement and a minimum total risk-based capital requirement. Each of these requirements generally must be no less stringent than the capital standards for national banks. At December 31, 1993, the Bank's tangible, core and total risk-based regulatory capital ratios were 4.55%, 5.30% and 11.56%, respectively, compared to the minimum requirements of 1.50%, 3.00% and 8.00%, respectively.

    Under the minimum leverage ratio, Chevy Chase must maintain a ratio of "core capital" to tangible assets of not less than 3.0%. "Core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less loans to and investments in certain subsidiaries and certain intangible assets, except that purchased mortgage servicing rights ("PMSRs") may be included at the lowest of 90% of fair market value (if determinable), 90% of original cost or 100% of the current amortized book value as determined under generally accepted accounting principles ("GAAP"). In addition, PMSRs are subject to a limit of 50% of core capital. At December 31, 1993, the Bank had qualifying PMSRs of $15.7 million, which constituted 5.8% of core capital at that date. In February 1994, the OTS adopted revisions to its regulations that, effective March 4, 1994, (i) eliminate the 90%-of-original-cost limitation for purposes of calculating the amount of PMSRs that can be included in core capital and (ii) permit inclusion of purchased credit card relationships ("PCCRs") as well as PMSRs in core capital up to an aggregate limit of 50% of core capital and a separate sublimit of 25% of core capital for PCCRs.

    The amount of qualifying supervisory goodwill that may be included in core capital was limited to 1.0% of adjusted tangible assets from January 1, 1992 through December 31, 1992, to 0.75% from January 1, 1993 through December 31, 1993, and is limited to 0.375% beginning January 1, 1994 and 0% beginning January 1, 1995. Phase-outs from capital are also established for investments in, and loans to, subsidiaries engaged in activities not permissible for national banks, for equity investments that are not permissible for national banks and for the portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio.

    The tangible capital requirement adopted by the OTS requires a savings institution to maintain "tangible capital" in an amount not less than 1.5% of tangible assets, which is the minimum limit permitted by FIRREA. "Tangible capital" is defined as core capital less any intangible assets (including supervisory goodwill), plus qualifying PMSRs valued at the amount includable in core capital.

    The risk-based capital requirements issued by the OTS provide that the capital ratio applicable to an asset is adjusted to reflect the degree of credit risk associated with that asset and that the asset base for computing a savings institution's capital requirement includes off-balance-sheet assets. Capital must be maintained against the full amount of assets sold with recourse despite the fact that the assets are treated as having been sold under GAAP. However, the amount of capital required need not exceed the amount of recourse retained.

    There are currently four categories of risk-weightings: 0% for cash and similar assets, 20% for qualifying mortgage-backed securities, 50% for qualifying residential permanent real estate loans and 100% for other loans, including credit card loans, commercial real estate loans and loans more than 90 days past due and for real estate acquired in settlement of loans. Savings institutions generally are required to maintain risk-based capital equal to 8.0% of risk-weighted assets, with at least half of that amount in the form of core capital.

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
    A savings institution's supplementary capital may be used to satisfy the risk-based capital requirement only to the extent of the institution's core capital. Supplementary capital includes cumulative perpetual preferred stock, qualifying non-perpetual preferred stock, qualifying subordinated debt, nonwithdrawable accounts and pledged deposits, and general loan and lease loss reserves (up to a maximum of 1.25% of risk-weighted assets). At December 31, 1993, the Bank had $59.1 million in general reserves on loans and leases, $49.3 million of which was includable as supplementary capital.

    Subordinated debt may be included in supplementary capital with OTS approval subject to a phase-out based on its term to maturity. The phase-out established for such maturing capital instruments by the OTS permits an institution to include such instruments in supplementary capital under one of two phase-out options: (i) at the beginning of each of the last five years prior to the maturity date of the instrument, the institution may reduce the amount eligible to be included by 20% of the original amount or (ii) the institution may include only the aggregate amount of maturing capital instruments that mature in any one year during the seven years immediately prior to an instrument's maturity that does not exceed 20% of the institution's capital. Once an institution selects either the first or second option, it must continue to select the same option for all subsequent issuances of maturing capital instruments as long as there is any outstanding balance of such instruments for which an option has been selected. Maturing capital instruments issued before November 7, 1989 may be treated according to the rule stated above or the rule in effect at that date. At December 31, 1993, the Bank had $160.0 million in maturing capital instruments, of which $154.3 million was includable as supplementary capital. See "Banking -- Deposits and Other Sources of Funds -- Borrowings."

    Effective January 1, 1994, the OTS's risk-based capital requirements were amended to incorporate interest-rate risk measures to complement those already established for credit risk. Under the amendments, an institution that would experience a decrease in "portfolio equity" in an amount in excess of 2.0% of the market value of the institution's assets as a result of an increase or decrease in the general level of interest rates of as much as 200 basis points is required to maintain additional amounts of risk-based capital. Additional capital will have to be maintained by affected institutions beginning July 1, 1994 based on interest rate exposure as of December 31, 1993. Although the OTS analysis of the Bank's interest rate exposure at December 31, 1993 is not yet available, based upon management's internal analysis as of December 31, 1993 and an OTS analysis of the Bank's exposure at September 30, 1993, management believes that the Bank would not experience a decrease in "portfolio equity" in an amount in excess of 2.0% of its assets under this test and therefore believes that the Bank will not be required to maintain additional amounts of risk-based capital beginning July 1, 1994.

    OTS regulations contain special rules affecting savings institutions with certain kinds of subsidiaries. For purposes of determining compliance with each of the capital standards, a savings institution's investments in, and extensions of credit to, non-includable subsidiaries are, with certain exceptions, deducted from the savings institution's capital. At December 31, 1993, investments in non-includable subsidiaries are subject to a 25% phase-out from all three FIRREA capital requirements. Under legislation enacted in 1992, the amount of the Bank's investment in non-includable subsidiaries that may be included in capital is limited to 75% through June 30, 1994, 60% beginning July 1, 1994, 40% beginning July 1, 1995 and 0% beginning July 1, 1996.

    All or  a  portion  of  the  assets  of  each  of  a  savings  institution's subsidiaries are generally consolidated with the assets of the savings institution for regulatory capital purposes unless all of the savings institution's investments in, and extensions of credit to, such subsidiary are deducted from capital. Chevy Chase's real estate development subsidiaries are its only subsidiaries engaged in activities not permissible for a national bank. At December 31, 1993, the Bank's investments in, and extensions of credit to, its non-includable subsidiaries totaled approximately $30.4 million, which was $41.1 million less than the level of such investments in, and extensions of credit to, its non-includable subsidiaries as of April 12, 1989. Of the $30.4 million, $6.4 million constituted a deduction from tangible capital. Chevy Chase currently intends to continue to operate its non-includable subsidiaries, but to reduce gradually its aggregate investments in, and extensions of credit to, such subsidiaries.

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    OTS capital regulations also require the deduction from total capital of all equity investments that are not permissible for national banks and the portion of land loans and non-residential construction loans in excess of an 80% loan-to-value ratio. At December 31, 1993, these investments were subject to a 60% phase-out from total capital; beginning July 1, 1994, the phase-out will increase to 100%. In April 1993, the OTS adopted a rule that eliminated the capital deduction for equity investments permissible for national banks. Based on the April 1993 rule, the Bank's only equity investment at December 31, 1993 is a property classified as real estate held for sale that the Bank agreed with OTS in 1991 to treat as an equity investment for regulatory capital purposes. At December 31, 1993, the book value of that property, after subsequent valuation allowances, amounted to $41.2 million of which $19.6 million was required to be deducted from total capital. At December 31, 1993, the Bank did not have any land loans or non-residential construction loans with loan-to-value ratios in excess of 80%.

    OTS capital regulations provide a five-year holding period (or such longer period as may be approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital at the then-current phase-in percentage. Accordingly, if the Bank is unable to dispose of any REO property (through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of such REO property from risk-based capital.

    The Bank is actively managing its levels of investments in, and loans to, non-includable subsidiaries and equity investments to minimize the impact of the deductions from capital for these investments as the deductions continue to
increase.   The  Bank's  ability  to  implement  successfully  these  and  other strategies for maintaining capital compliance is dependent on a number of factors, including, for example, general economic conditions and the continued recovery of local real estate markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Banking -- Capital -- Capital Maintenance Strategies."

    In July 1993, the OTS released the Bank from a capital plan to which the Bank had been subject as a result of its failure to meet all applicable regulatory capital requirements in prior periods. In connection with the release of the Bank from its capital plan, the OTS also released the Bank from a related capital directive which had imposed certain restrictions on the Bank's operations and required the Bank to achieve compliance with applicable capital requirements by June 30, 1992 (which deadline was subsequently extended by the OTS until December 31, 1992).

    In October 1993, the Bank and the OTS amended a written agreement dated September 30, 1991 that imposed certain restrictions on the Bank. As amended, the agreement continues to address transactions with affiliates, reduction of real estate acquired in settlement of loans, and asset quality. Specifically, the Bank has agreed that it will not, without receiving the prior approval of the OTS, (i) increase its investment in certain of its real estate development properties, including the four active Communities, beyond specified levels, (ii) make any additional tax sharing payments to the Trust or (iii) engage in any other transaction with the Trust. In addition, the Bank must (i) provide the OTS with 15 days notice prior to selling any asset with a value over $20 million,
(ii) make every effort to reduce its exposure in certain of its real estate development properties, including the four active Communities, (iii) notify the OTS 15 days prior to rejecting any purchase offers for those properties and (iv) sell any single-family permanent loans for purchases of homes in those properties if the terms of those loans are more favorable to the borrowers than terms prevailing in the general market. The amended agreement also requires the Bank to submit various periodic reports to the OTS. A material violation of the agreement could subject the Bank to additional regulatory sanctions. Management believes the Bank is in material compliance with the agreement.

    The October 1993 amendment eliminated among other things, provisions that required the Bank to (i) provide the OTS with 15 days notice prior to selling certain significant assets with a value over

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$5  million, (ii) adopt a formal expense reduction plan, (iii) make every effort to convert its outstanding subordinated debentures to another form of capital (although no deadline for achieving such a conversion was specified in the agreement), (iv) review the pricing of its major products and fees, (v) review certain compensation arrangements with the original developers of certain of its large REO projects, (vi) obtain the prior written approval of the OTS to pay dividends on its common stock or to increase senior executive compensation beyond specified levels and (vii) make every effort to obtain an infusion of capital in an amount sufficient to meet its fully phased-in capital requirements by June 30, 1992, and, if necessary, to seek a merger or acquisition partner.

    The OTS has the authority to require an institution to maintain capital at levels above the minimum levels generally required, but has not indicated to the Bank any intention to exercise its authority to do so with respect to the Bank.

    PROMPT CORRECTIVE ACTION. Pursuant to FDICIA, the OTS and the other federal agencies regulating financial institutions have adopted regulations which, effective December 19, 1992, apply to every FDIC-insured commercial bank and thrift institution a system of mandatory and discretionary supervisory actions which generally become more severe as the capital levels of an individual institution decline. The regulations establish five capital categories to which institutions are assigned for purposes of determining their treatment under these prompt corrective action provisions. An institution is categorized as "well capitalized" under the regulations if (i) it has a leverage ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%, and (ii) is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by OTS to meet and maintain a specific capital level. An institution is considered "adequately capitalized" if such capital ratios are at least 4.0% (3.0% if rated in the highest supervisory category), 4.0% and 8.0%, respectively. An institution with a leverage ratio below 4.0% (3.0% if rated in the highest supervisory category), a tier 1 risk-based capital ratio below 4.0% or a total risk-based capital ratio below 8.0%, is considered "undercapitalized" and an institution with ratios under 3.0%, 3.0% or 6.0%, respectively, is considered "significantly undercapitalized." An institution is considered "critically undercapitalized," and subject to provisions mandating appointment of a conservator or receiver, if its ratio of "tangible equity" (generally defined by the OTS as core capital plus cumulative perpetual preferred stock) to total assets is 2.0% or less. An institution's classification category could be downgraded if, after notice and an opportunity for a hearing, the OTS determines that the institution is in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

    At December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based regulatory capital ratios were 5.30%, 6.88% and 11.56%, respectively, which exceeded the corresponding ratios of 5.0%, 6.0% and 10.0% established under the prompt corrective action regulations for "well capitalized" institutions, and the Bank was not subject to any applicable written agreement, order or directive to maintain a specific capital level. On a fully phased-in basis at December 31, 1993, the Bank's leverage, tier 1 risk-based and total risk-based capital ratios of 4.14%, 5.47% and 9.81%, respectively, would meet the ratios established for "adequately capitalized" institutions.

    GROWTH RESTRICTIONS. Primarily because of its level of non-performing assets, the Bank remains subject to restrictions on asset growth. Under the applicable OTS requirements, the Bank may not increase its total assets during any calendar quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter without prior written approval from OTS. The OTS notified the Bank on September 10, 1993 that OTS would waive this restriction for the period from July 1, 1993 through June 30, 1994 to allow for an increase in total assets of up to $500 million, subject to the conditions, among others, that the Bank's regulatory capital ratios increase with asset growth and that the Bank maintain sufficient capital to meet the "well capitalized" ratios under the OTS's prompt corrective action regulations.

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    The  Bank's ability  to increase  its regulatory  capital ratios  to support additional asset growth and to remain "well capitalized" is dependent on a number of factors, including, for example, general economic conditions and the continued recovery of local real estate markets.

    QUALIFIED THRIFT LENDER ("QTL") TEST. Insured savings institutions like the Bank must meet a QTL test to avoid imposition of certain restrictions. Legislation enacted in 1991 and 1992 significantly changed the QTL test. Under the modified requirements, thrifts must maintain a "thrift investment percentage" equal to a minimum of 65%. The numerator of such percentage is the thrift's "qualified thrift investments"; the denominator is the thrift's "portfolio assets." "Portfolio assets" is defined as total assets minus (i) the thrift's premises and equipment used to conduct its business, (ii) liquid assets, as defined, and (iii) intangible assets, including goodwill and purchased residential mortgage loan servicing rights. The QTL test must be met on a monthly average basis in nine out of every 12 months.

    At December 31, 1993, the Bank had 82.3% of its portfolio assets invested in qualified thrift investments, and the Bank met the QTL test in each of the previous 12 months.

    Assets that may be included in a thrift's "qualified thrift investments" without limit include: residential housing loans (including home equity loans and manufactured housing loans), mortgage-backed securities and FHLB stock. Portions of other assets are also includable, provided that the total of these assets does not exceed 20% of portfolio assets. Assets in this category include:
50% of residential housing loans originated and sold within 90 days; investments in real estate-oriented service corporations; 200% of mortgage loans for residences, churches, schools, nursing homes and small businesses in areas with unmet credit needs (low or moderate income areas where credit demand exceeds supply); loans for personal, family household or educational purposes (which may not exceed 10% of portfolio assets); 200% of certain "starter" home loans; FNMA stock; and FHLMC stock. Intangible assets, including goodwill, are specifically excluded from qualified thrift investments.

    An institution which fails to meet the QTL test is subject to significant penalties. Immediately after an institution ceases to be a QTL, it (i) may not make any new investment or engage directly or indirectly in any other new activity unless the investment or activity would be permissible for a national bank, (ii) may not establish any new branch office at any location at which a national bank could not establish a branch office, (iii) may not obtain new advances from the applicable FHLB and (iv) may not pay dividends beyond the amounts permissible if it were a national bank. One year following an institution's failure to meet the test, the institution's holding company parent must register and be subject to supervision as a bank holding company. Three years after failure to remain a QTL, an institution may not retain any investments or engage in any activities that would be impermissible for a national bank, and must repay any outstanding FHLB advances as promptly as possible consistent with the safe and sound operation of the institution.

    Because Chevy Chase is engaged in activities that are not permissible for national banks (most significantly, its investments in subsidiaries that engage in real estate development activities), failure to satisfy the QTL test would require a significant change in Chevy Chase's current activities and would require a divestiture of any prohibited assets held at such time. Depending on the level of such activities at the time, compliance with these restrictions could have a significant adverse effect on the Bank. In addition, because the Trust is engaged in real estate ownership and development, which are activities that are currently prohibited for bank holding companies, failure by Chevy Chase to remain a QTL, in the absence of a significant restructuring of the Trust's operations, would, in effect, require the Trust to reduce its ownership of Chevy Chase to a level at which it no longer would be deemed to control the Bank.

    The Bank has taken, and will continue to take, steps to meet the QTL test by structuring its balance sheet to include the required percentage of qualified thrift investments. The Bank's credit card loan and automobile loan securitization and sales activity to date have been undertaken, in part, to meet these objectives.

    DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. Under OTS regulations, the ability of thrift institutions such as the Bank to make "capital distributions" (defined to include payment of dividends, stock repurchases, cash-out mergers and other distributions charged against the capital accounts of an institution) varies depending primarily on the institution's regulatory capital level. The regulations do not apply to interest or principal payments on debt, including interest or principal payments on the Bank's outstanding subordinated debentures.

    Institutions are divided into three tiers for purposes of these regulations. Tier 1 institutions are those in compliance with their "fully phased-in" capital requirements under FIRREA and which have not been notified by the OTS that they are "in need of more than normal supervision." Tier 1 institutions may make capital distributions without regulatory approval in amounts up to the greater of (i) 100% of net income for the calendar year to date, plus the amount that would reduce by one-half the institution's surplus capital ratio (i.e., the excess of the institution's total risk-based capital ratio over the fully phased-in requirement) at the beginning of the calendar year in which the distribution is made or (ii) 75% of net income for the most recent four quarters.

    Tier 2 institutions are those in compliance with their current capital requirements, but do not qualify as Tier 1 institutions. Tier 2 institutions may make distributions without regulatory approval of up to 75% of their net income for the most recent four quarters. Tier 1 and Tier 2 institutions that make capital distributions under the foregoing rules must continue to meet the applicable capital requirements on a pro forma basis after giving effect to such distributions.

    Tier 1 and Tier 2 institutions may seek OTS approval to pay dividends beyond these amounts.

    Tier 3 institutions have capital levels below their current required minimum levels and may not make any capital distributions without the prior written approval of the OTS.

    At December 31, 1993, the Bank had sufficient levels of capital to be a Tier 1 institution. However, the OTS retains discretion under its capital distribution regulation to treat an institution that is in need of more than normal supervision (after written notice) as a Tier 2 or Tier 3 institution.

    The OTS retains general discretion to prohibit any otherwise permitted capital distributions on general safety and soundness grounds and must be given 30 days advance notice of all capital distributions. The OTS has approved the payment of dividends on the 13% Preferred Stock, provided that (i) immediately after giving effect to the dividend payment, the Bank's core and risk-based regulatory capital ratios would be not less than 4.0% and 8.0%, respectively;
(ii) dividends are earned and payable in accordance with the OTS capital distribution regulation; and (iii) the Bank continues to make progress in the disposition and reduction of its non-performing loans and real estate owned.

    In May 1988, in connection with the merger of a Virginia thrift into the Bank, the Saul Company and the Trust entered into the Capital Maintenance Agreement in which they agreed not to cause the Bank without prior written approval of its federal regulator to pay "dividends" in any fiscal year in excess of 50% of the Bank's net income for that fiscal year, provided that any dividends permitted under such limitation could be deferred and paid in a subsequent year. The 1988 Agreement also provided that dividends could not be paid or stock repurchased by the Bank if such dividend or repurchase would reduce the regulatory capital of the Bank below its regulatory capital requirements.

    In response to the FSLIC's conditional order approving the Bank's application for federal deposit insurance, the Bank submitted the 1985 Letter to the FSLIC in which it represented that it would limit "dividends" to 50% of net income, "exclusive of all income funded through Chevy Chase loan proceeds." The 1985 Letter does not specify whether net income is to be measured over a particular period (such as a fiscal year) or whether it is to be aggregate net income from 1985 until the date of the distribution. In case net income is measured over a particular period (such as a year), the 1985 Letter does not specify whether any dividends permitted under such limitations could be deferred and paid in a subsequent period.

    The indenture pursuant to which $150 million of the Bank's 9 1/4% Subordinated Debentures due 2005 were sold in November 1993 provides that the Bank may not pay a dividend on its capital stock unless, after giving effect to the dividend, no default or event of default shall have occurred and be continuing and the Bank shall be in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of (i) $15 million, (ii) 66 2/3% of the Bank's consolidated net income (as defined in the indenture) accrued on a cumulative basis commencing on October 1, 1993 and (iii) the aggregate net cash proceeds received by the Bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the amount of any restricted payments made by the Bank. See
Note 24 to the Consolidated Financial Statements in this Prospectus.

    The payment of any dividends on the Bank's common stock and 13% Preferred Stock will be determined by the Board of Directors based on the Bank's liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors deemed relevant by the Board of Directors, including applicable government regulations and policies.

    LENDING LIMITS. FIRREA generally subjects thrift institutions to the same loans-to-one-borrower limits that apply to national banks. These limits, which became effective August 9, 1989, were substantially more restrictive than the previous limits applicable to thrift institutions. With certain exceptions, the limits prohibit an institution from lending to one borrower (including certain related entities of the borrower) in an amount in excess of 15% of the institution's unimpaired capital and unimpaired surplus, plus an additional 10% for loans fully secured by readily marketable collateral. The Bank's loans-to-one-borrower limit was approximately $76.9 million at December 31, 1993, and no group relationships exceeded this limit at that date.

    SAFETY AND SOUNDNESS STANDARDS. FDICIA requires the Bank's regulators to devise standards to evaluate the operations of depository institutions, as well as standards relating to asset quality, earnings and compensation. The operational standards must cover internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation. The asset quality and earnings standards must specify a maximum ratio of classified assets to capital and minimum earnings sufficient to absorb losses. Any institution that fails to meet these standards must submit a plan for corrective action within 30 days. If a savings association fails to submit or implement an acceptable plan, the OTS must order it to correct the deficiency, and may restrict its rate of asset growth, prohibit asset growth entirely, require the institution to increase its ratio of tangible equity to assets, restrict the interest rate paid on deposits to the prevailing rates of interest on deposits of comparable amounts and maturities or require the institution to take any other action that the OTS determines will better carry out the purpose of prompt corrective action. Imposition of these sanctions is within the discretion of the OTS in most cases but is mandatory if the savings institution commenced operations or experienced a change in control during the 24 months preceding the institution's failure to meet these standards, or underwent extraordinary growth during the preceding 18 months.

    In November 1993, the OTS and the other federal bank regulators published a joint notice of proposed rulemaking that solicited comment on proposed standards in these areas. Among other things, the proposed regulation's asset quality standards specify that the ratio of an institution's assets classified as substandard or doubtful to the sum of its total capital plus any allowances for loan losses not included in total capital should not exceed 100%. Based on its preliminary review of the proposed regulation, management does not believe that these new requirements, if adopted substantially in the form proposed, would have a material adverse effect on the Bank's operations.

    DISPOSITION OF ADC INVESTMENTS. The Bank was advised in October 1989 by the Atlanta District of the OTS that ADC loans classified as investments in real estate for accounting purposes must be considered as ownership interests in real estate and, therefore, are not authorized investments for the Bank to hold directly. The OTS directed the Bank to refrain from entering into additional transactions of this nature in the future and to seek opportunities to remove existing ADC transactions that constitute real estate investments from its books as quickly as possible without material loss.

    At December 31, 1993, the Bank had only one ADC loan, with a book value of $8.9 million, before valuation allowances of $2.0 million, classified as an investment in real estate. The Bank's levels of ADC loans have declined significantly in recent years as a result of the Bank's acquisition of title to the properties following the default of borrowers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Banking -- Asset Quality."

    REGULATORY ASSESSMENTS. FIRREA contained provisions authorizing the OTS to assess fees to fund its operations. Pursuant to that authority, the OTS has adopted the following fees: (i) asset-based assessments for all savings
institutions,  (ii)  examination   fees  for  certain   affiliates  of   savings
associations, (iii) application fees, (iv) securities filing fees and (v) publication fees. Of these fees, the asset-based assessments are the most significant. Such assessments, which are paid semi-annually every January 31 and July 31, incorporate a "general assessment" which varies depending on the asset size of the institution and an additional "premium assessment" for certain institutions requiring increased supervision. The Bank was subject to this 50% "premium assessment" effective October 1, 1991. As a result, the semi-annual assessment paid on January 31, 1994 for the six-month period ending June 30, 1994 was $528,130, comprising a general assessment of $352,087 and a premium assessment of $176,043.

    OTHER REGULATIONS AND LEGISLATION. As a thrift institution, Chevy Chase continues to be subject to a requirement that it obtain prior approval of the OTS before merging with another institution or before increasing its insured accounts through merger, consolidation, purchase of assets or assumption of liabilities. In addition, FIRREA contains provisions that (i) impose a five-year moratorium on conversions from SAIF insurance; (ii) permit a savings institution to convert to a commercial bank charter if it retains SAIF insurance; (iii) permit bank holding companies to acquire healthy as well as failing thrifts;
(iv) substantially strengthen the enforcement powers of the federal agencies regulating financial institutions and increase the maximum penalties for violations of laws and regulations to as much as $1 million per day; and (v) place new restrictions on transactions between thrift institutions and their affiliates and insiders.

    In addition to the provisions noted above, FDICIA, among other things, (i) requires regulators to revise their risk-based capital standards to take into account interest-rate risk, concentration of credit risk and the risks of non-traditional activities; (ii) requires annual on-site regulatory examinations of institutions; (iii) requires management to prepare annual reports on the financial condition of the institution; (iv) requires independent audit committees for all insured depository institutions; (v) mandates certain accounting reforms, including the development of methods to disclose the estimated fair market value of assets and liabilities; (vi) requires the regulators to adopt uniform regulations prescribing standards for loans that are secured by real estate or that are made for the purpose of constructing a building or improving real estate; (vii) imposes limits on the ability of the Federal Reserve Banks to lend to undercapitalized institutions; and (viii) permits banks and thrifts to combine and to be controlled by the same holding company. FDICIA also contains a number of consumer-oriented provisions that (i) reduce deposit insurance assessments for institutions offering "lifeline accounts" and/or loans to low-and moderate-income persons in distressed communities; (ii) require uniform disclosures regarding deposit accounts; and
(iii) require advance notification to customers and regulators of branch closings.

    Under amendments to OTS regulations adopted in 1992, federally chartered thrifts like Chevy Chase were permitted, for the first time, to establish branches anywhere in the United States, provided they meet their regulatory capital requirements and are "qualifying institutions" that meet the domestic building and loan test of section 7701(a)(19) of the Internal Revenue Code or the asset composition test of subparagraph (c) of that section and if, with respect to each state outside of its home state where the association has established branches, the branches, taken alone, also satisfy the building and loan test.

    Under legislation adopted in 1993, amounts realized by the FDIC from the liquidation or other resolution of any insured depository institution must be distributed to pay claims (other than secured claims to the extent of any such security) in the following order of priority:
(i) administrative expenses of the receiver, (ii) any deposit liability of the institution, (iii) any other general or senior liability of the institution (which is not an obligation described in clause (iv) or (v)), (iv) any obligation subordinated to depositors or general creditors (which is not an obligation described in clause (v)) and (v) any obligation to stockholders arising as a result of their status as stockholders.

    FEDERAL RESERVE SYSTEM. The Federal Reserve Board ("FRB") requires depository institutions, including federal savings banks, to maintain reserves against their transaction accounts and certain non-personal deposit accounts. Because reserves generally must be maintained in cash or non-interest-bearing accounts, the effect of the reserve requirement is to decrease the Bank's earning asset base. FRB regulations generally require that reserves be maintained against net transaction accounts. Effective December 21, 1993, the first $4.0 million of a depository institution's transaction accounts were subject to a 0% reserve requirement. The next $47.9 million in net transaction accounts were subject to a 3.0% reserve requirement and any net transaction accounts over $51.9 million were subject to a 10.0% reserve requirement. The reserve requirement ratios for certain non-personal time deposits and
"Eurocurrency liabilities" are 0%. The Bank met its reserve requirements for each period during the three months ended December 31, 1993. The balances maintained to meet the reserve requirements imposed by the FRB also may be used to satisfy liquidity requirements which are imposed by the OTS.

    Savings institutions may borrow from the FRB "discount window," although FRB regulations require these institutions to exhaust all reasonable alternate sources of funds, including FHLB sources, before borrowing from the FRB. FDICIA imposes additional limitations on the ability of the FRB to lend to undercapitalized institutions through the discount window. See "Other Regulations and Legislation."

    COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act (the "CRA") and the OTS's implementing regulations, a savings association has a continuing and affirmative obligation to help meet the credit needs of its local communities, including low-and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of each savings association to adopt a CRA statement for each delineated local community that describes, among other things, its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend. In connection with its examination of a savings association, the OTS is required to assess the institution's record in satisfying the intent of the CRA. In addition, the OTS is required to take into account the institution's record of meeting the credit needs of its community in determining whether to grant approval for certain types of applications.

    On December 21, 1993, the federal bank regulatory agencies issued for public comment proposed revisions to the CRA regulations that are designed to focus the CRA examination process on an institution's actual performance in meeting the credit needs of low-and moderate-income neighborhoods rather than on its CRA compliance procedures. Specifically, an institution would be evaluated on the basis of its loans to, branches or other services in, and investments in low-and moderate-income areas. Institutions, like the Bank, with more than $250 million in assets, would be required to report additional data concerning consumer and small business loans. In addition, the proposed regulations would provide expressly that the agencies could take enforcement actions against institutions receiving the lowest CRA ratings. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or its effect on the Bank.

    OTHER ASPECTS OF FEDERAL LAW. The Bank is also subject to federal statutory provisions covering other items, including security procedures, currency transactions reporting, insider and affiliated party transactions, management interlocks, truth-in-lending, electronic funds transfers, funds availability and equal credit opportunity.

                        TRUSTEES AND EXECUTIVE OFFICERS

    The Declaration of Trust provides that there shall be no fewer than three nor more than twelve Trustees, as determined from time to time by the Trustees in office. In March 1989, the Board of Trustees reduced its permanent membership to five Trustees divided into three classes with overlapping three-year terms. The term of each class expires at the Annual Meeting of shareholders, which is usually held on the last Friday of January.

    The following list sets forth the name, age, position with the Trust, present principal occupation or employment and material occupations, positions, offices or employments during the past five years of each Trustee and executive officer of the Trust. Unless otherwise indicated below, the business address of each Trustee or executive officer of the Trust is 8401 Connecticut Avenue, Chevy Chase, Maryland 20815 and, unless otherwise indicated, each individual has held an office with the Trust for at least the past five years.

    CLASS TWO TRUSTEE--TERM ENDS AT 1995 ANNUAL MEETING

    George M. Rogers, Jr, age 60, has served as a Trustee since 1969. His professional corporation is a partner in the law firm of Shaw, Pittman, Potts & Trowbridge, Washington, D.C., which serves as counsel to the Trust and the Bank. Mr. Rogers serves as a Director of B.F. Saul Company, Chevy Chase Property Company, Chevy Chase, Westminster Investing Corporation and Chevy Chase Lake Corporation. His business address is 2300 N Street, N.W., Washington, D.C. 20037.

    CLASS THREE TRUSTEES--TERMS END AT 1996 ANNUAL MEETING

    Garland J. Bloom, Jr., age 63, has served as a Trustee since 1964. He is currently a real estate consultant. He was formerly Executive Vice President and Principal, GMB Associates, Inc. (a real estate finance and management firm) from 1988 to 1990 and Vice Chairman and Chief Operating Officer of Smithy-Braedon Company (a real estate finance and management firm) from 1985 to 1987.

    John R. Whitmore, age 60, has served as a Trustee since 1984. He also serves as Director, President and Chief Executive Officer of The Bessemer Group,
Incorporated and its Bessemer Trust Company subsidiaries with which he has a been associated since 1975 (a financial management and banking group) and as a Director of Bessemer Securities Corporation, Chevy Chase Property Company, B.F. Saul Company and Saul Centers, Inc. His business address is 630 Fifth Avenue, New York, NY 10111.

    CLASS ONE TRUSTEES -- TERMS END AT 1997 ANNUAL MEETING

    Gilbert M. Grosvenor, age 62, has served as a Trustee since 1971. He also serves as President and Chairman of the Board of Trustees of the National Geographic Society and as a Director of Chevy Chase, Saul Centers, Inc., Marriott International Corp., Chesapeake and Potomac Telephone Company, Ethyl Corporation and Charles Allmon Trust, Inc. His business address is 1145 17th Street, N.W., Washington, D.C. 20036.


    B. Francis Saul II, age 62, has served as Chairman and Chief Executive Officer of the Trust since 1969 and as a Trustee since 1964. He also serves as President and Chairman of the Board of Directors of B.F. Saul Company, Chevy Chase Property Company, B.F. Saul Advisory Company and Chevy Chase Lake Corporation, as Chairman of the Board of Chevy Chase and Saul Centers, Inc., as President and Chairman of Westminster Investing Corporation and as a Trustee of the National Geographic Society and the Brookings Institute.


EXECUTIVE OFFICERS OF THE TRUST WHO ARE NOT DIRECTORS


    Philip D. Caraci, age 56, serves as Senior Vice President and Secretary of the Trust, Senior Vice President of B.F. Saul Company and B.F. Saul Advisory Company, President of Franklin Property Company and a Director and President of Saul Centers, Inc.


    Stephen R. Halpin, Jr., age 38, was appointed Vice President and Chief Financial Officer of the Trust in fiscal 1994. He also serves as Senior Vice President and Chief Financial Officer of the Bank.

    Ross E. Heasley, age 55, serves as Vice President of the Trust, Senior Vice President of B.F. Saul Company, and Vice President of B.F. Saul Advisory Company, Franklin Property Company and Saul Centers, Inc.

    Henry Ravenel, Jr., age 60, serves as Vice President of the Trust and as Vice President of B.F. Saul Company, B.F. Saul Advisory Company and Saul Centers, Inc.

    William K. Albright, age 62, serves as Vice President and Treasurer of the Trust, Vice President and Treasurer of B.F. Saul Company, Franklin Property Company and B.F. Saul Advisory Company, and Vice President of Saul Centers, Inc.

COMMITTEES OF THE BOARD OF TRUSTEES

    The Board of Trustees met four times during fiscal 1993. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which he served.

    The Board of Trustees has three standing committees: the Audit Committee, the Executive Committee, and the Nominating Committee.

    The Audit Committee is composed of Messrs. Bloom and Grosvenor. Its duties include nominating the Trust's independent auditors, discussing with them the scope of their examination of the Trust, reviewing with them the financial statements and accompanying report, and being generally available to receive their recommendations regarding internal controls and related matters. This Committee met four times during fiscal 1993.

    The Executive Committee is composed of Messrs. Rogers, Saul and Whitmore. It is empowered to oversee day-to-day actions of the Advisor and Franklin in connection with the operation of the Trust, including the acquisition, administration, sale or disposition of investments. This Committee did not meet during fiscal 1993.

    The Nominating Committee is composed of Messrs. Rogers and Whitmore. Its function is to screen and make recommendations to the Board of Trustees regarding potential candidates for membership on the Board and to perform such other duties as may be assigned to it from time to time. This Committee met once during fiscal 1993.

    Trustees of the Trust are currently paid an annual retainer of $12,500 and a fee of $600 for each Board or Committee meeting attended. Trustees from outside the Washington, D.C. area are also reimbursed for out-of-pocket expenses in connection with their attendance at meetings. Mr. Saul is not paid for attending Executive Committee meetings. For the fiscal year ended September 30, 1993, the Real Estate Trust paid total compensation of $78,700 to the Trustees, including $14,700 to Mr. Saul.

                             EXECUTIVE COMPENSATION

    The Trust pays no compensation to its executive officers for their services in such capacity. Mr. Saul receives compensation from Chevy Chase, the Trust's subsidiary, for his services to Chevy Chase as Chairman of the Board of Directors and Chief Executive Officer. No other executive officer of the Trust during the fiscal years ended September 30, 1993, 1992 or 1991 received any compensation from the Trust or its subsidiaries with respect to any one of such fiscal years.

    The following table sets forth the cash compensation paid by the Bank to Mr. Saul for or with respect to the fiscal years ended September 30, 1993, 1992 and 1991 for all capacities in which he served during such fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                  ---------------------------------------
                                                                                           OTHER ANNUAL      ALL OTHER
             NAME AND PRINCIPAL POSITION                 YEAR       SALARY       BONUS     COMPENSATION    COMPENSATION
- -----------------------------------------------------  ---------  -----------  ---------  ---------------  -------------
B. Francis Saul II                                          1993  $   432,504  $  --         $  --          $  98,048(1)
 Chairman and Chief                                         1992      432,504     --            --             12,540(2)
 Executive Officer                                          1991      581,775     --            (3)                  (3)

- ------------------------
(1) The amount shown in the "All Other Compensation" column for fiscal 1993 consists of contributions of $25,740 made by the Bank to the Bank's Supplemental Executive Retirement Plan on behalf of Mr. Saul and accrued earnings of $72,308 on an award previously made under the Bank's deferred compensation plan on behalf of Mr. Saul.
(2) The amount shown in the "All Other Compensation" column for fiscal 1992 consists of contributions of $12,540 made by the Bank to the Bank's Supplemental Executive Retirement Plan on behalf of Mr. Saul.
(3) No disclosure is required under the transition rules adopted in October 1992 by the Commission relating to the implementation of the executive compensation rules.

                               SECURITY OWNERSHIP

    The following table sets forth certain information, at January 1, 1994, concerning beneficial ownership of Common Shares and Preferred Shares of Beneficial Interest ("Preferred Shares") by Trustees and executive officers of the Trust.


                                                                                     AGGREGATE NUMBER
                                                                                        OF SHARES
       NAME OF                           POSITION WITH THE TRUST:                      BENEFICIALLY    PERCENT OF
  BENEFICIAL OWNERS             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT               OWNED(1)       CLASS(1)
- ---------------------  ------------------------------------------------------------  ----------------  -----------
B. Francis Saul II     Chairman and Trustee of the Trust; Chairman of the Board of      Preferred:        100.00%
                       Chevy Chase Bank, F.S.B.; President and Chairman of the             516,000(2)
                       Board of B.F. Saul Company, B.F. Saul Advisory Company and       Common:            99.60%
                       Westminster Investing Corporation; Chairman of the Board and      4,807,510(3)
                       Chief Executive Officer of Saul Centers, Inc.
Philip D. Caraci       Senior Vice President and Secretary of the Trust, Senior         Common:            0.40%
                       Vice President, B.F. Saul Company and of B.F. Saul Advisory          19,400(4)
                       Company; President of Franklin Property Company; Director
                       and President of Saul Centers, Inc.

- ------------------------
(1) Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Exchange Act.
(2) Consists of Preferred Shares owned by B.F. Saul Company and other companies of which Mr. Saul is an officer and director and/or more than 10% shareholder (comprising 270,000 Preferred Shares owned by B.F. Saul Company, 90,000 Preferred Shares owned by Franklin Development Company, Inc., 90,000 Preferred Shares owned by The Klingle Corporation, and 66,000 Preferred Shares owned by Westminster Investing Corporation). The address of each person listed in this footnote is 8401 Connecticut Avenue, Chevy Chase, Maryland 20815. Pursuant to Rule 13d-3, the Preferred Shares described above are considered to be beneficially owned by Mr. Saul because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof.
(3) Consists of Common Shares owned by B.F. Saul Company and other companies of which Mr. Saul is an officer and director and/or more than 10%
      shareholder (comprising 1,125,739 Common Shares owned by Westminster Investing Corporation, 43,673 Common Shares owned by Derwood Investment Corporation (a subsidiary of Westminster Investing Corporation), 34,400 Common

      Shares  owned  by  Somerset  Investment  Company,  Inc.  (a  subsidiary of
      Westminster Investing Corporation), 2,545,362 Common Shares owned by  B.F.
      Saul  Company, 206,300 Common  Shares owned by  Columbia Credit Company (a subsidiary B.F. Saul  Company), 283,400  Common Shares  owned by  Columbia
      Securities  Company of  Washington, D.C.,  172,918 Common  Shares owned by
      Franklin Development Company, Inc., and 395,718 Common Shares owned by The
      Klingle Corporation). All of the common shares of the Trust that are owned
      by  B.F.   Saul  Company   and  Columbia   Credit  Company,   representing
      approximately  57% of such  shares outstanding, are  pledged as collateral for two loans to B.F. Saul  Company with an aggregate outstanding  balance of  approximately  $8.6 million  at January  1, 1994.  Neither loan  is in default. The  address of  each  person listed  in  this footnote  is  8401
      Connecticut  Avenue, Chevy Chase, Maryland  20815. Pursuant to Rule 13d-3,
      the Common Shares described above are considered to be beneficially  owned by  Mr. Saul because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof.
(4)   Mr. Caraci has entered into an agreement with the Trust under which he  is required  to sell  all Common Shares  he then  owns to the  Trust when his employment by B.F. Saul Company and  any of its affiliates ceases for  any reason,  including retirement, termination, death or disability. The price
      Mr. Caraci  will receive  for his  Common Shares  will be  the greater  of
      $28.00 per Share or the price the Trust determines at the time is the fair market value thereof.

    Except as noted above, no other Trustee or executive officer of the Trust owned any Common or Preferred Shares at January 1, 1994.

    The Preferred Shares were issued in June 1990 in connection with the transaction in which the Trust increased its equity interest in the Bank from 60% to 80% of the Bank's common stock. The dividend rate on the Preferred Shares is $10.50 per share per annum. Dividends are cumulative and are payable annually or at such other times as the Trustees may determine, as and when declared by the Trustees out of any assets legally available therefor. The Preferred Shares have a liquidation preference of $100 per share. Subject to limits in certain of the Trust's loan agreements, the Preferred Shares are subject to redemption at the option of the Trust at any time on or after the fifth anniversary of their issuance at a redemption price equal to their liquidation preference. Except as otherwise required by applicable law, the holders of Preferred Shares are entitled to vote only in certain limited situations, such as the merger of the Trust or a sale of all or substantially all of the assets of the Trust.

                           RELATED PARTY TRANSACTIONS

REAL ESTATE

    TRANSACTIONS WITH B.F. SAUL COMPANY AND ITS SUBSIDIARIES. The Real Estate Trust is managed by the Advisor, a wholly-owned subsidiary of the Saul Company. All of the officers of the Trust and B. Francis Saul II, George M. Rogers, Jr. and John R. Whitmore, each of whom is a Trustee of the Trust, are also officers and/or directors of the Saul Company and/or its subsidiary corporations. The Advisor is paid a fixed monthly fee subject to annual review by the Trustees. During the period July 1, 1990 through March 31, 1991, the fee was $318,000 per month. Effective April 1, 1991, the fee was reduced to $97,000 per month in recognition of the lower level of advisory services anticipated for future periods (since the Trust was not then engaging in any new property acquisitions or development activities) and the financial condition of the Trust. The fee was adjusted during fiscal 1993 to $157,000 per month effective January 1993 and $250,000 per month effective October 1993. The advisory contract was extended until September 30, 1994, and will continue thereafter unless cancelled by either party at the end of any contract year. Certain loan agreements prohibit termination of this contract.

    The Saul Company and Franklin, a wholly-owned subsidiary of the Saul Company, provide services to the Real Estate Trust in the areas of commercial property management and leasing, hotel and restaurant management, development and construction management, and acquisitions, sales and financings of real property. The fee schedules of the Saul Company and Franklin are reviewed and approved by the Trustees. The Trustees believe that these fees are as favorable to the Real Estate

Trust as would be obtainable from unaffiliated sources. Fees to the Saul Company and Franklin amounted to $1.1 million in the three months ended December 31, 1993, $7.7 million in fiscal 1993, $8.7 million in fiscal 1992 and $7.7 million in fiscal 1991.

    The Real Estate Trust reimburses the Advisor and Franklin for costs and expenses incurred in connection with the acquisition and development of real property on behalf of the Real Estate Trust, in-house legal expenses and for all travel expenses incurred in connection with the affairs of the Real Estate Trust.

    The Real Estate Trust pays the Advisor 1% of the principal amount of publicly offered Retail Notes as they are issued to offset the Advisor's costs of administering the program. The Advisor received $42,000 in the three months ended December 31, 1993 and $118,000 in fiscal 1993. There were no payments made to the Advisor in fiscal 1992 or 1991.

    B.F. Saul Insurance Agency of Maryland, Inc., a subsidiary of the Saul Company, is a general insurance agency that receives commissions and countersignature fees in connection with the Real Estate Trust's insurance program. Such commissions and fees amounted to approximately $55,000 in the three months ended December 31, 1993, $221,000 in fiscal 1993, $229,000 in fiscal 1992 and $219,000 in fiscal 1991.

    The Saul Company has made a working capital loan to the Real Estate Trust. The amount outstanding under the loan was $5.9 million at December 31, 1993, $3.3 million at September 30, 1993 and $100,000 at September 30, 1992. Subsequent to December 31, 1993, payments by the Real Estate Trust on the loan reduced the amount outstanding to $3.9 million. The loan accrues interest at a rate of prime plus 1/2%. The Real Estate Trust incurred interest of $56,000 with respect to the three months ended December 31, 1993, $7,000 with respect to fiscal 1993 and $2,000 with respect to fiscal 1992. This loan was repaid in full with the proceeds of the sale of the Old Notes. See "Use of Proceeds -- Sale of Old Notes."

    The Real Estate Trust obtained a $5.0 million secured loan from The Klingle Corporation in August 1992. The loan matures on April 30, 1994. The amount outstanding under the loan was $5.0 million at December 31, 1993, $5.0 million at September 30, 1993 and $2.9 million at September 30, 1992. The loan accrues interest at a rate of prime plus 1.5%. The Real Estate Trust incurred interest expense of $96,000 with respect to the three months ended December 31, 1993, $365,000 with respect to fiscal 1993 and $15,000 with respect to fiscal 1992. This loan was repaid in full with the proceeds of the sale of the Old Notes. See "Use of Proceeds -- Sale of Old Notes."

    REMUNERATION OF TRUSTEES AND OFFICERS. For the three months ended December 31, 1993 and the fiscal years ended September 30, 1993, 1992 and 1991, the Real Estate Trust paid the Trustees $17,000, $79,000, $88,000 and $79,000, respectively, for their services. See "Trustees and Executive Officers." No compensation was paid to the officers of the Real Estate Trust for acting as such; however, Mr. Saul was paid by the Bank for his services as Chairman and Chief Executive Officer of the Bank and Gilbert M. Grosvenor, George M. Rogers, Jr. and Mr. Saul have been paid as directors of the Bank. Messrs. Saul, Rogers and Whitmore and all of the officers of the Real Estate Trust receive compensation from the Saul Company and/or its subsidiary corporations as directors or officers thereof.

    LEGAL SERVICES. For legal services to the Real Estate Trust and its subsidiaries, the law firm in which the professional corporation of George M. Rogers, Jr., a Trustee of the Trust, is a partner received $0.2 million in the three months ended December 31, 1993, $1.2 million in fiscal 1993, $2.1 million in fiscal 1992 and $2.2 million in fiscal 1991, excluding expense reimbursements.

    SALE OF AVENEL BUSINESS PARK -- PHASE I. In 1984, the Real Estate Trust sold Avenel Business Park -- Phase I to an affiliate, Avenel Associates Limited Partnership ("Avenel"), for $8.9 million based on an independent appraisal. The managing general partner of Avenel was a subsidiary of the Saul Company, and a subsidiary of the Bank owned an approximately 45% interest in Avenel. The Real Estate Trust received the sales price for the property in the form of cash, a purchase money note in the amount of $1.7 million and the assumption of a first trust loan. The net gain realized upon the sale was $3.0 million, after deducting a $781,000 discount of the purchase money note due to its below-market interest rate. The Real Estate Trust has continued to defer recognition of this gain for accounting purposes pending a sale of the property to an unaffiliated entity. In late August 1993, Avenel sold the property to Saul Holdings Partnership and redeemed the purchase money note held by the Real Estate Trust . See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership." Since Saul Holdings Partnership is an affiliate of the Real Estate Trust, this transaction has had no effect on the status of recognition of the gain deferred since 1984.

    OTHER TRANSACTIONS. The Real Estate Trust leases space to the Bank, Franklin and the Saul Company at several of its income-producing properties. Minimum rents and recoveries paid by these affiliates amounted to approximately $13,000 in the three months ended December 31, 1993, $460,000 in fiscal 1993, $533,000 in fiscal 1992 and $558,000 in fiscal 1991.

    In August 1993, the Real Estate Trust transferred its 22 shopping center properties and one of its office properties, together with the debt associated with such properties, to Saul Holdings Partnership and a subsidiary limited partnership of Saul Holdings Partnership. Mr. Saul is the Chairman of the Board of Directors and Chief Executive Officer of Saul Centers, the general partner of Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul Holdings Limited Partnership."

BANKING

    Set forth below are certain transactions between the Bank and executive officers and directors of the Trust and certain of their affiliates. Management believes that the transactions with related parties described herein have been conducted on substantially the same terms as similar transactions with unrelated parties.

    LOANS. The Bank made a permanent loan to a partnership in which its wholly-owned subsidiary, Manor, was a limited partner. The amount outstanding under the loan agreement was $270,000 at September 30, 1993, $355,000 at September 30, 1992 and $426,000 at September 30, 1991. The loan had a fixed interest rate of 10.0%. In fiscal 1993, 1992 and 1991, contractual interest on the loan amounted to $31,000, $39,000 and $46,000, respectively. At September 30, 1993, this loan was current in accordance with its terms. Subsequent to September 30, 1993, the loan was repaid in full and Manor sold its limited partnership interest to the general partner.

    SERVICES. The Saul Company and its subsidiaries provide certain services to the Bank and its subsidiaries. These services have included property management, cafeteria management, leasing, insurance brokerage and data processing. The Bank paid the Saul Company fees for these services totaling $121,000 in the three months ended December 31, 1993, $630,000 in fiscal 1993, $603,000 in fiscal 1992 and $460,000 in fiscal 1991. Subject to certain restrictions under applicable OTS conflict of interest rules, the Bank intends to continue using the Saul Company and its subsidiaries for many of these services, provided that the fees remain competitive with fees charged for similar services by unrelated parties.

    OTHER TRANSACTIONS. For legal services to the Bank and its subsidiaries, the law firm in which the professional corporation of Mr. Rogers, a Trustee of the Trust, is a partner received $1.1 million in the three months ended December 31, 1993, $2.7 million in fiscal 1993, $3.0 million in fiscal 1992 and $3.0 million in fiscal 1991, excluding expense reimbursements.

    The Bank or a wholly-owned subsidiary leases certain branches or offices from the Trust and certain branch offices from other affiliates of which Mr. Saul is an officer, director and may be deemed to own beneficially more than 10% of the equity. Payments to the Trust under the leases were $0 in the three months ended December 31, 1993, $399,000 in fiscal 1993, $477,000 in fiscal 1992 and $483,000 in fiscal 1991. Payments to the other affiliates under the leases were $205,000 in the three months ended December 31, 1993, $268,000 in fiscal 1993, $195,000 in fiscal 1992 and $124,000 in fiscal 1991.

    The Bank leases its operations center from Chevy Chase Lake Corporation ("Lake"), an affiliate of which Mr. Saul is an officer, director and may be deemed to own beneficially more than 10% of the equity. Payments under this lease totaled approximately $372,000 in the three months ended December 31, 1993 and $1.4 million in each of fiscal 1993, 1992 and 1991.

    Lake, the Trust and the Saul Company from time to time maintain interest-bearing deposit accounts with the Bank. Those accounts totaled $13.4 million at December 31, 1993, $17.1 million at September 30, 1993, $3.7 million at September 30, 1992 and $6.2 million at September 30, 1991. The Bank paid interest on the accounts amounting to $127,000 in the three months ended December 31, 1993, $113,000 in fiscal 1993, $134,000 in fiscal 1992 and $595,000 in fiscal 1991.

    Manor owned approximately 45% of the limited partnership interests in Avenel, which owned a commercial property. See "Real Estate -- Sale of Avenel Business Park -- Phase I." The general partner of Avenel was a subsidiary of the Saul Company. In August 1993, Avenel sold this property and the Bank transferred two real estate properties to Saul Holdings Partnership. See "Business -- Real Estate -- Investment in Saul Holdings Partnership." These assets were transferred at amounts that exceeded their net carrying values. During December 1993, upon payment of a final distribution to its partners, Avenel was dissolved.

    The Bank traditionally has offered home mortgage loans, home equity credit line loans, automobile loans and credit card loans to its executive officers and directors, some of whom are also executive officers and directors of the Trust. Management does not believe these loans involve more than the normal risk of collectibility. Each loan bears interest at prevailing market rates. All such loans are currently made to executive officers and directors of the Bank on substantially the same terms prevailing at the time for comparable transactions with unrelated parties. FIRREA imposes certain limits on loans, including prohibitions on preferential loans, by the Bank to its directors, executive officers, principal shareholders and their related interests.

    At December 31, 1993, September 30, 1993, September 30, 1992 and September 30, 1991, the aggregate dollar amount of the indebtedness to the Bank of executive officers and directors of the Bank and their immediate family members or companies with which they are affiliated was $4.5 million, $4.3 million, $4.1 million and $3.7 million, respectively. This amount represented 1.5% of the Bank's stockholders' equity at December 31, 1993 and September 30, 1993, 2.3% at September 30, 1992 and 2.4% at September 30, 1991.

                            DESCRIPTION OF THE NOTES

    The Old Notes were issued, and the New Notes will be issued, under an indenture, dated as of March 30, 1994 (the "Indenture"), between the Trust, as issuer, and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), a copy of the form of which will be made available to prospective purchasers of the Notes upon request. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The summary of certain provisions of the Indenture and the Notes set forth below does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture and the Notes. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions." Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.


    As used in "Description of the Notes," the term "Trust" generally refers to B.F. Saul Real Estate Investment Trust and the term "Holder" refers to a Person in whose name a Note is registered.


GENERAL

    The Notes will mature on April 1, 2002 and will be limited in aggregate original principal amount to $175,000,000.The Old Notes are, and the New Notes will be, general, secured obligations of the Trust. The New Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples in excess thereof solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. See "The Exchange Offer." Principal of, premium, if any, and interest on the Notes will be payable and the Notes will be transferable (subject to compliance with transfer restrictions imposed by applicable securities laws with respect to any Old Notes remaining outstanding after the Exchange Offer) at the Corporate Trust office or agency of the Trustee in The City of New York maintained for such purposes at Norwest Trust Company, 3 New York Plaza, 15th Floor, New York, New York 10004, unless the Trust shall designate and maintain some other office or agency for such purposes. In addition, interest may be paid, at the option of the Trust, by check mailed to the Person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

    Old Notes, if any, that remain outstanding after the consummation of the Exchange Offer and New Notes will be treated as a single class of securities under the Indenture.

INTEREST AND PRINCIPAL PAYMENTS


    Each Note will bear interest at a rate of 11 5/8% from March 30, 1994 or from the most recent interest payment date to which interest has been paid, payable in cash semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 1994, to the Person in whose name the Note (or any predecessor Note) is registered in the Note Register at the close of business on the March 15 or September 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.


    Interest on the Old Notes accepted for exchange pursuant to the Exchange Offer will cease to accrue upon issuance of the New Notes. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 30, 1994 to the date of issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on October 1, 1994 (the first interest payment date with respect to the New Notes) that they would have received had they not accepted the Exchange Offer.


    As described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer," the interest rate borne by the Old Notes will increase by an additional one-half of one percent per annum if the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 190th calendar day following March 30, 1994, the date of original issue of the Old Notes. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration

Statement, as the case may be, after such 190-day period, the interest rate borne by the Old Notes from the date next succeeding the date of such consummation or effectiveness, as the case may be, will be reduced to the original interest rate.

SECURITY

    The Old Notes are, and the New Notes will be, secured by a first priority perfected security interest in 80% (8,000 shares) of the common stock of the Bank issued and outstanding as of the date of issuance of the Old Notes (the "Pledged Bank Stock") and by certain dividends, cash, instruments and other property and proceeds from time to time distributed with respect to the Pledged Bank Stock. The ability of the Trustee to obtain and maintain a first priority perfected security interest in such distributions may be limited to the extent that the Trustee does not, or is not able to, cause the Pledged Bank Stock to be registered in its name. See "Certain Regulatory Considerations" below.


    So long as no Default or Event of Default has occurred and is continuing, the Trust may require the Trustee to release Pledged Bank Stock from the Lien of the Indenture by depositing, in the form of cash or U.S. Government Securities, into a collateral account (the "Collateral Account") with the Trustee $25,000 for each share of Pledged Bank Stock (adjusted for stock splits and combinations) that is to be released from such Lien. Any shares so released will no longer be included in the Pledged Bank Stock. The Trustee will have a first priority lien on and security interest in the collateral (together with the Pledged Bank Stock, the "Bank Collateral") deposited in the Collateral Account as security for the Notes. The Trust has agreed, whether or not it obtains the release of any Pledged Bank Stock, that it will ensure that the Pledged Bank Stock at all times constitutes at least 66 2/3% of the aggregate issued and outstanding shares of both Voting Stock and common stock of the Bank.


    The Old Notes also are, and the New Notes will be, secured by a first priority perfected security interest in cash, U.S. Government Securities, Certificates of Deposit or (after the consummation of the Exchange Offer) Margin Securities (the "Liquidity Maintenance Collateral" and, with the Bank Collateral, the "Collateral") in an additional collateral account (the "Liquidity Maintenance Account") with the Trustee. At the time of issuance of the Old Notes, the Collateral Value (as described below) of the Liquidity Maintenance Collateral was $25.8 million, which equalled the sum of (i) one year's interest payments on the Notes and (ii) one year's estimated interest payments on the Trust's Retail Notes. Each calendar quarter thereafter, the then current Collateral Value of the Liquidity Maintenance Collateral will be recalculated and the required Collateral Value will be recalculated based on, in the case of the Notes, the principal amount thereof outstanding as of the end of such calendar quarter, and, in the case of the Retail Notes, the annualized amount of the aggregate amount of interest accrued during the preceding calendar quarter. At the beginning of each calendar quarter, no more than 50% of the required aggregate Collateral Value of the Liquidity Maintenance Collateral may be represented by Margin Securities and the current Collateral Value of all Liquidity Maintenance Collateral must at least equal the required amount thereof, as calculated for such calendar quarter. If there is any excess Liquidity Maintenance Collateral at the time of such recalculations, such excess will be returned to the Trust upon request, and if there is any deficiency, the Trust will be required to make an additional deposit of Liquidity Maintenance Collateral into the Liquidity Maintenance Account with a Collateral Value sufficient to remedy the deficit. The term "Collateral Value" means, for cash, the amount thereof, for U.S. Government Securities and Certificates of Deposit, the principal amount thereof and, for Margin Securities, 50% of the market value thereof, determined as provided in the Indenture. Margin Securities to be pledged as Collateral may not include securities of any Affiliate of the Trust, other than the common stock of Saul Centers.

    So long as no Default or Event of Default has occurred and is continuing, the Trust is entitled to receive all cash dividends, other distributions (other than distributions constituting a return of capital) and interest in respect of the Collateral. While a Default or Event of Default has occurred and is continuing, the Trustee is entitled to hold all such dividends, distributions and interest as additional Collateral.

    The Trust, subject to certain restrictions, may require the Trustee to invest Bank Collateral (other than the Pledged Bank Stock) in U.S. Government Securities or Certificates of Deposit, and Liquidity Maintenance Collateral in U.S. Government Securities, Certificates of Deposit or (after the consummation of the Exchange Offer) Margin Securities. Upon giving effect to any such investment of Liquidity Maintenance Collateral, no more than 50% of the required aggregate Collateral Value of the Liquidity Maintenance Collateral may be represented by Margin Securities and the current Collateral Value of all Liquidity Maintenance Collateral must at least equal the required amount thereof, as calculated for the current calendar quarter. The Trust's rights to direct the sale and investment of Collateral will be suspended when a Default or an Event of Default has occurred and is continuing.

    So long as no Event of Default has occurred and is continuing, the Trust is entitled to exercise all voting rights with respect to the Pledged Bank Stock and other Collateral, provided that no vote is cast that is inconsistent with the provisions of the Indenture. While an Event of Default has occurred and is continuing, the Trustee may exercise all such rights with respect to Collateral other than Pledged Bank Stock and, on five days' notice to the Trust and subject to the satisfaction of any regulatory requirements, exercise all such rights with respect to the Pledged Bank Stock.

    If an Event of Default shall have occurred and be continuing, the Trustee may exercise certain rights and remedies with respect to the Collateral, including those of a secured party under the Uniform Commercial Code and the right to sell some or all of the Collateral at a public or private sale as provided in the Indenture. The Trustee's exercise of remedies with respect to the Collateral will be subject to the satisfaction of any regulatory requirements, and will be limited by bankruptcy law in the event of a bankruptcy and pursuant to other applicable laws, including antitrust laws and securities laws.

    The Trust has entered into a registration rights agreement with the Trustee that will obligate the Trust to use its best efforts to cause the Bank to register the Pledged Bank Stock if the Trustee shall so require in connection with any exercise of remedies with respect thereto, but no assurance can be given that such a registration will be practicable in the future.

    Under the Indenture and subject to certain limitations set forth therein, the Holders of not less than a majority in outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

    Proceeds from the exercise of remedies with respect to the Collateral shall be applied first to amounts due the Trustee under the Indenture and second to the payment of principal, premium, if any, and interest on the Notes, ratably, without preference or priority. Such proceeds may not be sufficient to satisfy all amounts owing with respect to the Notes.

    Upon satisfaction by the Trust of the conditions to its legal defeasance option or its covenant defeasance option or the discharge of the Indenture, the Lien of the Indenture on all the Collateral will terminate and all the Collateral will be released. Upon any partial redemption of the Notes, however, the Lien of the Indenture on the Collateral will not terminate.

    CERTAIN REGULATORY CONSIDERATIONS. Regulatory considerations may affect the ability of the Trustee to exercise certain remedies upon the occurrence of an Event of Default, including the registration of the Pledged Bank Stock in its name. OTS regulations require the Trust, to the extent it remains subject to the Capital Maintenance Agreement, to file a notice with the OTS prior to "divestiture" of the Bank so that the OTS may determine if there is any outstanding obligation under the Capital Maintenance Agreement. If the OTS were to determine that an outstanding obligation under the Capital Maintenance Agreement existed, holding a foreclosure sale or exercising voting rights with respect to the Pledged Bank Stock could be conditioned upon the satisfaction of such obligation. Under the terms of the Indenture, the Trustee may not take any action that would expose Holders of the Notes to liability under the Capital Maintenance Agreement. See "Risk Factors and Other Considerations -- Regulatory Considerations Affecting Enforcement of Remedies Following an Event of Default."

    CERTAIN BANKRUPTCY LIMITATIONS. The right of the Trustee to foreclose on and dispose of the Collateral or to exercise voting rights with respect to the Pledged Bank Stock upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Trust prior to the Trustee having foreclosed on and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

OPTIONAL REDEMPTION

    The Notes will be subject to redemption at any time on or after April 1, 1998, at the option of the Trust, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning April 1 of the years indicated below:

                                                                                    REDEMPTION
YEAR                                                                                  PRICE
- ---------------------------------------------------------------------------------  ------------
1998.............................................................................      105.70%
1999.............................................................................      103.80%
2000.............................................................................      101.90%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to but excluding the redemption date (subject to the right of Holders of record on each Regular Record Date to receive interest due on the related Interest Payment Date).

    In addition, as described below, upon the occurrence of a Change of Control Triggering Event, the Trust is obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Certain Covenants
- -- Change of Control Triggering Event."

    If at any time less than all of the Notes then outstanding are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. Notes in denominations larger than $1,000 may be redeemed in part in integral multiples of $1,000. Notice of redemption will be mailed to each Holder of Notes to be redeemed at such Holder's registered address at least 30, but not more than 60, days before the redemption date. On or after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

NO SINKING FUND

    The Old Notes are not, and the New Notes will not be, entitled to the benefit of any sinking fund.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. (a) The Trust will not create, incur, issue, assume, guarantee or otherwise in any other manner become directly or indirectly liable for the payment of any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, unless the Trust's Operating Cash Flow Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period and after giving PRO FORMA effect to the incurrence of such Indebtedness (and all other Indebtedness incurred since the end of the most recently completed fiscal quarter of the Trust preceding the date of determination) and (if applicable) the application of the net proceeds therefrom (and from any such other Indebtedness), including to refinance other Indebtedness, as if such Indebtedness (and any such other Indebtedness) had been incurred on the first day of such four-quarter period, would have been greater than or equal to 2.0 to 1.0.

    If the Trust or any Subsidiary has acquired (whether by purchase, merger or otherwise) or disposed of (whether by sale, merger or otherwise) any company, entity or business since the first day of such four-quarter period preceding the date of determination, the foregoing calculation shall be made on a PRO FORMA basis as if such acquisition or disposition had been completed on the first day of such four-quarter period.

    (b) The Trust will not permit any of its Subsidiaries (other than the Bank and its Subsidiaries) to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness.

    LIMITATION  ON RESTRICTED PAYMENTS.   (a) The  Trust will not,  and will not
permit any Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend on, or make any distribution to holders of, the Trust's Capital Stock (other than dividends or distributions to the extent payable in Qualified Capital Stock of the Trust),

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Trust or any direct or indirect parent of the Trust or any options, warrants or other rights to acquire such Capital Stock,

       (iii) declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of any Subsidiary (other than with respect to (A) any such Capital Stock held by the Trust or any of its Wholly Owned Subsidiaries or (B) any such Capital Stock of the Bank or any of its Subsidiaries) or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of any Subsidiary (other than (A) any such Capital Stock held by the Trust or any of its Wholly Owned Subsidiaries or (B) any Capital Stock held by the Bank or its Subsidiaries of any of their Subsidiaries),

       (iv) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness of the Trust,

        (v) incur, create or assume any guarantee of Indebtedness of any Affiliate of the Trust (other than with respect to (A) guarantees of Indebtedness of any Wholly Owned Subsidiaries by the Trust or by any Subsidiary of the Trust, (B) guarantees of Indebtedness of the Trust by any Subsidiary or (C) guarantees of Indebtedness of the Bank or its Subsidiaries by any Affiliate of the Trust), or

       (vi) make any Investment in any Person

(each of the foregoing actions described in (but not excluded from) clauses (i) through (vi), other than any such action that is a Permitted Payment (as defined below), is referred to herein as a "Restricted Payment") UNLESS after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined in good faith by the Board of Trustees of the Trust, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing and (2) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of:

        (A) 25% of the aggregate Consolidated Net Income (Loss) of the Trust accrued on a cumulative basis during the period beginning on April 1, 1994 and ending on the last day of the Trust's last fiscal quarter ending prior to the date of the Interest Payment Date immediately preceding the date of such proposed Restricted Payment (or, if such Consolidated Net Income (Loss) shall be a loss, minus 100% of such loss);

        (B) the aggregate net cash proceeds received after the date of the Indenture by the Trust from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Trust (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Trust;

        (C) the aggregate net cash proceeds received after the date of the Indenture by the Trust as capital contributions;

        (D) the aggregate net cash proceeds received after the date of the Indenture by the Trust (other than from any of its Subsidiaries) upon the exercise of options, warrants or rights to purchase shares of Capital Stock of the Trust (other than Redeemable Capital Stock);

        (E) the aggregate net cash proceeds received after the date of the Indenture by the Trust from the issuance or sale (other than to any of its Subsidiaries) of debt securities that have been converted into or exchanged for Capital Stock of the Trust (other than Redeemable Capital Stock), together with the aggregate net cash proceeds received by the Trust at the time of such conversion or exchange; and

        (F) $15,000,000;

PROVIDED that the provisions of paragraph (a) will not restrict the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such declaration and payment were permitted by the provisions of paragraph (a).

    (b) Notwithstanding paragraph (a) above, the Trust and its Subsidiaries may take the following actions (each a "Permitted Payment") so long as no Default or Event of Default shall have occurred and be continuing:

        (i) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Trust, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Trust;

        (ii) the exchange by the Bank of the 13% Preferred Stock for new Indebtedness of the Bank which has no Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments) on or prior to the final Stated Maturity of principal of the Notes; PROVIDED that, after giving effect to such exchange, the Bank has (i) a leverage (core) capital ratio equal to or in excess of 5.5%, (ii) a tier 1 risk-based capital ratio equal to or in excess of 6.5% and (iii) a total risk-based capital ratio equal to or in excess of 11%, as such ratios are calculated in accordance with 12 C.F.R. Section 567 or any successor law or regulation;

       (iii) the redemption by the Bank of any of the PIK Preferred Stock;

       (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Trust;

        (v) the repurchase of any Subordinated Indebtedness of the Trust at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of Control Triggering Event" covenant; PROVIDED that prior to such repurchase the Trust has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

       (vi) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock), in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Trust) of new Subordinated Indebtedness of the Trust (such a transaction, a "refinancing"); PROVIDED that any such new Indebtedness of the Trust (a) shall be in a principal amount that does not exceed an amount equal to the sum of (i) 101% of an amount equal to the principal amount so refinanced less any discount from the face amount of the Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing, (ii) the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Trust as necessary to accomplish such refinancing by means of a tender  offer, privately  negotiated repurchase  or otherwise  and (iii) the amount of expenses of the Trust incurred in connection with such refinancing; PROVIDED, FURTHER, that for purposes of this clause (a), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination;
    (b) (x) if such refinanced Subordinated Indebtedness has an Average Life to Stated Maturity shorter than that of the Notes or a final Stated Maturity earlier than the final Stated Maturity of the Notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final stated Maturity of such refinanced Indebtedness or (y) in all other cases, each Stated Maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Indebtedness shall be on or after the final Stated Maturity of principal of the Notes; and (c) is (x) made expressly subordinate to the Notes to substantially the same extent as the Subordinated Indebtedness being refinanced or (y) expressly subordinated to such refinanced Subordinated Indebtedness;

       (vii) guarantees of Indebtedness of Saul Holdings Partnership and its two subsidiary partnerships pursuant to the Reimbursement Agreement; and

      (viii) Permitted Investments.

The actions described in clauses (i), (iv) and (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (2) of paragraph (a) to the extent, in the case of clauses (i) and (iv), the Trust receives net cash proceeds, and the actions described in clauses (ii), (iii), (vi), (vii) and (viii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (2) of paragraph
(a).

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Trust will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Trust (except that the Bank and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Bank or any Securitization Entity, and the Trust and any Wholly Owned Subsidiary of the Trust may enter into any transaction or series of related transactions with any Wholly Owned Subsidiary of the Trust without limitation under this covenant) UNLESS (i) such transaction or series of related transactions is in writing on terms that are no less favorable to the Trust or such Subsidiary, as the case may be, than would be available in a comparable transaction in an arm's-length dealing with a Person that is not such an Affiliate or, in the absence of such a comparable transaction, on terms that in good faith would be offered to a Person that is not an Affiliate, (ii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $2,500,000, the Trust delivers an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Trustees of the Board of Trustees of the Trust and
(iii) with respect to any transaction or series of related transactions involving aggregate payments in excess of $10,000,000, or in the event no members of the Board of Trustees of the Trust are Disinterested Trustees with respect to any transaction or series of related transactions included in clause
(ii), (x) in the case of a transaction involving real property, the aggregate rental or sale price of such real property shall be the fair market sale or rental value of such real property as determined in a written opinion by a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required and (y) in all other cases, the Trust delivers to the Trustee a written opinion of a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions for which approval is required to the effect that the transaction or series of transactions are fair to the Trust or such Subsidiary from a financial point of view.

    The limitation set forth in the above paragraph will not apply to (i) transactions entered into pursuant to Management Agreements, (ii) residential mortgage, credit card and other consumer loans to an Affiliate who is an officer, director or employee of the Trust or any of its Subsidiaries, (iii) any transaction or series of related transactions in which the total amount involved does not exceed $100,000, (iv) transactions pursuant to the Tax Sharing Agreement, (v) payment of legal expenses incurred on behalf of the Trust or its Subsidiaries in an aggregate amount not to exceed $300,000 in any fiscal year,
(vi) payment of construction and development fees incurred on behalf of the Trust or its Subsidiaries in an aggregate amount not to exceed $500,000 in any fiscal year, (vii) payment of financing fees of up to 1% of the aggregate principal amount of Retail Notes issued and sold after the date of the Indenture, (viii) transactions permitted under the "Limitation on Restricted Payments" covenant and (ix) payment of up to $3,500,000 of Advisory Fees in any fiscal year, after adjustment for annual increases in the consumer price index, as reported by the United States Department of Labor, Bureau of Labor Statistics; PROVIDED, HOWEVER, that Advisory Fees may only be paid so long as
(i) the Trust does not hire employees and (ii) no Default or Event of Default shall have occurred and be continuing.

    (b) If (i) the Trust shall fail to have delivered to the Trustee within 60 days after the end of each of the Bank's fiscal quarters, (x) a written certification executed by the chief financial officer and any vice chairman or any other senior vice president of the Bank stating that the Bank, as of the end of its most recent fiscal quarter, was in substantial compliance with any memorandum of understanding, written agreement, prompt corrective action directive, capital directive or cease and desist order applicable to the Bank which memorandum, agreement, directive or order relates to matters involving asset quality, capital, reserves, earnings, liquidity, management or growth and is entered into with or issued by any Federal bank regulatory authority (and identifying each such memorandum, agreement, directive and order), which certification shall be supported in each instance by a copy of excerpts of the minutes of a meeting of the Audit Committee of the Board of Directors of the Bank (together with the report to the Board of Directors reviewed by the Audit Committee) addressing the compliance by the Bank with each such memorandum, agreement, directive or order (whether or not then required pursuant to such memorandum, agreement, directive or order) or (y) a written certification (which may be combined with the certification described in clause (x) above) executed by the chief financial officer and any vice chairman or any other senior vice president of the Bank stating that the Bank, as of the end of its most recent fiscal quarter, had a composite rating under the CRA and its implementing regulations or any successor law or regulation as "satisfactory" or better (or any other equivalent rating) or, if not rated as "satisfactory" or better, that any failure to be so rated would not have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or business prospects of the Bank or (ii) the Bank shall fail to comply with any of its Regulatory Capital Requirements, then, in any such case, (A) the Trust shall not and shall not permit any Subsidiary (other than the Bank or its Subsidiaries) to, directly or indirectly, make any payments pursuant to clauses (a)(v), (vi) or (vii) above, any Restricted Payments otherwise permitted by clause (a)(2) of the "Limitation on Restricted Payments" covenant, any Permitted Payments, other than actions permitted by clauses (iii),
(vi), (vii) and (viii) of paragraph (b) of the "Limitation on Restricted Payments" covenant, or any Investments in any Person (other than Permitted Investments permitted by clauses (i), (ii), (iii), (vi), or (vii) of the definition thereof) or otherwise engage in any activity (including purchases, acquisition by lease and other acquisitions of additional real property and buildings) other than operating its then existing businesses in the ordinary course and (B) the amount of Advisory Fees permitted to be paid by the Trust shall be reduced to $2,500,000 in any fiscal year until, in each case, the Trust shall have delivered each of such written certifications and excerpts of Audit Committee minutes (together with such report reviewed by the Audit Committee) and the Bank shall have complied with all of its Regulatory Capital Requirements.

    (c) The Trust will not, and will not permit any of its Subsidiaries, to amend, modify or in any way alter the terms of the Management Agreements or the Advisory Agreement in a manner adverse to the interests of the Holders of the Notes, except as otherwise permitted by the Indenture, or to change the properties subject to the Management Agreements.

    LIMITATION ON ASSET SALES. The Trust will not, and will not permit any of its Subsidiaries (other than the Bank and its Subsidiaries) to, engage in any Asset Sale unless (i) such Asset Sale is for not less than the fair market value of the shares of Capital Stock or assets sold and (ii) the consideration received by the Trust or the relevant Subsidiary in respect of such Asset Sale consists of 100% cash, Cash Equivalents or securities that can be immediately converted into Margin Securities. The term fair market value means, with respect to property received in connection with an Asset Sale, (i) for cash, the amount thereof, (ii) for U.S. Government Securities, Indebtedness directly and fully guaranteed by the United States of America or any instrumentality thereof, certificates of deposit and commercial paper, the face amount thereof, and (iii) for Partnership Units, Margin Securities and securities that can be immediately converted into Margin Securities, the market value thereof.

    RESTRICTION ON TRANSFER OF ASSETS TO SUBSIDIARIES. The Trust will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Subsidiaries except for (i) sales, conveyances, transfers or other dispositions of assets or property in an amount permitted by the "Limitation on Restricted Payments" covenant and (ii) sales, conveyances, transfers or other distributions of Real Estate Property to Single Asset Subsidiaries.

    LIMITATION ON SUBSIDIARIES. The Trust will not (i) permit any of its Single Asset Subsidiaries to acquire additional Real Estate Property or make Investments in any other Person other than the Trust or (ii) create any new Subsidiaries other than Single Asset Subsidiaries.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Trust will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary that receives Real Estate Property from the Trust after the date of the Indenture to
(i) pay dividends or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness owed to the Trust or any other Subsidiary,
(iii) make loans or advances to the Trust or any other Subsidiary, (iv) transfer any of its properties or assets to the Trust or any Subsidiary or (v) guarantee any Indebtedness of the Trust or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) customary non-assignment provisions of any lease governing a leasehold interest or equipment of the Trust or any Subsidiary, (3) customary due on sale and other restrictions on transfer contained in mortgages and deeds of trust and (4) the Indenture.

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    LIMITATION  ON ISSUANCES AND SALES OF SUBSIDIARY  STOCK.  The Trust (i) will not permit any Subsidiary (other than the Bank and its Subsidiaries) to issue any Capital Stock (other than to the Trust or a Wholly Owned Subsidiary) and
(ii) will not permit any Person (other than the Trust, a Wholly Owned Subsidiary or the Bank and its Subsidiaries) to own any Capital Stock of any of its Subsidiaries; PROVIDED, HOWEVER, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Wholly Owned Subsidiary owned by the Trust or any of its Subsidiaries in compliance with the other provisions of the Indenture, (2) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Subsidiary, to the extent mandated by applicable law or (3) the ownership by any Person of any Capital Stock of any Subsidiary of the Trust that is not a Wholly Owned Subsidiary on the date of the Indenture.

    REQUIRED STOCK OWNERSHIP. The Trust will at all times be the legal and beneficial owner of the Pledged Bank Stock and will not sell, transfer or otherwise dispose of any Capital Stock of the Bank regardless of when acquired. The Trust will at all times be the legal and beneficial owner in the aggregate of at least 66 2/3% of the issued and outstanding Voting Stock and common stock of the Bank.

    CHANGE OF CONTROL TRIGGERING EVENT. Upon the occurrence of a Change of Control Triggering Event, the Trust shall be obligated to make an offer to purchase the Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days from the date the Change of Control Notice referred to below is given to Holders, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open until the close of business on the Change of Control Purchase Date or such later date as may be necessary for the Trust to comply with requirements under the Exchange Act.

    If a Change of Control Offer is made, there can be no assurance that the Trust will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. Neither the Trust's Board of Trustees nor the Trustee would have the authority to rescind or limit the application of this provision, including in connection with any transaction initiated or supported by the Trust, its management or any affiliate.

    In order to effect such Change of Control Offer, the Trust shall, not later than the 30th day after the Change of Control, mail to each Holder notice of the Change of Control Offer (the "Change of Control Notice") and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

    The Trust will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent Rule 14e-1 and/or such laws and regulations are applicable, in the event that a Change of Control Triggering Event occurs and the Trust is required to offer to purchase Notes as described above.

    See "Certain Definitions" for the definition of "Change of Control." A transaction involving the Trust's management or its affiliates, or a transaction involving a recapitalization of the Trust, will result in a Change of Control if it is the type of transaction specified by such definition.

    PROVISION OF REPORTS. The Indenture requires that the Trust file on a timely basis with the Commission, to the extent such filings are accepted by the Commission, the annual, quarterly and other reports required by Section 13(a), 13(c) or 15(d) of the Exchange Act regardless of whether such Sections of the Exchange Act are applicable to the Trust. The Trust also will be required (a) to file with the Trustee, and provide to each Holder of Notes upon request, copies of such reports and documents within 15 days after the date on which the Trust files such reports and documents with the Commission or the date on which the Trust would be required to file such reports and documents if the Trust

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were so  required  and  (b)  if  filing such  reports  and  documents  with  the
Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply copies of such reports and documents to any prospective holder of Notes promptly upon request and at the Trust's cost.

    ADDITIONAL COVENANTS. The Indenture also contains covenants with respect to, among others, the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York for payment or for registration of transfer or exchange of the Notes; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) prohibitions on certain actions that would affect the ability of holders of the Bank's Capital Stock to effect certain corporate governance matters; (vi) payment of taxes and other claims; (vii) maintenance of properties; (viii) the Trust's use of its best efforts to obtain a rating on the Notes by S&P and Moody's within nine months after the date of the Indenture;
(ix) maintenance of insurance; (x) limitation on disposal of, or liens on, the Collateral; and (xi) restriction on use of proceeds of the sale of the Old Notes to purchase securities. The Indenture also restricts payments by the Trust or any of its Subsidiaries for consent to amendments of any terms of the Indenture, unless such payments are made to all Holders that provide such consent.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under the Indenture, the Trust may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially  all  of  its  property  and assets  to  any  Person  or  group of affiliated Persons unless (i) either (a) the Trust shall be the continuing entity or (b) the Person (if other than the Trust) formed by such consolidation or into which the Trust is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or other disposition all or substantially all of the property and assets of the Trust (the "Surviving Entity") is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such Surviving Entity expressly and unconditionally assumes by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the Trust's obligations on the Notes and under the Indenture, and the Indenture shall remain in full force and effect, (ii) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis, the Consolidated Net Worth of the Trust, or the Surviving Entity, as applicable, is not less than the Consolidated Net Worth of the Trust immediately before such transaction or series of transactions less the aggregate amount of all reasonable transaction costs incurred in connection with such transaction or series of transactions, and (iv) immediately after giving effect to such transaction or series of transactions, the Trust or the Surviving Entity, as applicable, shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

    An Event of Default is defined in the Indenture to include:

        (i) failure by the Trust to pay interest on any Note when due and payable, if such failure continues for a period of 30 days;

        (ii) failure by the Trust to pay the principal of (and premium, if any, on) any Note when due and payable at maturity or upon redemption or acceleration or otherwise;

       (iii) failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control Triggering Event" covenant;

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       (iv)  failure by the Trust to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in clause (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure requiring the Trust to remedy the same shall have been given (x) to the Trust by the Trustee or (y) to the Trust and the Trustee by the Holders of 25% in aggregate principal amount of the Notes then outstanding;

       (v) default (other than a default on Nonrecourse Indebtedness or on less than $5 million of Trust Nonrecourse Indebtedness at any one time) under any instrument or any other obligation (x) representing indebtedness for borrowed money of the Trust or any of its Subsidiaries, (y) representing indebtedness evidenced by bonds, notes, debentures or other similar instruments of the Trust or any of its Subsidiaries or (z) constituting a guarantee by the Trust or any of its Subsidiaries of Guaranteed Indebtedness of any other Person representing money borrowed or any obligation of such other Person evidenced by bonds, notes, debentures or other similar instruments, which default (a) consists of the failure to pay an amount aggregating in excess of $10,000,000 if such default continues for a period of 30 days after written notice of such failure requiring the Trust to remedy the same shall have been given (A) to the Trust by the Trustee or (B) to the Trust and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, or (b) results in the acceleration of such indebtedness or guarantee in an aggregate principal amount in excess of $10,000,000;

       (vi) failure by the Bank (x) to comply with any General Capital Requirement, which failure shall continue for a period of 270 days; PROVIDED that an Event of Default under this clause (vi)(x) shall not occur if a capital plan submitted to the OTS by the Bank has been approved by the OTS prior to the expiration of such 270-day period and, thereafter, the Bank does not receive written notice from the OTS that the Bank is not in compliance in any material respect with such capital plan or (y) to maintain a consolidated total stockholders' equity at least equal to $250,000,000, which failure shall continue for a period of one year or more unless as of the expiration of such one-year period, and for so long as the consolidated total stockholders' equity of the Bank remains below $250,000,000 after the expiration of such one-year period, the Bank has the minimum amount of capital required for the Bank to be considered as a "well capitalized" savings association pursuant to 12 U.S.C. Section 1831o and 12 C.F.R.
    Section 565 (and any amendment to either thereof) or any successor law or regulation;

       (vii) existence of one or more judgments against the Trust or any of its Subsidiaries for the payment of money in excess of $10 million, either individually or in the aggregate, which remain undischarged 60 days after all rights to review directly such judgment, whether by appeal or writ, have been exhausted or have expired;

      (viii) certain provisions of Article Twelve of the Indenture relating to the Collateral shall cease, for any reason, to be in full force and effect in any material respect, or the Trust shall so assert in writing; or the Trustee shall cease to have a first priority perfected security interest, for the benefit of the Trustee and the Holders, in the Collateral (other than by reason of the release of any such security interest in accordance with the Indenture); or the Trust shall default in the observance or performance of any of the covenants or agreements to be performed by it contained in Article Twelve beyond any applicable grace or cure period provided in the Indenture; and

       (ix)     occurrence  of  certain   events  of  bankruptcy,  receivership,
    conservatorship, insolvency or reorganization with respect to the Trust or any Material Subsidiary.

    The Trust has agreed in the Indenture to file quarterly with the Trustee a statement regarding compliance by the Trust with the terms of the Indenture and specifying any defaults of which the signer may have knowledge.

    If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare all the Notes to be immediately due and payable by notice to the Trust (and to the Trustee if given by the Holders). After a declaration of

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acceleration,  but before a judgment or decree  for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to the Trust and the Trustee, may rescind such declaration if (a) the Trust has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of (and premium, if any, on) any outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders offer to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee is not required under the Indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers thereunder if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Trust may, at its option and at any time, elect to have its obligation and the obligation of any of its Subsidiaries with respect to the outstanding Notes discharged ("defeasance"). Such defeasance means that the Trust shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium, if any, and interest on, such Notes when such payments are due and certain provisions of the Indenture with respect to the registration and transfer of the Notes. In addition, the Trust may, at its option and at any time, elect to have its obligations and the obligations of any of its Subsidiaries with respect to certain covenants described in the Indenture released ("covenant defeasance") and thereafter any failure to comply with such covenants shall not constitute a Default or an Event of Default. In the event of a covenant defeasance, certain other events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute a Default or an Event of Default with respect to the Notes.

    In order to exercise either defeasance or covenant defeasance, (i) the Trust must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Securities (as defined in the Indenture), or a combination thereof (collectively, the "trust fund"), in such amounts as will be sufficient (without considering any reinvestment of amounts earned on such U.S. Government Securities), in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge interest on the outstanding Notes as it becomes due and to pay and discharge the principal of and premium, if any, on the outstanding Notes at redemption or maturity; (ii) in the case of defeasance, the Trust must deliver to the Trustee an opinion of independent counsel in the United States stating that (A) the Trust has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Trust must deliver to the Trustee an opinion of independent counsel in the United States to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as

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would  have been the case if such  covenant defeasance had not occurred; (iv) no
Default or Event of Default may have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance may not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of the Trust; (vi) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Trust is a party or by which it is bound; (vii) the Trust must deliver to the Trustee an opinion of independent counsel in the United States to the effect that the trust fund will not be subject to the effect of any applicable bankruptcy, insolvency,
receivership,  conservatorship,   reorganization  or   similar  laws   affecting
creditors' rights generally (including, without limitation, fraudulent and avoidable transfers); (viii) the Trust must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Trust with the intent of preferring the Holders of the Notes over the other creditors of the Trust or with the intent of defeating, hindering, delaying or defrauding creditors of the Trust; (ix) no event or condition may exist that would prevent the Trust from making payments of the principal of, and premium, if any, and interest on, the Notes, on the date of such deposit; and (x) the Trust must deliver to the Trustee an Officers' Certificate and an opinion of independent counsel in the United States, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable or are to be called for redemption within one year, and the Trust has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions to the Trustee from the Trust directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Trust has paid all other sums payable under the Indenture by the Trust; and (iii) the Trust has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION AND AMENDMENT OF THE INDENTURE; WAIVER OF COVENANTS

    Modifications and amendments of the Indenture may be made by the Trust and the Trustee with the consent of the Holders of greater than 50% in aggregate principal amount of the Notes then outstanding; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment or modification, or the consent of whose Holders is required for any waiver; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such action or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby; (iv) except as otherwise permitted under the "Consolidation, Merger or Sale of Assets" provisions of the Indenture, consent to the assignment or transfer by the Trust of any of its

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rights  and  obligations  under  the  Indenture;  (v)  make  any  change  in the provisions relating to Collateral that adversely affects the Holders; or (vi) waive a default in payment with respect to any Note (other than a default in payment that is due solely because of acceleration of the maturity of the Notes).

    Notwithstanding the foregoing, without the consent of any Holders of the Notes, the Trust and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Trust and the assumption by any such successor of the covenants of the Trust in the Indenture and in the Notes in accordance with the "Consolidation, Merger or Sale of Assets" provisions of the Indenture; (b) to add any additional Events of Default, to add to the covenants of the Trust for the benefit of the Holders of the Notes, or to surrender any right or power herein conferred upon the Trust in the Indenture or in the Notes; (c) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in the Notes, PROVIDED that any such action shall not adversely affect in any material respect the interests of any Holder of any Note; (d) to secure further the Notes or add a guarantor under the Indenture;
(e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (f) to make any other provisions with respect to matters or questions arising under the Indenture or the Notes, PROVIDED that such provisions shall not adversely affect in any material respect the interests of any Holder of any Note.

    The  Holders of greater than 50% in  aggregate principal amount of the Notes
outstanding  may  waive  compliance  with  certain  restrictive  covenants   and
provisions of the Indenture.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of any other Person or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of such other Person or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from such Person or the date such Person becomes a Subsidiary of such other Person.

    "Advisory Fees" means fees pursuant to that certain Amended and Restated Advisory Contract, dated as of October 1, 1992, between B.F. Saul Company and the Trust, as most recently amended by Amendment No. 8 thereto dated as of October 1, 1993, as the same may be further amended or supplemented in accordance with the "Limitation on Transactions with Affiliates" covenant.

    "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and any legal or beneficial owner, directly or indirectly, of 20% or more of the Voting Stock of such specified Person.

    "Asset Sale" means any conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (A) any Capital Stock of any Subsidiary; (B) all or substantially all of the properties and assets of any division or line of business of the Trust or its Subsidiaries; or (C) any other properties or assets of the Trust or any Subsidiary other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets or Capital Stock
(i) that is governed by the provisions described under the "Merger, Consolidation or Sale of Assets" section of the Indenture or (ii) of the Trust or any Subsidiary to the Trust or any Single Asset Subsidiary of the Trust.

    "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

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    "Bank" means Chevy Chase Bank, F.S.B.

    "Capital Lease Obligation" of any Person means any obligations of such Person under any capital lease for real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation; and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Capital Stock" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) capital stock in such Person, including, with respect to a corporation, common stock, Preferred Stock and other corporate stock and, with respect to a partnership, partnership interests, whether general or limited, and any rights (other than debt securities convertible into corporate stock, partnership interests or other capital stock), warrants or options exchangeable for or convertible into such corporate stock, partnership interests or other capital stock.

    "Cash Flow -- Indenture" means with respect to the Trust, for any period, all as determined in accordance with GAAP and without duplication, the sum of the following items: (a) real estate operating income (loss), PLUS (b) depreciation and amortization expense, PLUS (c) interest expense, PLUS (d) equity in losses of partnership investments, LESS (e) equity in earnings of partnership investments, PLUS (f) losses on sales of property, LESS (g) gains on sales of property, PLUS (h) non-cash charges, LESS (i) non-cash gains, PLUS (j) cash distributions received from partnership investments, PLUS (k) tax sharing payments paid by the Bank to the Trust, PLUS (l) dividends paid by the Bank to the Trust.

    "Cash Equivalent" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit, time deposits, deposits in money market accounts or any other deposit accounts or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper or certificates of deposit rated as described in clause (c) below and that has combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Trust and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; and (d) Partnership Units and Margin Securities.

    "Certificates of Deposit" means certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is not an affiliate of the Trust, that is a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper or certificates of deposit rated as described in clause (c) of the definition of Cash Equivalent, that has combined capital and surplus and undivided profits of not less than $500,000,000 and, in the case of any non-negotiable certificate of deposit or acceptance, that has explicitly waived any right of set-off against such certificate or acceptance.

    "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Trust; (b) the Trust consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Trust, in any such event pursuant to a transaction in which any Voting Stock of the Trust is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any Voting Stock of the Trust is reclassified or changed into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and
(ii) immediately after such transaction no

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"person"  or "group" (as such terms are used  in Sections 13(d) and 14(d) of the
Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Trustees of the Trust (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the stockholders of the Trust was approved by a vote of 66 2/3% of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Trust then in office; or (d) any final order, judgment or decree of a court of competent jurisdiction shall be entered against the Trust decreeing the dissolution or liquidation of the Trust.

    "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

    "Closing Date" means the date on which the Old Notes were originally issued under the Indenture.

    "Consolidated Interest Expense" means, with respect to the Trust, for any period, the amount, as determined in accordance with GAAP, of interest expense of the Trust and its Subsidiaries (excluding all amounts relating to interest expense of the Bank and its Subsidiaries).

    "Consolidated  Net Income (Loss)"  of any Person means,  for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary gains and losses (other than those relating to the use of net operating losses of such Person carried forward), less all fees and expenses relating thereto, net of taxes, (ii) the portion of net income (or loss) of any Person (other than such Person and any of its consolidated Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or its consolidated Subsidiaries in cash by such other Person during such period, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interest" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) the net income of any Subsidiary of such Person (other than the Bank and its Subsidiaries in the case of the Trust) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; PROVIDED that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such Subsidiary allocable to such Person and previously excluded shall be added to the Consolidated Net Income (Loss) of such Person to the extent of the amount of dividends or other distributions actually paid to such Person in cash by such Subsidiary and (vi) all gains resulting from the sale of credit card relationships.

    "Consolidated Net Worth" means, at any date, the consolidated shareholders' equity of the Trust, less the amount of shareholders' equity attributable to (i) Redeemable Capital Stock or treasury stock of the Trust and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and (ii) extraordinary gains subsequent to March 31, 1994 and any gains resulting from the sale, transfer or other disposition of Partnership Units.

    "Consolidated Tax Subsidiary" means any Subsidiary of the Trust that joins with the Trust in the filing of a consolidated federal income tax return.

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    "Default" means an event  or condition the occurrence  of which would,  with the lapse of time or the giving of notice or both, become an Event of Default.

    "Disinterested Trustee" means, with respect to any transaction or series of related transactions, a member of the Board of Trustees of the Trust or a member of the board of directors of any successor corporation who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

    "Exchange Notes" means the New Notes issued pursuant to the Exchange Offer.

    "Exchange Offer" means this Exchange Offer effected pursuant to the Registration Rights Agreement.

    "Fair Market Value" means, with respect to any property received by the Trust in connection with the issuance or sale of Capital Stock, or the conversion or exchange of securities into Capital Stock, the fair market value of such property as determined in good faith by the Board of Trustees, whose determination shall be conclusive in all circumstances, net of attorney's fees, accountant's fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such transaction and net of taxes paid or payable by the Trust as a result thereof.

    "GAAP" means generally accepted accounting principles, consistently applied.

    "General Capital Requirement" means the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Section 567 (and any amendment to either thereof) or any successor law or regulation (but excluding any higher individual minimum capital requirement imposed on the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation).

    "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor with respect to Indebtedness against loss; PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, and in connection with any agreement by such Person to make payment to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right,

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contingent  or otherwise, to  be secured by)  any Lien, upon  or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured), (vii) all guarantees by such Person of Guaranteed Indebtedness, (viii) all Redeemable Capital Stock (valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) of such Person and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the board of directors (or any duly authorized committee thereof) of the issuer of such Redeemable Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility or any other facility providing for partial advances each time an advance is made thereunder.

    "Interest  Rate  Agreements"  means  interest  rate  protection   agreements
(including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements.

    "Investment" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of the Trust or its Subsidiaries) or other extensions of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person.

    "Investment Grade" means BBB-or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Trust shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Management Agreements"  means  (a)  the  Amended  and  Restated  Commercial
Property Leasing and Management Agreement dated as of October 1, 1982, as amended, between the Trust and Franklin Property Company relating to the leasing and management of real property owned by the Trust and its Subsidiaries (other than the Bank and its Subsidiaries) other than their hotel properties, and (b) any written hotel management agreement between a Subsidiary of the Trust and Franklin Property Company relating to the management of such hotel properties entered into in the ordinary course of business and consistent with past practice, in each case as further amended or modified in accordance with the terms of the Indenture.

    "Margin Securities" means "margin stock" as defined in Regulation G (12 C.F.R. Section 207, as amended) of the Board of Governors of the Federal Reserve System; provided that the term "Margin Securities" shall not include the securities of an Affiliate of the Trust, other than common stock of Saul Centers, Inc. and capital stock of the Bank (to the extent the same would otherwise constitute Margin Securities).

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    "Material Subsidiary" means, at any  particular time, (i) any Subsidiary  of the Trust that, together with the Subsidiaries of such Subsidiary, (a) accounted for more than 10% of the consolidated revenues or earnings of the Trust and its Subsidiaries (other than the Bank and its Subsidiaries) for the most recently completed fiscal year of the Trust or (b) was the owner of more than 10% of the consolidated assets of the Trust and its Subsidiaries (other than the Bank and its Subsidiaries) as of the end of such fiscal year, all as shown on the consolidated financial statements of the Trust and its Subsidiaries for such fiscal year, and (ii) the Bank.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Nonrecourse Indebtedness" means Indebtedness incurred by any Subsidiary of the Trust as to which, subject to exceptions for fraud and certain environmental violations, (i) neither the Trust nor any other Subsidiary provides credit support or is directly or indirectly liable for such Indebtedness and (ii) no default with respect to such Indebtedness would permit (upon notice, lapse of time or both) any holder of other Indebtedness of the Trust or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

    "Operating Cash Flow Coverage Ratio" means, with respect to the Trust, at any date of determination, the ratio of (i) Cash Flow -- Indenture to (ii) Consolidated Interest Expense.

    "OTS" means the Office of Thrift Supervision or any successor thereto.

    "Partnership Units" means limited partnership interests in Saul Holdings Partnership.

    "Permitted Holders" means the descendants of Bernard Francis Saul, any of their spouses or any Person controlled, directly or indirectly, or beneficially owned by such descendants or spouses.

    "Permitted Indebtedness" means any of the following:

        (i) Indebtedness of the Trust under the Notes;

        (ii) Indebtedness of the Trust outstanding on the date of this Indenture;

       (iii) obligations of the Trust pursuant to interest rate contracts designed to protect the Trust against fluctuations in interest rates in respect of Indebtedness of the Trust, which obligations do not exceed the aggregate principal amount of such Indebtedness;

       (iv) Indebtedness of the Trust consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

        (v) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Trust of any Indebtedness of the Trust, including any successive refinancings by the Trust, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being so refinanced or the amount of any premium reasonably determined by the Trust as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transaction (it being understood that, with respect to the refinancing of the Indebtedness permitted to be incurred pursuant to clause (vi) below, the amount of such Indebtedness outstanding pursuant to such clause (vi), together with any refinancings thereof, shall not at any one time exceed $70,000,000 PLUS 20% of the increase in Consolidated Net Worth of the Trust from April 1, 1994 and it being further understood that any sales of the Retail Notes will be considered a refinancing thereof to the extent that the total principal amount of Retail Notes outstanding at any one time does not exceed the principal amount thereof outstanding on the date of the Indenture), (B) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, (1) such new Indebtedness is made subordinate to the Notes at least to the same

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    extent as the Subordinated  Indebtedness being refinanced  and (2) such  new
    Indebtedness has an Average Life to Stated Maturity and final Stated Maturity of principal that exceeds the Average Life to Stated Maturity and final Stated Maturity of the Subordinated Indebtedness being refinanced); and (C) in the case of any refinancing of Trust Nonrecourse Indebtedness, such new Indebtedness is made nonrecourse to the same extent as the Indebtedness refinanced;

       (vi) Indebtedness that has an aggregate principal amount outstanding at any one time not in excess of the sum of $70,000,000 PLUS 20% of the increase in Consolidated Net Worth of the Trust from April 1, 1994; and

       (vii) Indebtedness of the Trust to any of its Subsidiaries, except that any transfer of such Indebtedness by any Subsidiary will be deemed to be an incurrence of Indebtedness; PROVIDED that such Indebtedness is subordinated to the Notes as provided in the Indenture.

    "Permitted Investment" means any Investment (i) in Cash Equivalents, (ii) consisting of capital contributions or loans to Subsidiaries of the Trust of up to $2,500,000, PROVIDED that any loan under this clause (ii) shall be for a term of not more than one year and shall be repaid with interest at a rate of 10% per annum, (iii) loans to Subsidiaries of the Trust of up to $5,000,000, PROVIDED that any loan under this clause (iii) shall be for a term of not more than one year and shall be repaid with interest at a rate of 10% per annum, (iv) of up to $50,000,000 in cash in Single Asset Subsidiaries less any amounts contributed or loaned by the Trust under clauses (ii) and (iii) above, (v) permitted by the "Restriction on Transfer of Assets to Subsidiaries" covenant, (vi) in the Bank or its Subsidiaries, and (vii) constituting cash advances on an intercompany open account basis (A) from the Trust to its Subsidiaries required for working capital, the payment of interest and premium, if any, on and principal of any Indebtedness, expenditures for maintenance and capital improvements, and other operating expenses, to the extent Subsidiaries have advanced cash to the Trust or (B) from any Subsidiary to the Trust, of excess cash on hand from time to time, in each case made in the ordinary course of business and consistent with past practice.

    "Permitted Subsidiary Indebtedness" means any of the following:

        (i) Indebtedness of any Subsidiary outstanding on the date of the Indenture;

       (ii) obligations of any Subsidiary pursuant to interest rate contracts designed to protect such Subsidiary against fluctuations in interest rates in respect of Indebtedness of such Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness;

       (iii) Indebtedness of any Subsidiary consisting of guaranties, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Subsidiaries;

       (iv) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Subsidiary of any Indebtedness of such Subsidiary, including any successive refinancings by such Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being so refinanced or the amount of any premium reasonably determined by such Subsidiary as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transaction (it being understood that, (A) with respect to the refinancing of the Indebtedness permitted to be incurred pursuant to clause (v) below, the amount of such Indebtedness outstanding pursuant to clause (v), together with any refinancings thereof, shall not at any time exceed $70,000,000 PLUS 20% of the increase in Consolidated Net Worth of the Trust from April 1, 1994 outstanding at any one time and (B) with respect to the refinancing of the Indebtedness permitted to be incurred pursuant to clause (vi) below, the amount of such Indebtedness outstanding pursuant to clause (vi), together

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    with any refinancings  thereof, shall  not at any  time exceed  $260,000,000 plus  40% of the increase in Consolidated  Net Worth of the Trust from April
    1,  1994),  and  (B)  in  the   case  of  any  refinancing  of   Nonrecourse
    Indebtedness, such new Indebtedness is Nonrecourse Indebtedness;

       (v) Indebtedness which, together with any other outstanding Indebtedness incurred pursuant to clause (vi) of the definition of "Permitted Indebtedness", has an aggregate principal amount outstanding at any one time not in excess of the sum of $70,000,000 PLUS 20% of the increase in Consolidated Net Worth of the Trust from April 1, 1994;

       (vi) Nonrecourse Indebtedness which, together with any other outstanding Indebtedness incurred pursuant to clause (v) above and clause (vi) of the definition of "Permitted Indebtedness", has an aggregate principal amount outstanding at any one time not in excess of the sum of $260,000,000 PLUS 40% of the increase in Consolidated Net Worth of the Trust from April 1, 1994; and

       (vii) Indebtedness of any Subsidiary of the Trust to the Trust, to the extent permitted by the "Limitation on Restricted Payments" covenant, except that any transfer of any such Indebtedness by the Trust shall be deemed to be an incurrence of Indebtedness.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivisions thereof.

    "PIK Preferred Stock" means any and all payment-in-kind Preferred Stock issued in lieu of cash dividends on the 13% Preferred Stock or in lieu of cash dividends on such payment-in-kind Preferred Stock.

    "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class in such Person.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Trust, which shall be substituted for S&P or Moody's or both, as the case may be.

    "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations within Rating Categories, + and - for S&P, 1, 2 and 3 for Moody's, or the equivalent gradations for another Rating Agency shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention by the Trust to effect a Change of Control.

    "Rating Decline" means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Trust to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, the rating of the

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Notes  by both Rating  Agencies shall be  below Investment Grade,  or (b) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

    "Real Estate Property" means (i) real property, (ii) a building or group of related buildings or (iii) real property upon which are located a building or group of related buildings.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity of principal, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity of principal at the option of the holder thereof.

    "Registration Rights Agreement" means the agreement between the Trust and the Initial Purchasers, dated as of the Closing Date, described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

    "Regulatory Capital Requirements" means the minimum amount of capital required (i) for the Bank to meet each capital ratio necessary for the Bank to be classified as an "adequately capitalized" savings association pursuant to 12 U.S.C. Section 1831o and 12 C.F.R. Section 565 (and any amendment to either thereof) or any successor law or regulation and (ii) to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R. Section 567 (and any amendment to either thereof) or any successor law or regulation (but excluding any higher individual minimum capital requirement imposed on the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R. Section 567.3 (and any amendment to either thereof) or any successor law or regulation).

    "Reimbursement Agreement" means the Reimbursement Agreement dated August 26, 1993 among Saul Holdings Partnership, the Trust and certain of its Subsidiaries and affiliates, as such agreement may be amended or supplemented; PROVIDED, that the aggregate amount of the contingent reimbursement obligations assumed by the Trust and its Subsidiaries outstanding at any time shall not exceed the aggregate amount thereof at the date of the Indenture.

    "Retail Notes" means the unsecured notes of the Trust sold from time to time at varying interest rates with maturities of one to ten years.

    "S&P" means Standard & Poor's Corporation and its successors.

    "Saul Holdings Partnership" means Saul Holdings Limited Partnership, a Maryland limited partnership.

    "Securitization Entity" means any pooling arrangement or entity (except for any entity in corporate or partnership form) formed or originated for the purpose of holding, and issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables or other financial assets of the Bank or any Subsidiary, and shall include, without limitation, any grantor trust, owner trust or real estate mortgage investment conduit.

    "Single Asset Subsidiary" means any Wholly Owned Subsidiary of the Trust that owns no more than one Real Estate Property and owns no Investments in any other Person, other than the Trust.

    "Stated Maturity," when used with respect to any Indebtedness (including, without limitation, the Notes) means the dates specified in the instrument governing such Indebtedness as the fixed dates

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on  which  any  principal  amount  of  such  Indebtedness  is  due  and  payable
(including, without limitation, by reason of any required redemption, purchase or sinking fund payment) and, when used with respect to any installment of interest on Indebtedness, means the date on which such installment is due and payable.

    "Subordinated Indebtedness" means any Indebtedness of the Trust expressly, by the terms of the instrument creating or evidencing such Indebtedness, subordinated in right of payment to the Notes.

    "Subsidiary" with respect to any Person, means any other Person a majority of the equity ownership or a majority of the Voting Stock of which is at the time owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

    "Tax Sharing Agreement" means (i) the Tax Sharing Agreement dated June 28, 1990, as amended, between the Trust and other members of the affiliated group of corporations joining with the Trust in the filing of a consolidated federal income tax return (the "Affiliated Group"), as such Tax Sharing Agreement may be further amended or modified from time to time, PROVIDED that (A) such further amendments or modifications reflect only the addition or deletion of parties to such Tax Sharing Agreement, legislative, judicial or administrative changes in the provisions, rules, application or effect of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code (the "Regulations") or applicable state law, or amendments or modifications, requested, required or approved by the OTS and (B) any such further modification or amendment is approved by the OTS, to the extent such approval is required by the rules and regulations of the OTS, and (ii) any other tax sharing agreement to which the Trust or any Consolidated Tax Subsidiaries may become a party, PROVIDED that such other tax sharing agreement (A) consistently reflects the applicable tax liabilities of, and the benefit of the use of losses, deductions, credits and other tax attributes by, the Trust and the other members of the Affiliated Group pursuant to the Code, the Regulations and applicable state law (except as otherwise may be requested, required or approved by the OTS or required for compliance with any guidelines, orders or other authority issued by the OTS) and (B) is approved by the OTS, to the extent such approval is required by the rules and regulations of the OTS, and PROVIDED, FURTHER, that the Trust shall have received an opinion of independent counsel to the Trust or of a nationally recognized accounting firm to the effect that such other tax sharing agreement satisfies the condition in subclause (A) of the first proviso of this clause (ii) and that such other tax sharing agreement is not materially less beneficial to the Trust than the tax sharing agreement described in clause (i).

    "13% Preferred Stock" means the 3,000,000 shares of the 13% Noncumulative Perpetual Preferred Stock, Series A of the Bank.

    "Trust Nonrecourse Indebtedness" means Indebtedness as to which, subject to exceptions for fraud and certain environmental violations, (i) the sole recourse for collection of principal, interest and premium with respect to such Indebtedness is against the specific property or assets identified in the instruments evidencing or securing such Indebtedness, (ii) no other property or assets may be realized upon in collection of principal, interest or premium of such Indebtedness, (iii) the Trust does not provide credit support and is not directly or indirectly liable for such Indebtedness and (iv) no default with respect to such Indebtedness would permit (upon notice, lapse of time or both) any holder of other Indebtedness of the Trust or any Subsidiary of the Trust to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

    "U.S. Government Securities" means any evidence of Indebtedness with an initial maturity of 180 days or less issued by the United States of America.

    "Voting Stock" means Capital Stock of the class or classes of which the holders have (i) in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the

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time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) or (ii) in respect of the Trust, the general voting power under ordinary circumstances to elect the Board of Trustees or other governing board of the Trust.

    "Wholly Owned Subsidiary" means a Subsidiary of the Trust all the outstanding Capital Stock (other than directors' qualifying shares) of which is owned by the Trust, by one or more other Wholly Owned Subsidiaries, or by the Trust and one or more other Wholly Owned Subsidiaries.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the material federal income tax consequences to holders of the Notes who hold the Notes as an investment and not for sale to customers in the ordinary course of a trade or business. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions now in effect, all of which are subject to change. The following does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, broker-dealers and others who do not hold their Notes as "capital assets" within the meaning of
Section 1221 of the Code, and non-U.S. taxpayers) and does not discuss any aspects of state, local or foreign tax laws or any estate or gift tax considerations. Prospective investors should consult their own tax advisers regarding the federal, state, local, and foreign income and other tax considerations of owning the New Notes or participating in the Exchange Offer.

EXCHANGE OFFER

    The Trust believes that, for federal income tax purposes, the exchange of New Notes for Old Notes pursuant to the Exchange Offer will be disregarded and each New Note will be treated as a continuation of the corresponding Old Note because the terms of the New Notes are not materially different from the terms of the Old Notes. Accordingly, holders of Old Notes will not realize gain or loss upon the exchange.

PAYMENT OF INTEREST ON THE NEW NOTES

    A holder of a New Note will be required to report as income for federal income tax purposes interest earned on the New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest in income when payments are received (or made available for receipt) by such holder.

SALE, EXCHANGE OR RETIREMENT OF THE NEW NOTES

    A holder of a New Note will generally have a tax basis in the New Note equal to the price paid for the New Note or the Old Note exchanged therefor. A holder of a New Note generally will recognize gain or loss on the sale, exchange, redemption or retirement of the New Note equal to the difference (if any) between the amount realized from such sale, exchange, redemption or retirement and the holder's basis in the New Note. Such gain or loss generally will be long-term capital gain or loss if the New Note has been held for more than one year (including any holding period with respect to an Old Note exchanged therefor) and otherwise will be short-term capital gain or loss (but see discussion of market discount below).

MARKET DISCOUNT

    A purchaser of either an Old Note subsequent to its initial issue or a New Note, in either case, at a price that is less than the stated redemption price of the Note at maturity generally will be subject to the market discount provisions of sections 1276 through 1278 of the Code. Market discount is generally equal to the excess of the stated redemption price of the Note at maturity over the holder's

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tax basis in such Note.  Market discount will be considered  to be zero if  such market discount is less than 0.25% of the stated redemption price at maturity of the Note times the number of complete years to maturity that remain after the holder's acquisition of the Note.

    If a holder realizes a  gain upon disposition of a  New Note, the lesser  of
(i) the excess of the amount received on such disposition over the holder's tax basis in the New Note or (ii) the portion of the market discount that accrued while the New Note was held by such holder (including any holding period with respect to an Old Note exchanged therefor) and that was not previously included in income generally will be treated as ordinary interest income at the time of disposition. If a holder disposes of a New Note in any transaction other than a sale, exchange or involuntary conversion (e.g., as a gift), that holder generally will be treated as having realized an amount equal to the fair market value of the New Note and will be required to recognize as ordinary income any gain on disposition to the extent of the accrued market discount. As a result, a holder could be required to recognize ordinary interest income, even though the disposition would not otherwise be taxable. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Note, unless the holder elects to accrue on the basis of semiannual compounding.

    A holder of a New Note generally will be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such New Note until the maturity of the New Note or its earlier disposition in a taxable transaction.

    A holder may elect to include market discount in income currently as it accrues (on either a ratable or a semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of New Notes and regarding the deferral of interest deductions will not apply.

AMORTIZABLE BOND PREMIUM

    If a holder's tax basis in a Note immediately after such holder acquires it exceeds the amount payable at maturity, such holder should consult a tax adviser to determine the availability of an election to deduct the excess as amortizable bond premium pursuant to section 171 of the Code.

BACKUP WITHHOLDING

    A holder of a Note may be subject to backup withholding at the rate of 31% with respect to certain payments of principal, premium, if any, and interest, on the Notes, and to proceeds of the sale or redemption of the Notes, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note who does not provide the Trust with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the holder's income tax liability. Information reporting requirements and backup withholding will not apply to the exchange of Old Notes for New Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities. The Trust has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.


    The Trust will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions,

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

through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



    The Trust has agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offer, other than certain applicable taxes, and to indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the New Notes will be passed upon for the Trust by Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. George M. Rogers, Jr., whose professional corporation is a member of that firm, is a trustee of the Trust and a director of the Saul Company and the Bank.

                                    EXPERTS


    The Trust's Consolidated Financial Statements and Schedules at September 30, 1993 and 1992 and for the years ended September 30, 1993, 1992 and 1991 included in this Prospectus and elsewhere in the Registration Statement have been audited by Stoy, Malone & Company, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report with respect to the Trust's Consolidated Financial Statements at September 30, 1993 and 1992 and for the years ended September 30, 1993, 1992 and 1991, which includes an explanatory paragraph with respect to the change in the method of accounting for foreclosed assets.



    The Trust's Consolidated Financial Statements at December 31, 1993 and for the three months ended December 31, 1993 included in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes, impaired loans and investments in securities and mortgage-backed securities.


                             AVAILABLE INFORMATION


    The Trust has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Trust and the New Notes, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as part thereof. The Registration Statement (and the exhibits and schedules thereto), may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Trust is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial statements and other matters. Reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Indenture requires the Trust to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission, the annual, quarterly and other reports required by Section 13(a), 13(c) or 15(d) of the Exchange Act regardless of whether such Sections of the Exchange Act are applicable to the Trust. The Trust also will be required (a) to file with the Trustee, and provide to each holder of Notes upon request, copies of such reports and documents within 15 days after the date on which the Trust files such reports and documents with the Commission or the date on which the Trust would be required to file such reports and documents if the Trust were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply copies of such reports and documents to any prospective holder of Notes promptly upon request and at the Trust's cost.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    The Trust's Consolidated Financial Statements as of December 31, 1993 and September 30, 1993 and 1992 and for the three months ended December 31, 1993 and (unaudited) 1992 and the years ended September 30, 1993, 1992 and 1991 are set forth at the pages indicated below:

                                                                                                               PAGE
                                                                                                             ---------
Reports of Independent Public Accountants..................................................................        F-2
Consolidated Balance Sheets -- As of December 31, 1993 and September 30, 1993 and 1992.....................        F-4
Consolidated Statements of Operations -- For the three months ended December 31, 1993 and (unaudited) 1992
 and the years ended September 30, 1993, 1992 and 1991.....................................................        F-6
Consolidated Statements of Shareholders' Deficit -- For the three months ended December 31, 1993 and
 (unaudited) 1992 and the years ended September 30, 1993, 1992 and 1991....................................        F-8
Consolidated Statements of Cash Flows -- For the three months ended December 31, 1993 and (unaudited) 1992
 and the years ended September 30, 1993, 1992 and 1991.....................................................        F-9
Notes to Consolidated Financial Statements.................................................................       F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of
 B.F. Saul Real Estate Investment Trust:



    We have audited the accompanying consolidated balance sheet of B.F. Saul Real Estate Investment Trust (the "Trust") and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, shareholders' deficit and cash flows for the three months ended December 31, 1993. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B.F. Saul Real Estate Investment Trust and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the three months ended December 31, 1993, in conformity with generally accepted accounting principles.


    As explained in the Summary of Significant Accounting Policies in the notes to the financial statements, effective October 1, 1993, the Trust changed its method of accounting for income taxes, impaired loans and investments in securities and mortgage-backed securities.

ARTHUR ANDERSEN & CO.

Washington, D.C.
February 11, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of
 B.F. Saul Real Estate Investment Trust:



    We have audited the accompanying consolidated balance sheets of B.F. Saul Real Estate Investment Trust as of September 30, 1993 and 1992, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1993. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of B.F. Saul Real Estate Investment Trust as of September 30, 1993 and 1992, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1993, in conformity with generally accepted accounting principles.


    As explained in Summary of Significant Accounting Policies -- the Bank, effective December 31, 1992, the Bank changed its method of accounting for foreclosed assets.

STOY, MALONE & COMPANY, P.C.

Bethesda, Maryland
November 4, 1993

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                                         SEPTEMBER 30,
                                                                                   DECEMBER 31,   ----------------------------
                                                                                       1993           1993           1992
                                                                                   -------------  -------------  -------------
                                                            ASSETS
REAL ESTATE
Income-producing properties
  Commercial.....................................................................  $     109,796  $     109,513  $     231,315
  Hotel..........................................................................        110,309        111,484        111,662
  Other..........................................................................          4,543          3,985          7,189
                                                                                   -------------  -------------  -------------
                                                                                         224,648        224,982        350,166
  Accumulated depreciation.......................................................        (64,684)       (62,626)       (95,466)
                                                                                   -------------  -------------  -------------
                                                                                         159,964        162,356        254,700
Land parcels.....................................................................         38,416         38,411         50,981
Cash and cash equivalents........................................................          1,668          2,710            628
Other assets.....................................................................         54,792         17,079         28,069
                                                                                   -------------  -------------  -------------
      Total real estate assets...................................................        254,840        220,556        334,378
                                                                                   -------------  -------------  -------------
BANKING
Cash and due from banks..........................................................        162,643        178,508        115,975
Interest-bearing deposits........................................................         24,056          4,691          4,566
Federal funds sold...............................................................         30,000       --             --
Investment securities (market value $4,796, $4,822 and $180,845 respectively)....          4,796          4,789        173,390
Loans held for sale..............................................................        211,476        176,027        175,698
Loans held for securitization and sale...........................................        300,000        300,000        350,000
Mortgage-backed securities (market value $1,351,066, $1,528,060 and $1,640,819,
 respectively)...................................................................      1,351,066      1,501,192      1,599,653
Loans receivable (net of reserve for losses of $66,940, $68,040 and $78,818,
 respectively)...................................................................      2,270,629      1,861,753      1,636,359
Federal Home Loan Bank stock.....................................................         31,543         31,150         29,385
Real estate held for investment or sale (net of reserve for losses of $111,463,
 $111,644 and $109,044, respectively)............................................        367,647        388,459        521,927
Property and equipment, net......................................................        138,836        135,800        145,726
Cost in excess of net assets acquired, net.......................................          8,593          9,383         12,244
Excess servicing assets, net.....................................................         22,115         27,573         29,549
Purchased mortgage servicing rights, net.........................................         18,449         20,472         13,007
Other assets.....................................................................        188,750        232,974        191,277
                                                                                   -------------  -------------  -------------
      Total banking assets.......................................................      5,130,599      4,872,771      4,998,756
                                                                                   -------------  -------------  -------------
TOTAL ASSETS.....................................................................  $   5,385,439  $   5,093,327  $   5,333,134
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------

                                                    CONTINUED ON FOLLOWING PAGE.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                             (DOLLARS IN THOUSANDS)


                                                                                                         SEPTEMBER 30,
                                                                                   DECEMBER 31,   ----------------------------
                                                                                       1993           1993           1992
                                                                                   -------------  -------------  -------------
                                                         LIABILITIES
REAL ESTATE
Mortgage notes payable...........................................................  $     264,914  $     264,776  $     429,968
Notes payable -- unsecured.......................................................         39,887         38,661         50,417
Deferred gains -- real estate....................................................        109,253        109,027          4,687
Other liabilities and accrued expenses...........................................         38,712         37,689         37,688
                                                                                   -------------  -------------  -------------
      Total real estate liabilities..............................................        452,766        450,153        522,760
                                                                                   -------------  -------------  -------------
BANKING
Deposit accounts.................................................................      3,946,272      3,870,023      3,915,958
Securities sold under repurchase agreements and other short-term borrowings......        194,189         88,266        450,321
Bonds payable....................................................................         24,320         24,605         25,130
Notes payable....................................................................          7,877          7,925          8,640
Federal Home Loan Bank advances..................................................        474,500        412,000        275,000
Custodial accounts...............................................................         23,857         25,925         14,518
Amounts due to banks.............................................................         26,262         26,723         22,950
Other liabilities and accrued expenses...........................................         33,896         40,034         34,172
Capital notes -- subordinated....................................................        160,000        138,500        138,500
                                                                                   -------------  -------------  -------------
      Total banking liabilities..................................................      4,891,173      4,634,001      4,885,189
                                                                                   -------------  -------------  -------------
Commitments and contingencies
Minority interest held by affiliates.............................................         36,646         34,495         27,912
Minority interest -- other.......................................................         74,307         74,307       --
                                                                                   -------------  -------------  -------------
TOTAL LIABILITIES................................................................      5,454,892      5,192,956      5,435,861
                                                                                   -------------  -------------  -------------
                                                    SHAREHOLDERS' DEFICIT
Preferred shares of beneficial interest, $10.50 cumulative, $1 par value, 90 million shares authorized, 516,000 shares issued and outstanding, liquidation
 value $51.6 million.............................................................            516            516            516
Common shares of beneficial interest, $1 par value, 10 million shares authorized,
 6,641,598 shares issued.........................................................          6,642          6,642          6,642
Paid-in surplus..................................................................         92,943         92,943         92,943
Deficit..........................................................................       (134,287)      (157,882)      (160,980)
Net unrealized holding gains.....................................................          6,581       --             --
                                                                                   -------------  -------------  -------------
                                                                                         (27,605)       (57,781)       (60,879)
Less cost of 1,814,688 common shares of beneficial interest in treasury..........        (41,848)       (41,848)       (41,848)
                                                                                   -------------  -------------  -------------
TOTAL SHAREHOLDERS' DEFICIT......................................................        (69,453)       (99,629)      (102,727)
                                                                                   -------------  -------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT......................................  $   5,385,439  $   5,093,327  $   5,333,134
                                                                                   -------------  -------------  -------------
                                                                                   -------------  -------------  -------------

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                         FOR THE THREE MONTHS
                                                                                ENDED           FOR THE YEAR ENDED SEPTEMBER
                                                                             DECEMBER 31,                    30,
                                                                         --------------------  -------------------------------
                                                                           1993       1992       1993       1992       1991
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                   (UNAUDITED)
REAL ESTATE
Income
  Commercial properties................................................  $   3,723  $  12,997  $  45,736  $  51,489  $  54,035
  Hotels...............................................................     10,682     10,781     45,385     46,628     45,769
  Other................................................................        449        472      2,124      2,062      2,209
                                                                         ---------  ---------  ---------  ---------  ---------
Total income...........................................................     14,854     24,250     93,245    100,179    102,013
                                                                         ---------  ---------  ---------  ---------  ---------
Expenses
  Direct operating expenses:
    Commercial properties..............................................      1,705      3,651     13,708     14,416     15,962
    Hotels.............................................................      7,905      8,028     33,497     33,963     35,099
    Land parcels and other.............................................        329        372      1,623      1,814      2,036
  Interest expense.....................................................      9,764     12,835     50,470     51,326     57,419
  Interest capitalized.................................................     --         --         --         --            (37)
  Amortization of debt expense.........................................        479        635      3,029      1,698      2,729
  Depreciation.........................................................      2,075      3,134     12,457     13,400     14,827
  Advisory, management and leasing fees -- related parties.............      1,533      1,684      7,249      7,093      9,036
  General and administrative...........................................        501        334      2,119      4,226      5,073
  Abandoned development costs..........................................     --         --         13,104     --         --
  Write-down of real estate to net realizable value....................      1,380     --         --         --         --
                                                                         ---------  ---------  ---------  ---------  ---------
Total expenses.........................................................     25,671     30,673    137,256    127,936    142,144
                                                                         ---------  ---------  ---------  ---------  ---------
Equity in earnings (losses) of partnership investments.................        725     --           (668)      (208)      (212)
                                                                         ---------  ---------  ---------  ---------  ---------
Gain (loss) on sales of property.......................................     --           (539)       184       (546)    20,308
                                                                         ---------  ---------  ---------  ---------  ---------
REAL ESTATE OPERATING LOSS.............................................    (10,092)    (6,962)   (44,495)   (28,511)   (20,035)
                                                                         ---------  ---------  ---------  ---------  ---------
BANKING
Interest income
  Loans................................................................     59,164     62,135    240,443    307,740    391,176
  Mortgage-backed securities...........................................     20,357     25,906     95,085     83,504     62,429
  Trading securities...................................................        412     --         --         --         14,283
  Investment securities................................................         81      2,789      8,086      4,159      7,658
  Other................................................................      1,642      1,314      5,200      7,630     12,026
                                                                         ---------  ---------  ---------  ---------  ---------
Total interest income..................................................     81,656     92,144    348,814    403,033    487,572
                                                                         ---------  ---------  ---------  ---------  ---------
Interest expense
  Deposit accounts.....................................................     31,383     33,582    127,792    181,621    280,710
  Short-term borrowings................................................      3,218      4,769     13,333     12,169     24,135
  Long-term borrowings.................................................      7,619      6,637     26,393     20,971     20,866
                                                                         ---------  ---------  ---------  ---------  ---------
Total interest expense.................................................     42,220     44,988    167,518    214,761    325,711
                                                                         ---------  ---------  ---------  ---------  ---------
Net interest income....................................................     39,436     47,156    181,296    188,272    161,861
Provision for loan losses..............................................    (12,095)   (27,754)   (62,513)   (89,062)  (147,141)
                                                                         ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses....................     27,341     19,402    118,783     99,210     14,720
                                                                         ---------  ---------  ---------  ---------  ---------
Other income
  Credit card fees.....................................................      7,401      7,461     26,405     34,611     41,856
  Loan servicing fees..................................................     15,111     12,871     46,083     39,924     47,632
  Deposit service fees.................................................      4,893      4,636     18,575     17,756     15,953
  Gain on sales of trading securities, net.............................        808     --         --         --         11,651
  Gain on sales of investment securities, net..........................     --         --          8,895     --          1,159
  Loss on real estate held for investment or sale, net.................       (284)   (19,601)   (12,722)   (50,649)   (47,495)
  Gain on sales of credit card relationships, loans and mortgage-backed
   securities, net.....................................................      2,490     12,664     31,375     44,259     69,117
  Gain on sales of mortgage servicing rights, net......................      2,572      1,724      4,828      3,750      9,137
  Other................................................................      2,338      1,803      7,314     10,766     12,133
                                                                         ---------  ---------  ---------  ---------  ---------
Total other income.....................................................     35,329     21,558    130,753    100,417    161,143
                                                                         ---------  ---------  ---------  ---------  ---------

                                                    CONTINUED ON FOLLOWING PAGE.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
               CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              FOR THE THREE MONTHS
                                                                                     FOR THE YEAR ENDED SEPTEMBER
                                                               ENDED DECEMBER 31,                 30,
                                                              --------------------  -------------------------------
                                                                1993       1992       1993       1992       1991
                                                              ---------  ---------  ---------  ---------  ---------
                                                                        (UNAUDITED)
BANKING (CONTINUED)
Operating expenses
  Salaries and employee benefits............................     21,406     16,308     69,739     62,725     78,344
  Loan expenses.............................................      6,474      2,699     22,001      7,799      9,394
  Property and equipment....................................      6,331      5,932     24,039     24,481     24,653
  Advertising expenses......................................      7,305      1,369     13,157      4,632      6,831
  Computer expenses.........................................      6,334      5,708     22,249     22,801     27,940
  Deposit insurance premiums................................      2,958      2,329     11,273      9,736      9,941
  Amortization of cost in excess of net assets acquired.....        516        744      2,863      3,143      3,279
  Other.....................................................      5,351      4,605     20,366     20,901     21,593
                                                              ---------  ---------  ---------  ---------  ---------
Total operating expenses....................................     56,675     39,694    185,687    156,218    181,975
                                                              ---------  ---------  ---------  ---------  ---------
BANKING OPERATING INCOME (LOSS).............................      5,995      1,266     63,849     43,409     (6,112)
                                                              ---------  ---------  ---------  ---------  ---------
TOTAL COMPANY
Operating income (loss) before income taxes, extraordinary
 items, cumulative effect of change in accounting principle,
 and minority interest......................................     (4,097)    (5,696)    19,354     14,898    (26,147)
Provision for income taxes..................................       (708)       232     11,703      7,385      3,225
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary items, cumulative effect
 of change in accounting principle and minority interest....     (3,389)    (5,928)     7,651      7,513    (29,372)
Extraordinary items:
  Adjustment for tax benefit of net operating loss
   carryforwards............................................     --         --          7,738      3,817     --
  Loss on early extinguishment of debt, net of taxes........     (6,333)    --         --           (132)    --
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of change in
 accounting principle and minority interest.................     (9,722)    (5,928)    15,389     11,198    (29,372)
Cumulative effect of change in accounting principle.........     36,260     --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interest......................     26,538     (5,928)    15,389     11,198    (29,372)
Minority interest held by affiliates........................       (505)      (118)    (6,582)    (5,261)     2,113
Minority interest -- other..................................     (2,438)    --         (4,334)    --         --
                                                              ---------  ---------  ---------  ---------  ---------
TOTAL COMPANY NET INCOME (LOSS).............................  $  23,595  $  (6,046) $   4,473  $   5,937  $ (27,259)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS..........  $  22,240  $  (7,401) $    (947) $     517  $ (32,679)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS) PER COMMON SHARE
Income (loss) before extraordinary items, cumulative effect
 of change in accounting principle and minority interest....  $   (0.98) $   (1.51) $    0.46  $    0.43  $   (7.21)
Extraordinary items:
  Adjustment for tax benefit of net operating loss
   carryforwards............................................     --         --           1.60       0.79     --
  Loss on early extinguishment of debt, net of taxes........      (1.31)    --         --          (0.03)    --
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of change in
 accounting principle and minority interest.................      (2.29)     (1.51)      2.06       1.19      (7.21)
Cumulative effect of change in accounting principle.........       7.51     --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interest......................       5.22      (1.51)      2.06       1.19      (7.21)
Minority interest held by affiliates........................      (0.10)     (0.02)     (1.36)     (1.08)      0.44
Minority interest -- other..................................      (0.51)    --          (0.90)    --         --
                                                              ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS) PER COMMON SHARE..........................  $    4.61  $   (1.53) $   (0.20) $    0.11  $   (6.77)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               FOR THE THREE MONTHS ENDED
                                                                      DECEMBER 31,             FOR THE YEAR ENDED SEPTEMBER 30,
                                                               --------------------------  ----------------------------------------
                                                                   1993          1992          1993          1992          1991
                                                               ------------  ------------  ------------  ------------  ------------
                                                                              (UNAUDITED)
PREFERRED SHARES OF BENEFICIAL INTEREST
Beginning and end of period (516,000 shares).................  $        516  $        516  $        516  $        516  $        516
                                                               ------------  ------------  ------------  ------------  ------------
COMMON SHARES OF BENEFICIAL INTEREST
Beginning and end of period (6,641,598 shares)...............         6,642         6,642         6,642         6,642         6,642
                                                               ------------  ------------  ------------  ------------  ------------
PAID-IN SURPLUS
Beginning and end of period..................................        92,943        92,943        92,943        92,943        92,943
                                                               ------------  ------------  ------------  ------------  ------------
DEFICIT
Beginning of period..........................................      (157,882)     (160,980)     (160,980)     (166,917)     (138,458)
Net income (loss)............................................        23,595        (6,046)        4,473         5,937       (27,259)
Dividend distributions:
  Real Estate Trust:
    Redeemable preferred (per share: 1993 -- $550.00)........       --            --             (1,375)      --            --
    Preferred (per share: 1991 -- $2.32).....................       --            --            --            --             (1,200)
                                                               ------------  ------------  ------------  ------------  ------------
End of period................................................      (134,287)     (167,026)     (157,882)     (160,980)     (166,917)
                                                               ------------  ------------  ------------  ------------  ------------
NET UNREALIZED HOLDING GAINS
Beginning of period..........................................       --            --            --            --            --
Cumulative effect of change in accounting for securities.....        13,009       --            --            --            --
Decrease in net unrealized holding gains.....................        (6,428)      --            --            --            --
                                                               ------------  ------------  ------------  ------------  ------------
End of period................................................         6,581       --            --            --            --
                                                               ------------  ------------  ------------  ------------  ------------
TREASURY SHARES
Beginning and end of period (1,814,688 shares)...............       (41,848)      (41,848)      (41,848)      (41,848)      (41,848)
                                                               ------------  ------------  ------------  ------------  ------------
TOTAL SHAREHOLDERS' DEFICIT..................................  $    (69,453) $   (108,773) $    (99,629) $   (102,727) $   (108,664)
                                                               ------------  ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------  ------------

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                 FOR THE THREE MONTHS
                                                                  ENDED DECEMBER 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                                               ------------------------  ----------------------------------------
                                                                  1993         1992          1993          1992          1991
                                                               -----------  -----------  ------------  ------------  ------------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
REAL ESTATE
Net income (loss)............................................  $    21,574  $    (6,520) $    (21,857) $    (15,108) $    (18,809)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation...............................................        2,075        3,134        12,457        13,400        14,827
  Abandoned development costs................................      --           --             13,104       --            --
  Write-down of real estate to net realizable value..........        1,380      --            --            --            --
  (Gain) loss on sales of property...........................      --               539          (184)          546       (20,308)
  Decrease (increase) in accounts receivable and accrued
   income....................................................         (858)         (24)           98         2,906        (1,380)
  Increase in net deferred tax asset.........................      (37,186)     --            --            --            --
  Increase (decrease) in accounts payable and accrued
   expenses..................................................       (1,319)       2,238         7,047        11,594         5,700
  (Increase) decrease in tax sharing receivable..............        5,512         (445)      (22,984)      (13,567)       (1,284)
  Amortization of debt expense...............................          479          635         3,029         1,698         2,729
  Equity in (earnings) loss of partnership investments.......         (725)     --                668           208           212
  Loss on early extinguishment of debt.......................      --           --            --                132       --
  Other......................................................        3,273        5,152         5,473        (2,693)        1,939
                                                               -----------  -----------  ------------  ------------  ------------
                                                                    (5,795)       4,709        (3,149)         (884)      (16,374)
                                                               -----------  -----------  ------------  ------------  ------------
BANKING
Net income (loss)............................................        2,021          474        26,330        21,045        (8,450)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Accretion of premiums, discounts and deferred loan fees....         (614)      (3,192)       (7,896)      (17,775)      (25,218)
  Depreciation and amortization..............................        4,208        3,999        16,191        15,773        14,672
  Amortization of cost in excess of net assets acquired,
   purchased mortgage servicing rights and excess servicing
   assets....................................................        8,873        4,956        36,410        24,663        15,175
  Loss on extinguishment of debt.............................       10,476      --            --            --            --
  Provision for loan losses..................................       12,095       27,754        62,513        89,062       147,141
  Purchases of trading securities............................      --           --            --            --           (147,605)
  Net fundings of loans held for sale........................     (370,761)    (215,665)     (903,941)     (768,149)     (258,383)
  Proceeds from sales of trading securities..................      205,109      --            --            --            441,044
  Proceeds from sales of loans and securities held for sale
   and/ or securitization....................................      181,650      570,906     1,946,826     1,708,234     1,383,972
  Equity (earnings) loss from investments in limited
   partnerships..............................................         (461)          15        (1,694)         (391)          598
  (Gain) loss on real estate held for investment or sale.....       (1,848)        (702)       (9,503)          244         3,124
  Provision for losses on real estate held for investment or
   sale......................................................        3,867       22,694        30,415        60,596        47,983
  Gain on sales of trading securities, net...................         (808)     --             (8,895)      --            (12,810)
  Gain on sales of credit card relationships, loans and
   mortgage-backed securities, net...........................       (2,490)     (12,664)      (31,375)      (44,259)      (69,117)
  Gain on sales of mortgage servicing rights, net............       (2,572)      (1,724)       (4,828)       (3,750)       (9,137)
  Minority interest held by affiliates.......................          505          118         6,582         5,261        (2,113)
  Minority interest -- other.................................        2,438      --              4,334       --            --
  (Increase) decrease in other assets........................       40,538       (2,743)      (41,710)      (42,621)         (403)
  Increase (decrease) in other liabilities and accrued
   expenses..................................................       (6,599)      (2,088)        9,635       (19,709)      (10,107)
  Increase (decrease) in tax sharing payable.................       (5,512)         445        22,984        13,567         1,284
  Other, net.................................................       (1,618)       2,755         4,779         1,857         9,374
                                                               -----------  -----------  ------------  ------------  ------------
                                                                    78,497      395,338     1,157,157     1,043,648     1,521,024
                                                               -----------  -----------  ------------  ------------  ------------
Net cash provided by operating activities....................       72,702      400,047     1,154,008     1,042,764     1,504,650
                                                               -----------  -----------  ------------  ------------  ------------

                                                    CONTINUED ON FOLLOWING PAGE.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                                                                 FOR THE THREE MONTHS
                                                                  ENDED DECEMBER 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                                               ------------------------  ----------------------------------------
                                                                  1993         1992          1993          1992          1991
                                                               -----------  -----------  ------------  ------------  ------------
                                                                            (UNAUDITED)
CASH FLOWS FROM INVESTING ACTIVITIES
REAL ESTATE
Capital expenditures -- properties...........................       (1,037)      (3,928)       (7,465)       (6,193)       (7,720)
Property sales...............................................      --               386         3,780         4,908        34,544
Equity investment in unconsolidated entities.................          112          (28)         (150)          (58)       (1,551)
Other investing activities...................................            6            3           836            10           458
                                                               -----------  -----------  ------------  ------------  ------------
                                                                      (919)      (3,567)       (2,999)       (1,333)       25,731
                                                               -----------  -----------  ------------  ------------  ------------
BANKING
Proceeds from sales of investment securities.................      --           --            --            --            246,990
Proceeds from maturities of investment securities............      --           --            --            140,000       520,000
Proceeds from sales of mortgage-backed securities............      --           --            --            --            646,678
Proceeds from sales of loans.................................      --             4,553         4,954         7,834       428,920
Net proceeds from sales of real estate.......................       22,448       24,191       150,115        44,287        21,776
Net proceeds from sales of mortgage servicing rights.........        2,572        1,724         5,978         4,790        19,009
Net fundings of loans receivable.............................     (302,692)    (114,381)     (463,919)      (73,984)   (1,473,390)
Principal collected on mortgage-backed securities............      162,319      128,827       447,951       133,152        61,733
Purchases of investment securities...........................      --           --             (4,682)     (173,414)     (801,438)
Purchases of mortgage-backed securities......................      (48,636)     (40,550)     (664,284)   (1,157,759)     (440,076)
Purchases of loans receivable................................      (97,505)     (76,743)     (259,770)     (115,557)     (281,011)
Purchases of property and equipment..........................       (4,297)      (1,606)       (4,602)       (3,373)      (12,091)
Purchases of mortgage servicing rights.......................         (876)      (3,723)      (20,716)       (1,604)       (3,525)
Excess servicing assets capitalized..........................      --           (11,841)      (19,471)      (16,943)      (41,596)
Disbursements for real estate held for investment or sale....      (23,736)      (6,673)      (74,320)      (28,652)      (76,716)
Other investing activities, net..............................          708       (5,713)        4,117           180         1,704
                                                               -----------  -----------  ------------  ------------  ------------
                                                                  (289,695)    (101,935)     (898,649)   (1,241,043)   (1,183,033)
                                                               -----------  -----------  ------------  ------------  ------------
Net cash used in investing activities........................     (290,614)    (105,502)     (901,648)   (1,242,376)   (1,157,302)
                                                               -----------  -----------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
REAL ESTATE
Proceeds from mortgage financing.............................          461        1,900         2,603        35,070       --
Repayments of mortgages......................................      --           --             (1,907)       (5,126)      (16,000)
Principal curtailments of mortgages..........................         (323)        (249)       (4,268)       (5,065)       (2,441)
Proceeds from sales of unsecured notes.......................        3,005        1,187         6,184       --            --
Repayments of unsecured notes................................       (1,779)      (3,846)      (17,940)      (17,115)      (21,980)
Proceeds from bank borrowings................................      --           --            --              5,520        12,725
Repayments of bank borrowings................................      --           --               (404)       (8,441)      (11,936)
Costs of obtaining financings................................         (277)        (576)       (1,170)       (4,674)         (577)
Net proceeds from the issuance of redeemable preferred
 stock.......................................................      --           --             21,507       --            --
Dividends paid...............................................      --           --             (1,375)      --             (1,500)
                                                               -----------  -----------  ------------  ------------  ------------
                                                                     1,087       (1,584)        3,230           169       (41,709)
                                                               -----------  -----------  ------------  ------------  ------------

                                                    CONTINUED ON FOLLOWING PAGE.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                     B.F. SAUL REAL ESTATE INVESTMENT TRUST
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                                                                 FOR THE THREE MONTHS
                                                                  ENDED DECEMBER 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                                               ------------------------  ----------------------------------------
                                                                  1993         1992          1993          1992          1991
                                                               -----------  -----------  ------------  ------------  ------------
                                                                            (UNAUDITED)
BANKING
Proceeds from customer deposits and sales of certificates of
 deposit.....................................................    2,903,083    2,607,133    10,801,085    11,173,419    13,544,669
Customer withdrawals of deposits and payments for maturing
 certificates of deposit.....................................   (2,826,834)  (2,668,746)  (10,847,020)  (11,520,494)  (13,660,230)
Net increase (decrease) in securities sold under repurchase
 agreements..................................................      106,006     (248,370)     (363,216)      446,367      (398,052)
Advances from Federal Home Loan Bank.........................      283,000      100,000       744,000       480,000       630,000
Repayments of advances from Federal Home Loan Bank...........     (220,500)     (50,000)     (607,000)     (405,000)     (430,000)
Proceeds from other borrowings...............................       18,163       13,205        59,580        62,583        75,264
Repayments of other borrowings...............................      (18,579)     (14,223)      (59,658)      (64,277)     (107,137)
Net proceeds from sale of preferred stock....................      --           --             71,869       --            --
Cash dividends paid on preferred stock.......................       (2,438)     --             (1,896)      --            --
Repayment of capital notes -- subordinated...................     (134,153)     --            --            --            --
Net proceeds from sale of capital notes -- subordinated......      143,603      --            --            --            --
Other financing activities, net..............................       (2,068)         (50)       11,406       (15,415)       (3,138)
                                                               -----------  -----------  ------------  ------------  ------------
                                                                   249,283     (261,051)     (190,850)      157,183      (348,624)
                                                               -----------  -----------  ------------  ------------  ------------
Net cash provided by (used in) financing activities..........      250,370     (262,635)     (187,620)      157,352      (390,333)
                                                               -----------  -----------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents.........       32,458       31,910        64,740       (42,260)      (42,985)
                                                               -----------  -----------  ------------  ------------  ------------
Cash and cash equivalents at beginning of period.............      185,909      121,169       121,169       163,429       206,414
                                                               -----------  -----------  ------------  ------------  ------------
Cash and cash equivalents at end of period...................  $   218,367  $   153,079  $    185,909  $    121,169  $    163,429
                                                               -----------  -----------  ------------  ------------  ------------
                                                               -----------  -----------  ------------  ------------  ------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized).....................  $    56,625  $    57,580  $    215,427  $    275,184  $    385,187
    Income taxes.............................................          220          214         6,522         5,170        (1,472)
Supplemental schedule of noncash investing and financing
 activities:
  Rollovers of notes payable -- unsecured....................        1,198          656         5,681       --            --
  Loans receivable exchanged for mortgage-backed
   securities................................................      --            51,956        51,956       646,785       121,286
  Loans held for sale exchanged for mortgage-backed
   securities held for sale..................................      155,475      190,026       442,017       307,782        54,175
  Mortgage-backed securities transferred to loans and
   securities held for sale..................................      --           131,390       131,390       442,412       --
  Investment securities transferred to loans and securities
   held for sale.............................................      --           --            173,036       --            --
  Loans receivable transferred to loans held for
   securitization and sale...................................      --           --            440,361       350,000       647,507
  Loans receivable transferred to loans held for sale........      --                         --            --            288,313
  Loans made in connection with the sale of real estate......        5,993       23,576        54,061         7,766       --
  Loans receivable transferred to real estate acquired in
   settlement of loans.......................................        1,200       18,113        23,158        43,046       177,582
  Investments in real estate ventures transferred to real
   estate acquired in settlement of loans....................      --           --            --            --              8,502
  Mortgage notes payable assumed in connection with
   foreclosure on real estate properties.....................      --           --            --            --             14,377
  Loans classified as in-substance foreclosed transferred to
   loans receivable..........................................       15,008      --            --            --            --
  Loans held for securitization and sale transferred to loans
   receivable................................................      --             5,823       --            --            --
  Investment securities transferred to investment securities
   available-for-sale........................................        4,789      --            --            --            --
  Mortgage-backed securities transferred to mortgage-backed
   securities available-for-sale.............................    1,501,192      --            --            --            --

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL


    B.F. Saul Real Estate Investment Trust (the "Parent Company") and its wholly-owned subsidiaries (collectively, the "Real Estate Trust") operate as a Maryland real estate investment trust. The principal business activity of the Real Estate Trust is the ownership and development of income-producing properties. The properties owned by the Real Estate Trust are located predominantly in the Mid-Atlantic and Southeastern regions of the United States and consist principally of office projects, hotels and various undeveloped land parcels.



    B.F. Saul Real Estate Investment Trust also owns 80% of the outstanding common stock of Chevy Chase Bank, F.S.B., and its subsidiaries (the "Bank" or the "Corporations"), whose assets accounted for approximately 95% of the consolidated assets of B.F. Saul Real Estate Investment Trust and its consolidated subsidiaries (the "Trust") at December 31, 1993. The Bank is a federally chartered and federally insured stock savings bank. B.F. Saul Real Estate Investment Trust is a thrift holding company by virtue of its ownership of a majority interest in the Bank. The accounting and reporting practices of the Trust conform to generally accepted accounting principles and, as appropriate, predominant practices within the real estate and banking industries.


PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of the the Real Estate Trust and the Bank. Accordingly, the accompanying financial statements reflect the assets, liabilities, operating results, and cash flows for two business segments: Real Estate and Banking. All significant intercompany balances and transactions have been eliminated.

INCOME TAXES

    The Trust files a consolidated federal income tax return which includes operations of all 80% or more owned subsidiaries. The Bank became a member of the Trust's affiliated group filing consolidated federal income tax returns for taxable years and partial taxable years beginning on or after June 28, 1990.

    Effective October 1, 1993, the Trust adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"), which was issued in February 1992. SFAS 109 establishes financial accounting and reporting standards for the effects of income taxes that result from the Trust's activities during the current and preceding years. It requires an asset and liability approach in accounting for income taxes versus the deferred method previously used under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes" ("APB 11"). The adoption of SFAS 109 on October 1, 1993 was recorded as a cumulative effect of a change in accounting principle of approximately $36.3 million and had the effect of increasing the Trust's net deferred tax asset by approximately $33.5 million.

    Under SFAS 109, deferred income taxes are recorded using enacted tax laws and rates for the years in which taxes are expected to be paid. To the extent that realization of such assets is more likely than not, SFAS 109 provides for the recognition of deferred tax assets based on tax loss and tax credit carryforwards. The Trust's net deferred tax asset at December 31, 1993 under SFAS 109 was $43.6 million. At December 31, 1993, there were no valuation allowances recorded for deferred tax assets.

    Income tax provisions for the three months ended December 31, 1992 and fiscal years 1993, 1992 and 1991 were determined under APB 11 and have not been restated to reflect adoption of SFAS 109.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss)  per common  share is  determined by  dividing net  income
(loss), after deducting preferred share dividend requirements, by the weighted average number of common shares outstanding during the year. The weighted average number of shares used in the calculation for the three-month periods ended December 31, 1993 and 1992 and the years ended September 30, 1993, 1992 and 1991 was 4,826,910 each period or year.

RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for the years ended September 30, 1993, 1992 and 1991 to conform with the presentation used for the period ended December 31, 1993.

UNAUDITED INTERIM FINANCIAL STATEMENTS AND ACCOMPANYING NOTES

    The consolidated financial statements as of December 31, 1992 and for the three months ended December 31, 1992 are unaudited; however in the opinion of management, all necessary adjustments have been made to the financial statements for a fair presentation. The results for the three-month periods ended December 31, 1993 and 1992 are not necessarily indicative of the results to be obtained for a full fiscal year.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- REAL ESTATE TRUST

CASH EQUIVALENTS

    The Real Estate Trust considers all highly liquid, temporary investments with an original maturity of three months or less to be cash equivalents.

PROPERTIES

    Income-producing properties are stated at the lower of depreciated cost, except those which were acquired through foreclosure or equivalent proceedings, the carrying amounts of which are based on the lower of cost or fair value at the time of acquisition, or net realizable value based on management's intent and ability to hold such properties on a long-term basis. Under the net realizable value approach, management evaluates, on an ongoing basis, the recoverability of the investment in each property by analyzing cash flow after capital improvements, but before interest costs, to determine that such cash flow is sufficient to recover the recorded investment in the property over the estimated useful life of the asset.

    Interest, real estate taxes and other carrying costs are capitalized on projects under construction. Once construction is completed and the assets are placed into service, rental income, direct operating expenses, and depreciation associated with such properties are included in current operations. Expenditures for repairs and maintenance are charged to operations as incurred.

    In the initial rental operations of development projects, the Real Estate Trust considers a project to be substantially complete and held available for occupancy upon completion of tenant improvements, but no later than one year from the cessation of major construction activity. Substantially completed portions of a project are accounted for as separate projects.

    Depreciation is calculated using the straight-line method and estimated useful lives of 33 to 50 years for buildings and up to 20 years for certain other improvements. Leasehold interests are amortized over the lives of the related leases using the straight-line method.

INCOME RECOGNITION

    Rental and interest income are accrued as earned except when doubt exists as to their collectibility, in which case accrual is discontinued. When rentals vary from a straight-line basis due to free rent periods or scheduled increases, income is recognized on a straight-line basis. Additional rental income based on tenants' gross revenues ("overage rent") is accrued on the basis of the prior year's overage rents adjusted to give effect to currently available sales data.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

CASH AND CASH EQUIVALENTS

    The carrying amount approximates fair value because of the short-term maturity of these instruments.

LIABILITIES

    The carrying amount of Mortgage notes payable, excluding the carrying amount of deferred financing costs, approximates fair value because most of the debt has been financed in recent periods at prevailing market interest rates. The fair value of Notes payable -- unsecured is based on the rates currently offered by the Real Estate Trust for similar notes. At December 31 and September 30, 1993 the fair value of Notes payable -- unsecured was $43.6 and $41.6 million, respectively.

    The Real Estate Trust and certain of its subsidiaries are obligated to reimburse the partners of certain partnerships, including a partnership in which the Real Estate Trust has an equity interest, in an amount up to $116.1 million if those partnerships fail to make payments with respect to specified debt . The operations of those partnerships have been adequate to service the specified debt. Accordingly, as of the balance sheet date, the Real Estate Trust has determined that the fair value of this contingent obligation was zero. See Note 2.

C.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- THE BANK

GENERAL

    The Bank is a federally chartered and federally insured stock savings bank and, as such, is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision ("OTS") and by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is principally engaged in the business of attracting deposits from the public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, primarily residential mortgage loans, and various types of consumer loans, primarily credit card loans.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits.

    The Bank is required to maintain reserve balances with the Federal Reserve Bank. Average reserves maintained at the Federal Reserve Bank were $22.7, $14.8, $21.8, $30.2 and $41.1 million during the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

LOANS HELD FOR SALE

    The Bank engages in mortgage banking activities. At December 31, 1993, September 30, 1993 and 1992, loans held for sale are composed of single-family residential loans originated or purchased for sale in the secondary market and are carried at aggregate cost which is lower than aggregate market value. Single-family residential loans held for sale will either be sold or will be exchanged for mortgage-backed securities and then sold. Gains and losses on sales of whole loans held for sale are determined using the specific identification method. See "Trading Securities" and Note 29.

LOANS HELD FOR SECURITIZATION AND SALE

    The    Bank    periodically   sells    receivables    through   asset-backed
securitizations, in which receivables are transferred to a trust, and the Bank sells certificates to investors representing ownership interests in the trust.

    The amount of asset-backed securitizations contemplated to occur during the six-month period subsequent to the balance sheet date is classified as held for securitization and sale to the extent that such amounts are outstanding. Such assets held for securitization and sale are reported at the lower of aggregate cost or aggregate market value for each asset type.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    Effective October 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which was issued in May 1993. SFAS 115 requires institutions to classify and account for debt and equity securities in one of three categories as follows:

    1. Debt securities that an institution has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost.

    2. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term and mortgage-backed securities held for sale in conjunction with mortgage banking activities are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. See "Trading Securities."

    3. Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of the related tax effect.

    At December 31, 1993, all investment securities and mortgage-backed securities held by the Bank are classified as available-for-sale and recorded at fair value. At December 31, 1993, net unrealized holding gains in the amount of $8.2 million, net of the related income tax effect, are included in stockholders' equity as a separate component. See Notes 10 and 11.

    Premiums and discounts on investment securities and mortgage-backed securities available-for-sale are amortized or accreted using the level-yield method. Realized gains and losses are determined using the specific identification method.

    Prior to October 1, 1993, the Bank's investment and mortgage-backed securities were held for investment and stated at cost, adjusted for amortization of premiums and accretion of discounts. These securities were carried at amortized cost because the Bank had the ability to hold such securities until maturity and it was management's intent to hold such securities for the foreseeable future. When management determined that certain securities might be sold in response to changes in interest rates, changes in prepayment risks or the need to increase regulatory capital, such securities were transferred from the held for investment category to the held for sale category. Such held for sale securities were transferred in and carried at the lower of aggregate cost or aggregate market value. Gains and losses resulting from the sale of investment and mortgage-backed securities were determined using the specific identification method.

    Prior to October 1, 1993, securities to be held for indefinite periods of time, including securities that management intended to use as part of its asset-liability strategy, or that could be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors, were classified as held for sale and were carried at the lower of aggregate cost or aggregate market value. Gains and losses on sales of securities held for sale were determined using the specific identification method.

TRADING SECURITIES

    As part of its mortgage banking activities, the Bank exchanges loans held for sale for mortgage-backed securities and then sells the mortgage-backed securities to third-party investors in the month of issuance. In accordance with SFAS 115, these mortgage-backed securities are classified as trading securities. Proceeds from sales of trading securities were $205.1 million during the three months ended December 31, 1993. The Bank realized net gains on the sale of trading securities of $0.8 million for the three months ended December 31, 1993. There were no mortgage-backed securities classified as trading securities at December 31, 1993.

    Trading securities, which were purchased during fiscal 1990 and sold during fiscal 1991, were valued at market with gains and losses, both realized and unrealized, included in gain on sales of trading securities. There were no realized or unrealized gains or losses for the three months ended December 31, 1992 and the years ended September 30, 1993 and 1992. Realized gains for the year ended September 30, 1991 were $11.7 million. The Bank had no trading securities at September 30, 1993 and 1992.

LOAN ORIGINATION AND COMMITMENT FEES

    Nonrefundable loan fees, such as origination and commitment fees, and incremental loan origination costs relating to loans originated or purchased are deferred. Net deferred fees (costs) related to loans held for investment are amortized over the life of the loan using the level-yield or straight-line method. Net fees (costs) related to loans held for sale are deferred until such time as the loan is sold, at which time the net deferred fees (costs) become a component of the gain or loss on sale.

CREDIT CARD FEES AND COSTS

    Credit card membership fees are deferred and recognized as income on a straight-line basis over the period the fee entitles the cardholder to use the card, which is one year. Credit card origination costs are deferred and recognized as a reduction of income on a straight-line basis over the privilege period which ranges from one to two years.

IMPAIRED LOANS

    Effective October 1, 1993, the Bank adopted, on a prospective basis, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which was issued in May 1993. Under SFAS 114, a loan is impaired when, based on all current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price, or, if the loan is collateral-dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. A change in the fair value of the impaired loan is reported as an increase in or reduction to the provision for loan losses. In addition, SFAS 114 changes the method of accounting for loans for which foreclosure is probable and requires that such impaired loans be accounted for as loans. Such loans, with aggregate principal balances of $15.0 million, were reclassified from loans classified as in-substance foreclosed to loans receivable during the quarter ended December 31, 1993. The Bank also classifies certain credit card loans for which customers have agreed to modified payment terms, as impaired loans in accordance with SFAS 114.

    At December 31, 1993, the recorded investment in loans and related reserve for losses on loans for which impairment has been recognized in accordance with SFAS 114 is as follows:

                                                                          RESERVE FOR
                                                               IMPAIRED    LOSSES ON
                                                                 LOANS       LOANS
                                                               ---------  -----------
                                                                   (IN THOUSANDS)
Real estate..................................................  $  15,008   $   1,093
Credit card..................................................     26,927       2,693
                                                               ---------  -----------
    Total....................................................  $  41,935   $   3,786
                                                               ---------  -----------
                                                               ---------  -----------

RESERVES FOR LOSSES

    Management reviews the loan, real estate held for investment and real estate held for sale portfolios to establish reserves for estimated losses. The reserves for losses are reviewed periodically, and reserves are provided after consideration of the borrower's financial condition and the estimated value of collateral, including estimated selling and holding costs. Reserves are also provided by management after considering such factors as the economy in lending areas, delinquency statistics, past loss experience and estimated future loss experience.

    The reserves for losses are based on estimates, and ultimate losses may vary from current estimates. As adjustments to the reserves become necessary, provisions for losses are reported in operations in the periods they are determined to be necessary.

ACCRUED INTEREST RECEIVABLE ON LOANS

    Loans are reviewed on a monthly basis and are placed on a non-accrual status when, in the opinion of management, the full collection of principal or interest has become unlikely. Uncollectible accrued interest receivable on non-accrual loans is charged against current period interest income.

REAL ESTATE HELD FOR INVESTMENT OR SALE

    REAL ESTATE HELD FOR INVESTMENT

    Real estate held for investment consists of an office building, apartment buildings, developed land and investments in limited partnerships all of which are owned by one of the Bank's subsidiaries. Real estate held for investment is carried at the lower of aggregate cost or net realizable value. Also included in real estate held for investment is a loan to a developer with a 50% profit participation feature. This investment in a real estate venture, which was non-performing at December 31, 1993, is accounted for as an acquisition, development and construction ("ADC") arrangement.

    REAL ESTATE HELD FOR SALE

    Real estate held for sale consists of real estate acquired in settlement of loans and is recorded at the lower of cost or fair value at acquisition. Prior to December 31, 1992, real estate acquired in settlement of loans was carried at the lower of adjusted cost or net realizable value. Effective December 31, 1992, real estate acquired in settlement of loans is carried at the lower of adjusted cost or fair value (less estimated selling costs). Costs relating to development and improvement of property, including interest, are capitalized, whereas costs relating to the holding of property are expensed. Capitalized interest amounted to $2.3, $2.6, $10.2, $13.2 and $15.8 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

    Prior to October 1, 1993 and the implementation of SFAS 114, real estate held for sale also included in-substance foreclosures. In-substance foreclosures included those investments for which the Bank had determined that (i) the debtor had little or no equity in the collateral, considering the current fair value of the collateral, (ii) proceeds for repayment of the loan could be expected to come only from the operation or sale of the collateral and (iii) the debtor had either formally or effectively abandoned control to the Bank or retained control of the collateral but, because of the current financial condition of the debtor, or the economic prospects for the debtor and/or the collateral, it was doubtful that the debtor would be able to rebuild equity in the collateral or otherwise repay the loan in the foreseeable future. In accordance with SFAS 114, during the quarter ended December 31, 1993, the Bank transferred certain loans previously classified as in-substance foreclosed at September 30, 1993, to loans receivable. See "Impaired Loans."

    Effective December 31, 1992, OTS regulations required that foreclosed assets be carried at the lower of cost or fair value. The effect of this regulatory change required the Bank to adopt Statement of Position 92-3, "Accounting for Foreclosed Assets" ("SOP 92-3"), issued by the Accounting Standards Division of the American Institute of Certified Public Accountants, before the September 30, 1993 deadline for adoption that otherwise would have applied to the Bank. SOP 92-3 requires that foreclosed assets held for sale, including assets classified as in-substance foreclosed (prior to the implementation of SFAS 114), be carried at the lower of fair value (less estimated selling costs) or cost. Under SOP 92-3, the Bank's real estate acquired in settlement of loans is considered to be held for sale. Due to the early adoption of SOP 92-3, the Bank was required to revise its method of accounting for real estate held for sale. Based on management's internal calculations and preliminary information with respect to certain appraisals, the Bank recorded valuation allowances against its foreclosed assets at December 31, 1992 of approximately $40.5 million to reduce the book balance of foreclosed assets to fair value. Because the increase in the Bank's reserves during the year ended September 30, 1992 was designed in part to reduce the effects of SOP 92-3, $21.5 million of valuation allowances previously provided partially offset the valuation allowances required by SOP 92-3.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method which allocates the cost of the applicable assets over their estimated useful lives. Major improvements and alterations to Bank premises and leaseholds are capitalized. Leasehold improvements are amortized over the shorter of the terms of the respective leases (including renewal options that are expected to be exercised) or 20 years. Maintenance and repairs are charged to operating expenses as incurred.

COST IN EXCESS OF NET ASSETS ACQUIRED

    Cost in excess of net assets acquired is stated net of accumulated amortization and is being amortized using the straight-line method generally over a period of 15 years. Accumulated amortization was $28.7, $28.2 and $25.3 million at December 31, 1993, September 30, 1993 and 1992, respectively.

MORTGAGE SERVICING RIGHTS

    Purchased mortgage servicing rights, which are stated net of accumulated amortization, are being amortized in proportion to the estimated remaining pre-tax income from the mortgage servicing rights purchased. Amortization of these assets amounted to $2.9, $0.7, $12.1, $1.6 and $2.3 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively. Accumulated amortization was $34.5, $31.6 and $22.1 million at December 31, 1993, September 30, 1993 and 1992, respectively. During the three months ended December 31, 1993 and 1992, and fiscal 1993, 1992 and 1991, the Bank capitalized $0.9, $3.7, $20.7, $1.6 and $3.5 million, respectively, related to the acquisition of mortgage servicing rights. In fiscal 1993 and 1991, the Bank sold approximately $1.2 and $9.9 million, respectively, of rights to service mortgage loans with principal balances of approximately $76.1 and $977.0 million, respectively, and recognized a loss of $380 thousand in fiscal 1993 and a gain of $8.6 million in fiscal 1991. There were no sales of previously purchased mortgage servicing rights during the three months ended December 31, 1993 and the year ended September 30, 1992.

    In the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, the Bank sold the rights to service mortgage loans with principal balances of approximately $151.5, $171.7, $476.1, $255.7 and $29.6 million, respectively, which were originated by the Bank in connection with its mortgage banking activities, and recognized gains of $2.6, $1.7, $5.2, $3.8 and $0.6 million, respectively.

    Management periodically evaluates the carrying value of purchased mortgage servicing rights taking into consideration current portfolio factors such as prepayment rates. Any adjustments to the carrying value of such rights as a result of this evaluation are included in the amortization for the respective period.

EXCESS SERVICING ASSETS

    When loans are sold with the servicing rights retained by the Bank, the net present value of estimated future servicing income in excess of normal servicing income is recorded as an adjustment to the sales price of the loans. Estimated future losses are deducted in the computation of such excess servicing income. The resulting assets are amortized using the level-yield ("interest") method over the estimated lives of the underlying loans. Amortization of these assets amounted to $5.5, $3.5, $21.4, $20.0 and $9.7 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively. Accumulated amortization was $57.9, $52.5 and $31.0 million at December 31, 1993, September 30, 1993 and 1992, respectively. Excess servicing assets capitalized in the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991 of $0, $11.8, $19.5,
$16.9 and $41.6 million, respectively, were the result of the servicing retained on the securitization of home equity credit line and automobile loan receivables. See Note 16.

    Management periodically evaluates the carrying value of excess servicing assets taking into consideration current portfolio factors such as prepayment rates. Any adjustments to the carrying value of such assets as a result of this evaluation are included in the amortization for the respective period.

1.  LIQUIDITY AND CAPITAL RESOURCES -- REAL ESTATE TRUST
    Historically, the Real Estate Trust's total cash requirements have exceeded the cash generated by its operations. This condition is currently the case and is expected to continue to be so for the foreseeable future. The Real Estate Trust's internal sources of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes ("Unsecured Notes") sold to the public (see Note 4), and the payment of capital improvement costs. In the past, the Real Estate Trust has funded such shortfalls through a combination of external funding sources, primarily new financings (including sales of Unsecured Notes), refinancings of maturing mortgage debt, asset sales and tax sharing payments from the Bank.

    The Real Estate Trust believes that, in subsequent fiscal years, its operating cash flow will continue to be sufficient to satisfy its liquidity requirements other than its need for cash to pay debt amortization and capital improvement costs. As indicated in the "Debt Maturity Schedule" in Note 4, the Real Estate Trust has significant debt maturities over the next several years. In addition, the Real Estate Trust believes that capital improvement costs for the existing property portfolio in the next several years will be in the range of $2 to $3 million per year. In order to meet these cash needs, the Real Estate Trust will be required to raise substantial amounts of cash from a combination of mortgage loan refinancings, Unsecured Notes sales and tax sharing payments and cash dividends from the Bank. Its ability to do so will be subject to significant contingencies.

    In management's opinion, the Real Estate Trust's liquidity position was constrained in the last three fiscal years, primarily because of the persistence of recessionary conditions in the Real Estate Trust's major real estate markets. Those conditions have significantly curtailed the availability of long-term fixed-rate mortgage financing on satisfactory terms. Additionally, the Bank's inability to make tax sharing payments has also constrained the Real Estate Trust's liquidity position. However, the Real Estate Trust has actively pursued a number of strategies over the last two fiscal years to improve its ability to meet its cash requirements.

    As more fully described in Note 4, the Real Estate Trust refinanced approximately $349 million of debt in the first quarter of 1992. In December 1992, the Parent Company completed the sale to an institutional investor for $25 million of 100% of the preferred stock of a newly organized subsidiary. Such preferred stock was subsequently redeemed in exchange for notes of the Parent Company held by such newly organized subsidiary (see Note 4). In late August 1993, the Real Estate Trust was relieved of approximately $196 million in mortgage debt and deferred interest in connection with the formation of Saul Holdings Limited Partnership ("Saul Holdings") (see Note 2). However, the Real Estate Trust has made guarantees with respect to approximately $116.1 million of the debt of Saul Holdings or its subsidiary partnerships (see Note 2).

    The Real Estate Trust's current program of Unsecured Note sales was initiated in the 1970's as a vehicle for supplementing other external funding sources. Unsecured Note sales were suspended in June 1990, but resumed in November 1992. The Real Estate Trust is currently selling Unsecured Notes principally to pay outstanding Unsecured Notes as they mature. In paying maturing Unsecured Notes with proceeds of new Unsecured Note sales, the Real Estate Trust effectively is refinancing its outstanding Unsecured Notes with similar new unsecured debt at lower interest rates currently prevailing in today's market. During the period from the date of resumption of Unsecured Note sales through January 31, 1994, the Real Estate Trust sold $18.4 million of Unsecured Notes. To the degree that the Real Estate Trust does not sell new
Unsecured Notes in an amount sufficient to finance completely the scheduled repayment of outstanding Unsecured Notes as they mature, it will be required to finance such repayments from other sources of funds.

    In fiscal 1991, the Bank made tax sharing payments totalling $29.6 million. The Bank has agreed not to make any additional tax sharing payments to the Real Estate Trust without the prior approval of the OTS. In April 1993, the Bank successfully completed a $75 million offering of preferred stock, which significantly strengthened the Bank's regulatory capital ratios. In management's opinion, this capital infusion, together with the Bank's improved operating results, should enhance the prospects of the Real Estate Trust to receive tax sharing payments and dividends from the Bank in the future. In June 1993, after receiving approval of the OTS, the Bank made a $5.0 million payment to the Real Estate Trust pursuant to the tax sharing agreement between the Bank and the Real Estate Trust. OTS approval of this payment was conditioned on a pledge by the Real Estate Trust of certain assets, including partnership units in Saul Holdings, to secure certain of the obligations of the Parent Company under the tax sharing agreement (see Note 2). Following execution of the pledge, the OTS approved, and the Bank made during the period October 1, 1993 through December 31, 1993, additional tax sharing payments of $4.6 million to the Real Estate Trust. At December 31, 1993, the estimated tax sharing payment due to the Real Estate Trust from the Bank was $20.1 million. Subsequent to December 31, 1993, the Bank made a tax sharing payment of $5.0 million to the Real Estate Trust.

    The Parent Company has never received cash dividends from the Bank. The Bank's ability to declare and pay cash dividends on its common stock is subject to a number of restrictions, including its ability to generate earnings, restrictions under regulations issued by the OTS and restrictions imposed by various agreements. Each of such restrictions ties the Bank's dividend-paying ability to its levels of regulatory capital and/or income. The Bank's efforts to maintain the required levels of capital and generate the required levels of income will be subject to all of the risks affecting its business. The Bank's written agreement with the OTS was amended in October 1993 to eliminate the requirement that the Bank obtain the written approval of the OTS before declaring or paying any dividends on its common stock.

    As the owner, directly and through two wholly-owned subsidiaries, of a 21.5% limited partnership interest in Saul Holdings (see Note 2), the Real Estate Trust will share in cash distributions from operations and from capital transactions involving the sale or refinancing of the properties of Saul Holdings. Saul Holdings intends to make quarterly cash distributions to the partners out of net cash flow. In October 1993, the Real Estate Trust received its first cash distribution, which was for a partial period, in the amount of $524,000 from Saul Holdings. In February 1994, the Real Estate Trust received its second cash distribution, in the amount of $1,363,000. However, there can be no assurance that these distributions will continue in the future.

    The Parent Company is currently considering a $150 million offering of secured notes. Net proceeds from the proposed offering would be used to repay certain mortgage indebtedness, establish a collateral account to satisfy the liquidity maintenance requirements of the secured notes and for other general corporate purposes. The terms of certain of the mortgage loans to be repaid in part with proceeds from the proposed offering will be modified to waive certain deferred interest, reduce interest rates and extend maturities.

    While the Real Estate Trust's ability to satisfy its liquidity requirements is contingent on future events, which include the sale of new Unsecured Notes in an amount sufficient to finance scheduled maturities of outstanding Unsecured Notes and the Bank's ability to pay tax sharing payments and dividends, the Real Estate Trust believes it will be able to consummate the transactions described above as well as explore other financing opportunities in order to raise sufficient proceeds to fund its liquidity requirements.

2.  SAUL HOLDINGS LIMITED PARTNERSHIP -- REAL ESTATE TRUST
    In late August 1993, the Real Estate Trust entered into a series of transactions undertaken in connection with an initial public offering of common stock of a newly organized corporation, Saul Centers, Inc. ("Saul Centers"). The Real Estate Trust transferred all of its 22 shopping center properties and one of its office properties together with the debt associated with such properties to a newly formed partnership, Saul Holdings, in which the Real Estate Trust owns (directly and through two wholly-owned subsidiaries) a 21.5% interest, other entities affiliated with the Real Estate Trust own a 5.5% interest, and Saul Centers owns a 73.0% interest. B. Francis Saul II, Chairman of the Board of Trustees of the Trust, is also Chairman of the Board of Directors and Chief Executive Officer of Saul Centers, which is the sole general partner of Saul Holdings. The Real Estate Trust has pledged 495,713 partnership units in Saul Holdings to the Bank to secure certain of the Parent Company's obligations under the tax sharing agreement and has pledged 3,000,000 partnership units to a lender (see Note 4).

    In connection with the transfer of its properties to Saul Holdings, the Real Estate Trust was relieved of approximately $196 million in mortgage debt and deferred interest. Pursuant to a reimbursement agreement among the partners of Saul Holdings and its subsidiary limited partnerships (collectively, the "Partnerships"), the Real Estate Trust and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse Saul Centers and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships' debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations. At December 31, 1993, the maximum potential obligations of the Real Estate Trust and its subsidiaries under this agreement totalled approximately $116.1 million.

    The fair market value of each of the properties contributed to the Partnerships by the Real Estate Trust and its subsidiaries at the date of transfer (the "FMV" of each such property) exceeded the tax basis of such property (with respect to each property, such excess is referred to as the "FMV--Tax Difference"). In the event Saul Centers, as general partner of the Partnerships, causes the Partnerships to dispose of, or there is an involuntary disposition of, one or more of such properties, a disproportionately large share of the total gain for federal income tax purposes would be allocated to the Real Estate Trust or its subsidiaries as a result of the property disposition. In general, if the gain recognized by the Partnerships on such a property disposition is less than or equal to the FMV--Tax Difference for such property (as previously reduced by the amounts of special tax allocations of depreciation deductions to the partners), all such gain will be allocated to the Real Estate Trust or its subsidiaries. To the extent the gain recognized by the Partnerships on the property disposition exceeds the FMV--Tax Difference (as adjusted), such excess generally will be allocated among all the partners in Saul Holdings based on their relative percentage interests. In general, the amount of Federal income tax liability in respect of gain allocated to the Real Estate Trust or its subsidiaries in the event of such a property disposition is likely to exceed, perhaps substantially, the amount of cash, if any, distributable to the Real Estate Trust or its subsidiaries as a result of the property disposition. In addition, future reductions in the level of the Partnerships' debt, any release of the guarantees of such debt by the Real Estate Trust or its subsidiaries (as provided in the reimbursement agreement described above), or any refinancings of such debt in which the Real Estate Trust or its subsidiaries do not assume a comparable obligation to that contained in the reimbursement agreement described above could cause the Real Estate Trust or its subsidiaries to have taxable constructive distributions without the receipt of any corresponding amounts of cash.

    Since the assets and liabilities of the properties were not sold, but instead were transferred, to Saul Holdings, they were recorded in Saul Holdings at their historical costs rather than at their market values. At the date of transfer, liabilities exceeded assets on an historical cost basis. Consequently, the Real Estate Trust has recorded its investment in Saul Holdings at zero and has recorded the excess of liabilities over assets transferred, which amounted to approximately $104.3 million, as "Deferred gains -- real estate" in the accompanying Consolidated Balance Sheets.

    The Condensed Consolidated Balance Sheet at December 31, 1993 and September 30, 1993 and the Condensed Consolidated Statement of Operations for October 1, 1993 through December 31, 1993 and for August 27, 1993 through September 30, 1993 of Saul Centers follow.

                               SAUL CENTERS, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                            DECEMBER 31,  SEPTEMBER 30,
                                                                                1993          1993
                                                                            ------------  -------------
                                                                                  (IN THOUSANDS)
Assets
  Real estate investments.................................................   $  263,519    $   262,408
  Accumulated depreciation................................................      (75,029)       (72,931)
  Other assets............................................................       24,875         21,245
                                                                            ------------  -------------
    Total assets..........................................................   $  213,365    $   210,722
                                                                            ------------  -------------
                                                                            ------------  -------------
Liabilities and Stockholders' Equity
  Notes payable...........................................................   $  192,063    $   192,299
  Other liabilities.......................................................       12,205          5,603
                                                                            ------------  -------------
  Total liabilities.......................................................      204,268        197,902
  Total stockholders' equity..............................................        9,097         12,820
                                                                            ------------  -------------
    Total liabilities and stockholders' equity............................   $  213,365    $   210,722
                                                                            ------------  -------------
                                                                            ------------  -------------

                               SAUL CENTERS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                    OCTOBER 1, 1993    AUGUST 27, 1993
                                                                        THROUGH            THROUGH
                                                                   DECEMBER 31, 1993  SEPTEMBER 30, 1993
                                                                   -----------------  ------------------
                                                                              (IN THOUSANDS)
Revenue
  Base rent......................................................     $    10,537         $    3,854
  Other revenue..................................................           3,114              1,014
                                                                         --------            -------
    Total revenue................................................          13,651              4,868
                                                                         --------            -------
Expenses
  Operating expenses.............................................           3,723              1,137
  Interest expense...............................................           2,617              1,122
  Amortization of deferred debt expense..........................             809                275
  Depreciation and amortization..................................           2,216                806
  General and administrative.....................................             708                181
                                                                         --------            -------
    Total expenses...............................................          10,073              3,521
                                                                         --------            -------
Operating income before extraordinary item and holders of
 convertible limited partnership units in operating
 partnership.....................................................           3,578              1,347
Extraordinary item -- loss on early extinguishment of debt.......         --                  (3,519)
                                                                         --------            -------
Net income (loss) before holders of convertible limited
 partnership units in operating partnership......................           3,578             (2,172)
Holders of convertible limited partnership units in operating
 partnership.....................................................             966               (586)
                                                                         --------            -------
Net income (loss)................................................     $     2,612         $   (1,586)
                                                                         --------            -------
                                                                         --------            -------

3.  INVESTMENT PROPERTIES -- REAL ESTATE TRUST
    The following table summarizes the cost basis of income-producing properties and land parcels together with their related debt.

                                             BUILDINGS AND   LEASEHOLD             RELATED
                                NO.   LAND   IMPROVEMENTS    INTERESTS    TOTAL      DEBT
                                ---  ------  -------------   ---------   --------  --------
                                                  (DOLLARS IN THOUSANDS)
DECEMBER 31, 1993
Income-producing properties
  Office & industrial.........   8   $5,670      $104,126      -$-       $109,796  $112,207
  Hotels......................   9    8,872      101,437       --         110,309    89,876
  Other.......................   7    3,575          819         149        4,543       454
                                ---  ------  -------------   ---------   --------  --------
                                24   $18,117     $206,382       $149     $224,648  $202,537
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------
Land parcels..................  10   $38,416     --            --        $ 38,416  $ 63,550
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------
SEPTEMBER 30, 1993
Income-producing properties
  Office & industrial.........   8   $5,249      $104,264      -$-       $109,513  $112,242
  Hotels......................   9    8,872      102,612       --         111,484    90,234
  Other.......................   7    3,575          261         149        3,985     --
                                ---  ------  -------------   ---------   --------  --------
                                24   $17,696     $207,137       $149     $224,982  $202,476
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------
Land parcels..................  10   $38,411     --            --        $ 38,411  $ 63,625
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------
SEPTEMBER 30, 1992
Income-producing properties
  Shopping centers............  22   $21,194     $85,983       1$,821    $108,998  $178,395
  Office & industrial.........   9    5,920      116,397       --         122,317   137,482
  Hotels......................   9    8,872      102,790       --         111,662    92,933
  Other.......................   8    4,064        2,976         149        7,189     2,040
                                ---  ------  -------------   ---------   --------  --------
                                48   $40,050     $308,146      1$,970    $350,166  $410,850
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------
Land parcels..................  12   $40,095     $10,684        $202     $ 50,981  $ 20,517
                                ---  ------  -------------   ---------   --------  --------
                                ---  ------  -------------   ---------   --------  --------

4.  DEBT -- REAL ESTATE TRUST
    Mortgage notes payable are secured by various income-producing properties and land parcels. Almost all mortgage notes are payable in monthly installments, have maturity dates ranging to 2003 and accrue interest at annual rates from 5.4% to 18.7%. Certain mortgages contain a number of restrictions, including cross-default provisions.

    In the first quarter of fiscal 1992, the Real Estate Trust obtained new financing from existing lenders and reached agreement with its five principal lenders on refinancings of approximately $330 million of existing secured debt and $19 million of previously unsecured debt which became secured debt. Three of the lenders agreed to make available a total of approximately $25.5 million in new loans, of which approximately $8.7 million was used to retire existing indebtedness, yielding approximately $16.8 million in net proceeds to the Real Estate Trust. As a result of these transactions, the maturities of $264 million of the Real Estate Trust's secured borrowings were extended for five years, and the Real Estate Trust received options for further extensions of $146 million of such borrowings for up to another five years. Interest payment rates on the affected loans in some cases were permanently reduced and in other cases were reduced for a specified period subject to payment of the deferred interest in the future.

    In March 1992, the Real Estate Trust received $3.75 million in loan proceeds pursuant to collateralized borrowings. It also sold certain land parcels for approximately $4 million in cash. The proceeds from these two transactions were used to fund operations, including payment of past-due real estate taxes.

    The Real Estate Trust obtained a $5.0 million 18-month secured loan from an affiliate in August 1992. Borrowings under this loan totalled $5.0 million at December 31, 1993 and September 30, 1993 and $2.9 million at September 30, 1992. Interest accrues at prime plus 1.5%. Subsequent to December 31, 1993, the loan was extended to April 30, 1994.

    At September 30, 1992, mortgage notes payable included two nonrecourse mortgage loans with a combined principal balance of approximately $2.0 million, one of which matured in August 1992 and the other of which matured in September 1992. The Real Estate Trust repaid these loans in fiscal 1993 with funds from the sale of the associated income-producing property.

    In December 1992, the Trust completed the sale to an institutional investor, for $25 million, of 100% of the preferred stock of a newly organized subsidiary of the Parent Company to which the the Parent Company contributed certain real estate and other assets. The assets contributed included six shopping centers and one office building, several parcels of unencumbered raw land, and a capital note in the amount of $58 million secured by a junior lien on 30% of the Bank's common stock. The net proceeds of the transaction were lent by the subsidiary to the Parent Company in exchange for a Parent Company note (the "Trust Note") secured by specified real estate properties and other assets, including a first lien on 30% of the Bank's stock. Such proceeds were applied by the Trust for its general corporate purposes, with approximately $2.3 million of such proceeds being reserved for capital improvements to certain of the real estate properties contributed to the new subsidiary. In late August 1993, the Real Estate Trust was relieved of approximately $196 million in mortgage debt and deferred interest in connection with the formation of Saul Holdings (See Note 2). As a part of this transaction, the preferred stock issued to the institutional investor was redeemed in exchange for the Trust Note and in connection therewith, as additional security for the Trust Note, the subsidiary guaranteed the Trust Note and pledged its 3,000,000 partnership units in Saul Holdings.

    Notes payable -- unsecured includes notes which have been sold by the Real Estate Trust directly to investors at varying interest rates with maturities of one to ten years (see Note 1). These Unsecured Notes do not contain any provisions for conversion, sinking fund or amortization. Unsecured Notes sold after November 14, 1986 are subject to a provision permitting the Real Estate Trust to call them prior to maturity. The weighted average interest rates of the outstanding Unsecured Notes at December 31, 1993, September 30, 1993 and 1992 were 12.3%, 12.7% and 13.7%, respectively. No Unsecured Notes were sold during fiscal 1992. During fiscal 1993 the Real Estate Trust sold Unsecured Notes amounting to approximately $11.9 million. During the three-month period ended December 31, 1993, the Trust sold Unsecured Notes amounting to approximately $4.2 million.

    The maturity schedule for the Real Estate Trust's outstanding debt at December 31, 1993 for the fiscal years commencing October 1, 1993 is set forth in the following table.

                             DEBT MATURITY SCHEDULE

                                                                 UNSECURED
FISCAL YEAR                                   MORTGAGE NOTES       NOTES           TOTAL
- -------------------------------------------  -----------------  -----------  -----------------
                                                              (IN THOUSANDS)
1994(a)....................................  $     9,194         $  11,077   $    20,271
1995.......................................        9,643             7,034        16,677
1996.......................................        7,011             5,553        12,564
1997.......................................      179,692(b)(c)       2,904       182,596(b)(c)
1998.......................................       16,024             7,990        24,014
Thereafter.................................       43,350             5,329        48,679
                                             -----------------  -----------  -----------------
                                             $   264,914         $  39,887   $   304,801
                                             -----------------  -----------  -----------------
                                             -----------------  -----------  -----------------

- ------------------------
(a)   January 1, 1994 to September 30, 1994.
(b) The Real Estate Trust has five one-year options to extend $146 million of this amount upon payment of $9 million in reduction of principal in fiscal 1997 and $8 million in reduction of principal each year thereafter.
(c) Balance does not include deferred interest accrued in the accompanying consolidated balance sheets, which amounted to approximately $16.8 million at December 31, 1993 and is payable at maturity.

5.  LONG-TERM LEASE OBLIGATIONS -- REAL ESTATE TRUST
    The Real Estate Trust had several noncancelable long-term leases which applied principally to land underlying some of its shopping centers that were transferred to Saul Holdings in August 1993. The only remaining lease provides for periodic adjustments of the basic annual rent. This lease will expire in 2061. The minimum future rental commitments under this lease amount to $101,000 per year for the next five fiscal years; thereafter, the total commitment is $6.3 million.

    The Consolidated Statements of Operations contain minimum ground rent expense of $14,000, $78,000, $286,000, $312,000, and $308,000 for the three months ended December 31, 1993 and 1992 and in fiscal 1993, 1992 and 1991, respectively. In addition to the minimum ground rent payments, real estate taxes on the land are an obligation of the Real Estate Trust.

6.  RENTS FROM COMMERCIAL PROPERTIES -- REAL ESTATE TRUST
    This income classification includes minimum and overage rent arising from noncancelable commercial leases. Minimum rent for the three months ended December 31, 1993 and 1992 and for fiscal years 1993, 1992, and 1991 amounted to $3.7, $10.5, $38.0, $41.7 and $43.6 million, respectively. Overage rent for these periods amounted to $0.1, $0.9, $2.7, $3.0 and $3.2 million, respectively. Future minimum rentals as of December 31, 1993 under noncancelable leases are as follows:

FISCAL YEAR                                                           (IN THOUSANDS)
- --------------------------------------------------------------------  --------------
1994(1).............................................................    $    9,975
1995................................................................        10,087
1996................................................................         3,802
1997................................................................         1,789
1998................................................................           811
Thereafter..........................................................           369

- ------------------------
(1)   Represents the period January 1, 1994 through September 30, 1994.

7.  TRANSACTIONS WITH RELATED PARTIES -- REAL ESTATE TRUST

TRANSACTIONS WITH B. F. SAUL COMPANY AND ITS SUBSIDIARIES

    The Real Estate Trust is managed by B. F. Saul Advisory Company (the "Advisor"), a wholly-owned subsidiary of B. F. Saul Company ("Saul Co."). All of the Real Estate Trust's officers and three Trustees of the Trust are also officers and/or directors of Saul Co. and/or its subsidiary corporations. The Advisor is paid a fixed monthly fee which is subject to annual review by the Trustees. The monthly fee was $318,000 during the period from July 1, 1990 through March 31, 1991. The fee was decreased effective April 1, 1991 to $97,000 per month and remained at that rate through December 31, 1992. Effective January 1, 1993, the monthly fee rate was increased to $157,000. As of October 1, 1993, the monthly rate was increased to $250,000. The advisory contract has been extended until September 30, 1994, and will continue thereafter unless cancelled by either party at the end of any contract year. Certain loan agreements of Saul Co. prohibit termination of this contract. Advisory fees payable to the Advisor at December 31, 1993 were approximately $266,000.

    Saul Co. and Franklin Property Company ("Franklin"), a wholly-owned subsidiary of Saul Co., provide services to the Real Estate Trust in the areas of commercial property management and leasing, hotel management, development and construction management, and acquisitions, sales and financings of real property. Fees paid to Saul Co. and Franklin amounted to $1.1, $1.6, $7.7, $8.7 and $7.7 million for the three months ended December 31, 1993 and 1992 and fiscal 1993, 1992 and 1991, respectively. The Real Estate Trust reimburses the Advisor and Franklin for costs and expenses incurred in connection with the acquisition and development of real property on behalf of the Real Estate Trust, in-house legal expenses and for all travel expenses incurred in connection with the affairs of the Real Estate Trust.

    The Real Estate Trust pays the Advisor 1% of the principal amount of the Unsecured Notes as they are issued to offset its costs of administering the program. These payments amounted to $42,000, $18,000 and $118,000 for the three months ended December 31, 1993 and 1992 and fiscal 1993, respectively. There were no such payments in fiscal 1992 or 1991.

    A subsidiary of Saul Co. is a general insurance agency which receives commissions and countersignature fees in connection with the Real Estate Trust's insurance program. Such commissions and fees amounted to $55,000, $55,000, $221,000, $229,000 and $219,000 for the three months ended December 31, 1993 and 1992 and in fiscal 1993, 1992 and 1991, respectively.

    The Real Estate Trust has a payable to the Saul Co. of approximately $5.9 and $3.3 million as of December 31, 1993 and September 30, 1993, respectively, bearing interest at the rate of prime plus 1/2 percent per annum. The Trust owed no amounts to the Saul Co. as of September 30, 1992. The funds are used for general operating purposes.

REMUNERATION OF TRUSTEES AND OFFICERS

    For the three months ended December 31, 1993 and 1992 and for fiscal years 1993, 1992, and 1991, the Real Estate Trust paid the Trustees $17,000, $17,000, $79,000, $88,000 and $79,000, respectively, for their services. No compensation was paid to the officers of the Real Estate Trust for acting as such; however, one Trustee was paid by the Bank for his services as Chairman and Chief Executive Officer of the Bank, and two received payments for their services as directors of the Bank. Three of the Trustees and all of the officers of the Real Estate Trust receive compensation from Saul Co. and/or its subsidiary corporations as directors or officers thereof.

LEGAL SERVICES

    The law firm in which one of the Trustees is a partner received $0.2, $0.6, $1.2, $2.1 and $2.2 million, excluding expense reimbursements, during the three months ended December 31, 1993 and 1992 and fiscal 1993, 1992, and 1991, respectively, for legal services to the Real Estate Trust.

SALE OF AVENEL BUSINESS PARK-PHASE I

    In 1984, the Real Estate Trust sold Avenel Business Park-Phase I to an affiliate, Avenel Associates Limited Partnership (the"Partnership"), for $8.9 million based on an independent appraisal. The managing general partner of the Partnership was a subsidiary of Saul Co., and a subsidiary of the Bank owned a 45% interest in the Partnership. The Real Estate Trust received the sales price for the property in the form of cash, a purchase money note in the amount of $1,735,000 and the assumption of a first trust loan. The net gain realized upon the sale was $3,023,000, after deducting a $781,000 discount of the purchase money note due to its below market interest rate. The Real Estate Trust has continued to defer recognition of this gain pending a sale of the property to an unaffiliated entity.

    In late August 1993, the Partnership sold Avenel Business Park-Phase I to Saul Holdings and redeemed the purchase money note held by the Real Estate Trust. The gain has continued to be deferred in accordance with the accounting policy for gain recognition described in Note 2.

SAUL HOLDINGS LIMITED PARTNERSHIP

    See Note 2 for a description of this partnership. The Real Estate Trust accounts for this investment under the equity method. The Real Estate Trust's share of earnings for the three months ended December 31, 1993 was $725,000. The Real Estate Trust's share of losses for Saul Holdings for its initial period of operations, August 27, 1993 through September 30, 1993, was $467,000.

OTHER TRANSACTIONS

    The Real Estate Trust leases space to the Bank, Franklin and Saul Co. at several of its income-producing properties. Minimum rents and recoveries paid by these affiliates amounted to approximately $13,000, $133,000, $460,000, $533,000 and $558,000, in the three months ended December 31, 1993 and 1992 and in fiscal 1993, 1992 and 1991, respectively.

8.  REGULATORY MATTERS -- THE BANK
    At December 31, 1993 the Bank was in compliance with all of its regulatory capital requirements under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), with tangible, core and risk-based capital ratios of 4.55%, 5.30% and 11.56%, respectively. See Note 27.

    The Bank is subject to a written agreement with the OTS dated September 30, 1991. The agreement, as amended on October 29, 1993, addresses, among other things, transactions with affiliates, reductions of real estate acquired in settlement of loans and asset quality. Specifically, the Bank agreed that, without receiving the prior approval of the OTS, it would not increase its investment in certain real estate projects beyond specified levels. In addition, the Bank must provide the OTS with 15 days notice prior to selling certain significant business assets.

    The Parent Company and an affiliated entity have entered into an agreement with the OTS to maintain the Bank's regulatory capital at the required levels and, if necessary, to infuse additional capital for that purpose. To the extent the Bank is unable to meet its regulatory capital requirements in the future, the OTS could seek to enforce the Parent Company's obligations under the agreement.

9.  LOANS HELD FOR SECURITIZATION AND SALE -- THE BANK
    Loans held for securitization and sale are composed of the following:

                                                                                    SEPTEMBER 30,
                                                                 DECEMBER 31,  ------------------------
                                                                     1993         1993         1992
                                                                 ------------  -----------  -----------
                                                                             (IN THOUSANDS)
Credit card receivables........................................   $  300,000   $   300,000  $   150,000
Home equity credit line receivables............................       --           --           200,000
                                                                 ------------  -----------  -----------
  Total........................................................   $  300,000   $   300,000  $   350,000
                                                                 ------------  -----------  -----------
                                                                 ------------  -----------  -----------

10. INVESTMENT SECURITIES -- THE BANK
    At December 31, 1993, all investment securities are classified as available-for-sale in accordance with SFAS 115. Gross unrealized holding gains and losses in the Bank's investment securities at December 31, 1993 are as follows:

                                                                          GROSS        GROSS
                                                                       UNREALIZED   UNREALIZED
                                                           AMORTIZED     HOLDING      HOLDING     AGGREGATE
                                                             COST         GAINS       LOSSES     FAIR VALUE
                                                          -----------  -----------  -----------  -----------
                                                                            (IN THOUSANDS)
DECEMBER 31, 1993
  U.S. Government securities............................   $   4,690    $       4    $  --        $   4,694
  Other securities......................................         102       --           --              102
                                                          -----------  -----------  -----------  -----------
    Total...............................................   $   4,792    $       4    $  --        $   4,796
                                                          -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------

    As discussed in the Summary of Significant Accounting Policies -- The Bank, at September 30, 1993 and 1992, investment securities were carried at amortized cost. The gross unrealized gains and losses for the Bank's investment securities at September 30, 1993 and 1992 were as follows:

                                                                       GROSS        GROSS      ESTIMATED
                                                        CARRYING    UNREALIZED   UNREALIZED     MARKET
                                                          VALUE        GAINS       LOSSES        VALUE
                                                       -----------  -----------  -----------  -----------
                                                                         (IN THOUSANDS)
SEPTEMBER 30, 1993
  U.S. Government securities.........................  $     4,686   $      33    $  --       $     4,719
  Other securities...................................          103      --           --               103
                                                       -----------  -----------  -----------  -----------
    Total............................................  $     4,789   $      33    $  --       $     4,822
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------
SEPTEMBER 30, 1992
  U.S. Government securities.........................  $   173,285   $   7,455    $  --       $   180,740
  Other securities...................................          105      --           --               105
                                                       -----------  -----------  -----------  -----------
    Total............................................  $   173,390   $   7,455    $  --       $   180,845
                                                       -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------

    A comparison of amortized cost and fair value for investment securities, along with the contractual maturity dates, by category of investments at December 31, 1993, is as follows:

                                                                                                 AGGREGATE
                                                                                    AMORTIZED      FAIR
                                                                                      COST         VALUE
                                                                                   -----------  -----------
                                                                                        (IN THOUSANDS)
DECEMBER 31, 1993
  Investment securities available-for-sale:
    U.S. Government securities
      Maturing within one year...................................................   $     296    $     296
      Maturing after one year, but within five years.............................       4,394        4,398
                                                                                   -----------  -----------
        Total U.S. Government securities.........................................       4,690        4,694
                                                                                   -----------  -----------
    Other securities:
      Maturing within one year...................................................         102          102
                                                                                   -----------  -----------
        Total other securities...................................................         102          102
                                                                                   -----------  -----------
          Total investment securities available-for-sale.........................   $   4,792    $   4,796
                                                                                   -----------  -----------
                                                                                   -----------  -----------

    Proceeds from sales of investment securities, including securities held for sale, during fiscal 1993 and 1991 were $181.8 and $247.0 million. Gross gains of $8.9 and $1.4 million and gross losses of

$0 and $0.2 million were realized on those sales for fiscal 1993 and 1991, respectively. There were no sales of investment securities during the three months ended December 31, 1993 and 1992, and the year ended September 30, 1992.

    At December 31, 1993, certain investment securities were pledged as collateral for certain letters of credit. See Note 29.

11. MORTGAGE-BACKED SECURITIES -- THE BANK
    At December 31, 1993, mortgage-backed securities are classified as available-for-sale in accordance with SFAS 115. Gross unrealized holding gains and losses of the Bank's mortgage-backed securities at December 31, 1993 are as follows:

                                                                     GROSS        GROSS
                                                                  UNREALIZED   UNREALIZED     AGGREGATE
                                                     AMORTIZED      HOLDING      HOLDING        FAIR
                                                       COST          GAINS       LOSSES         VALUE
                                                   -------------  -----------  -----------  -------------
                                                                       (IN THOUSANDS)
DECEMBER 31, 1993
  FNMA...........................................  $      46,184   $     311    $    (159)  $      46,336
  FHLMC..........................................      1,046,148      11,231       (1,726)      1,055,653
  Private label, AA-rated........................        245,128       3,949       --             249,077
                                                   -------------  -----------  -----------  -------------
    Total........................................  $   1,337,460   $  15,491    $  (1,885)  $   1,351,066
                                                   -------------  -----------  -----------  -------------
                                                   -------------  -----------  -----------  -------------

    As discussed in the Summary of Significant Accounting Policies -- The Bank, at September 30, 1993 and 1992, mortgage-backed securities were carried at amortized cost. The gross unrealized gains and losses for the Bank's mortgage-backed securities at September 30, 1993 and 1992 were as follows:

                                                                                            ESTIMATED
                                    PRINCIPAL    UNAMORTIZED    UNEARNED     CARRYING        MARKET
                                     BALANCE       PREMIUMS    DISCOUNTS       VALUE          VALUE
                                  -------------  ------------  ----------  -------------  -------------
                                                             (IN THOUSANDS)
SEPTEMBER 30, 1993
  FNMA..........................  $      51,535   $      954   $     (24)  $      52,465  $      53,234
  FHLMC.........................      1,138,175       17,663      (1,465)      1,154,373      1,173,539
  Private label, AA-rated.......        295,558       --          (1,204)        294,354        301,287
                                  -------------  ------------  ----------  -------------  -------------
    Total.......................  $   1,485,268   $   18,617   $  (2,693)  $   1,501,192  $   1,528,060
                                  -------------  ------------  ----------  -------------  -------------
                                  -------------  ------------  ----------  -------------  -------------
SEPTEMBER 30, 1992
  FNMA..........................  $      88,861   $    1,018   $    (351)  $      89,528  $      91,630
  FHLMC.........................        974,862       13,331      (2,149)        986,044      1,011,744
  Private label, AA-rated.......        525,833       --          (1,752)        524,081        537,445
                                  -------------  ------------  ----------  -------------  -------------
    Total.......................  $   1,589,556   $   14,349   $  (4,252)  $   1,599,653  $   1,640,819
                                  -------------  ------------  ----------  -------------  -------------
                                  -------------  ------------  ----------  -------------  -------------

    Gross unrealized gains were $27.1 and $41.2 million at September 30, 1993 and 1992, respectively. Gross unrealized losses were $230 and $5 thousand at September 30, 1993 and 1992, respectively.

    Proceeds from sales of mortgage-backed securities, including mortgage-backed securities held for sale, were $0, $230.6, $810.8, $834.2 and $835.9 million during the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively. Gross gains of $0, $0.7, $10.2, $23.0 and $21.0 million and gross losses of $0, $0.6, $4.4, $3.0 and $1.0 million were realized on the sale of mortgage-backed securities, including mortgage-backed securities held for sale, during the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

    Accrued interest receivable on mortgage-backed securities totaled $7.9, $8.9 and $10.1 million at December 31, 1993, September 30, 1993 and 1992, respectively, and  is  included in  other  assets in  the  Consolidated  Balance
Sheets.

    At December 31, 1993, certain mortgage-backed securities were pledged as collateral for securities sold under repurchase agreements, other short-term borrowings and other recourse arrangements. See Notes 20 and 29. Other mortgage-backed securities with a book value of $92.3 million were pledged as collateral primarily for credit card settlement obligations.

12. LOANS RECEIVABLE -- THE BANK
    Loans receivable is composed of the following:

                                                                                   SEPTEMBER 30,
                                                            DECEMBER 31,   -----------------------------
                                                                1993            1993           1992
                                                           --------------  --------------  -------------
                                                                          (IN THOUSANDS)
Single-family residential................................  $   1,207,232   $   1,111,306   $     758,169
Home equity..............................................        107,972          60,549          23,148
Commercial and multifamily...............................         99,971          95,611          61,522
Real estate construction.................................         83,221          69,940          88,428
Ground...................................................         18,651          19,340          30,008
Credit card..............................................        653,647         454,520         722,672
Automobile...............................................        150,899         106,725          19,910
Overdraft lines of credit................................         43,192          42,198          38,963
Other....................................................         33,642          31,295          35,119
                                                           --------------  --------------  -------------
                                                               2,398,427       1,991,484       1,777,939
                                                           --------------  --------------  -------------
Less:
  Undisbursed portion of loans...........................         65,743          63,620          58,284
  Unearned discounts.....................................          1,636           1,543           2,589
  Net deferred loan origination fees (costs).............         (6,521)         (3,472)          1,889
  Reserve for losses on loans............................         66,940          68,040          78,818
                                                           --------------  --------------  -------------
                                                                 127,798         129,731         141,580
                                                           --------------  --------------  -------------
  Total..................................................  $   2,270,629   $   1,861,753   $   1,636,359
                                                           --------------  --------------  -------------
                                                           --------------  --------------  -------------

    The Bank serviced loans owned by others amounting to $3,072.4, $3,423.6, $2,379.1 and $2,771.5 million at December 31, 1993, September 30, 1993, 1992 and
1991, respectively.

    Accrued interest receivable on loans totaled $16.8, $16.0 and $17.3 million at December 31, 1993, September 30, 1993 and 1992, respectively, and is included in other assets in the Consolidated Balance Sheets.

13. REAL ESTATE HELD FOR INVESTMENT OR SALE -- THE BANK
    Real estate held for investment or sale is composed of the following:

                                                                                   SEPTEMBER 30,
                                                               DECEMBER 31,  --------------------------
                                                                   1993          1993          1992
                                                               ------------  ------------  ------------
                                                                            (IN THOUSANDS)
Land, development, construction and rental properties........   $   69,434   $    69,313   $    92,363
Investments in limited partnerships..........................       (2,105)       (1,580)       (1,222)
Investments in real estate ventures..........................        8,898         8,898         8,892
                                                               ------------  ------------  ------------
  Total real estate held for investment......................       76,227        76,631       100,033
                                                               ------------  ------------  ------------
Real estate held for sale....................................      414,507       434,616       541,352
                                                               ------------  ------------  ------------
Less:
  Reserve for losses on real estate held for investment......       10,188        10,182        14,919
  Reserve for losses on real estate held for sale............      101,275       101,462        94,125
  Accumulated depreciation and amortization..................       11,624        11,144        10,414
                                                               ------------  ------------  ------------
    Total real estate held for investment or sale............   $  367,647   $   388,459   $   521,927
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

    Earnings (loss) on real estate held for investment or sale is composed of the following:

                                                                                   THREE MONTHS ENDED
                                                                                      DECEMBER 31,
                                                                                  ---------------------
                                                                                    1993        1992
                                                                                  ---------  ----------
                                                                                     (IN THOUSANDS)
Provision for losses............................................................  $  (3,867) $  (22,694)
Net income from operating properties............................................      1,274       2,406
Equity earnings (loss) from investments in limited partnerships.................        461         (15)
Net gain on sales...............................................................      1,848         702
                                                                                  ---------  ----------
  Total.........................................................................  $    (284) $  (19,601)
                                                                                  ---------  ----------
                                                                                  ---------  ----------

                                                                         YEAR ENDED SEPTEMBER 30,
                                                                    ----------------------------------
                                                                       1993        1992        1991
                                                                    ----------  ----------  ----------
                                                                              (IN THOUSANDS)
Provision for losses..............................................  $  (30,415) $  (60,596) $  (47,983)
Net income from operating properties..............................       6,496       9,800       4,210
Equity earnings (loss) from investments in limited partnerships...       1,694         391        (598)
Net gain (loss) on sales..........................................       9,503        (244)     (3,124)
                                                                    ----------  ----------  ----------
  Total...........................................................  $  (12,722) $  (50,649) $  (47,495)
                                                                    ----------  ----------  ----------
                                                                    ----------  ----------  ----------

    The Corporations have an ADC arrangement with, and hold partnership interests in, various limited partnerships. The partnerships and ADC arrangement were formed for the purpose of acquiring, developing, operating and selling real estate and are accounted for under the equity method with profits and losses allocated proportionately among the partnership interests. At December 31, 1993, there were no outstanding commitments, lines of credit or other arrangements between the Corporations and the partnerships relating to these investments. Combined, condensed financial information for the partnerships and ADC arrangement is presented below:

                                 BALANCE SHEETS

                                                                                     SEPTEMBER 30,
                                                                    DECEMBER 31,  --------------------
                                                                        1993        1993       1992
                                                                    ------------  ---------  ---------
                                                                              (IN THOUSANDS)
ASSETS
  Land, buildings, construction in progress and other assets......   $   47,786   $  77,803  $  91,941
                                                                    ------------  ---------  ---------
                                                                    ------------  ---------  ---------
LIABILITIES AND PARTNERSHIP EQUITY
  Notes payable to the Corporations...............................   $    8,898   $   9,168  $   9,248
  Other liabilities...............................................       48,018      69,241     78,596
  Partnership (deficit) equity:
    -- Corporations...............................................       (2,850)     (2,344)    (1,986)
    -- Others.....................................................       (6,280)      1,738      6,083
                                                                    ------------  ---------  ---------
                                                                     $   47,786   $  77,803  $  91,941
                                                                    ------------  ---------  ---------
                                                                    ------------  ---------  ---------

                            STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS ENDED
                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1993       1992
                                                                                    ---------  ---------
                                                                                       (IN THOUSANDS)
Income............................................................................  $   1,810  $   3,082
Expenses..........................................................................     (1,799)    (3,148)
                                                                                    ---------  ---------
    Net income (loss).............................................................  $      11  $     (66)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                                                                         YEAR ENDED SEPTEMBER 30,
                                                                    ----------------------------------
                                                                       1993        1992        1991
                                                                    ----------  ----------  ----------
                                                                              (IN THOUSANDS)
Income............................................................  $   12,492  $   12,041  $    9,832
Expenses..........................................................     (13,669)    (12,155)    (11,113)
Gain on sales of property.........................................       4,892      --             197
                                                                    ----------  ----------  ----------
    Net income (loss).............................................  $    3,715  $     (114) $   (1,084)
                                                                    ----------  ----------  ----------
                                                                    ----------  ----------  ----------

    With respect to the ADC arrangement, the limited partnership classifies the Bank's investment in the real estate project as a liability payable to the Bank rather than as equity.

    During the December 1993 quarter, the Bank sold its interests in three limited partnerships to other partners at an aggregate amount that exceeded the net carrying values of these assets.

14. RESERVES FOR LOSSES -- THE BANK
    Activity in the reserves for losses on loans receivable and real estate held for investment or sale is summarized as follows:

                                                                             REAL ESTATE HELD
                                                                  LOANS      FOR INVESTMENT OR
                                                                RECEIVABLE         SALE
                                                               ------------  -----------------
                                                                       (IN THOUSANDS)
Balance, September 30, 1990..................................  $     58,339     $    12,878
  Provision for losses.......................................       147,141          47,983
  Charge-offs................................................      (126,451)         (3,363)
  Recoveries.................................................        10,716         --
                                                               ------------  -----------------
Balance, September 30, 1991..................................        89,745          57,498
  Provision for losses.......................................        89,062          60,596
  Charge-offs................................................      (112,544)         (9,050)
  Recoveries.................................................        12,555         --
                                                               ------------  -----------------
Balance, September 30, 1992..................................  $     78,818     $   109,044
  Provision for losses.......................................        62,513          30,415
  Charge-offs................................................       (87,194)        (27,815)
  Recoveries.................................................        13,903         --
                                                               ------------  -----------------
Balance, September 30, 1993..................................        68,040         111,644
  Provision for losses.......................................        12,095           3,867
  Charge-offs................................................       (16,600)         (4,048)
  Recoveries.................................................         3,405         --
                                                               ------------  -----------------
Balance, December 31, 1993...................................  $     66,940     $   111,463
                                                               ------------  -----------------
                                                               ------------  -----------------

    The reserves for losses at December 31, 1993 are based on management's estimates of the amount of reserves required to reflect the risks in the loan and real estate portfolios based on circumstances and conditions known at the time. The Bank's primary lending and real estate investment market is the Washington, D.C. metropolitan area, which was adversely affected by the downturn in recent years in the local real estate market. The ultimate impact of these economic developments, the absence of a continued recovery in the real estate markets and the effect of general market conditions on the Bank's borrowers could result in difficulties in certain borrowers meeting their obligations to the Bank and the Bank's ability to dispose of its real estate properties. As a result, the Bank may incur additional provisions for losses.

15. NON-PERFORMING ASSETS -- THE BANK
    The Bank's  primary  lending  and  real  estate  investment  market  is  the
Washington, D.C. metropolitan area, which was adversely affected by the prolonged downturn in the local real estate market in recent years. Non-performing assets are composed of the following at December 31, 1993:

                                                             NON-ACCRUAL   REAL ESTATE
                                                                LOANS          (1)            TOTAL
                                                             -----------  --------------  -------------
                                                                           (IN THOUSANDS)
Single-family residential..................................  $   8,830     $     2,564    $    11,394
Residential land, development and construction.............      --            286,561        286,561
Office buildings...........................................      --              5,737          5,737
Retail centers.............................................     15,008           2,157         17,165
Commercial land (2)........................................      --             25,111         25,111
                                                             -----------  --------------  -------------
  Total real estate assets.................................     23,838         322,130        345,968
Credit card................................................     21,657          --             21,657
Other......................................................        258          --                258
                                                             -----------  --------------  -------------
  Total non-performing assets..............................  $  45,753     $   322,130    $   367,883
                                                             -----------  --------------  -------------
                                                             -----------  --------------  -------------
Reserves for Losses........................................
  Real estate..............................................  $  19,139     $   111,463    $   130,602
  Credit card..............................................     46,886          --             46,886
  Other....................................................        915          --                915
                                                             -----------  --------------  -------------
    Total..................................................  $  66,940     $   111,463    $   178,403
                                                             -----------  --------------  -------------
                                                             -----------  --------------  -------------
Reserves for Losses as a Percentage of
  Non-performing Assets (3)
  Real estate..............................................      80.29%          26.33%         29.20%
  Credit card..............................................     216.49%         --             216.49%
  Other....................................................     354.65%         --             354.65%
                                                             -----------  --------------  -------------
    Total..................................................     146.31%          26.33%         38.03%
                                                             -----------  --------------  -------------
                                                             -----------  --------------  -------------

- ------------------------
(1) Real estate acquired in settlement of loans is shown net of valuation allowances.
(2) An $8.9 million participating loan to a joint venture is classified for accounting purposes as real estate held for investment and, accordingly, is presented in the above table as Real Estate.
(3) The ratio of reserves for losses to non-performing assets is calculated before the deduction of such reserves.

    Approximately 17.8% of the Bank's non-performing credit card loans are located in the Washington, D.C. metropolitan area. In general, the Bank's remaining non-performing assets are located in the Washington, D.C. metropolitan area, including approximately 55.9% located in Loudoun County, Virginia.

    The ultimate collection or realization of the Bank's non-performing assets will be primarily dependent on the general economic conditions in the Washington, D.C. metropolitan area. Based upon current economic conditions and other factors, the Bank has provided loss reserves and initial write-downs for real estate acquired in settlement of loans. See Note 14. As circumstances change, it may be necessary to provide additional reserves based on new information.

    At December 31, 1993, September 30, 1993 and 1992, the Bank had $36.2, $36.7 and $31.7 million, respectively, of loans accounted for as troubled debt restructurings, of which $0, $0 and $5.3 million, respectively, were included as non-accrual loans. At December 31, 1993, the Bank had commitments to lend $3.5 million of additional funds on loans which have been restructured.

    The amount of interest income that would have been recorded if non-accrual assets and restructured loans had been current in accordance with their original terms was $3.2, $3.1, $10.5, $16.3 and $21.3 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively. The amount of interest income that was recorded on these loans was $0.6, $0.9, $3.0, $5.0 and $5.1 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

16. SIGNIFICANT SALES TRANSACTIONS -- THE BANK
    The Bank periodically sells credit card receivables through asset-backed securitizations, in which credit card receivables are transferred to trusts, and the Bank sells certificates to investors representing ownership interests in the trusts. The Bank sold and received gross proceeds of $350.0 and $280.0 million for these asset-backed certificates for the years ended September 30, 1993 and 1992, respectively. There were no such securitizations during the three months ended December 31, 1993 and 1992, and the year ended September 30, 1991. No gains or losses were recorded on the transactions; however, excess servicing fees are recognized over the related lives of the transactions. In fiscal 1991, the Bank repurchased $231.2 million of trust certificates representing securitized receivables previously sold in order to sell certain of the underlying account relationships as discussed below. Outstanding trust certificate balances related to these and previous securitizations were $778.4, $841.8 and $689.2 million at December 31, 1993, September 30, 1993 and 1992, respectively. The related receivable balances contained in the trusts were $1,072.3, $1,232.8 and $830.9 million at December 31, 1993, September 30, 1993 and 1992, respectively. The Bank continues to service the underlying loans and is contingently liable under various letters of credit or surety bonds that were issued in connection with these transactions. See Note 29.

    During the three months ended December 31, 1992 and fiscal years 1992 and 1991, the Bank sold credit card relationships with related outstanding receivable balances of $14.9, $14.9 and $273.4 million, respectively. Gains of $1.5, $1.5 and $20.7 million were recorded in connection with these sales for the three months ended December 31, 1992 and the years ended September 30, 1992 and 1991, respectively, and the Bank no longer services these relationships. No such sales occurred during the three months ended December 31, 1993 and the year ended September 30, 1993.

    For the three months ended December 31, 1992 and fiscal years 1993, 1992 and 1991, the Bank sold home equity credit line receivables through asset-backed securitizations, in which home equity credit line receivables were transferred to trusts, and the Bank sold certificates to investors representing ownership interests in the trusts. The amount of receivables sold and gross proceeds received was $194.2, $340.4, $253.6 and $600.1 million, respectively. Gains recognized on these transactions were $10.4, $16.8, $15.1 and $25.8 million, respectively, and the Bank continues to service the underlying loans. There were no such sales during the three months ended December 31, 1993. The outstanding trust certificate balances and the related receivable balances contained in the trusts were $444.0, $530.1 and $457.2 million at December 31, 1993, September 30, 1993 and 1992, respectively. The Bank is contingently liable under various surety bonds issued in connection with these transactions. See Note 29.

    In September 1991, the Bank sold automobile loan receivables through an asset-backed securitization, in which automobile loan receivables were transferred to a trust, and the Bank sold certificates to investors representing ownership interests in the trust. The amount of receivables sold and gross proceeds received was $113.9 million. A gain of $4.3 million was recognized on this transaction and the Bank continues to service the underlying loans. The outstanding trust certificate balances and the related receivable balances contained in the trust were $23.2, $29.6 and $64.2 million at December 31, 1993, September 30, 1993 and 1992, respectively. The Bank is contingently liable under a surety bond issued in connection with this transaction. See Note 29.

17. PROPERTY AND EQUIPMENT -- THE BANK
    Property and equipment is composed of the following:

                                                                                    SEPTEMBER 30,
                                                   ESTIMATED     DECEMBER 31,  ------------------------
                                                  USEFUL LIVES       1993         1993         1992
                                                 --------------  ------------  -----------  -----------
                                                                     (IN THOUSANDS)
Land...........................................        --         $   24,035   $    23,033  $    23,045
Construction in progress.......................        --              3,089         2,366        2,287
Buildings and improvements.....................     10-45 years       47,304        47,001       49,391
Leasehold improvements.........................      5-20 years       48,487        44,164       43,652
Furniture and equipment........................      5-10 years      108,229       106,603      101,289
Automobiles....................................       3-5 years          999           791          233
                                                                 ------------  -----------  -----------
                                                                     232,143       223,958      219,897
Less:
  Accumulated depreciation and amortization....                       93,307        88,158       74,171
                                                                 ------------  -----------  -----------
    Total......................................                   $  138,836   $   135,800  $   145,726
                                                                 ------------  -----------  -----------
                                                                 ------------  -----------  -----------

    Depreciation expense amounted to $4.4, $3.7, $14.8, $14.5 and $14.2 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

18. LEASES -- THE BANK
    The Corporations have noncancelable, long-term leases for office premises and retail space, which have a variety of terms expiring from 1994 to 2029. These leases are accounted for as operating leases. Some of the leases are subject to rent adjustments in the future based upon changes in the Consumer Price Index and some also contain renewal options. The following is a schedule by years of future minimum lease payments required at December 31, 1993:

PERIOD ENDING
SEPTEMBER 30,                                                      (IN THOUSANDS)
- -----------------------------------------------------------------  --------------
1994.............................................................   $    9,102(1)
1995.............................................................        8,022
1996.............................................................        7,390
1997.............................................................        6,342
1998.............................................................        5,585
Thereafter.......................................................       51,179
                                                                   --------------
    Total........................................................   $   87,620
                                                                   --------------
                                                                   --------------

- ------------------------
(1)   Represents the period January 1, 1994 through September 30, 1994.

    Rent expense totaled $2.3, $2.3, $9.2, $9.0 and $9.0 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

19. DEPOSIT ACCOUNTS -- THE BANK
    An analysis of deposit accounts and the related weighted average effective interest rates follows:

                                                                                     DECEMBER 31, 1993
                                                                                ---------------------------
                                                                                                 WEIGHTED
                                                                                   AMOUNT      AVERAGE RATE
                                                                                -------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Demand accounts...............................................................  $      83,163       --
NOW accounts..................................................................        815,426        2.92%
Money market deposit accounts.................................................      1,164,091        3.28%
Statement savings accounts....................................................      1,058,638        3.48%
Other deposit accounts........................................................         51,662        2.99%
Certificate accounts, less than $100..........................................        722,028        4.17%
Certificate accounts, $100 or more............................................         51,264        4.07%
                                                                                -------------
    Total.....................................................................  $   3,946,272        3.36%
                                                                                -------------
                                                                                -------------

                                                                           SEPTEMBER 30,
                                                      --------------------------------------------------------
                                                                 1993                         1992
                                                      ---------------------------  ---------------------------
                                                                       WEIGHTED                     WEIGHTED
                                                         AMOUNT      AVERAGE RATE     AMOUNT      AVERAGE RATE
                                                      -------------  ------------  -------------  ------------
                                                                       (DOLLARS IN THOUSANDS)
Demand accounts.....................................  $      72,518       --       $      51,306       --
NOW accounts........................................        762,566        2.89%         691,908        2.62%
Money market deposit accounts.......................      1,196,690        3.28%       1,292,779        3.47%
Statement savings accounts..........................        941,289        3.48%         690,328        3.48%
Other deposit accounts..............................         50,277        2.99%          47,381        2.99%
Certificate accounts, less than $100................        790,806        4.33%       1,067,816        5.20%
Certificate accounts, $100 or more..................         55,877        4.18%          74,440        4.77%
                                                      -------------                -------------
    Total...........................................  $   3,870,023        3.42%   $   3,915,958        3.77%
                                                      -------------                -------------
                                                      -------------                -------------

    Interest expense on deposit accounts is composed of the following:

                                                                                    THREE MONTHS ENDED
                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1993       1992
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
NOW accounts.....................................................................  $   5,366  $   4,360
Money market deposit accounts....................................................      9,256     10,364
Statement savings accounts.......................................................      8,348      5,975
Other deposit accounts...........................................................        363        337
Certificate accounts.............................................................      8,040     12,530
                                                                                   ---------  ---------
                                                                                      31,373     33,566
Custodial accounts...............................................................         10         16
                                                                                   ---------  ---------
    Total........................................................................  $  31,383  $  33,582
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                                                                         YEAR ENDED SEPTEMBER 30,
                                                                   -------------------------------------
                                                                      1993         1992         1991
                                                                   -----------  -----------  -----------
                                                                              (IN THOUSANDS)
NOW accounts.....................................................  $    18,523  $    22,442  $    35,048
Money market deposit accounts....................................       39,430       55,384       97,323
Statement savings accounts.......................................       26,598       26,081       25,008
Other deposit accounts...........................................        1,381        1,719        2,306
Certificate accounts.............................................       41,813       75,914      120,905
                                                                   -----------  -----------  -----------
                                                                       127,745      181,540      280,590
Custodial accounts...............................................           47           81          120
                                                                   -----------  -----------  -----------
    Total........................................................  $   127,792  $   181,621  $   280,710
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    Outstanding certificate accounts at December 31, 1993 mature in the periods indicated as follows:

PERIOD ENDING
SEPTEMBER 30,                                                      (IN THOUSANDS)
- -----------------------------------------------------------------  --------------
1994.............................................................   $    454,269
1995.............................................................        198,979
1996.............................................................         42,681
1997.............................................................         24,407
1998.............................................................         36,785
1999.............................................................         16,171
                                                                   --------------
    Total........................................................   $    773,292
                                                                   --------------
                                                                   --------------

    At December 31, 1993, certificate accounts of $100 thousand or more have contractual maturities as indicated below:

                                                                      (IN THOUSANDS)
                                                                      --------------
Three months or less................................................    $   21,039
Over three months through six months................................         8,777
Over six months through 12 months...................................         7,016
Over 12 months......................................................        14,432
                                                                      --------------
    Total...........................................................    $   51,264
                                                                      --------------
                                                                      --------------

20. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS -- THE BANK
    Short-term borrowings are summarized as follows:

                                                                                        SEPTEMBER 30,
                                                              DECEMBER 31,  -------------------------------------
                                                                  1993         1993         1992         1991
                                                              ------------  -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Securities sold under repurchase agreements:
  Balance at period-end.....................................   $  189,157   $    83,151  $   446,367  $   --
  Average amount outstanding during the period..............      141,626       265,176      123,480      213,185
  Maximum amount outstanding at any month-end...............      189,157       478,534      485,067      471,062
  Amount maturing within 30 days............................      189,157        83,151      446,367      --
  Weighted average interest rate during the period..........         3.34%         3.28%        3.64%        6.96%
  Weighted average interest rate on period-end balances.....         3.41%         3.23%        3.36%     --
Other short-term borrowings:
  Balance at period-end.....................................   $    5,032   $     5,115  $     3,954  $     3,459
  Average amount outstanding during the period..............        1,615         2,212        2,918        4,021
  Maximum amount outstanding at any month-end...............        5,032         5,115        6,112        7,869
  Amount maturing within 30 days............................        5,032         5,115        3,954        3,459
  Weighted average interest rate during the period..........         2.78%         2.77%        4.03%        6.22%
  Weighted average interest rate on period-end balances.....         2.60%         3.71%        4.00%        5.34%

    The investment and mortgage-backed securities underlying the repurchase agreements had a book value, plus accrued interest, of $195.8 million at December 31, 1993. The securities underlying these agreements were delivered to the dealers who arranged the transactions. The dealers may have loaned such securities to other parties in the normal course of their operations and have agreed to resell to the Bank the identical securities at the maturities of the agreements.

    At December 31, 1993, the Bank had pledged mortgage-backed securities with a book value of $9.7 million to secure certain other borrowings.

21. BONDS PAYABLE -- THE BANK
    Bonds payable represent bonds (term and serial) issued by a local housing finance agency secured by land and two residential apartment buildings having an aggregate net book value of $26.2, $26.4 and $27.0 million at December 31, 1993, September 30, 1993 and 1992, respectively. The assets securing these bonds are included in real estate held for investment or sale.

    The term bonds amounting to $23.7 million mature November 1, 2006, and currently bear interest at 9.7%. On November 1, 1995, November 1, 1998, November 1, 2001 and November 1, 2004, the interest rate on the outstanding term bonds will be adjusted to be equal to the rate at which such bonds could be sold at par on such date. The term bonds are not redeemable prior to November 1, 1995. On or after such date, the term bonds will be redeemable, in whole or in part, at the option of the Corporations, at a redemption price equal to the principal amount redeemed plus accrued interest to the redemption date. Beginning May 1, 1995, and continuing each November 1 and May 1 thereafter, the term bonds will be subject to mandatory sinking fund redemption payments. Such payments will retire approximately 55.0% of the principal amount of the term bonds prior to November 1, 2006.

    Serial bonds amounting to $595 thousand mature from May 1, 1994 to November 1, 1994. Interest rates on these bonds are 9.30%.

    The aggregate principal payments on the bonds payable outstanding at December 31, 1993 for the next five years are summarized as follows:

PERIOD ENDING
SEPTEMBER 30,                                                         (IN THOUSANDS)
- --------------------------------------------------------------------  --------------
1994................................................................    $      290
1995................................................................           630
1996................................................................           685
1997................................................................           760
1998................................................................           830
Thereafter..........................................................        21,125
                                                                      --------------
    Total...........................................................    $   24,320
                                                                      --------------
                                                                      --------------

    Deferred debt issuance costs, net of accumulated amortization, amounted to $0.7, $0.8 and $1.1 million at December 31, 1993, September 30, 1993 and 1992, respectively, and are included in other assets in the Consolidated Balance Sheets. These amounts are being amortized using the level-yield method over the life of the related debt.

    At December 31, 1993, $3.0 million of bond proceeds were held in a restricted cash account by the trustee for the purpose of paying principal and interest on the bonds in the event that the Corporations are unable to fund payments. This amount is included in interest-bearing deposits in the Consolidated Balance Sheets.

22. NOTES PAYABLE -- THE BANK
    Notes payable bear interest at rates ranging from 8.9% to 13.0% and are due in varying installments through 2004.

    Scheduled repayments of notes payable at December 31, 1993 are as follows:

PERIOD ENDING
SEPTEMBER 30,                                                         (IN THOUSANDS)
- --------------------------------------------------------------------  --------------
1994................................................................    $      148
1995................................................................           215
1996................................................................           236
1997................................................................           260
1998................................................................           286
Thereafter..........................................................         6,732
                                                                           -------
    Total...........................................................    $    7,877
                                                                           -------
                                                                           -------

23. FEDERAL HOME LOAN BANK ADVANCES -- THE BANK
    At December 31, 1993, the Bank had $474.5 million of advances from the Federal Home Loan Bank of Atlanta ("FHLB"). The interest rates on $225.0 million of the advances adjust quarterly based primarily on the three-month London Interbank Offered Rate ("LIBOR"). At December 31, 1993, the interest rates ranged from 3.32% to 3.39%. The weighted average interest rate on

$190.0 million of advances was 3.80% and is fixed for the term of the advances. The interest rate on the remaining $59.5 million of advances was 3.18% and reprices daily. Advances with the FHLB mature in the years indicated as follows:

PERIOD ENDING
SEPTEMBER 30,                                                         (IN THOUSANDS)
- --------------------------------------------------------------------  --------------
1994................................................................   $    374,500
1995................................................................        --
1996................................................................        100,000
                                                                      --------------
      Total.........................................................   $    474,500
                                                                      --------------
                                                                      --------------

    Under a Specific Collateral Agreement with the FHLB, advances are secured by all of the Bank's FHLB stock, qualifying first mortgage loans with a total principal balance of $374.0 million and mortgage-backed securities with a book value of $342.8 million. The FHLB requires that members maintain qualifying collateral at least equal to 100% of the member's outstanding advances at all times. The collateral held by the FHLB in excess of the December 31, 1993 advances is available to secure additional advances from the FHLB, subject to its collateralization guidelines. Certain documents for each of the mortgage loans have been delivered to the FHLB pursuant to its requirements.

24. CAPITAL NOTES -- SUBORDINATED -- THE BANK
    Capital notes, which are subordinated to the interest of deposit account holders, are composed of the following:

                                                                         SEPTEMBER 30,
                                                      DECEMBER 31,  ------------------------       INTEREST
                                                          1993         1993         1992             RATE
                                                      ------------  -----------  -----------  ------------------
                                                                            (IN THOUSANDS)
Private placement:
  BACOB Savings Bank, s.c., due 1996................   $   10,000   $    10,000  $    10,000        LIBOR + 3.0%
Public placements:
  Subordinated debentures due 2002..................       --            78,500       78,500             13 1/2%
  Subordinated debentures due 2003..................       --            50,000       50,000                 15%
  Subordinated debentures due 2005..................      150,000       --           --                   9 1/4%
                                                      ------------  -----------  -----------
        Total.......................................   $  160,000   $   138,500  $   138,500
                                                      ------------  -----------  -----------
                                                      ------------  -----------  -----------

    On November 23, 1993, the Bank sold $150.0 million 9 1/4% Subordinated Debentures due 2005 (the "1993 Debentures"). The Bank received net proceeds of $143.6 million from the sale of the 1993 Debentures, of which approximately $134.2 million was used to redeem $78.5 million of debentures due in 2002 and $50.0 million of debentures due in 2003 on December 23, 1993 and December 24, 1993, respectively. The remaining net proceeds were used for general corporate purposes. The Bank incurred a loss of $6.3 million, after related income taxes, in connection with the redemption of these debentures. The OTS has approved the inclusion of the principal amount of the 1993 Debentures in the Bank's supplementary capital for regulatory capital purposes.

    The indenture pursuant to which the 1993 Debentures were sold ("the Indenture") provides that the Bank may not pay dividends on its capital stock unless, after giving effect to the dividend, no event of default shall have occurred and be continuing and the Bank is in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of (i) $15 million, (ii) 66 2/3% of the Bank's consolidated net income (as defined in the Indenture) accrued on a cumulative basis commencing on October 1, 1993 and (iii) the aggregate net cash proceeds received by the Bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments made by the Bank. Notwithstanding the above restrictions on dividends, provided no event of default has occurred or is continuing, the Indenture does not restrict the payment of dividends on the Preferred Stock or any payment-in-kind preferred stock issued in lieu of cash dividends on the Preferred Stock or the redemption of any such payment-in-kind preferred stock.

    Deferred debt issuance costs, net of accumulated amortization, amounted to $6.1, $4.9 and $5.2 million at December 31, 1993, September 30, 1993 and 1992, respectively,  and  are included  in other  assets  in the  Consolidated Balance
Sheets.

25. PREFERRED STOCK -- THE BANK
    In April 1993, the Bank sold $75.0 million of its Noncumulative Perpetual Preferred Stock, Series A ("Preferred Stock") in a private offering. Cash dividends on the Preferred Stock are payable quarterly in arrears at an annual rate of 13%. If the Board of Directors does not declare the full amount of the noncumulative cash dividend accrued in respect of any quarterly dividend period, in lieu thereof the Board of Directors will be required to declare (subject to regulatory and other restrictions) a stock dividend in the form of a new series of payment-in-kind preferred stock of the Bank (the "PIK Preferred Stock"). The material terms of any series of PIK Preferred Stock will be the same as the terms of the Preferred Stock except that (i) the annual dividend rate of the PIK Preferred Stock will be fixed at the time of its issuance by the Board of Directors in its discretion at an annual rate equal to or greater than the 13% rate on the Preferred Stock, up to a maximum annual rate of 20%, and (ii) the PIK Preferred Stock will be redeemable at any time after the date of issue at the option of the Bank. The Bank may not declare or pay any cash dividend on its common stock unless, with respect to each of the four most recent quarterly dividend periods, (i) the Bank has paid full cash dividends on the Preferred Stock or (ii) the Bank has redeemed PIK Preferred Stock of any one or more series in an aggregate dollar amount at least equal to the unpaid cash dividend for such dividend period.

    The OTS has approved the inclusion of the Preferred Stock as tier 1 or core capital and has approved the payment of dividends on the Preferred Stock, provided certain conditions are met. The Preferred Stock is not redeemable until May 1, 2003 and is redeemable thereafter at the option of the Bank. The holders of the Preferred Stock have no voting rights, except in certain limited circumstances.

    Holders of the Preferred Stock will be entitled to receive a liquidating distribution in the amount of $25 per share, plus accrued and unpaid dividends for the then-current dividend period in the event of any voluntary liquidation of the Bank, after payment of the deposit accounts and other liabilities of the Bank, and out of the assets available for distribution to shareholders. The Preferred Stock ranks superior and prior to the issued and outstanding common stock of the Bank with respect to dividend and liquidation rights.

26. RETIREMENT PLAN -- THE BANK
    The Corporations participate in a defined contribution profit sharing retirement plan (the "Plan") which covers those full-time employees who meet the requirements as specified in the Plan. The Plan, which can be modified or discontinued at any time, requires participating employees to contribute 2.0% of their compensation. Corporate contributions, which are discretionary, were three times the employee contribution prior to January 1, 1991, equal to the employee contribution from January 1, 1991 to June 30, 1992 and three times the employee contribution subsequent to June 30, 1992. Corporate contributions were $0.9, $0.8, $3.1, $1.5 and $1.5 million for the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively. There are no past service costs associated with the Plan and the Corporations have no liability under the Plan other than their current contributions. The Plan owns 4.0% of the Bank's common stock.

27. REGULATORY CAPITAL -- THE BANK
    Under FIRREA, the Bank's regulatory capital requirements at December 31, 1993 were a 1.5% tangible capital requirement, a 3.0% core capital requirement and an 8.0% risk-based capital requirement. At December 31, 1993, the Bank was in compliance with its tangible, core and risk-based regulatory capital requirements. The information below is based upon the Trust's understanding of the applicable regulations and related interpretations.

                                                                  ACTUAL                    CAPITAL REQUIREMENT
                                                         ------------------------  -------------------------------------
                                                                       AS A % OF                 AS A % OF     EXCESS
(DOLLARS IN THOUSANDS)                                     AMOUNT       ASSETS       AMOUNT       ASSETS       CAPITAL
- -------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Capital per the Bank's financial statements............  $   292,982
Adjustments for tangible and core capital:
  Intangible assets....................................      (54,234)
  Non-includable subsidiaries..........................       (6,412)
                                                         -----------
  Total tangible capital...............................      232,336       4.55%   $    76,651       1.50%   $   155,685
                                                                      -----------  -----------  -----------  -----------
                                                                      -----------  -----------  -----------  -----------
Supervisory goodwill...................................       38,325
                                                         -----------
  Total core capital (1)...............................      270,661       5.30%   $   153,301       3.00%   $   117,360
                                                         -----------  -----------  -----------  -----------  -----------
                                                                      -----------  -----------  -----------  -----------
Tier 1 risk-based capital (2)..........................      270,661       6.88%       N/A          N/A          N/A
                                                         -----------  -----------  -----------  -----------  -----------
                                                                      -----------  -----------  -----------  -----------
Adjustments for risk-based capital:
  Subordinated capital debentures......................      154,300
  Reserve for general loan losses......................       59,068
                                                         -----------
  Total supplementary capital..........................      213,368
  Excess loan loss reserves............................       (9,782)
Adjusted supplementary capital.........................      203,586
                                                         -----------
  Total available capital..............................      474,247
  Equity investments...................................      (19,584)
                                                         -----------
  Total risk-based capital.............................  $   454,663      11.56%   $   314,651       8.00%   $   140,012
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------

- ------------------------
(1) Reflects an aggregate offset of $6.3 million representing the amount of general reserves maintained against the Bank's equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a "credit" against the deductions from capital otherwise required for such investments.
(2) Under the OTS "prompt corrective action" regulations, the standards for classification as "well-capitalized" are a leverage (or "core capital") ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

    At December 31, 1993, the Bank had $30.4 million in loans to and investments in subsidiaries engaged in activities impermissible for national banks ("non-includable subsidiaries") which are required to be phased-out from all three capital requirements according to the following schedule (which reflects OTS approval of the Bank's use of a delayed phase-in period pursuant to legislation enacted in October 1992): 25% beginning July 1, 1991; 40% beginning July 1, 1994; 60% beginning July 1, 1995; and 100% beginning July 1, 1996. At December 31, 1993, the Bank also had $41.2 million in equity investments required to be phased-out from total capital for risk-based capital purposes according to the following schedule: 60% beginning July 1, 1993 and 100% beginning July 1, 1994. The OTS adopted a rule which was effective April 19, 1993, eliminating the capital deduction for equity investments that are permissible for national banks.

    As of December 31, 1993, the Bank had $51.3 million in supervisory goodwill, of which $38.3 million was included in core capital subject to a limitation of 0.75% of tangible assets. The percentage includable in core capital declines to a maximum of 0.375% and 0% of tangible assets effective January 1, 1994 and January 1, 1995, respectively.

    Under OTS "prompt corrective action" regulations which became effective on December 19, 1992, an institution is categorized as "well-capitalized" if it has a leverage ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%. The Bank's regulatory capital ratios exceeded the requirements for a well-capitalized institution at December 31, 1993.

28. TRANSACTIONS WITH RELATED PARTIES -- THE BANK

LOANS RECEIVABLE

    From time to time, in the normal course of business, the Bank may make loans to executive officers and directors, their immediate family members or companies with which they are affiliated. These loans are on substantially the same terms as similar loans with unrelated parties. An analysis of activity with respect to these loans for the three months ended December 31, 1993 is as follows:

                                                                      (IN THOUSANDS)
                                                                      --------------
Balance, September 30, 1993.........................................    $    4,302
  Additions.........................................................           607
  Collections.......................................................          (420)
                                                                           -------
Balance, December 31, 1993..........................................    $    4,489
                                                                           -------
                                                                           -------

SERVICES

    Saul Co., which is a shareholder of the Trust, and its subsidiaries provide certain services to the Corporations. These services include property management, cafeteria management, insurance brokerage and leasing. Fees for these services were $121, $154, $630, $603 and $460 thousand for three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

    The law firm in which one director of the Bank is a partner received $1.1, $1.1, $2.7, $3.0 and $3.0 million for legal services rendered to the Corporations during the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

    For the three months ended December 31, 1992, and the years ended September 30, 1993 and 1992, one of the directors of the Bank was paid $6, $28, and $25 thousand, respectively, for consulting services rendered to the Bank. Two of the directors of the Bank were paid total fees of $20 and $220 thousand for the three months ended December 31, 1993 and the year ended September 30, 1991, respectively, for consulting services.

    A director of the Bank and his wife are entitled to $125 thousand per year in supplemental retirement benefits under an agreement entered into by the Bank in 1990 in connection with the director's former employment as a Vice Chairman of the Bank. In addition, the director receives compensation under the agreement for his service as a Vice Chairman and for ongoing services provided to the Bank. Amounts paid to the director under this agreement totaled $42, $42 and $165 thousand in the three months ended December 31, 1993 and 1992, and fiscal 1993.

TAX SHARING AGREEMENT

    The Bank and the other companies in the Trust's affiliated group entered into a tax sharing agreement dated June 28, 1990, as amended (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides for payments to be made by members of the Trust's affiliated group to the Trust based on their separate company tax liabilities. The Tax Sharing Agreement also provides that, to the extent net operating losses or tax credits of a particular member are used to reduce the overall tax liability of the Trust's affiliated group, such member will be reimbursed by the other members of the affiliated group that have taxable income in an amount equal to such tax reduction. The Bank paid $4.6, $5.0 and $29.6 million to the Parent Company during the three months ended December 31, 1993 and the years ended September 30, 1993 and 1991, respectively, under the Tax Sharing Agreement. There were no tax sharing payments made to the Parent Company during the year ended September 30, 1992. OTS approval of the $4.6 and $5.0 million payment during the three months ended December 31, 1993 and fiscal 1993, respectively, was conditioned on a pledge by the Parent Company and a subsidiary of certain assets to secure certain of the Parent Company's obligations under the Tax Sharing Agreement (see Note 2). After receipt of OTS approval, the Bank made an additional tax sharing payment of $5.0 million to the Parent Company subsequent to December 31, 1993. Under the terms of the Bank's written agreement dated September 30, 1991, as amended, with the OTS, the Bank has agreed not to make any tax sharing payments to the Parent Company unless such payments are approved by the OTS. However, the Bank continues to account for income taxes in accordance with the Tax Sharing Agreement. At December 31, 1993, September 30, 1993 and 1992, the estimated tax sharing payment payable by the Bank under the Tax Sharing Agreement was $20.1, $21.9 and $13.6 million, respectively.

OTHER

    The Corporations paid $0.9, $0.9, $3.5, $3.4 and $3.9 million for office space leased from or managed by companies affiliated with the Bank or its directors during the three months ended December 31, 1993 and 1992, and the years ended September 30, 1993, 1992 and 1991, respectively.

    The Corporations owned approximately 45% of Avenel Associates Limited Partnership ("Avenel"), which owned a commercial property. The general partner in the partnership was a subsidiary of Saul Co. In August 1993, Avenel sold this property and the Bank sold two real estate properties to Saul Holdings (see Note
2), in which the Real Estate Trust owns a 21.5% interest, other affiliated entities of the Trust own a 5.5% interest and public shareholders own a 73% interest. These assets were sold at amounts that exceeded their net carrying values. During December 1993, upon payment of a final distribution to its partners, Avenel was dissolved.

29. FINANCIAL INSTRUMENTS -- THE BANK
    The Bank, in the normal course of business, is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, letters of credit and assets sold with limited recourse.

    The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

COMMITMENTS TO EXTEND CREDIT

    The Bank had $3.6 billion of outstanding commitments to extend credit at December 31, 1993. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments are subject to the Bank's normal underwriting and credit evaluation policies and procedures.

    Loans approved but not closed are commitments for fixed or adjustable rate residential loans which are secured by real estate. The Bank currently requires borrowers to obtain private mortgage insurance on all loans where the loan-to-value ratio exceeds 80%.

    To manage the potentially adverse impact of interest rate movements on its fixed-rate mortgage loan pipeline, the Bank hedges its pipeline by entering into whole loan and mortgage-backed security forward sale commitments. At December 31, 1993, the Bank had whole loan and mortgage-backed security forward sale commitments of $36.6 and $203.1 million, respectively. In addition, at December 31, 1993, the Bank had $31.4 million in mortgage-backed security forward purchase commitments related to its hedging activities.

LETTERS OF CREDIT

    Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. At December 31, 1993, the Bank had written letters of credit in the amount of $74.4 million, of which $67.5 million were issued to guarantee the performance of and irrevocably assure payment by customers under construction projects and $6.9 million were issued to assure payment of specified financial obligations of customers.

    Of the total, $29.1 million will expire in fiscal 1994 and the remainder will expire over time through fiscal 2000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Investment and mortgage-backed securities with a book value of $8.1 million were pledged as collateral for certain of these letters of credit at December 31, 1993.

RECOURSE ARRANGEMENTS

    The Bank is obligated under various recourse provisions (primarily related to credit losses) related to the securitization and sale of credit card, home equity credit line and automobile loan receivables through the asset-backed securitizations described in Note 16. At December 31, 1993, the primary recourse to the Bank was $77.0 million. As a result of recourse provisions, the Bank maintained restricted cash accounts amounting to $97.6, $125.8 and $96.2 million, at December 31, 1993, September 30, 1993 and 1992, respectively, which are included in other assets in the Consolidated Balance Sheets.

    The Bank is obligated under various recourse provisions related to the swap of single-family residential loans for participation certificates and mortgage-backed securities issued to the Bank by FHLMC and FNMA. At December 31, 1993, recourse to the Bank under these arrangements was $6.0 million. As security for the payment of funds due under the FHLMC recourse obligations, the Bank is required to post collateral. At December 31, 1993, mortgage-backed securities pledged as collateral under these obligations had a book value of $5.5 million.

CONCENTRATIONS OF CREDIT

    The  Bank's  principal  real  estate  lending  market  is  the  metropolitan
Washington, D.C. area. In addition, approximately 16.8% of the Bank's outstanding credit card loans at September 30, 1993 were generated by cardholders residing in the metropolitan Washington, D.C. area. Service industries and Federal, state and local governments employ a significant portion of the Washington, D.C. area labor force. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers.

30. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS -- THE BANK
    The majority of the Bank's assets and liabilities are financial instruments; however, certain of these financial instruments lack an available trading market. Significant estimates, assumptions and present value calculations were therefore used for the purposes of the following disclosure, resulting in a great degree of subjectivity inherent in the indicated fair value amounts. Comparability among financial institutions may be difficult due to the wide range of permitted valuation techniques and the numerous estimates and assumptions which must be made. The estimated fair values of the Bank's financial instruments at December 31, 1993 and September 30, 1993 are as follows:

                                                          DECEMBER 31, 1993               SEPTEMBER 30, 1993
                                                   -------------------------------  -------------------------------
                                                   CARRYING AMOUNT    FAIR VALUE    CARRYING AMOUNT    FAIR VALUE
                                                   ----------------  -------------  ----------------  -------------
                                                                            (IN THOUSANDS)
Financial assets:
  Cash due from banks, interest-bearing deposits
   and Federal funds sold........................  $     216,699     $     216,699  $     183,199     $     183,199
  Loans held for sale............................        211,476           213,182        176,027           179,615
  Loans held for securitization and sale.........        300,000           300,000        300,000           300,000
  Investment securities..........................          4,796             4,796          4,789             4,822
  Mortgage-backed securities.....................      1,351,066         1,351,066      1,501,192         1,528,060
  Loans receivable, net of reserve...............      2,270,629         2,327,291      1,861,753         1,938,886
  Other financial assets.........................        240,923           240,923        275,609           275,609
Financial liabilities:
  Deposit accounts with no stated maturities.....      3,172,979         3,172,979      3,023,340         3,023,340
  Deposit accounts with stated maturities........        773,293           765,812        846,683           854,398
  Securities sold under repurchase agreements and
   other short-term borrowings, bonds payable,
   notes payable and Federal Home Loan Bank
   advances......................................        700,143(1)        703,825        531,973(1)        536,831
  Capital notes -- subordinated..................        153,871(1)        161,875        133,596(1)        144,153
  Other financial liabilities....................         68,762            68,762         76,580            76,580

- ------------------------
(1) Net of deferred debt issuance costs which are included in other assets in the Consolidated Balance Sheets.

    The following methods and assumptions were used to estimate the fair value amounts at December 31, 1993 and September 30, 1993:

    CASH,   DUE  FROM   BANKS,  INTEREST-BEARING  DEPOSITS   AND  FEDERAL  FUNDS
SOLD:  Carrying amount approximates fair value.

    LOANS HELD  FOR SALE:   Fair  value is  determined using  quoted prices  for
loans,   or  securities  backed  by   loans  with  similar  characteristics,  or
outstanding commitment prices from investors.

    LOANS HELD FOR SECURITIZATION AND SALE:   The carrying value of credit  card
loans held for securitization and sale approximates fair value because such receivables are sold at face value.

    INVESTMENT SECURITIES:  Fair value is based on quoted market prices.

    MORTGAGE-BACKED SECURITIES: Fair value is based on quoted market prices, dealer quotes or estimates using dealer quoted market prices for similar securities.

    LOANS RECEIVABLE, NET OF RESERVE. Fair value of certain homogeneous groups of loans (e.g., single-family residential, non-credit card consumer loans and fixed-rate commercial and multifamily loans) is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs, or the interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality. For loans which reprice frequently at market rates (e.g., home equity, variable-rate commercial and multifamily, real estate construction and ground loans), the carrying amount approximates fair value. Because credit card receivables are generally sold at face value through the Bank's securitization program, such face value is used as the estimated fair value of these receivables. The fair value of the Bank's loan portfolio as presented above does not include the value of established credit card and home equity credit line customer relationships, or the value relating to estimated cash flows from future receivables and the associated fees generated from existing customers.

    OTHER FINANCIAL ASSETS: The carrying amount of Federal Home Loan Bank stock, accrued interest receivable, excess servicing assets, interest-bearing deposits maintained pursuant to various asset securitizations and other short-term receivables approximates fair value.

    DEPOSIT ACCOUNTS WITH NO STATED MATURITIES: Deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts, are assumed to have an estimated fair value equal to carrying value. The indicated fair value does not consider the value of the Bank's established deposit customer relationships.

    DEPOSIT ACCOUNTS WITH STATED MATURITIES: Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar maturities.

    BORROWINGS: These instruments consist of securities sold under repurchase agreements and other short-term borrowings, bonds payable, notes payable and Federal Home Loan Bank advances. For borrowings which either reprice frequently to market interest rates or are short-term in duration, the carrying amount approximates fair value. Fair value of the remaining amounts borrowed is estimated based on discounted cash flow analyses using interest rates currently charged by the lender for comparable borrowings with similar remaining maturities.

    CAPITAL NOTES-SUBORDINATED: Fair value of the 1993 Debentures is based on quoted market prices. The carrying amount of the $10.0 million private placement approximates fair value because it has a variable rate.

    OTHER  FINANCIAL LIABILITIES:   The  carrying amount  of custodial accounts,
amounts due to banks, accrued interest payable and other short-term payables approximates fair value.

    OFF-BALANCE SHEET INSTRUMENTS: There is no market value associated with the Bank's commitments to extend credit and letters of credit because any prices charged by the Bank are consistent with the prices charged by other companies for similar agreements. Fair value of forward commitments is based on the estimated amount that the Bank would pay to terminate the arrangements at the reporting date, taking into account the remaining terms of the arrangements and the counterparties' credit standing, where applicable.

31. LITIGATION -- THE BANK
    During the normal course of business, the Corporations are involved in certain litigation, including litigation arising out of the collection of loans, the enforcement or defense of the priority of their security interests, and the continued development and marketing of certain of their real estate properties. Although the amounts claimed in some of these suits in which the Corporations are defendants are material, the Corporations deny liability and, in the opinion of management, litigation which is currently pending will not have a material impact on the financial condition or future operations of the Corporations.

32. COMMITMENTS AND CONTINGENCIES -- THE TRUST
    In November 1990, the Trust was notified that the Securities and Exchange Commission (the "SEC") had initiated an informal inquiry concerning the Bank's reserves for losses on loans and related matters, and the Bank was requested to provide the SEC with certain documents relating to the Bank covering the period since October 1, 1988. The Real Estate Trust and the Bank have cooperated fully with the SEC's inquiry and, pursuant to the SEC's original request, the last set of documents was produced on February 6, 1991. On March 27, 1992, the Trust received a letter from the SEC staff seeking additional documents in connection with the inquiry. The last documents responsive to this additional request were produced on July 31, 1992. The SEC has not taken any additional action to date with respect to the inquiry. Based upon the information available to it at this time, management believes that the matter should be resolved in a manner that will not result in a material adverse financial impact on the Trust.

    The Parent Company has pledged 1,200 shares of its common stock in the Bank as security for a term loan made to Saul Co., a shareholder of the Parent Company, 3,000 shares of its common stock in the Bank as security for the Trust Note (see Note 4) and an additional 1,000 shares of its common stock in the Bank as security for a mortgage note payable to a lender.

    The Trust is involved in a number of lawsuits arising from the normal course of its business. On the basis of consultations with counsel, management does not believe that any material loss will result.

33. INCOME TAXES -- THE TRUST
    The Trust voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978.

    As discussed in Organization and Summary of Significant Accounting Policies, the Real Estate Trust adopted SFAS 109 effective October 1, 1993. For the three months ended December 31, 1992, and the fiscal years ended 1993, 1992 and 1991, the Trust accounted for income taxes under APB No. 11. The provisions for income taxes consist of the following:

                                           THREE MONTHS
                                               ENDED             YEAR ENDED SEPTEMBER 30,
                                           DECEMBER 31,     -----------------------------------
                                               1993           1993         1992         1991
                                           -------------    ---------    ---------    ---------
                                                              (IN THOUSANDS)
Federal Tax Provision (Benefit)
  Real Estate Trust
    Current.............................    $ (3,001)       $ (15,246)   $  (9,750)   $  (1,284)
    Deferred............................        (298)          --           --           --
  The Bank
    Current.............................       1,641           14,189       16,504       13,191
    Deferred............................         566            8,795       (2,937)     (11,907)
                                           -------------    ---------    ---------    ---------
      Total.............................      (1,092)           7,738        3,817       --
                                           -------------    ---------    ---------    ---------
State Tax Provision (Benefit)
  Real Estate Trust
    Current.............................           8              346           32           58
    Deferred............................         (22)
  The Bank
    Current.............................         265            3,625        5,332        4,121
    Deferred............................         133               (6)      (1,796)        (954)
                                           -------------    ---------    ---------    ---------
      Total.............................         384            3,965        3,568        3,225
                                           -------------    ---------    ---------    ---------
Total Tax Provision (Benefit)
  Real Estate Trust
    Current.............................      (2,993)         (14,900)      (9,718)      (1,226)
    Deferred............................        (320)          --           --           --
  The Bank
    Current.............................       1,906           17,814       21,836       17,312
    Deferred............................         699            8,789       (4,733)     (12,861)
                                           -------------    ---------    ---------    ---------
      Total.............................    $   (708)       $  11,703    $   7,385    $   3,225
                                           -------------    ---------    ---------    ---------
                                           -------------    ---------    ---------    ---------
Tax Effect of Other Items:
  Cumulative effect of adoption of SFAS
   109..................................    $(36,260)          --           --           --
  Extraordinary item....................      (4,143)          (7,738)      (3,817)      --
  Tax effect of net unrealized holding
   gains reported in shareholders'
   deficit..............................       4,307(1)        --              (68)      --
                                           -------------    ---------    ---------    ---------
                                            $(36,804)       $   3,965    $   3,500    $   3,225
                                           -------------    ---------    ---------    ---------
                                           -------------    ---------    ---------    ---------

- ------------------------
(1) Net unrealized holding gains on securities available-for-sale recorded in conjunction with SFAS 115 are reflected net of the related taxes in the shareholders' deficit section in the accompanying Consolidated Balance Sheets.

    On August 10, 1993 Congress passed the Tax Revenue Reconciliation Act of 1993, retroactively increasing the Federal corporate income tax rate from 34% to 35% effective January 1, 1993. As a result, the Trust's statutory income tax rate for the three months ended December 31, 1993 and the year ended September 30, 1993 is 35.00% and 34.75%, respectively.

    For the periods presented, the effective income tax rate varies from the statutory federal income tax rate because of the following factors:

                                           THREE MONTHS
                                              ENDED           YEAR ENDED SEPTEMBER 30,
                                           DECEMBER 31,    ------------------------------
                                               1993          1993       1992       1991
                                           ------------    --------   --------   --------
                                                           (IN THOUSANDS)
Real Estate Trust
  Computed tax at statutory Federal
   income tax rate......................   $    (3,532)    $(15,246)  $ (9,750)  $ (6,812)
  Increase (reduction) in taxes
   resulting from:
    Loss for which no tax benefit could
     be recognized......................       --             --         --         5,528
    Effect of interim report............           233        --         --         --
    State income taxes..................           (14)         346         32         58
                                           ------------    --------   --------   --------
      Subtotal..........................        (3,313)     (14,900)    (9,718)    (1,226)
                                           ------------    --------   --------   --------
The Bank
  Computed tax at statutory Federal
   income tax rate......................         2,181       22,188     14,759     (2,078)
  Increase (reduction) in taxes
   resulting from:
    Goodwill............................           371        --         --         --
    Purchase accounting basis
     adjustments........................       --             1,965         32      4,551
    State franchise tax effect..........           289        2,359      2,171      2,091
    Effect of interim reporting.........          (260)       --         --         --
    Other...............................            24           91        141       (113)
                                           ------------    --------   --------   --------
      Subtotal..........................         2,605       26,603     17,103      4,451
                                           ------------    --------   --------   --------
Total Company...........................   $      (708)    $ 11,703   $  7,385   $  3,225
                                           ------------    --------   --------   --------
                                           ------------    --------   --------   --------

    The deferred income tax provision (benefit) results from temporary differences between the financial reporting basis and the tax basis of the Trust's assets and liabilities. Under SFAS 109, the components of the net deferred tax asset as of December 31, 1993 were as follows:

                                                                                              REAL
                                                                                             ESTATE
GROSS DEFERRED TAX ASSETS                                                          BANK       TRUST      TOTAL
- ------------------------------------------------------------------------------  ----------  ---------  ----------
                                                                                         (IN THOUSANDS)
Provision for Losses in Excess of Deductions..................................  $   60,127  $  --      $   60,127
Property......................................................................      --          5,824       5,824
Net Operating Losses..........................................................         506      4,548       5,054
Real Estate Mortgage Investment Conduit.......................................       4,139     --           4,139
Alternative Minimum Tax Credit................................................      --          2,700       2,700
Partnership Investments.......................................................      --          1,219       1,219
Deferred Loan Fees............................................................       1,087     --           1,087
Other.........................................................................       1,445     --           1,445
                                                                                ----------  ---------  ----------
  Total.......................................................................      67,304     14,291      81,595
                                                                                ----------  ---------  ----------

GROSS DEFERRED TAX LIABILITIES
- ------------------------------------------------------------------------------
Deferred Gains................................................................      --         (8,114)     (8,114)
Net Unrealized Holding Gains..................................................     (10,899)    --         (10,899)
Depreciation..................................................................     (10,400)     1,658      (8,742)
Purchase Accounting...........................................................      --         (2,804)     (2,804)
FHLB Stock Dividends..........................................................      (4,970)    --          (4,970)
Other.........................................................................      (2,440)    --          (2,440)
                                                                                ----------  ---------  ----------
  Total.......................................................................     (28,709)    (9,260)    (37,969)
                                                                                ----------  ---------  ----------
    Net Deferred Tax Asset....................................................  $   38,595  $   5,031  $   43,626
                                                                                ----------  ---------  ----------
                                                                                ----------  ---------  ----------

    The adoption of SFAS 109 on October 1, 1993 had the effect of increasing the Trust's net deferred tax asset by approximately $33.5 million. In the opinion of management, the net deferred tax asset will be realized through projected future earnings primarily attributable to the Bank and available tax planning strategies. As indicated in the consolidated statements of operations, the Trust has achieved net income of $4.5 and $5.9 million for fiscal years 1993 and 1992, respectively. This represents substantial improvement from the loss of approximately $27.3 million in fiscal year 1991. Management believes that the positive earnings trend will continue as a result of continued improvement in the Bank's operating results and the anticipated stabilization of the Real Estate Trust's operations.

    The tax effect of each timing difference resulting in a deferred tax provision for the years ending September 30, 1993, 1992 and 1991 is as follows:

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                --------------------------------
                                                                                  1993       1992        1991
                                                                                ---------  ---------  ----------
                                                                                         (IN THOUSANDS)
Deferred loan fees............................................................  $    (938) $   2,121  $      164
Provision for loan losses less than (in excess of) deductible amounts.........     13,477     (8,493)    (25,062)
Depreciation..................................................................     (2,864)     1,610       2,587
Valuation allowances..........................................................         19         77       5,928
Delinquent interest...........................................................        960        346      (2,619)
Real estate mortgage investment conduit.......................................     (1,454)      (624)        204
State taxes...................................................................       (211)    --             324
State net operating losses....................................................     (1,577)    --           1,564
Other.........................................................................      1,377        230       4,049
                                                                                ---------  ---------  ----------
Total.........................................................................  $   8,789  $  (4,733) $  (12,861)
                                                                                ---------  ---------  ----------
                                                                                ---------  ---------  ----------

TAX SHARING AGREEMENT

    As a result of the Parent Company's increase in its equity interest in the Bank to 80% of the outstanding common stock, for federal income tax purposes the Bank became a member of the Trust's affiliated group filing consolidated federal income tax returns for taxable years and partial taxable years beginning on or after June 28, 1990. In addition, the companies in the Trust's affiliated group, including the Bank, entered into a tax sharing agreement dated June 28, 1990. See Note 28.

    At September 30, 1993, the Trust's NOL's for federal income tax purposes were approximately $11.5 million which will expire in 2008. At September 30, 1993, the Trust had a federal alternative minimum tax credit carryforward of $2.7 million.

34. SHAREHOLDERS' DEFICIT -- THE TRUST
    In July 1988, the Trust and an affiliated company, Westminster Investing Corporation ("Westminster"), jointly made a tender offer to purchase all shares of the Trust held by nonaffiliated shareholders at a price of $28 per share. By the terms of the offer, Westminster was to purchase the first 770,000 shares tendered and the Trust to purchase the remainder. Simultaneously, holders of the Trust's 6 1/2% Convertible Subordinated Debentures were notified that they could elect to convert their debentures at the conversion price of $23 per share and tender their new shares at the $28 per share purchase price in the tender offer. Debenture conversions resulted in the issuance of 556,852 shares of $1 par value per share with resulting paid-in surplus of $12.2 million. Including the newly-issued shares, 1,643,953 total shares were tendered, of which 873,953 were purchased by the Trust as treasury shares in fiscal 1988. The approximate cost of this transaction to the Trust was $25 million. At a meeting on October 24, 1988, shareholders approved a merger pursuant to which the Trust and its affiliates would acquire the remaining equity ownership of the Trust (approximately 3% of the outstanding shares) at $28 per share. In fiscal 1989, the Trust acquired an additional 161,399 shares at an approximate cost of $5 million.

    In June 1990, the Parent Company acquired from affiliated companies an additional equity interest in the Bank. The acquisition raised the Parent Company's ownership share of the Bank from 60% to 80% of the outstanding common stock. In exchange for the interest acquired, the Parent Company issued 450,000 shares of a new class of $10.50 cumulative preferred shares of beneficial interest with a par value of $1 ("preferred shares"). The transaction has been accounted for at historical cost in a manner similar to the pooling of interests method because the entities are considered to be under common control.

    In addition, the Trust acquired two real estate properties from Westminster in June 1990, and assumed the related debt of $2.5 million in exchange for 66,000 preferred shares. The transaction has been accounted for at historical cost because the entities are considered to be under common control. The debt assumed by the Trust exceeded the carrying amount of the properties by $736,000. Accordingly, this transaction had no effect on total shareholders' equity. The $736,000 excess will remain on the Real Estate Trust's balance sheet until the property is sold to an independent party. The real estate properties were included in the transfer of properties to Saul Holdings in August 1993 (See Note
2).

    At December 31, 1993 and 1992 and at September 30, 1993, 1992, and 1991, the amount of dividends in arrears on the preferred shares was $17.2 ($33.26 per share), $11.8 ($22.76 per share) $15.8 ($30.64 per share), $10.4 ($20.14 per share), and $5.0 million ($9.64 per share), respectively.

35. QUARTERLY FINANCIAL DATA (UNAUDITED) -- THE TRUST

                                                                         YEAR ENDED SEPTEMBER 30, 1993
                                                                 ----------------------------------------------
                                                                  DECEMBER     MARCH        JUNE     SEPTEMBER
                                                                 ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Real Estate Trust
  Total income.................................................  $   24,250  $   23,205  $   25,257  $   20,533
  Operating loss...............................................      (6,962)     (7,388)     (6,465)    (23,680)
The Bank
  Interest income..............................................      92,144      87,745      83,243      85,682
  Interest expense.............................................      44,988      41,188      40,281      41,061
  Provision for loan losses....................................     (27,754)    (15,207)    (12,933)     (6,619)
  Gain (loss) on real estate held for investment or sale,
   net.........................................................     (19,601)        978          38       5,863
  Gain on sales of credit card relationships, loans and
   mortgage-backed securities, net.............................      12,664       5,820       2,390      10,501
  Operating income.............................................       1,266      21,670      20,823      20,090
Total Company
  Operating income (loss) before income taxes, extraordinary
   items and minority interest.................................      (5,696)     14,282      14,358      (3,590)
  Income (loss) before extraordinary items and minority
   interest....................................................      (5,928)      9,962       8,272      (4,655)
  Extraordinary items..........................................          --       2,554       4,790         394
  Income (loss) before minority interest.......................      (5,928)     12,516      13,062      (4,261)
  Net income (loss)............................................      (6,046)      9,910       9,033      (8,424)
  Net income (loss) per common share...........................       (1.53)       1.77        1.59       (2.03)

                                                                         YEAR ENDED SEPTEMBER 30, 1992
                                                                 ----------------------------------------------
                                                                  DECEMBER     MARCH        JUNE     SEPTEMBER
                                                                 ----------  ----------  ----------  ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Real Estate Trust
  Total income.................................................  $   24,666  $   23,789  $   26,109  $   25,615
  Operating loss...............................................      (7,221)     (8,230)     (5,140)     (7,920)
The Bank
  Interest income..............................................     112,262     105,257      94,080      91,434
  Interest expense.............................................      65,451      54,309      49,282      45,719
  Provision for loan losses....................................     (27,061)    (12,990)    (34,692)    (14,319)
  Loss on real estate held for investment or sale, net.........      (3,285)     (2,525)    (43,385)     (1,454)
  Gain on sales of credit card relationships, loans and
   mortgage-backed securities, net.............................      17,710       1,447      21,843       3,259
  Operating income (loss)......................................      20,468      18,206     (21,032)     25,767
Total Company
  Operating income (loss) before income taxes, extraordinary
   items and minority interest held by affiliates..............      13,247       9,976     (26,172)     17,847
  Income (loss) before extraordinary items and minority
   interest held by affiliates.................................       6,946       5,111     (16,856)     12,312
  Extraordinary items..........................................       4,132       2,855      (7,119)      3,817
  Income (loss) before minority interest held by affiliates....      11,078       7,966     (23,975)     16,129
Net income (loss)..............................................       8,733       5,866     (21,882)     13,220
Net income (loss) per common share.............................        1.53        0.93       (4.81)       2.46

36. INDUSTRY SEGMENT INFORMATION -- THE TRUST
    Industry segment information with regard to the Real Estate Trust is presented below. For information regarding the Bank please refer to the "Banking" sections of the accompanying financial statements.

                                                           THREE MONTHS ENDED          YEAR ENDED SEPTEMBER 30,
                                                              DECEMBER 31,         ---------------------------------
                                                                  1993               1993        1992        1991
                                                          --------------------     --------    --------    ---------
                                                                                (IN THOUSANDS)
INCOME
Commercial properties.................................            $   3,723        $ 45,736    $ 51,489    $  54,035
Hotels................................................               10,682          45,385      46,628       45,769
Other.................................................                  449           2,124       2,062        2,209
                                                                 ----------        --------    --------    ---------
                                                                  $  14,854        $ 93,245    $100,179    $ 102,013
                                                                 ----------        --------    --------    ---------
                                                                 ----------        --------    --------    ---------
OPERATING PROFIT (LOSS)
Commercial properties.................................            $   1,017        $ 24,316    $ 28,531    $  28,324
Hotels................................................                1,709           7,228       7,937        5,812
Other.................................................                  839            (252)        (90)        (259)
                                                                 ----------        --------    --------    ---------
                                                                      3,565          31,292      36,378       33,877
Gain (loss) on sales of property......................           --                     184        (546)      20,308
Interest and debt expense (net of interest
 capitalized).........................................              (10,243)        (53,499)    (53,024)     (60,111)
Advisory fee, management and leasing fees -- related
 parties..............................................               (1,533)         (7,249)     (7,093)      (9,036)
General and administrative............................                 (501)         (2,119)     (4,226)      (5,073)
Abandoned development costs...........................           --                 (13,104)      --          --
Write-down of assets to net realizable value..........               (1,380)          --          --          --
                                                                 ----------        --------    --------    ---------
Operating loss........................................            $ (10,092)       $(44,495)   $(28,511)   $ (20,035)
                                                                 ----------        --------    --------    ---------
                                                                 ----------        --------    --------    ---------
IDENTIFIABLE ASSETS (AT PERIOD END)
Commercial properties:
  Operating properties................................            $  85,793        $ 87,142    $183,731    $ 186,045
  Properties under development........................           --                   --            640          669
Hotels -- operating properties........................               81,451          82,472      83,897       86,541
Other.................................................               87,596          50,942      66,110       72,833
                                                                 ----------        --------    --------    ---------
                                                                  $ 254,840        $220,556    $334,378    $ 346,088
                                                                 ----------        --------    --------    ---------
                                                                 ----------        --------    --------    ---------
DEPRECIATION
Commercial properties.................................            $   1,001        $  7,712    $  8,542    $   9,749
Hotels................................................                1,068           4,660       4,728        4,858
Other.................................................                    6              85         130          220
                                                                 ----------        --------    --------    ---------
                                                                  $   2,075        $ 12,457    $ 13,400    $  14,827
                                                                 ----------        --------    --------    ---------
                                                                 ----------        --------    --------    ---------
CAPITAL EXPENDITURES
Commercial properties:
  Operating properties................................            $     268        $  5,996    $  3,814    $   4,722
  Properties under development........................           --                   --             32           64
Hotels -- operating properties........................                  205           1,458       2,279        2,822
Other.................................................                  564              11          68          112
                                                                 ----------        --------    --------    ---------
                                                                  $   1,037        $  7,465    $  6,193    $   7,720
                                                                 ----------        --------    --------    ---------
                                                                 ----------        --------    --------    ---------

37. CONDENSED FINANCIAL STATEMENTS -- THE TRUST
    These condensed financial statements reflect the Real Estate Trust and all its consolidated subsidiaries except for the Bank which has been reflected on the equity method.

                            CONDENSED BALANCE SHEETS

                                                                                              SEPTEMBER 30,
                                                                           DECEMBER 31,  ------------------------
                                                                               1993         1993         1992
                                                                           ------------  -----------  -----------
                                                                                       (IN THOUSANDS)
ASSETS
Income-producing properties..............................................   $  224,648   $   224,982  $   350,166
Accumulated depreciation.................................................      (64,684)      (62,626)     (95,466)
                                                                           ------------  -----------  -----------
                                                                               159,964       162,356      254,700
Land parcels.............................................................       38,416        38,411       50,981
Equity investment in savings bank........................................      128,473       129,968       85,655
Cash and cash equivalents................................................        1,668         2,710          628
Other assets.............................................................       54,792        17,079       28,069
                                                                           ------------  -----------  -----------
    Total assets.........................................................   $  383,313   $   350,524  $   420,033
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------
LIABILITIES
Mortgage notes payable...................................................   $  264,914   $   264,776  $   429,968
Notes payable -- unsecured due 1992-2003.................................       39,887        38,661       50,417
Deferred gains -- real estate............................................      109,253       109,027        4,687
Other liabilities and accrued expenses...................................       38,712        37,689       37,688
                                                                           ------------  -----------  -----------
    Total liabilities....................................................      452,766       450,153      522,760
TOTAL SHAREHOLDERS' DEFICIT*.............................................      (69,453)      (99,629)    (102,727)
                                                                           ------------  -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT..............................   $  383,313   $   350,524  $   420,033
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------

- ------------------------
*See Consolidated Statements of Shareholders' Deficit

                       CONDENSED STATEMENTS OF OPERATIONS

                                                          FOR THE THREE
                                                          MONTHS ENDED       FOR THE YEAR ENDED SEPTEMBER 30,
                                                          DECEMBER 31,   ----------------------------------------
                                                              1993           1993          1992          1991
                                                          -------------  ------------  ------------  ------------
                                                                              (IN THOUSANDS)
Total income............................................   $    14,854   $     93,245  $    100,179  $    102,013
Total expenses..........................................       (25,671)      (137,256)     (127,936)     (142,144)
Equity in earnings (losses) of partnership
 investments............................................           725           (668)         (208)         (212)
Gain (loss) on sales of property........................       --                 184          (546)       20,308
                                                          -------------  ------------  ------------  ------------
Real estate operating loss..............................       (10,092)       (44,495)      (28,511)      (20,035)
Equity in earnings (losses) of savings bank.............        (3,491)        49,314        34,612        (7,166)
                                                          -------------  ------------  ------------  ------------
Total company operating income (loss)...................       (13,583)         4,819         6,101       (27,201)
Provision for income taxes (income tax benefit).........          (312)           346            32            58
                                                          -------------  ------------  ------------  ------------
Income (loss) before extraordinary item and cumulative
 effect of change in accounting principle...............       (13,271)         4,473         6,069       (27,259)
Extraordinary item: loss on early extinguishment of
 debt...................................................       --             --               (132)      --
                                                          -------------  ------------  ------------  ------------
Income (loss) before cumulative effect of change in
 accounting principle...................................       (13,271)         4,473         5,937       (27,259)
Cumulative effect of change in accounting principle.....        36,866        --            --            --
                                                          -------------  ------------  ------------  ------------
TOTAL COMPANY NET INCOME (LOSS).........................   $    23,595   $      4,473  $      5,937  $    (27,259)
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                FOR THE THREE
                                                                MONTHS ENDED    FOR THE YEAR ENDED SEPTEMBER 30,
                                                                DECEMBER 31,   ----------------------------------
                                                                    1993          1993        1992        1991
                                                                -------------  ----------  ----------  ----------
                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).............................................   $    23,595   $    4,473  $    5,937  $  (27,259)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Depreciation................................................         2,075       12,457      13,400      14,827
  Abandoned development costs.................................       --            13,104      --          --
  Write-down of real estate to net realizable value...........         1,380       --          --          --
  Loss (gain) on sales of property............................       --              (184)        546     (20,308)
  Equity in losses (earnings) of savings bank.................         3,491      (49,314)    (34,612)      7,166
  Increase in deferred tax asset..............................       (37,186)      --          --          --
  Decrease (increase) in accounts receivable and accrued
   income.....................................................          (858)          98       2,906      (1,380)
  Increase (decrease) in accounts payable and accrued
   expenses...................................................        (1,319)       7,047      11,594       5,700
  Other.......................................................         3,027        9,170        (655)      4,880
                                                                -------------  ----------  ----------  ----------
Net cash used in operating activities.........................        (5,795)      (3,149)       (884)    (16,374)
                                                                -------------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures -- properties............................        (1,037)      (7,465)     (6,193)     (7,720)
Property sales................................................       --             3,780       4,908      34,544
Equity investment in unconsolidated entities..................         4,697        4,850         (58)     28,049
Other investing activities....................................             6          836          10         458
                                                                -------------  ----------  ----------  ----------
Net cash provided by (used in) investing activities...........         3,666        2,001      (1,333)     55,331
                                                                -------------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt..................................         3,466        8,787      40,590      12,725
Repayments of long-term debt..................................        (2,102)     (24,519)    (35,747)    (52,357)
Costs of obtaining financings.................................          (277)      (1,170)     (4,674)       (577)
Proceeds from the issuance of redeemable preferred stock......       --            21,507      --          --
Dividends paid................................................       --            (1,375)     --          (1,500)
                                                                -------------  ----------  ----------  ----------
Net cash provided by (used in) financing activities...........         1,087        3,230         169     (41,709)
                                                                -------------  ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........        (1,042)       2,082      (2,048)     (2,752)
Cash and cash equivalents at beginning of period..............         2,710          628       2,676       5,428
                                                                -------------  ----------  ----------  ----------
Cash and cash equivalents at end of period....................   $     1,668   $    2,710  $      628  $    2,676
                                                                -------------  ----------  ----------  ----------
                                                                -------------  ----------  ----------  ----------

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE TRUST SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Summary........................................          4
Risk Factors and Other Considerations..........         18
Use of Proceeds................................         31
Capitalization.................................         32
The Exchange Offer.............................         33
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         40
Business.......................................         87
Trustees and Executive Officers................        130
Executive Compensation.........................        131
Security Ownership.............................        132
Related Party Transactions.....................        133
Description of the Notes.......................        137
Certain Federal Income Tax Considerations......        161
Plan of Distribution...........................        162
Legal Matters..................................        163
Experts........................................        163
Available Information..........................        163
Index to Consolidated Financial Statements.....        F-1



                                  $175,000,000


                                 EXCHANGE OFFER

                             B.F. SAUL REAL ESTATE
                                INVESTMENT TRUST

                 11 5/8% SERIES B SENIOR SECURED NOTES DUE 2002

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------


                                 APRIL 29, 1994


- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article III of the Amended and Restated Declaration of Trust of the Trust provides that no Trustee or officer of the Trust shall be liable for any action or failure to act except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, and, except as stated, Trustees and officers are entitled to be reimbursed and indemnified for all loss, expenses and outlays which they may suffer because they are Trustees or officers of the Trust.

    Section 5 of the Registration Rights Agreement dated as of March 30, 1994 among the Trust, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc., filed herewith as
Exhibit 4(c), provides that, in the case of a "shelf" registration statement of the Trust which covers the Trust's 11 5/8% Senior Secured Notes due 2002 (the "Registrable Notes"), on an appropriate form under the Securities Act of 1933 (the "Securities Act"), the holders of the Registrable Notes will indemnify the Trust, each controlling person of the Trust (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934), each Trustee of the Trust and each of the Trust's officers who signed such registration statement against certain liabilities, including liabilities under the Securities Act.

    Section 2 of the Bank Stock Registration Rights Agreement dated as of March 30, 1994 between the Trust and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), filed herewith as Exhibit 4(d), provides that, in the event common stock of Chevy Chase Bank, F.S.B. (the "Bank") is registered under the rules and regulations of the Office of Thrift Supervision (the "OTS Rules and Regulations"), the Trustee, each holder of such common stock and certain other persons will indemnify the Trust, each controlling person of the Trust (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934) and each Trustee of the Trust against certain liabilities under the OTS Rules and Regulations and other applicable securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS


       3.(a)  Amended and  Restated  Declaration  of  Trust  filed  with  the  Maryland  State
              Department of Assessments and Taxation on June 22, 1990 as filed as Exhibit 3(a)
              to Registration Statement No. 33-34930 is hereby incorporated by reference.

         (b)  Amendment  to Amended and  Restated Declaration of  Trust reflected in Secretary
              Certificate filed with the Maryland State Department of Assessments and Taxation
              on June 26, 1990 as filed on Exhibit 3(b) to Registration Statement No. 33-34930 is hereby incorporated by reference.

         (c)  Amended and Restated By-Laws of the Trust dated as of February 28, 1991 as filed as Exhibit  T3B  to  the  Trust's Form  T-3  Application  for  Qualification  of
              Indentures  under the Trust Indenture Act of  1939 (File No. 22-20838) is hereby incorporated by reference.

      *4.(a)  Indenture dated  as  of  March 30,  1994  between  the Trust  and  Norwest  Bank
              Minnesota,  National  Association, as  Trustee, including  the  form of  11 5/8%
              Series B Senior Secured Note due 2002.

       * (b)  Form of 11  5/8% Series  B Senior  Secured Note  due 2002  (included in  Exhibit
              4(a)).

       * (c)  Registration  Rights  Agreement dated  as  of March  30,  1994 among  the Trust,
              Merrill Lynch &  Co., Merrill  Lynch, Pierce,  Fenner &  Smith Incorporated  and
              Friedman, Billings, Ramsey & Co., Inc.

       * (d)  Bank  Stock Registration Rights Agreement dated as of March 30, 1994 between the
              Trust and Norwest Bank Minnesota, National Association, as Trustee.

     **5.     Opinion of Shaw,  Pittman, Potts  & Trowbridge  as to  the legality  of the  New
              Notes.

      10.(a)  Advisory  Contract with  B.F. Saul  Advisory Company  effective October  1, 1982 filed  as  Exhibit  10(a)  to  Registration  Statement  No.  2-80831  is  hereby incorporated by reference.

         (b)  Commercial  Property Leasing and Management  Agreement effective October 1, 1982 between the  Trust and  Franklin  Property Company  filed  as Exhibit  10(b)  to
              Registration Statement No. 2-80831 is hereby incorporated by reference.

         (c)  Tax  Sharing Agreement dated June 28, 1990  among the Trust, Chevy Chase Savings
              Bank F.S.B.  and  certain  of  their subsidiaries  filed  as  Exhibit  10(c)  to
              Registration Statement No. 33-34930 is hereby incorporated by reference.

         (d)  Agreement  dated  June 28,  1990 among  the Trust,  B.F. Saul  Company, Franklin
              Development  Co.,  Inc.,  The  Klingle  Corporation  and  Westminster  Investing
              Corporation  relating to the  transfer of certain shares  of Chevy Chase Savings
              Bank, F.S.B. and certain  real property to the  Trust in exchange for  preferred
              shares   of  beneficial  interest  of  the  Trust  filed  as  Exhibit  10(d)  to
              Registration Statement No. 33-34930 is hereby incorporated by reference.

         (e)  Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among  B.F.
              Saul  Company, the Trust and the  Federal Savings and Loan Insurance Corporation
              filed as Exhibit  10(e) to  the Trust's  Annual Report  on Form  10-K (File  No.
              1-7184)  for the fiscal year ended September  30, 1991 is hereby incorporated by reference.

         (f)  Written Agreement  dated  September  30,  1991  between  the  Office  of  Thrift
              Supervision  and  Chevy Chase  Savings Bank,  F.S.B. filed  on Exhibit  10(f) to
              Registration Statement No. 33-34930 is hereby incorporated by reference.

         (g)  Indenture with respect  to the Trust's  Senior Notes  Due from One  Year to  Ten
              Years  from Date of Issue as filed as Exhibit 4(a) to Registration Statement No.
              33-19909 is hereby incorporated by reference.

         (h)  First Supplemental Indenture with respect to  the Trust's Senior Notes due  from
              One Year to Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's
              Form  T-3 Application for Qualification of  Indentures under the Trust Indenture
              Act of 1939 (File No. 22-20838) is hereby incorporated by reference.

         (i)  Indenture with respect  to the Trust's  Senior Notes  due from One  Year to  Ten
              Years  from Date of Issue as filed as Exhibit 4(a) to Registration Statement No.
              33-9336 is hereby incorporated by reference.

         (j)  Fourth Supplemental Indenture with respect to the Trust's Senior Notes due  from
              One  Year  to  Ten  Years  from  Date of  Issue  as  filed  as  Exhibit  4(a) to
              Registration Statement No. 2-95506 is hereby incorporated by reference.

         (k)  Third Supplemental Indenture with respect to  the Trust's Senior Notes due  from
              One  Year  to  Ten  Years  from  Date of  Issue  as  filed  as  Exhibit  4(a) to
              Registration Statement No. 2-91126 is hereby incorporated by reference.

         (l)  Second Supplemental Indenture with respect to the Trust's Senior Notes due  from
              One  Year  to  Ten  Years  from  Date of  Issue  as  filed  as  Exhibit  4(a) to
              Registration Statement No. 2-80831 is hereby incorporated by reference.

         (m)  Supplemental Indenture with  respect to the  Trust's Senior Notes  due from  One
              Year  to Ten Years from  Date of Issue as filed  as Exhibit 4(a) to Registration
              Statement No. 2-68652 is hereby incorporated by reference.

         (n)  Indenture with respect to  the Trust's Senior  Notes due from  One Year to  Five
              Years  from Date  of Issue  as filed  as Exhibit  T-3C to  the Trust's  Form T-3
              Application for Qualification  of Indentures  under the Trust  Indenture Act  of
              1939 (File No. 22-10206) is hereby incorporated by reference.

         (o)  Amendments  to Commercial Property Leasing  and Management Agreement between the
              Trust and Franklin Property Company dated as of December 31, 1992 (Amendment No.
              5), July 1, 1989 (Amendment No. 4),  October 1, 1986 (Amendment No. 3),  January
              1,  1985 (Amendment No. 2)  and July 1, 1984 (Amendment  No. 1) filed as Exhibit
              10(o)  to  Registration  Statement  No.  33-34930  is  hereby  incorporated   by
              reference.

         (p)  Advisory  Contract between B.F.  Saul Advisory Company  and Dearborn Corporation
              dated as of December 31, 1992  filed as Exhibit 10(p) to Registration  Statement
              No. 33-34930 is hereby incorporated by reference.

         (q)  Commercial   Property   Leasing  and   Management  Agreement   between  Dearborn
              Corporation and Franklin Property Company dated as of December 31, 1992 filed as
              Exhibit 10(q) to Registration Statement  No. 33-34930 is hereby incorporated  by reference.

         (r)  Registration  Rights and  Lock-Up Agreement dated  August 26, 1993  by and among
              Saul Centers, Inc. and  the Trust, Westminster  Investing Corporation, Van  Ness
              Square  Corporation, Dearborn Corporation, Franklin  Property Company and Avenel
              Executive Park Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement
              No. 33-64562 is hereby incorporated by reference.

         (s)  Exclusivity and Right  of First Refusal  Agreement dated August  26, 1993  among
              Saul  Centers,  Inc.,  the  Trust, B.  F.  Saul  Company,  Westminster Investing
              Corporation, Franklin Property Company, Van  Ness Square Corporation, and  Chevy
              Chase  Savings Bank, F.S.B.  as filed as Exhibit  10.7 to Registration Statement
              No. 33-64562 is hereby incorporated by reference.

         (t)  Reimbursement Agreement dated as of August  26, 1993 by and among Saul  Centers,
              Inc.,  Saul Holdings Limited Partnership, Saul Subsidiary I Limited Partnership,
              Saul Subsidiary II Limited  Partnership, Avenel Executive  Park Phase II,  Inc.,
              Franklin  Property Company,  Westminister Investing Corporation  Van Ness Square
              Corporation, Dearborn  Corporation  and the  Trust  filed as  Exhibit  10(t)  to
              Registration Statement No. 33-34930 is hereby incorporated by reference.

         (u)  Amendment  to Written  Agreement dated  October 29,  1993 between  the Office of
              Thrift Supervision and Chevy Chase Savings  Bank, F.S.B. filed as Exhibit  10(u)
              to Registration Statement No. 33-34930 is hereby incorporated by reference.

         (x)  Indenture  dated as of September  1, 1992 with respect  to the Trust's Notes due from One to Ten Years from Date  of Issue filed as Exhibit 4(a) to  Registration
              Statement No. 33-34930 is hereby incorporated by reference.

     *12.     Statement re: Computation of Ratio of Earnings to Fixed Charges.

     *21.     Subsidiaries of the Trust.

    **23.(a)  Consent of Stoy, Malone & Company, P.C.

      ** (b)  Consent of Arthur Andersen & Co.

      ** (c)  Consent of Shaw, Pittman, Potts & Trowbridge (included in Exhibit 5).

     *24.     Power of Attorney (included in signature page II-5).

     *25.     Statement of Eligibility of Norwest Bank Minnesota, National Association on Form
              T-1.

    **99.1    Form of Letter of Transmittal.

    **99.2    Form of Notice of Guaranteed Delivery.

- ------------------------
 * Filed previously.
** Filed herewith.

  (b) FINANCIAL STATEMENT SCHEDULES


*Schedule III  --         Condensed Financial Information -- Years ended September 30, 1993, 1992, and 1991.
*Schedule X    --         Consolidated Schedule of Supplementary Income Statement Information --
                           Years ended September 30, 1993, 1992, 1991.
*Schedule XI   --         Consolidated Schedule of Investment Properties -- September 30, 1993.


- ------------------------

*   Filed previously.


ITEM 22.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chevy Chase, Maryland on this the 27th day of April 1994.


                                          B.F. SAUL REAL ESTATE
                                          INVESTMENT TRUST

                                          By        /s/ B. FRANCIS SAUL II

                                          --------------------------------------
                                                     B. Francis Saul II
                                                    CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated below on this 27th day of April 1994.


                      SIGNATURE                                                 CAPACITY
- ------------------------------------------------------  ---------------------------------------------------------
                /s/ B. FRANCIS SAUL II
     -------------------------------------------        Trustee, Chairman of the Board and Principal Executive
                  B. Francis Saul II                     Officer
              /s/ STEPHEN R. HALPIN, JR.
     -------------------------------------------        Chief Financial Officer
                Stephen R. Halpin, Jr.
                 /s/ ROSS E. HEASLEY
     -------------------------------------------        Principal Accounting Officer
                   Ross E. Heasley
              /s/ GARLAND J. BLOOM, JR.
     -------------------------------------------        Trustee
                Garland J. Bloom, Jr.
               /s/ GILBERT M. GROSVENOR
     -------------------------------------------        Trustee
                 Gilbert M. Grosvenor
              /s/ GEORGE M. ROGERS, JR.
     -------------------------------------------        Trustee
                George M. Rogers, Jr.
                 /s/ JOHN R. WHITMORE
     -------------------------------------------        Trustee
                   John R. Whitmore

  EXHIBITS                                             DESCRIPTION                                              PAGE
- ------------  ---------------------------------------------------------------------------------------------     -----
     3.  (a)  Amended  and  Restated Declaration  of  Trust filed  with  the Maryland  State  Department of
              Assessments and Taxation on June 22, 1990 as filed as Exhibit 3(a) to Registration  Statement
              No. 33-34930 is hereby incorporated by reference.

         (b)  Amendment  to Amended  and Restated Declaration  of Trust reflected  in Secretary Certificate filed with the  Maryland State Department  of Assessments and  Taxation on June  26, 1990  as
              filed  on  Exhibit 3(b)  to Registration  Statement  No. 33-34930  is hereby  incorporated by reference.

         (c)  Amended and Restated By-Laws of the Trust dated  as of February 28, 1991 as filed as  Exhibit
              T3B  to the  Trust's Form  T-3 Application  for Qualification  of Indentures  under the Trust
              Indenture Act of 1939 (File No. 22-20838) is hereby incorporated by reference.

    *4.  (a)  Indenture dated as of March 30, 1994  between the Trust and Norwest Bank Minnesota,  National
              Association, as Trustee, including the form of 11 5/8% Series B Senior Secured Note due 2002.

     *   (b)  Form of 11 5/8% Series B Senior Secured Note due 2002 (included in Exhibit 4(a)).

     *   (c)  Registration  Rights Agreement dated  as of March 30,  1994 among the  Trust, Merrill Lynch &
              Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co.,
              Inc.

     *   (d)  Bank Stock Registration Rights  Agreement dated as  of March 30, 1994  between the Trust  and
              Norwest Bank Minnesota, National Association, as Trustee.

   **5.       Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the New Notes.

    10.  (a)  Advisory  Contract with B.F. Saul Advisory Company effective October 1, 1982 filed as Exhibit
              10(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.

         (b)  Commercial Property Leasing and  Management Agreement effective October  1, 1982 between  the
              Trust  and Franklin  Property Company  filed as Exhibit  10(b) to  Registration Statement No.
              2-80831 is hereby incorporated by reference.

         (c)  Tax Sharing Agreement dated June  28, 1990 among the Trust,  Chevy Chase Savings Bank  F.S.B.
              and  certain  of their  subsidiaries filed  as  Exhibit 10(c)  to Registration  Statement No.
              33-34930 is hereby incorporated by reference.

         (d)  Agreement dated June 28, 1990 among the  Trust, B.F. Saul Company, Franklin Development  Co.,
              Inc.,  The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Savings Bank, F.S.B. and certain real property to the  Trust in  exchange for preferred shares of beneficial interest  of the Trust filed as Exhibit 10(d)
              to Registration Statement No. 33-34930 is hereby incorporated by reference.

         (e)  Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal  Savings and Loan Insurance Corporation  filed as Exhibit 10(e)  to the  Trust's Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September
              30, 1991 is hereby incorporated by reference.

         (f)  Written Agreement dated September 30, 1991 between the Office of Thrift Supervision and Chevy
              Chase Savings Bank, F.S.B. filed on Exhibit  10(f) to Registration Statement No. 33-34930  is
              hereby incorporated by reference.

         (g)  Indenture  with respect to the Trust's Senior Notes Due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a) to  Registration  Statement  No.  33-19909  is  hereby incorporated by reference.

  EXHIBITS                                             DESCRIPTION                                              PAGE
- ------------  ---------------------------------------------------------------------------------------------     -----
         (h)  First  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust's Form T-3 Application for
              Qualification of Indentures  under the Trust  Indenture Act  of 1939 (File  No. 22-20838)  is
              hereby incorporated by reference.

         (i)  Indenture  with respect to the Trust's Senior Notes due  from One Year to Ten Years from Date of Issue  as  filed  as  Exhibit  4(a)  to  Registration  Statement  No.  33-9336  is  hereby incorporated by reference.

         (j)  Fourth  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-95506
              is hereby incorporated by reference.

         (k)  Third  Supplemental Indenture with respect  to the Trust's Senior Notes  due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-91126
              is hereby incorporated by reference.

         (l)  Second  Supplemental Indenture with respect to the Trust's  Senior Notes due from One Year to
              Ten Years from Date of Issue as filed  as Exhibit 4(a) to Registration Statement No.  2-80831
              is hereby incorporated by reference.

         (m)  Supplemental  Indenture with  respect to the  Trust's Senior Notes  due from One  Year to Ten
              Years from Date of Issue  as filed as Exhibit 4(a)  to Registration Statement No. 2-68652  is
              hereby incorporated by reference.

         (n)  Indenture  with respect to the Trust's Senior Notes due from One Year to Five Years from Date of Issue as filed as  Exhibit T-3C to the Trust's  Form T-3 Application for Qualification  of
              Indentures  under the Trust Indenture Act of  1939 (File No. 22-10206) is hereby incorporated by reference.

         (o)  Amendments to Commercial  Property Leasing  and Management  Agreement between  the Trust  and
              Franklin  Property Company  dated as  of December 31,  1992 (Amendment  No. 5),  July 1, 1989
              (Amendment No. 4), October 1, 1986 (Amendment No.  3), January 1, 1985 (Amendment No. 2)  and
              July  1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930
              is hereby incorporated by reference.

         (p)  Advisory Contract between  B.F. Saul Advisory  Company and Dearborn  Corporation dated as  of
              December  31, 1992 filed  as Exhibit 10(p)  to Registration Statement  No. 33-34930 is hereby incorporated by reference.

         (q)  Commercial Property  Leasing  and  Management  Agreement  between  Dearborn  Corporation  and
              Franklin  Property  Company  dated  as  of  December  31,  1992  filed  as  Exhibit  10(q) to
              Registration Statement No. 33-34930 is hereby incorporated by reference.

         (r)  Registration Rights and Lock-Up Agreement  dated August 26, 1993  by and among Saul  Centers,
              Inc.  and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn
              Corporation, Franklin Property Company and Avenel Executive  Park Phase II, Inc. as filed  as
              Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.

         (s)  Exclusivity  and Right of First  Refusal Agreement dated August  26, 1993 among Saul Centers,
              Inc., the Trust,  B. F. Saul  Company, Westminster Investing  Corporation, Franklin  Property
              Company,  Van  Ness Square  Corporation, and  Chevy Chase  Savings Bank,  F.S.B. as  filed as
              Exhibit 10.7 to Registration Statement No. 33-64562 is hereby incorporated by reference.

  EXHIBITS                                             DESCRIPTION                                              PAGE
- ------------  ---------------------------------------------------------------------------------------------     -----
         (t)  Reimbursement Agreement dated as  of August 26,  1993 by and among  Saul Centers, Inc.,  Saul
              Holdings  Limited  Partnership, Saul  Subsidiary I  Limited  Partnership, Saul  Subsidiary II
              Limited Partnership,  Avenel  Executive  Park  Phase II,  Inc.,  Franklin  Property  Company,
              Westminister  Investing Corporation Van Ness Square Corporation, Dearborn Corporation and the
              Trust filed as Exhibit 10(t) to Registration Statement No. 33-34930 is hereby incorporated by reference.

         (u)  Amendment to  Written  Agreement  dated  October  29,  1993  between  the  Office  of  Thrift
              Supervision  and Chevy  Chase Savings  Bank, F.S.B.  filed as  Exhibit 10(u)  to Registration
              Statement No. 33-34930 is hereby incorporated by reference.

         (x)  Indenture dated as of September 1, 1992 with respect to the Trust's Notes due from One to Ten
              Years from Date  of Issue filed  as Exhibit 4(a)  to Registration Statement  No. 33-34930  is
              hereby incorporated by reference.

   *12.       Statement re: Computation of Ratio of Earnings to Fixed Charges.

   *21.       Subsidiaries of the Trust.

  **23.  (a)  Consent of Stoy, Malone & Company, P.C.

    **   (b)  Consent of Arthur Andersen & Co.

    **   (c)  Consent of Shaw, Pittman, Potts & Trowbridge (included in Exhibit 5).

   *24.       Power of Attorney (included in signature page II-5).

   *25.       Statement of Eligibility of Norwest Bank Minnesota, National Association on Form T-1.

  **99.1      Form of Letter of Transmittal.

  **99.2      Form of Notice of Guaranteed Delivery.

- ------------------------
 * Filed previously.
** Filed herewith.